Exhibit 10.4

MASTER FUNDING AND DEVELOPMENT AGREEMENT

BETWEEN

MPT OPERATING PARTNERSHIP, L.P.

(“MPT”)

AND

FIRST CHOICE ER, LLC

(“FIRSTCHOICE”)

DATED AS OF JUNE 11, 2013

ARTICLE I DEFINED TERMS		2

1.1.	Certain Defined Terms	2
1.2.	Interpretation; Terms Generally	9

ARTICLE II FUNDING AND DEVELOPMENT		9

2.1.	Funding and Development	9
2.2.	Selection of Real Properties	10
2.3.	Commitment Fee	10

ARTICLE III PURCHASE AND SALE OF ASSETS; PURCHASE PRICE		11

3.1.	Purchase and Sale of Assets	11
3.2.	No Assumption of Liabilities	12
3.3.	Project Purchase Price	12
3.4.	Taxes, Rentals, Utilities	12

ARTICLE IV REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE FIRSTCHOICE PARTIES		13

4.1.	Organization	13
4.2.	Authorization; Enforcement	13
4.3.	Absence of Conflicts	14
4.4.	Consents and Approvals	14
4.5.	Financial Statements	14
4.6.	No Undisclosed Liabilities; Guaranties	15
4.7.	Absence of Changes	15
4.8.	Reserved	15
4.9.	Taxes	15
4.10.	Litigation	16
4.11.	Contracts, Obligations and Commitments	16
4.12.	Permits	17
4.13.	Compliance with Law	17
4.14.	Brokers	17
4.15.	Agreements with Affiliates and Certain Other Persons	17
4.16.	Patriot Act Compliance	17
4.17.	Representations Complete	18

ARTICLE V REPRESENTATIONS AND WARRANTIES BY MPT		18

5.1.	Organization	18
5.2.	Authorization; Enforcement, Absence of Conflicts	18

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5.3.	Binding Agreement	19
5.4.	Litigation	19
5.5.	Brokers	19
5.6.	Compliance with Law	19
5.7.	Patriot Act Compliance	19
5.8.	Representations Complete	20

ARTICLE VI PRE-CLOSING COVENANTS		20

6.1.	No Shop	20
6.2.	Access; Confidentiality	20
6.3.	Schedule Updates	21
6.4.	Conduct of Business by FirstChoice Parties	22
6.5.	Cooperation	23
6.6.	Regulatory and other Authorizations, Notices and Consents	23
6.7.	Mutual Covenants	23

ARTICLE VII CLOSING CONDITIONS		23

7.1.	Conditions to the Obligations of FirstChoice	23
7.2.	Conditions to the Obligations of MPT	24

ARTICLE VIII CLOSINGS		25

8.1.	Applicable Closing Dates	25
8.2.	FirstChoice Parties’ Closing Date Deliverables	26
8.3.	MPT Parties’ Closing Date Deliverables	28

ARTICLE IX TERMINATION		28

9.1.	Termination	28
9.2.	Notice and Effect	29

ARTICLE X CERTAIN POST-CLOSING COVENANTS		29

10.1.	HIPAA Compliance	29
10.2.	Post-Closing Access to Information	29
10.3.	Real Estate Contract Indemnification	29
10.4.	Joinder of New Projects	30

ARTICLE XI INDEMNIFICATION		30

11.1.	FirstChoice Parties’ Agreement to Indemnify	30
11.2.	MPT’s Agreement to Indemnify	31
11.3.	Notification and Defense of Claims	32
11.4.	Investigations	33

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11.5.	Exclusive Remedy	33

ARTICLE XII DISPUTE RESOLUTION		33

12.1.	Governing Law	33
12.2.	Jurisdiction and Venue	34
12.3.	Waiver of Jury Trial	34

ARTICLE XIII MISCELLANEOUS		35

13.1.	Assignment	35
13.2.	Notice	35
13.3.	Calculation of Time Period	36
13.4.	Captions	36
13.5.	Entire Agreement; Modification	36
13.6.	Schedules and Exhibits	37
13.7.	Further Assurances	37
13.8.	Counterparts	37
13.9.	Expenses	37
13.10.	Public Announcements	37
13.11.	Right to Specific Performance	38
13.12.	Binding Effect; No-Third Party Beneficiaries	38
13.13.	Construction	38
13.14.	Joint and Several Obligations	38

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Note: Material has been omitted from this agreement pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed asterisk (“[*]”).

MASTER FUNDING AND DEVELOPMENT AGREEMENT

THIS MASTER FUNDING AND DEVELOPMENT AGREEMENT (this “Agreement”) is made and entered into as of June 11, 2013 by and between MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“MPT”); and FIRST CHOICE ER, LLC, a Texas limited liability company (“FirstChoice”).

W I T N E S S E T H:

WHEREAS, FirstChoice is in the business of owning, operating and managing freestanding emergency room facilities (such business together with all related activities incident thereto, the “Business”);

WHEREAS, FirstChoice and MPT are parties to that certain Letter of Intent dated as of October 17, 2012 (the “Letter of Intent”);

WHEREAS, the Parties intend that this Agreement shall address the future acquisition, funding, development and leasing of New Projects (as herein defined);

WHEREAS, the parties desire to provide for (a) the acquisition by affiliates of MPT (each, an “MPT Lessor”) of each Real Property (as herein defined) from the applicable Unrelated Seller (as herein defined); (b) the addition of each Real Property and the to-be constructed Improvements (as defined herein) to the Master Lease (as herein defined) and the leasing of the same to affiliates of FirstChoice (each, a “FirstChoice Lessee”) thereunder; (c) the funding and development of each New Project (as herein defined) pursuant to a Project Development Agreement (as herein defined), with the applicable MPT Lessor having the responsibility to provide the funding for, and the applicable FirstChoice Lessee and any applicable developer (each, a “Developer”) being responsible for the oversight and supervision of, the development and construction of the to-be constructed Improvements necessary for the operation of each Facility (as herein defined), in each case upon the terms and conditions hereafter set forth;

WHEREAS, it is the desire and intent of the parties that all obligations of FirstChoice and the other FirstChoice Parties (as herein defined) under and in accordance with this Agreement, on the one hand, and the obligations of the FirstChoice Parties under the Master Lease, the Project Development Agreements and the other FirstChoice Instruments (as herein defined) and any and all other instruments and agreements now or hereafter executed by FirstChoice and other FirstChoice Parties in connection with any of the foregoing, on the other hand, shall be cross-defaulted, cross-guaranteed and cross-collateralized; and

WHEREAS, as security for certain obligations under the Master Lease, the Project Development Agreements and the other agreements entered into in connection therewith, FirstChoice has agreed to guarantee certain of such obligations pursuant to the Guaranty (as herein defined).

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINED TERMS

1.1.                            Certain Defined Terms. Capitalized terms used herein shall have the respective meanings ascribed to them in this Section 1.1.

“Affiliate” means with respect to any Person (a) any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any other Person that owns, beneficially, directly or indirectly, 10% or more of the outstanding capital stock, shares or equity interests of such Person, or (c) any officer, director, employee, partner, member, manager or trustee of such Person or any Person controlling, controlled by or under common control with such Person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such Person). For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Closing” has the meaning set forth in Section 8.1.

“Applicable Closing Date” has the meaning set forth in Section 8.1.

“Assets” shall have the meaning set forth in Section 3.1.

“Balance Sheets” has the meaning set forth in Section 4.5.

“BOA” means Bank of America, N.A.

“Business” has the meaning set forth in the recitals hereof.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday observed by the federal government of the United States, nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

“Claim” has the meaning set forth in Section 4.11(a).

“Closing Costs” shall mean the actual out-of-pocket costs and expenses incurred by FirstChoice, MPT and/or their respective Affiliates in connection with the acquisition of each Real Property, including without limitation, transfer taxes, title and survey costs, escrow fees,

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attorneys’ fees, brokerage commissions and fees of third party consultants, provided that any of the foregoing included in the definition of Pursuit Costs shall not be included.

“Commitment Fee” has the meaning set forth in Section 2.3.

“Commitment Period” has the meaning set forth in Section 2.2.

“Confidentiality Agreement” has the meaning set forth in Section 6.2(b).

“Cost Overrun Guaranty” means, in connection with each New Project, that certain Cost Overrun Guaranty in the form of Exhibit A to be executed by FirstChoice in favor of MPT and the applicable MPT Lessor guaranteeing the matters described therein, as the same may be modified, amended or restated from time to time.

“Developer” has the meaning set forth in the recitals hereof.

“Development Contracts” has the meaning set forth in Section 4.11(a).

“Direct Sale Alternative” has the meaning set forth in Section 3.1.

“Earnest Money Deposits” means all deposits of earnest money made by any FirstChoice Party under or pursuant to the Real Estate Contracts.

“Equity Constituents” means, with respect to any Person, as applicable, the members, general or limited partners, shareholders, stockholders or other Persons, however designated, who are the owners of the issued and outstanding equity or ownership interests of such Person.

“Excluded Liabilities” has the meaning set forth in Section 3.2.

“Exclusivity Exception” has the meaning set forth in Section 2.1.

“Expense Deposit” has the meaning set forth in Section 13.9.

“Facility” or “Facilities” means the free-standing emergency care facility to be constructed and operated on each Real Property.

“Final Approval Information” has the meaning set forth in Section 2.2(b).

“Final Closing” has the meaning set forth in Section 8.1.

“Financial Statements” has the meaning set forth in Section 4.5.

“FirstChoice” has the meaning set forth in the preamble hereof.

“FirstChoice Buyer” means the buyer under the Real Estate Contracts.

“FirstChoice Damages” has the meaning set forth in Section 11.2(a).

“FirstChoice Indemnified Parties” has the meaning set forth in Section 11.2(a).

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“FirstChoice Indemnity Period” has the meaning set forth in Section 11.2(b).

“FirstChoice Instruments” means this Agreement, the Master Lease, the Project Development Agreement, as well as all documents, agreements and instruments executed by FirstChoice or any other FirstChoice Party which are necessary to give effect thereto.

“FirstChoice Lessees” has the meaning set forth in the recitals hereof.

“FirstChoice Parties” means FirstChoice, FirstChoice Buyer and the FirstChoice Lessees.

“First Closing” means the first Applicable Closing under this Agreement.

“Fixtures” means all permanently affixed equipment, machinery, fixtures, and other items of real property, including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and built-in vacuum, cable transmission, oxygen and similar systems, all of which, to the greatest extent permitted by law, are hereby deemed by the parties to constitute real estate, together with all replacements, modifications, alterations and additions thereto.

“GAAP” means United States generally accepted accounting principles as in effect from time to time. Any accounting term used herein and not specifically defined herein shall be construed in accordance with GAAP.

“Governing Documents” means, with respect to any Person, as applicable, such Person’s charter, articles or certificate of incorporation, formation or organization, bylaws or other documents or instruments which establish and/or set forth the rules, procedures and rights with respect to such Person’s governance, including, without limitation, any stockholders, limited liability company, operating or partnership agreement related to such Person, in each case as amended, restated, supplemented and/or modified and in effect as of the relevant date.

“Governmental Body” means any United States federal, state or local government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, court, tribunal or judicial or arbitral body, in each case of competent jurisdiction, including the Securities and Exchange Commission.

“Guaranty” means that certain Guaranty in the form of Exhibit B, to be executed by FirstChoice in favor of the MPT Parties guaranteeing the matters described therein, as the same may be modified, amended or restated from time to time.

“HIPAA” has the meaning set forth in Section 10.1.

“Improvements” means, with respect to each Real Property, all buildings, improvements, structures and Fixtures located or to be constructed thereon, including, without limitation, landscaping, parking lots and structures, roads, drainage and all above ground and underground

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utility structures, equipment systems and other so-called “infrastructure” improvements and any appurtenances thereto.

“Indebtedness” of any Person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of any such Person: (i) in respect of borrowed money (whether secured or unsecured), (ii) under conditional sale or other title retention agreements relating to property or services purchased and/or sold by such Person, (iii) evidenced by bonds, notes, debentures or similar instruments, (iv) for the payment of money relating to a capitalized lease obligation, (v) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit, (vi) pursuant to any guarantee, or (vii) secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) a Lien on the assets or property of such Person, and (b) all liabilities and obligations of others of the kind described in the preceding clause (a) and otherwise that (i) such Person is responsible or liable for, directly or indirectly, as obligor, guarantor, surety or otherwise, or (ii) which are secured by a Lien on any of the assets or property of such Person.

“Indemnified Party” has the meaning set forth in Section 11.3(a).

“Indemnifying Party” has the meaning set forth in Section 11.3(a).

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date of the First Closing, between the existing MPT Parties and BOA, as Administrative Agent for itself and other lenders, relating to FirstChoice and its subsidiaries, as the same may be modified, amended or restated from time to time.

“Joinder Agreement” has the meaning set forth in Section 10.4.

“Knowledge,” “to the knowledge” “best knowledge of” or similar words or phrases means, with respect to any Person, such Person’s actual knowledge of a particular fact or matter if (a Person’s “Knowledge Group”), (a) in the case of FirstChoice, the then acting President and Chief Executive Officer, Chief Financial Officer, Chief Development Officer or Vice President of Strategic Initiatives has actual knowledge of such fact or matter, or in the case of MPT, R. Steven Hammer, Executive Vice President and CFO, or Emmett McLean, Executive Vice President and COO, has actual knowledge of such fact or matter; or (b) any of such Person’s Knowledge Group would be expected to discover or otherwise become aware of such fact or matter after conducting a reasonably diligent inquiry.

“Knowledge Group” has the meaning set forth in the definition of Knowledge.

“Law” means any federal, state or local statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof by a Governmental Body or otherwise, including, without limitation, any judicial or administrative order, consent, writ, decree, determination or judgment.

“Letter of Intent” has the meaning set forth in the recitals hereof.

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“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, lien (statutory or otherwise) or preference, security interest, restriction or other encumbrance of any kind or nature whatsoever.

“Management Agreement” means any property management agreement or similar agreement whereby a Person is engaged to provide management services with respect to a Facility.

“Master Lease” means that certain Master Lease Agreement in substantially the same form as attached hereto as Exhibit C, to be executed by and among the MPT Lessors and the FirstChoice Lessees, as the same may be modified, amended or restated from time to time.

“Material Adverse Effect” means, with respect to any Person, any change, event(s), occurrence(s) or effect(s), whether direct or indirect, that, both before and after giving effect to the transactions contemplated by this Agreement, reasonably would be expected to, individually or in the aggregate, have a material adverse effect on (a) the business, properties, results of operations, assets, revenue, income, prospects or condition (financial or otherwise) of, or the ability to timely satisfy the obligations or liabilities (whether absolute or contingent) of such Person, or (b) the ability of such Person to perform its obligations under, and/or consummate the transactions contemplated by, this Agreement within the time period specified herein. For avoidance of doubt and without limiting the generality of the foregoing, any adverse effect on a Person that results, or that reasonably would be expected to result, in damages or costs in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) shall constitute a Material Adverse Effect with respect to such Person.

“Material Contracts” has the meaning set forth in Section 4.11(b).

“Maximum Funding Amount” has the meaning set forth in Section 2.1.

“MPT Indemnified Parties” has the meaning set forth in Section 11.1(a).

“MPT Guaranty” means that certain Guaranty in the form of Exhibit D, to be executed by MPT in favor of FirstChoice guaranteeing the MPT Lessors’ funding obligations with respect to the New Projects, as the same may be modified, amended or restated from time to time.

“MPT Lessors” has the meaning set forth in the recitals hereof.

“MPT Parties” means MPT and the MPT Lessors.

“MPT Party Damages” has the meaning set forth in Section 11.1(a).

“MPT Party Indemnity Period” has the meaning set forth in Section 11.1(b).

“New Closing Certificate” has the meaning set forth in Section 7.2(m).

“New Party” has the meaning set forth in Section 10.4.

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“New Project” means the acquisition and development of a Real Property as a new Facility in accordance with the terms of this Agreement and the applicable Project Development Agreement.

“Non-Permissible Assignee” has the meaning set forth in Section 13.1.

“OFAC” has the meaning set forth in Section 4.14(a).

“Ordinary Course of Business” means, with respect to any Person, any action that is consistent with the fundamental business model of such Person.

“Partial Assignment” has the meaning set forth in Section 3.1.

“Patriot Act” has the meaning set forth in Section 4.14(a).

“Permitted Exceptions” has the meaning ascribed thereto in the applicable Real Estate Contract with respect to each Real Property.

“Permits” has the meaning set forth in Section 4.12.

“Person” means an individual, a corporation, a limited liability company, a general or limited partnership, an unincorporated association, a joint venture, a Governmental Body or another entity or group.

“Project Development Agreement” means, in connection with each New Project, a Project Funding and Development Agreement in substantially the form attached hereto as Exhibit E, to be executed by and among FirstChoice and the applicable Developer, MPT Lessor and FirstChoice Lessee.

“Project Purchase Price” has the meaning set forth in Section 3.3.

“Pursuit Costs” means, with respect to each Target Property or New Project, the actual and reasonable out-of-pocket costs and expenses incurred by FirstChoice, MPT and/or their respective Affiliates to identify and select a Target Property that is acquired by MPT in accordance with this Agreement, to negotiate a Real Estate Contract therefor and to perform due diligence, including without limitation, title and survey costs, attorneys’ fees and fees of third party consultants. Pursuit Costs shall not include any of the foregoing costs relating to any Target Property that is not acquired by MPT.

“Real Estate Contract” means, in connection with each New Project, a Purchase and Sale Agreement to be executed with an Unrelated Seller for the acquisition of the applicable Real Property and to be delivered to MPT as part of the Final Approval Information.

“Real Property” or “Real Properties” means any parcel of real property (including land, improvements and appurtenances) relating to any New Project which is approved in accordance with Section 2.4 and becomes subject to a Real Estate Contract.

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“Special Purpose Entity” means an entity which (a) exists solely for the purpose of leasing all or any portion of a particular Real Property and conducting the operation of a Facility thereon, (b) conducts business only in its own name or under the name “FirstChoice”, (c) does not engage in any business other than the leasing of all or any portion of a particular Real Property and the operation of a Facility with ancillary healthcare or other services or businesses provided thereon, (d) does not hold, directly or indirectly, any ownership interest (legal or equitable) in any entity or any real or personal property other than the leasehold interest which it owns in a particular Real Property and the other assets incident to the operation of a Facility thereon, (e) does not have any debt other than as permitted by the Master Lease or arising in the Ordinary Course of Business and does not guarantee or otherwise obligate itself with respect to the debts of any other Person except as contemplated herein, (f) has its own separate books, records, accounts and financial statements (with no commingling of funds or assets), except the financial statements of the individual FirstChoice Lessees may be consolidated (g) holds itself out as being a company separate and apart from any other entity and (h) maintains all entity formalities independent of any other entity.

“Subordination Agreement” means that certain Subordination Agreement, dated as of the date of the First Closing, among the existing MPT Parties, BOA, as Administrative Agent for itself and other lenders, and FirstChoice, as the same may be modified, amended or restated from time to time.

“Subsidiary” means, with respect to any Person, any Person of which fifty percent (50%) or more of the total voting power of the voting securities is beneficially owned or controlled (as defined in the definition of “Affiliate” above), directly or indirectly, by such Person.

“Target Property” has the meaning set forth in Section 2.2.

“Target Property Notice” has the meaning set forth in Section 2.2.

“Taxes” means any and all taxes (including, without limitation, all roll-back taxes), charges, fees, levies or other assessments, including, without limitation, any and all income, gross receipts, excise, real and personal property (including leaseholds and interests in leaseholds), sales, use, occupation, transfer, license, ad valorem, gains, profits, gift, minimum estimated, alternative minimum, social security, unemployment, disability, premium, recapture, credit, payroll, withholding, severance, stamp, capital stock, value added leasing, franchise and other taxes or similar charges of any kind including any interest and penalties on or additions thereto or attributable to any failure to comply with any requirement regarding any Tax Return (as hereinafter defined) and including any amendment or extension thereof.

“Tax Return” means any return, declaration, filing, report, claim for refund or information return or other statement relating to Taxes (whether filed with or submitted to, or required to be filed with or submitted to, any Governmental Body), including any schedule or attachment thereto.

“Termination Date” has the meaning set forth in Section 9.1.

“Third Party Claim” has the meaning set forth in Section 11.3(b).

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“Title Company” has the meaning ascribed thereto in the applicable Real Estate Contract with respect to each Real Property.

“Unrelated Seller” means, in connection with each New Project, the “Seller” under and as defined in the applicable Real Estate Contract.

“Unrelated Seller Claim” has the meaning set forth in Section 10.3.

“Unrelated Seller Damages” has the meaning set forth in Section 10.3.

“Warranties” means all warranties, representations and guaranties with respect to any of the Assets, whether express or implied.

1.2.                            Interpretation; Terms Generally. The definitions set forth in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless otherwise indicated, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein”, “hereof and “hereunder” and words of similar import shall be deemed to refer to this Agreement (including the Schedules and Exhibits) in its entirety and not to any part hereof, unless the context shall otherwise require. All references herein to parties, Articles, Sections, Schedules and Exhibits shall be deemed to refer to parties, Articles, Sections and Schedules of, and Exhibits to, this Agreement, unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a “day” or number of “days” that does not refer explicitly to a “Business Day” or “Business Days” shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

ARTICLE II

FUNDING AND DEVELOPMENT

2.1.                            Funding and Development. Based upon the representations and warranties set forth herein, and subject to the terms and conditions hereof, MPT shall cause the MPT Lessors to fund all hard and soft costs (including the Project Purchase Price, Closing Costs and Pursuit Costs for the Assets and any items with respect to which FirstChoice is responsible pursuant to Section 3.4) relating to the construction of the Improvements relating to up to twenty-five (25) Facilities with a maximum aggregate funding of $100,000,000.00 (the “Maximum Funding Amount”). All funding will be pursuant to the terms of the applicable Project Development Agreement and construction of each Facility shall be completed within approximately fifteen (15) months after the Applicable Closing Date. During the Commitment Period, MPT shall have the sole and exclusive right to finance the acquisition and development of real property for the Business (excluding the leasing of already constructed real property); provided, however, that

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(a) if after receiving a Target Property Notice or Final Approval Information MPT rejects or is deemed to have rejected a proposed Target Property; or (b) if the owner of a potential Target Property demands to retain development responsibilities and such requirement is verified to the reasonable satisfaction of MPT, then, in either case, FirstChoice shall be permitted to seek and obtain financing relating thereto from other Persons (the “Exclusivity Exception”).

2.2.                            Selection of Real Properties.

(a)                                 From the date hereof until the first to occur of (i) December 11, 2014, (ii)the Applicable Closing Date of a Real Property that upon disbursement of the proceeds of the Development Budget (as defined in the form of Project Development Agreement) therefor, the Maximum Funding Amount will have been disbursed, or (iii) the Termination Date (the “Commitment Period”), FirstChoice shall have the right to select parcels of real property for New Projects (each, a “Target Property”). FirstChoice shall provide written notice to MPT identifying each Target Property, together with the information described in the schedule attached hereto as Schedule 2.2(a) (each, an “Initial Target Property Notice”). Within ten (10) Business Days after MPT’s receipt of each Initial Target Property Notice, MPT shall have the right to initially approve or reject such Target Property, which approval shall not be unreasonably withheld or conditioned. If MPT shall fail to initially approve or reject any Target Property within said ten (10) Business Day period, MPT shall be deemed to have rejected such Target Property. FirstChoice Buyer shall have the right to enter into a Real Estate Contract in accordance with subsection (b) below, so long as MPT’s approval is a condition precedent to FirstChoice Buyer’s obligation to acquire the Target Property (which condition precedent may be waived by FirstChoice Buyer if MPT rejects or is deemed to have rejected such Target Property) or FirstChoice Buyer otherwise has the unilateral right to terminate a Real Estate Contract for no consideration.

(b)                                 In connection with each Target Property that has been initially approved by MPT, if a Real Estate Contract has not previously been entered into, FirstChoice shall (i) use its commercially reasonable efforts to cause the applicable FirstChoice Buyer to enter a Real Estate Contract for the purchase thereof, and (ii) shall provide MPT promptly with the additional information (the “Final Approval Information”) described in the schedule attached hereto as Schedule 2.2(b). Within ten (10) Business Days after receipt of the Final Approval Information, MPT shall have the right to determine, which determination shall not be unreasonably withheld or conditioned, if it desires to acquire the Target Party. If MPT shall fail to finally approve or reject such Target Property within said ten (10) Business Day period, then MPT shall be deemed to have rejected such Target Property; provided, however, that if MPT rejects or is deemed to have rejected a Target Property, FirstChoice Buyer, at its option, may proceed to acquire the Target Property with other funds. Provided that MPT approves the Final Approval Information, MPT and FirstChoice shall endeavor in good faith to close such acquisition subject to the terms and conditions of this Agreement and the applicable Real Estate Contract.

2.3.                            Commitment Fee. In addition to any other amounts required to be paid by FirstChoice hereunder, at the First Closing, FirstChoice shall pay to MPT or its designee a commitment fee in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Commitment Fee”), which Commitment Fee shall be deemed fully earned and nonrefundable if

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the First Closing occurs. Notwithstanding the foregoing, FirstChoice’s payment of the Commitment Fee shall be deferred solely to the extent necessary for FirstChoice to remain in compliance with the provisions of ASC 840-40-55 and FirstChoice shall make monthly payments of the Commitment Fee to MPT on the first (1) day of each month after the First Closing, provided that the Commitment Fee shall be paid in full no later than the date of Completion (as defined in the applicable Project Development Agreement) of the first New Project. Contemporaneously with each payment, FirstChoice shall deliver to MPT a written explanation of the payment amount and the current calculation of the payment limitations under ASC 840-40-55, which explanation shall be in such detail as reasonably necessary for MPT to confirm the prevailing payment limitation.

ARTICLE III

PURCHASE AND SALE OF ASSETS; PURCHASE PRICE

3.1.                            Purchase and Sale of Assets. Based upon the representations and warranties of FirstChoice as set forth herein, and subject to the terms and conditions hereof, at each Applicable Closing, the applicable MPT Lessor shall acquire from the Unrelated Seller, free and clear of all Liens other than the Permitted Exceptions, the following assets (collectively, the “Assets”):

(a)                                 the applicable Real Property;

(b)                                 to the extent assignable, all rights in all intangible property relating exclusively to such Real Property, including, but not limited to, zoning rights, Permits and indemnification or similar rights and all Warranties affecting or inuring to the benefit of such Real Property or the owner thereof (including, without limitation, any indemnification or similar rights and Warranties related to such Real Property);

(c)                                  all right, title and interest in and to any site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, inspection reports, engineering and environmental plans and studies, title reports, floor plans, landscape plans and other plans relating to such Real Property; and

(d)                                 all right, title and interest in and to all causes of action, claims and rights in litigation (or which could result in litigation against any party) pertaining or relating to such Real Property (including, without limitation, any causes of action, claims or rights in litigation or other rights related to or arising under any purchase contracts respecting the Real Property).

The parties acknowledge and agree that, in connection with each Applicable Closing, the FirstChoice Buyer shall assign to the MPT Lessor the right to acquire the Real Property subject to the applicable Real Estate Contract from the Unrelated Seller (and MPT Lessor shall assume no other obligations thereunder) (each, a “Partial Assignment”), and such MPT Lessor shall acquire the Real Property from such Unrelated Seller subject to the terms and conditions of the applicable Real Estate Contract. Alternatively, upon the mutual agreement of the parties, the FirstChoice Buyer shall acquire the Real Property from the applicable Unrelated Seller and then

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convey such Real Property and the other Assets to the applicable MPT Lessor (the “Direct Sale Alternative”).

3.2.                            No Assumption of Liabilities. Notwithstanding anything in this Agreement to the contrary other than Section 6.2(a) below, no MPT Lessor shall assume or agree to pay, satisfy, discharge or perform, or shall be deemed by virtue of the execution and delivery of this Agreement or any other document delivered at the Applicable Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement or such other document, to have assumed, or to have agreed to pay, satisfy, discharge or perform, or shall be liable for, any liability, obligation, contract or Indebtedness of any of the FirstChoice Parties, any Unrelated Seller or any other Person, whether primary or secondary, direct or indirect, including, without limitation, any liability or obligation relating to the ownership, use or operation of any of the Assets prior to the Applicable Closing, any liability or obligation arising out of or related to any breach, default, tort or similar act committed by any FirstChoice Party, any Unrelated Seller, or any Affiliate of any FirstChoice Party or Unrelated Seller, or for any failure of any FirstChoice Party, any Unrelated Seller, or any Affiliate of any FirstChoice Party or Unrelated Seller, to perform any covenant or obligation for or during any period prior to the Applicable Closing, and any liability arising out of the ownership and operation of the Assets by any Unrelated Seller, any FirstChoice Party or any other Person prior to the Applicable Closing (collectively, the “Excluded Liabilities”); provided, however, that the foregoing shall not limit MPT’s indemnification obligations under Section 6.2(a) below.

3.3.                            Project Purchase Price. The purchase price for each Real Property and the other Assets related thereto, shall be the purchase price reflected in the applicable Real Estate Contract or as otherwise agreed by the parties, subject to prorations, credits and adjustments as provided therein (each a “Project Purchase Price”). Subject to the terms and conditions hereof, at each Applicable Closing, the applicable MPT Lessor shall pay the Project Purchase Price (less any applicable Earnest Money Deposit) to the Unrelated Seller (or to the applicable FirstChoice Party in connection with a Direct Sale Alternative) as specified in the applicable Real Estate Contract, the applicable MPT Lessor shall reimburse FirstChoice or its designee in an amount equal to the applicable Earnest Money Deposit and the applicable MPT Lessor shall pay all Closing Costs and Pursuit Costs (either by reimbursing FirstChoice or paying the applicable person to whom such Closing Costs or Pursuit Costs are owed).

3.4.                            Taxes, Rentals, Utilities. The parties acknowledge that, to the extent the applicable Real Estate Contract imposes any obligation to pay such items on the purchaser, all utility charges and all real and personal property Taxes related to the applicable Real Property shall be included in the Development Budget (as defined in the applicable Project Development Agreement) for such Real Property.

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ARTICLE IV

REPRESENTATIONS, WARRANTIES AND

COVENANTS OF THE FIRSTCHOICE PARTIES

With the understanding that MPT shall rely hereon, and as a material inducement to MPT to enter into this Agreement, FirstChoice hereby represents, warrants and covenants to MPT as of the date hereof and as of the Applicable Closing Date, as follows:

4.1.                            Organization. FirstChoice is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to do business in every jurisdiction where such qualification is necessary. Each other existing FirstChoice Party is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to do business in every jurisdiction where such qualification is necessary. Each existing FirstChoice Lessee is, and has at all times since its organization been, a Special Purpose Entity. Schedule 4.1(a) sets forth the ownership of each existing FirstChoice Party and, except as set forth therein, no other Person has, and no such FirstChoice Party has offered to any Person, any equity interest in any FirstChoice Party or any option, warrant or other right to acquire the same. Schedule 4.1(b) contains a list of all direct and indirect Subsidiaries of FirstChoice.

4.2.                            Authorization; Enforcement. Each existing FirstChoice Party has the requisite corporate or limited liability company power and authority (a) to conduct its business as it is now being conducted and as proposed to be conducted, (b) to execute, deliver and carry out the terms of this Agreement, all documents and agreements necessary to give effect to the provisions of this Agreement, including the Master Lease and any Project Development Agreement, and to consummate the transactions contemplated hereby and thereby, to the extent such FirstChoice Party is a signatory thereto, and (c) to execute, deliver and carry out the terms of each Real Estate Contract to which it is a party and all documents and agreements necessary to give effect to the provisions of such Real Estate Contract, and to consummate the transactions contemplated thereby. All actions required to be taken by any existing FirstChoice Party (i) to authorize the execution, delivery and performance of this Agreement, the Master Lease, the Project Development Agreement, as well as all documents, agreements and instruments executed by any of the existing FirstChoice Parties which are necessary to give effect thereto (collectively, the “FirstChoice Instruments”) and all transactions contemplated hereby and thereby, and (ii) to authorize the execution, delivery and performance of such Real Estate Contract and all other documents, agreements and instruments executed by any FirstChoice Party which are necessary to give effect thereto, have been or shall be duly and properly taken or obtained in accordance and in yet compliance with such FirstChoice Party’s Governing Documents. FirstChoice has delivered to MPT true and correct copies of each existing FirstChoice Party’s Governing Documents. No other action on the part of any existing FirstChoice Party or any of such FirstChoice Party’s directors, managers or Equity Constituents is necessary to authorize the execution, delivery and performance of this Agreement, the other FirstChoice Instruments, the Real Estate Contracts (upon approval thereof in accordance with this Agreement) and all transactions contemplated hereby and thereby. This Agreement, all other FirstChoice Instruments to which any FirstChoice Party will become a party hereunder and each Real Estate

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Contract to which any FirstChoice Party will become a party shall constitute the valid and legally binding obligations of such FirstChoice Party, and are and will be enforceable against such FirstChoice Party in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and except as enforceability may be subject to and limited by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

4.3.                            Absence of Conflicts. Each existing FirstChoice Party’s execution, delivery and performance of this Agreement and the other FirstChoice Instruments to which such FirstChoice Party will become a party, and each Real Estate Contract to which such FirstChoice Party is a party, and the consummation of the transactions contemplated hereby and thereby will not, with or without the giving of notice and/or the passage of time: (a) violate or conflict with any provision of such FirstChoice Party’s Governing Documents; (b) violate or conflict with any provision of any Law to which such FirstChoice Party or any of its Equity Constituents is subject; (c) violate or conflict with any judgment, order, writ or decree of any court applicable to such FirstChoice Party; (d) result in or cause the creation of a Lien on any portion of any of the Real Properties or any of the other Assets, except as contemplated hereunder; or (e) result in the breach or termination of any provision of, or create rights of acceleration or constitute a default under, the terms of any indenture, mortgage, deed of trust, contract, agreement or other instrument to which such FirstChoice Party is a party.

4.4.                            Consents and Approvals. Except as set forth on Schedule 4.4, and except as may be required for the development, construction, use and occupancy of the Real Properties, no license, permit, qualification, order, consent, authorization, approval or waiver of, or registration, declaration or filing with, or notification to, any Governmental Body or other Person is required to be made or obtained, which has not been made or obtained, by or with respect to any existing FirstChoice Party in connection with the execution, delivery and performance of this Agreement, the other FirstChoice Instruments, or the Real Estate Contracts or the consummation of the transactions contemplated hereby or thereby.

4.5.                            Financial Statements. Prior to execution of this Agreement, FirstChoice has delivered to MPT the audited balance sheets and audited statement of income and cash flows of FirstChoice for the fiscal year 2011 and the unaudited balance sheets and unaudited statement of income and cash flows for FirstChoice for the fiscal year 2012 (collectively, the “Annual Financial Statements”). Schedule 4.5 sets forth (a) the unaudited balance sheet of FirstChoice on a consolidated basis for the most recent fiscal quarter (the aforementioned balance sheets being herein referred to, collectively, as the “Balance Sheets”), and (b) the unaudited statement of income and cash flows of FirstChoice on a consolidated basis for the most recent fiscal quarter (the financial statements described in this sentence, together with the Annual Financial Statements are referred to, collectively, as the “Financial Statements”). Except as set forth on Schedule 4.5, the Financial Statements have been prepared in accordance with GAAP, are based on the books, records and accounts of FirstChoice and fairly present the financial condition and results of operations, cash flows and members’ equity of FirstChoice as of the respective dates thereof and for the respective periods indicated therein, except (i) that the unaudited interim statements do not include complete note (including footnote) disclosure as required by GAAP;

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and (ii) that the unaudited interim statements are subject to normal, year-end adjustments which are not, and will not be, material in amount or effect, either individually or in the aggregate.

4.6.                            No Undisclosed Liabilities; Guaranties. Except as set forth on Schedule 4.6(a), other than any liabilities and obligations under this Agreement and the other FirstChoice Instruments, no existing FirstChoice Party has any material liability or obligation (other than obligations to consummate the transactions contemplated by this Agreement), whether absolute, accrued, contingent or otherwise, including any potential future liability arising out of acts or omissions which have already occurred, which is not fully and accurately reflected or reserved against in the Balance Sheets, except for liabilities or obligations that may have arisen in the Ordinary Course of Business since the latest date of the Financial Statements (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law), and to the Knowledge of each existing FirstChoice Party no fact, condition or circumstance could form the basis of any Claim in respect of any such material liability or obligation. Schedule 4.6(b) sets forth a list of all Guaranties entered into by each existing FirstChoice Party, true and correct copies of which have been delivered to MPT.

4.7.                            Absence of Changes. Except as set forth on Schedule 4.7 and except as contemplated by this Agreement, since the date of the latest Financial Statements, each existing FirstChoice Party has:

(a)                                 preserved its legal existence and retained its business organization intact;

(b)                                 conducted its business only in the Ordinary Course of Business;

(c)                                  complied in all material respects with all applicable Laws;

(d)                                 not suffered any change, event or circumstance which has had, or would be reasonably expected to have, a Material Adverse Effect; and

(e)                                  not agreed or offered, whether in writing or otherwise, to take, and no existing FirstChoice Party or any of their respective members, managers or officers have authorized the taking of, any action described in subsection (d) above.

4.8.                            Reserved.

4.9.                            Taxes. Each existing FirstChoice Party has filed or caused to be filed all Tax Returns of such FirstChoice Party which have become due (taking into account valid extensions of time to file) prior to the date of this Agreement, except where the failure to file would not have a Material Adverse Effect on such FirstChoice Party or prevent or impede the consummation of the transactions contemplated hereby or under the FirstChoice Instruments. Such Tax Returns are accurate and complete in all material respects, and each existing FirstChoice Party has paid or caused to be paid all Taxes for the periods covered thereby, whether or not shown to be due on such Tax Returns, except where the failure to file would not have a Material Adverse Effect on such FirstChoice Party or prevent or impede the consummation of the transactions contemplated hereby or under the FirstChoice Instruments.

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4.10.                     Litigation. Except as set forth on Schedule 4.10, there is no dispute, suit, action, proceeding, inquiry or investigation (a “Claim”) against or involving any existing FirstChoice Party or, to the Knowledge of FirstChoice, threatened, which would have a Material Adverse Effect (including, without limitation any suit, action, proceeding or investigation pursuant to Title 11 of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, or any other Law regulating employment) or prevent or impede the consummation of the transactions contemplated hereby or by the FirstChoice Instruments, and no existing FirstChoice Party has Knowledge of any fact, condition or circumstance which reasonably could be expected to form the basis of any such Claim which would have a Material Adverse Effect.

4.11.                     Contracts, Obligations and Commitments.

(a)                                 Schedule 4.11(a)(i) sets forth a list of all contracts and agreements entered into by any FirstChoice Party or any Affiliates of any FirstChoice Party relating to (i) the acquisition of any current Target Property and (ii)the design, development and construction of the Improvements relating to such Target Property (including, without limitation, any contracts and agreements with architects, engineers, design professionals, developers, general contractors or development escrows or other similar agreements) (collectively the “Development Contracts”). Except as set forth on Schedule 4.11(a)(ii), (A) the Development Contracts are free and clear of all Liens and are assignable by the applicable FirstChoice Parties (or alternatively, the existing FirstChoice Parties may grant a first priority security interest therein to the MPT Parties), (B) the Development Contracts are legally valid, binding and enforceable in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity); (C) each of the Development Contracts is in full force and effect; (D) to the Knowledge of FirstChoice, there are no defaults by any party to the Development Contracts; (E) no existing FirstChoice Party has received notice of any default, offset, counterclaim or defense claimed by any other party under any Development Contract; and (F) to the Knowledge of FirstChoice, no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach under the terms of any Development Contract.

(b)                                 The existing FirstChoice Parties have delivered to MPT complete and correct copies of all written contractual agreements to which any existing FirstChoice Party is a party relating to indebtedness secured by, or which purports to be secured by, any of the assets of such FirstChoice Party thereunder (collectively, the “Material Contracts”). Except as set forth on Schedule 4.11(b), (i) each of the Material Contracts is legally valid, binding and enforceable against the parties thereto in accordance with its respective terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) each of the Material Contracts is in full force and effect; (iii) to the Knowledge of FirstChoice, there are no defaults by any party to the Material Contracts; (iv) no existing FirstChoice Party has received notice of any default, offset, counterclaim or defense under any Material Contract; and (v) to the Knowledge of FirstChoice,

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no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach under the terms of any Material Contract.

4.12.                     Permits. The existing FirstChoice Parties have all licenses, permits, certificates of need and other authorizations of Governmental Bodies that are required for the operation of the Business as currently conducted (collectively, the “Permits”). Except as set forth on Schedule 4.12, the Permits are in full force and effect and the applicable FirstChoice Parties may grant a first priority security interest therein to the MPT Parties, subject to all applicable laws.

4.13.                     Compliance with Law. FirstChoice and the other existing FirstChoice Parties are in compliance in all material respects with every applicable Law, including, without limitation, as applicable, Chapter 254 of the Texas Health and Safety Code and Chapter 131 of the Texas Administrative Code, and any other Law governing the construction, licensure, or operation of freestanding emergency medical care facilities, and every order, writ, and decree of every Governmental Body in connection with the ownership, conduct, operation and maintenance of the Business and their respective ownership and use of their assets, and, to the Knowledge of each existing FirstChoice Party, no event has occurred or circumstance exists which (without notice or lapse of time) would result in any material noncompliance with any such Law order, writ or decree.

4.14.                     Brokers. Except as set forth on Schedule 4.14, no Person is or will be entitled to any brokerage, finder’s or other fee, commission or payment in connection with or as a result of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any existing FirstChoice Party or any Unrelated Seller, and MPT shall not be liable or obligated to pay any of such amounts to such Person unless and until the applicable Real Property is acquired.

4.15.                     Agreements with Affiliates and Certain Other Persons. Schedule 4.14(a) sets forth a list of all agreements relating to the acquisition, financing, development, construction, operation or management of the Facilities or otherwise relating to the transactions contemplated in this Agreement that have been entered into by each existing FirstChoice Party with any Person that is an Affiliate of any existing FirstChoice Party (including, without limitation, any officer, director, employee, partner, member, manager or trustee of such FirstChoice Party or any other Affiliate of such FirstChoice Party). Schedule 4.14(b) sets forth a list of all agreements entered into by any officer, director, employee, partner, member, manager or trustee of each existing FirstChoice Party or any other Affiliate of such existing FirstChoice Party, on the one hand, with any vendor, supplier, seller, contractor or service provider of any existing FirstChoice Party, on the other hand.

4.16.                     Patriot Act Compliance.

(a)                                 Each existing FirstChoice Party has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury

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Department’s Office of Foreign Assets Control (“OFAC”), to the extent the same are applicable to such FirstChoice Parties.

(b)                                 No existing FirstChoice Party is included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered under the laws of, (i) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (ii) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

4.17.                     Representations Complete. The representations and warranties made or to be made by FirstChoice and each other existing FirstChoice Party in this Agreement or in any FirstChoice Instrument and the statements made in or information contained on any Schedules or certificates furnished by FirstChoice or any other FirstChoice Party pursuant to this Agreement do not contain and, subject to Section 6.3, will not contain, as of their respective dates and as of the Applicable Closing Dates, any untrue statement of a material fact, nor do they omit or will they omit, as of their respective dates or, subject to Section 6.3, as of such Applicable Closing Dates, to state any material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES BY MPT

MPT hereby represents and warrants to FirstChoice as of the date hereof and as of the Applicable Closing Date, as follows:

5.1.                             Organization. MPT is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction where such qualification is necessary. Each other existing MPT Party is a limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction where such qualification is necessary.

5.2.                     Authorization; Enforcement, Absence of Conflicts. Each existing MPT Party has the requisite power and authority to execute, deliver and carry out the terms of this Agreement, all documents and agreements necessary to give effect to the provisions of this Agreement, including the Master Lease and any Project Development Agreement, to which it is a signatory, and to consummate the transactions contemplated hereby and thereby, and to conduct its businesses as now being conducted and as proposed to be conducted. All actions required to be taken by each existing MPT Party to authorize the execution, delivery and performance of this Agreement, all documents executed by it which are necessary to give effect to this Agreement and all transactions contemplated hereby and thereby, have been or shall be duly and properly taken or obtained. No other action on the part of any existing MPT Party is necessary to

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authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice and/or the passage of time: (a) violate or conflict with any provision of the Governing Documents of any existing MPT Party; (b) violate any provision of law, statute, rule or regulation to which any existing MPT Party is subject; (c) violate or conflict with any judgment, order, writ or decree of any court applicable to any existing MPT Party; (d) violate or conflict with any law or regulation applicable to any MPT Party; or (e) result in the breach or termination of any provision of, or create rights of acceleration or constitute a default under, the terms of any debt or obligation to which any existing MPT Party is a party or by which any existing MPT Party is bound.

5.3.                            Binding Agreement. This Agreement and all agreements to which each existing MPT Party will become a party hereunder are and will constitute the valid and legally binding obligations of such MPT Party, and are and will be enforceable against such MPT Party in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency or other laws affecting creditors’ rights generally and except as enforceability may be subject to and limited by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

5.4.                            Litigation. There is no Claim pending or, to the Knowledge of MPT, against or involving any existing MPT Party or, to the Knowledge of MPT, threatened, which would have a Material Adverse Effect or prevent or impede the consummation of the transactions contemplated hereby, and MPT has no Knowledge of any fact, condition or circumstance which reasonably could be expected to form the basis of any such Claim which would have a Material Adverse Effect.

5.5.                            Brokers. Other than commissions or other fees payable to employees or independent contractors of any existing MPT Party for which such MPT Parties shall be responsible, no Person is or will be entitled to any brokerage, finder’s or other fee, commission or payment in connection with or as a result of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MPT or any other existing MPT Party.

5.6.                            Compliance with Law. MPT and the other existing MPT Parties are in compliance in all material respects with every applicable Law, order, writ or decree, and to the Knowledge of MPT, no event has occurred or circumstance exists which (without notice or lapse of time) would result in any material noncompliance with any such Law, order, writ or decree which would have a Material Adverse Effect.

5.7.                            Patriot Act Compliance.

(a)                                 Each existing MPT Party has complied in all material respects with the Patriot Act and regulations promulgated thereunder, and the rules and regulations administered by OFAC, to the extent the same are applicable to such MPT Parties.

(b)                                 No existing MPT Party is included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered

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under the laws of, (i) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (ii) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

5.8.                            Representations Complete. The representations and warranties made or to be made by MPT and each other existing MPT Party in this Agreement or in any related agreement and the statements made in or information contained on any Schedules or certificates furnished by MPT or any other MPT Party pursuant to this Agreement do not contain and will not contain, as of their respective dates and as of the Applicable Closing Dates, any untrue statement of a material fact, nor do they omit or will they omit, as of their respective dates or as of such Applicable Closing Dates, to state any material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE VI

PRE-CLOSING COVENANTS

From and after the execution of this Agreement until the earlier of (a) the Final Closing Date (as herein defined) or (b) the expiration of the Commitment Period, the applicable party shall observe the following covenants:

6.1.                    No Shop. During the Commitment Period, subject to the Exclusivity Exception, neither FirstChoice nor any of its Subsidiaries or any of their respective officers, directors, managers, Equity Constituents, agents or representatives, shall directly or indirectly, initiate contact with, respond to, solicit or encourage any inquiries, proposals or offers by, participate in any discussions or negotiations with, enter into any agreement with, disclose any information concerning the FirstChoice Parties or the properties, books or records of such FirstChoice Parties to, or otherwise assist, facilitate or encourage, any Person in connection with any possible proposal regarding the financing, acquisition and construction of New Projects during the Commitment Period. FirstChoice shall notify MPT immediately if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested. Notwithstanding the foregoing, FirstChoice and its Affiliates shall be permitted to solicit and participate in proposals, discussions or negotiations with, or enter into an agreement with, other Persons regarding the financing, acquisition and construction of new Facilities from and after the expiration of the Commitment Period.

6.2.                            Access; Confidentiality.

(a)                                 Between the date hereof until the expiration of the Commitment Period (it being understood that the access provisions hereof shall no longer remain effective with respect to Assets and Unrelated Sellers for which an Applicable Closing shall have occurred), each existing FirstChoice Party shall (A) afford MPT and its authorized representatives reasonable access to such FirstChoice Parties and to all books, records, offices and other facilities of such FirstChoice

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Parties; (B) permit MPT and its authorized representatives to make such inspections and to make copies of such books and records as they may reasonably require, in each case subject to compliance with applicable confidentiality requirements; (C) furnish MPT and its authorized representatives with such financial and operating data and other information related to the Real Properties, the Business, and such FirstChoice Parties as the MPT Parties may from time to time reasonably request; and (D) use their commercially reasonable efforts to cause all Unrelated Sellers to permit the existing MPT Parties and their authorized representatives (including their designated engineers, architects, surveyors and/or consultants), upon reasonable notice to enter into and upon all or any portion of any of the Real Properties in order to investigate and assess, as such MPT Parties deem necessary or appropriate in their sole and absolute discretion, the Real Properties and to complete their due diligence review with respect to the satisfaction all of the conditions set forth in Section 7.2. The existing FirstChoice Parties shall cooperate, and shall use commercially reasonable efforts to cause the Unrelated Sellers to cooperate, with the existing MPT Parties and their authorized representatives in conducting such investigations, and shall provide (or use commercially reasonable efforts to cause the Unrelated Sellers to provide) to such MPT Parties and their authorized representatives all information maintained by such FirstChoice Parties or provided by the Unrelated Sellers to such FirstChoice Parties and related to their due diligence review and other matters referenced above. MPT shall indemnify, defend and hold harmless the existing FirstChoice Parties from and against all demands, claims, losses, damages, costs and expenses asserted against or incurred by such FirstChoice Parties or any of them arising out of or resulting from any physical damage to the applicable Real Properties caused by any of the MPT Parties’ or their respective consultants’ or agents’ inspections thereof.

(b)                                 The provisions of the Confidentiality Agreement dated as of July 13, 2012 (the “Confidentiality Agreement”) shall remain binding and in full force and effect until the Completion of the Real Property that is the subject of the Final Closing. The information contained herein, in the Schedules or delivered to MPT or its authorized representatives pursuant hereto shall be subject to the Confidentiality Agreement as Information (as defined and subject to the exceptions contained therein) until the Closing and, for that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference.

6.3.                            Schedule Updates. From the date of this Agreement until the expiration of the Commitment Period, the existing MPT Parties, on the one hand, and the existing FirstChoice Parties on the other hand, shall immediately advise the other in writing of any additions or changes to any Schedule, or the need to provide additional Schedules, to reflect any deficiencies or inaccuracies in the applicable representations, warranties or Schedules or to reflect circumstances or matters which occur after the date of this Agreement which, if existing prior to such date, would have been required to be described on such Schedule; provided, however, that no additions or changes made to any Schedule by any party to correct deficiencies or inaccuracies on such Schedule shall be deemed to cure any breach or inaccuracy of a representation or warranty, covenant or agreement or to satisfy any condition unless otherwise agreed to in writing by the other party, but provided further, however, that an addition or change made to any Schedule by any Party to reflect circumstances or matters which occur after the date of this Agreement shall be deemed to cure a breach or inaccuracy of a representation or warranty, covenant or agreement, but shall not be deemed to satisfy any condition unless agreed

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to in writing by the other party, which agreement shall not be unreasonably withheld, conditioned or delayed.

6.4.                            Conduct of Business by FirstChoice Parties. Each existing FirstChoice Party covenants and agrees that, during the period from the date hereof until the earlier of (i) the Final Closing Date or (ii) the expiration of the Commitment Period, unless MPT shall otherwise agree in writing, such FirstChoice Party shall conduct its businesses only in, and it shall not take any action except in, the Ordinary Course of Business and in compliance in all material respects with all applicable laws and regulations. Further, no existing FirstChoice Party shall do or propose to do, directly or indirectly, any of the following without the prior written consent of MPT, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)                                 amend, repeal or otherwise change in any material way the Governing Documents of any FirstChoice Lessee, except for an amendment or other change (i) that would not materially adversely affect such FirstChoice Lessee’s ability to perform its obligations under the Master Lease or other FirstChoice Instruments, or (ii) is effected in connection with a transaction that is otherwise permitted by this Agreement or the Master Lease (provided that it would not materially adversely affect such FirstChoice Lessee’s ability to perform its obligations under the Master Lease or other FirstChoice Instruments);

(b)                                 fail to perform its material obligations in all respects under agreements to which it is a party relating to or respecting any of the Real Properties, including any Real Estate Contracts;

(c)                                  reduce the coverage of, fail to timely renew or pay the premiums on or cancel any insurance policy relating to any of the Real Properties;

(d)                                 cause to lapse or fail to renew any material license and certification necessary to conduct the Business of any of the Real Properties;

(e)                                  fail to timely make all required material filings (or to obtain applicable extensions) with Governmental Bodies relating to any of the Real Properties;

(f)                                   create, assume, or permit to exist any Lien upon any of the Real Properties, other than those presently in existence or being contested by the applicable FirstChoice Parties in accordance with the Master Lease;

(g)                                  except as otherwise expressly permitted herein, enter into or agree to enter into any lease, option, agreement or other arrangement granting any rights with respect to the Assets or the development or construction of any Improvements, including, without limitation entering into any construction contracts or any agreements with a contractor or subcontractor, but excluding contracts with third party consultants relating to due diligence;

(h)                                 terminate or modify in any respect any Real Estate Contract after MPT has notified FirstChoice that it desires to acquire the Target Property pursuant to Section 2.2(b) above, or any Development Contract or Material Contract relating to any of the Real Properties; or

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(i)                                     take, agree or offer, in writing or otherwise, to take, any of the actions described in Sections 6.4(a) through (h) above, or any action which would make any of the representations or warranties of FirstChoice contained in this Agreement untrue, incorrect or incomplete in any material respect or prevent FirstChoice from performing or cause any other FirstChoice Parties not to perform their respective covenants hereunder, in each case, such that the conditions set forth in Sections 7.2(a) or 7.2(b), as the case may be, would not be satisfied.

6.5.                            Cooperation. From the date hereof until the earlier of (a) the Final Closing Date or (b) the expiration of the Commitment Period, (i) upon request from MPT, each existing FirstChoice Party shall confer on a reasonably frequent basis with one or more representatives of MPT to report material matters respecting the transactions contemplated hereby including any and all material developments with any Unrelated Seller with respect to any Real Estate Contract and (ii) MPT and FirstChoice shall promptly provide the other or their counsel with copies of all filings made by such party with any Governmental Body in connection with this Agreement and the transactions contemplated hereby.

6.6.                            Regulatory and other Authorizations, Notices and Consents.

(a)                                 Each party shall use all commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Bodies and other Persons that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and each such party will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)                                 The existing MPT Parties shall cooperate and use commercially reasonable efforts to assist the existing FirstChoice Parties in giving such notices and obtaining such consents and estoppel certificates; provided, however, that such MPT Parties shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate.

6.7.                            Mutual Covenants. The parties shall use their good faith reasonable efforts to satisfy the conditions to the closing of the transactions contemplated hereby. Without limiting the generality of the foregoing, the respective parties shall execute and/or deliver, or use their respective good faith reasonable efforts to cause to be executed and/or delivered at Applicable Closing, the documents contemplated to be executed and/or delivered by them hereunder.

ARTICLE VII

CLOSING CONDITIONS

7.1.                            Conditions to the Obligations of FirstChoice. The obligations of the existing FirstChoice Parties to effect the transactions contemplated hereby with respect to each Applicable Closing shall be further subject to the fulfillment of the following conditions, any one or more of which may be waived by FirstChoice:

(a)                                 all of the representations and warranties of the existing MPT Parties set forth in this Agreement shall be true and correct in all material respects when made and as of the

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Applicable Closing Date as if made on such Applicable Closing Date, subject to updates under Section 6.3;

(b)                                 the existing MPT Parties shall have delivered, performed, observed and complied in all material respects with all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed and complied with by it prior to, or as of, the Applicable Closing; and

(c)                                  the applicable MPT Parties shall have executed, where applicable, and delivered to FirstChoice the documents referenced in Section 8.3.

7.2.                            Conditions to the Obligations of MPT. The obligations of the existing MPT Parties to effect the transactions contemplated hereby, with respect to each Applicable Closing, shall be further subject to the fulfillment of the following conditions, any one or more of which may be waived by MPT:

(a)                                 all of the representations and warranties of the existing FirstChoice Parties set forth in this Agreement shall be true and correct in all material respects when made and as of the Applicable Closing Date as if made on the Applicable Closing Date, subject to updates under Section 6.3;

(b)                                 the existing FirstChoice Parties shall have delivered, performed, observed and complied in all material respects with all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed and complied with by them prior to, or as of, such Applicable Closing;

(c)                                  no existing FirstChoice Party shall have suffered any change, event or circumstance which has had, or could have, a Material Adverse Effect;

(d)                                 the existing MPT Parties shall have satisfactorily completed their due diligence investigations of the Assets in accordance with the time periods established in this Agreement and shall be satisfied with the results of such investigations in their sole discretion;

(e)                                  all necessary approvals, consents and estoppel certificates of third parties to the validity and effectiveness of the transactions contemplated hereby have been obtained;

(f)                                   no portion of the Assets relating to the applicable Real Property shall have been damaged or destroyed by fire or casualty;

(g)                                the existing MPT Parties shall have received copies of all permits, licenses, certificates of need and other approvals of Governmental Bodies received or obtained by the FirstChoice Parties required for the construction and development of Improvements that customarily would have been issued or given prior to the Applicable Closing considering the current stage of the development of such Improvements;

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(h)                                 no condemnation, eminent domain or similar proceedings shall have been commenced or threatened in writing with respect to any material portion of the applicable Real Property;

(i)                                     the existing FirstChoice Parties shall have executed where applicable, and delivered to MPT the documents referenced in Section 8.2;

(j)                                    there shall not have been instituted by any creditor of any existing FirstChoice Party or any Unrelated Seller, any Governmental Body or any other Person, any suit, action or proceeding which would affect the Assets or seek to restrain, enjoin or invalidate the transactions contemplated by this Agreement;

(k)                                 subject to the requirements under Section 38.14 of the Master Lease, and to the extent then applicable, the existing FirstChoice Lessees or FirstChoice (at FirstChoice’s option) shall have obtained, or cause to be obtained, a letter of credit securing the obligations of such FirstChoice Lessees under the Master Lease, in a form and from a financial institution acceptable to MPT in its reasonable discretion, as more fully described in the Master Lease;

(l)                                     FirstChoice shall have executed and delivered the applicable Cost Overrun Guaranty and the Guaranty (it being understood that, with respect to all Applicable Closings following the First Closing, delivery of the Guaranty shall not be required);

(m)                             to the extent the acquisition of any of the Real Properties has already been closed at the time of the Applicable Closing, no “Event of Default” shall have occurred under the Master Lease or the other Project Development Agreements and no event, condition or circumstance shall have occurred that with notice or the passage of time would constitute such an Event of Default, and the FirstChoice Parties shall have delivered a certificate to that effect in form and substance satisfactory to MPT (the “New Closing Certificate”);

(n)                                 the existing MPT Parties shall have agreed upon the terms of the Intercreditor Agreement, as determined in MPT’s sole discretion; and

(o)                                 the transaction contemplated by the applicable Real Estate Contract shall have closed.

ARTICLE VIII

CLOSINGS

8.1.                            Applicable Closing Dates. The closing of the purchase and sale of each Real Property and other Assets related thereto pursuant to this Agreement (each an “Applicable Closing”) shall be handled through escrow deliveries to the applicable Title Company on the date required for closing pursuant to the applicable Real Estate Contract for such Real Property and other Assets (the actual date of each Applicable Closing being herein referred to as the “Applicable Closing Date”). The date of the final Applicable Closing of any Real Property and other Assets related thereto hereunder shall be referred to as the “Final Closing.”

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8.2.                            FirstChoice Parties’ Closing Date Deliverables. On the Applicable Closing Date for a particular Real Property, in addition to all documents and agreements to be delivered by the Unrelated Seller under the applicable Real Estate Contract, FirstChoice shall deliver, or cause to be delivered, to the applicable MPT Parties the following:

(a)                                 an Assignment and Assumption Agreement to effect the Partial Assignment with respect to the applicable Real Estate Contract, in form and substance mutually satisfactory to the parties (it being understood that, with respect to any Real Property acquired utilizing the Direct Sale Alternative, this delivery shall not be required but additional deliveries shall be required as described below);

(b)                                 a Joinder Agreement;

(c)                                  a certified copy of the resolutions of the governing body of each applicable existing FirstChoice Party dated prior to the Applicable Closing Date and authorizing such FirstChoice Party’s execution, delivery and performance of this Agreement and all other documents to be executed in connection herewith;

(d)                                 certificates of existence and good standing of each existing FirstChoice Party and the applicable Developer from the appropriate Governmental Body, along with certificates of good standing and foreign qualification of each existing FirstChoice Lessee and such Developer from the Secretary of State of the state in which the applicable Real Property is located, if applicable, in each case dated the most recent practical date prior to the Applicable Closing Date;

(e)                                  a certificate from each existing FirstChoice Party dated the Applicable Closing Date to the effect that all of the representations and warranties of such FirstChoice Party contained in this Agreement, as such representations and warranties may have been updated under Section 6.3 above, remain in all material respects true and correct as of the Applicable Closing Date as if made on such date and that such FirstChoice Party has performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed or satisfied by such FirstChoice Party on or prior to such Applicable Closing;

(f)                                   the Master Lease, together with a Memorandum of Lease Agreement, in form and substance mutually satisfactory to the parties (it being understood that, with respect to all Applicable Closings following the First Closing, this delivery shall be limited to an amendment of the Master Lease and an amendment of the Memorandum of Lease Agreement, each for the purpose of including the legal description of the applicable Real Property);

(g)                                  a Project Development Agreement for such Real Property;

(h)                                 a Cost Overrun Guaranty for such New Project;

(i)                                     the Guaranty (it being understood that, with respect to all Applicable Closings following the First Closing, this delivery shall not be required);

(j)                                    an Assignment of Rents and Leases in form and substance mutually satisfactory to the parties (it being understood that, with respect to all Applicable Closings following the First

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Closing, this delivery shall be limited to an amendment of such Assignment of Rents and Leases for the purpose of including the legal description of the applicable Real Property or the applicable assignees thereunder);

(k)                                 an executed Security Agreement in form and substance mutually satisfactory to the parties (it being understood that, with respect to all Applicable Closings following the First Closing, this delivery shall be limited to an amendment of the Security Agreement for the purpose of including the legal description of the applicable Real Property and the secured parties thereunder);

(l)                                     a Noncompete Agreement by FirstChoice in form and substance mutually satisfactory to the parties (it being understood that, with respect to all Applicable Closings following the First Closing, this delivery shall not be required);

(m)                             a Management Subordination Agreement in form and substance mutually satisfactory to the parties; provided, however, that to the extent the parties acknowledge that no Management Agreement exists at the time of the First Closing or other Applicable Closings, this condition shall be waived until such time as a Management Agreement exists;

(n)                                 the Intercreditor Agreement (it being understood that, with respect to all Applicable Closings following the First Closing, this delivery shall be joinders to the Intercreditor Agreement in form mutually agreeable to the parties);

(o)                                   the Subordination Agreement (it being understood that, with respect to all Applicable Closings following the First Closing, this delivery shall be joinders to the Subordination Agreement in form mutually agreeable to the parties);

(p)                                 if applicable, Lien waiver affidavits and certifications in form and substance acceptable to MPT and the Title Company from all contractors, subcontractors and other third parties who performed work on or supplied materials and/or labor to or for the Real Property and verifying that all work, supplies, materials and labor have been paid in full and there are no liens on the Real Property nor any potential liens on the Real Property;

(q)                                 the New Closing Certificate; and

(r)                                    such other instruments and documents consistent with the terms of this Agreement as MPT reasonably deems necessary to effect the transactions contemplated hereby.

It is understood and agreed that, in the event of any exercise of the Direct Sale Alternative, in addition the deliveries required hereinabove, the applicable FirstChoice Party shall execute and deliver to the applicable MPT Party deed, bill of sale and such other documents, instruments, affidavits and waivers as required to be delivered by the Unrelated Seller under the applicable Real Estate Contract, in substantially the same form as required under the applicable Real Estate Contract.

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8.3.                            MPT Parties’ Closing Date Deliverables. On the Applicable Closing Date, the existing MPT Parties shall deliver or cause to be delivered to the existing FirstChoice Parties the following:

(a)                                 an Assignment and Assumption Agreement to effect the Partial Assignment with respect to the applicable Real Estate Contract, in form and substance mutually satisfactory to the parties;

(b)                                 a Joinder Agreement;

(c)                                  the applicable MPT Guaranty with respect to such New Project;

(d)                                 certificates of existence and good standing of MPT and each MPT Lessor from the Delaware Secretary of State of the State of Delaware, dated the most recent practical date prior to the Applicable Closing Date;

(e)                                  certificates of good standing and foreign qualification of each MPT Lessor from the Secretary of State of the state in which the applicable Real Property is located, dated the most recent practical date prior to the Applicable Closing Date;

(f)                                   a certified copy of the resolutions of the governing body of MPT and each MPT Lessor dated prior to the Applicable Closing Date and authorizing such MPT Lessors’ execution, delivery and performance of this Agreement and all other documents to be executed in connection herewith;

(g)                                  a certificate dated the Applicable Closing Date signed by MPT and the applicable MPT Lessor to the effect that all of the representations and warranties of such MPT Lessor contained in the Agreement, as such representations and warranties may have been updated under Section 6.3 above, remain in all material respects true and correct as of the Closing Date as if made on such date and that such MPT Lessor has performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed or satisfied by such MPT Lessor on or prior to the Applicable Closing; and

(h)                                 all other documents identified in Section 8.2 above to which any new or existing MPT Party is a party.

ARTICLE IX

TERMINATION

9.1.                            Termination. Notwithstanding anything to the contrary in this Agreement and in addition to any termination rights provided for elsewhere in this Agreement, the obligations of the parties hereunder may be terminated and the transactions contemplated hereby abandoned at any time prior to an Applicable Closing: (a) by mutual written consent of the parties; (b) by FirstChoice if (i) the conditions set forth in Section 7.1 shall not have been satisfied with respect to any Applicable Closing on or before December 31, 2014, or (ii) MPT shall have rejected and not acquired at least five (5) Target Properties proposed by FirstChoice, or (c) by MPT if the

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conditions set forth in Section 7.2 shall not have been satisfied with respect to any Applicable Closing on or before December 31, 2014 (the date of any such termination under subsection (a), (b) or (c) being referred to herein as the “Termination Date”).

9.2.                            Notice and Effect. In the event of the termination of this Agreement pursuant to this Article IX, the party terminating this Agreement shall give prompt written notice thereof to the parties, and the transactions contemplated hereby relating to a Real Property that has not yet been acquired that shall be abandoned without further action by any party. Notwithstanding any statement contained in this Agreement to the contrary, termination of this Agreement shall not relieve any party from liability for any breach or violation of this Agreement.

ARTICLE X

CERTAIN POST-CLOSING COVENANTS

10.1.                     HIPAA Compliance. Each of the Facilities shall, upon the applicable Operational Date (as defined in the applicable Project Development Agreement), comply with the standards for privacy of individually-identifiable health information which were promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

10.2.                     Post-Closing Access to Information. The parties acknowledge that, subsequent to an Applicable Closing, each may need access to the Assets subject to such Applicable Closing and to information, documents or computer data in the control or possession of the other for purposes of concluding the transactions contemplated herein and for audits, investigations, compliance with governmental requirements, regulations and requests, the prosecution or defense of third party claims. Accordingly, the parties agree that upon prior reasonable notice and during regular business hours they will make available to the other and their agents, independent auditors and/or governmental entities such documents and information as may be available relating to such Assets and will permit the other to make copies of such documents and information at the requesting party’s expense, provided that none of the foregoing will interfere with the operation of the Business.

10.3.                     Real Estate Contract Indemnification. The parties acknowledge that there may be indemnification rights and claims against the Unrelated Sellers pursuant to the terms of the Real Estate Contracts. In the event that any such indemnification right or claim under a Real Estate Contract (an “Unrelated Seller Claim”) shall arise or accrue in favor of any FirstChoice Party at any time hereafter with respect to or affecting any of the Assets or otherwise resulting in any demands, claims, actions, losses, damages, liabilities, penalties, Taxes, costs and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees, settlement costs, arbitration costs and any reasonable other expenses for investigating or defending any action or threatened action) (collectively, “Unrelated Seller Damages”), FirstChoice shall, after notification to MPT, (a) promptly notify the applicable Unrelated Seller of the Unrelated Seller Claim (including all material facts related thereto) and make a claim for indemnity against such Unrelated Seller with respect thereto pursuant to the terms of the applicable Real Estate Contract; (b) promptly notify MPT of any and all material communications, notices or other information, whether written or oral, any of the FirstChoice Parties receives with respect to such Unrelated Seller Claim; (c) coordinate with MPT in the exercise of all of the FirstChoice Parties’ rights

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with respect to such Unrelated Seller Claim (including, without limitation, the selection, engagement and/or approval of counsel) it being understood and agreed that no FirstChoice Party shall take any action with respect to any such Unrelated Seller Claim (except for those actions set forth in clauses (a) and (b) above) without the MPT’s prior written consent; (d) account for any amounts received by any FirstChoice Party in respect of any such Unrelated Seller Claim; and (e) not take or agree to take any action which would conflict with its obligations to the MPT Parties with respect to such Unrelated Seller Claim pursuant to this Section 10.3 or which would otherwise adversely affect any rights of the MPT Parties with respect to such Unrelated Seller Claim. MPT shall reasonably cooperate with the FirstChoice Parties in connection with any Unrelated Seller Claims, which cooperation shall be at FirstChoice’s sole cost and expense. The provisions of this Section 10.3 shall be in addition to any rights or remedies of the MPT Parties provided in Article XIII hereof, and shall survive any termination of this Agreement for a period concurrent with the survival period of any indemnification obligations of the respective Unrelated Sellers under the Real Estate Contracts.

10.4.                     Joinder of New Projects. In connection with each New Project, the parties shall add such New Project to this Agreement upon the following terms and conditions:

(a)                                 a new MPT Lessor and a new FirstChoice Lessee shall be joined to this Agreement (each, a “New Party”);

(b)                                 the existing MPT Parties and FirstChoice Parties, and each New Party shall execute a Joinder Agreement in form to be mutually agreed upon by the parties (each, a “Joinder Agreement”), which shall provide, among other things, that the acquisition, funding and development of the applicable Real Property is subject to the representations, warranties, covenants, conditions and deliveries as set forth in this Agreement; it being further understood and agreed, however, that any such New Parties shall not be required to reaffirm or satisfy the representations, warranties, covenants and conditions with respect to any previously closed Real Property, and all representations, warranties, covenants and conditions relating to any such New Party shall not apply with respect to any previously closed Real Property.

ARTICLE XI

INDEMNIFICATION

11.1.                     FirstChoice Parties’ Agreement to Indemnify.

(a)                                 Subject to the limitations set forth in this Article XI, the existing FirstChoice Parties, jointly and severally, shall indemnify, defend and hold harmless MPT, the other existing MPT Parties, their Affiliates and their respective officers, managers, members, (general and limited) partners, shareholders, employees, agents and representatives (collectively, the “MPT Indemnified Parties”) from and against all demands, claims, actions, losses, damages, liabilities, penalties, taxes, costs and expenses (including, without limitation, attorneys’ and accountants’ fees, settlement costs, arbitration costs and any reasonable other expenses for investigating or defending any action or threatened action) asserted against or incurred by the MPT Indemnified Parties or any of them arising out of or in connection with or resulting from (i) any breach of, misrepresentation associated with or failure to perform under any covenant, representation,

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warranty or agreement under this Agreement, the FirstChoice Instruments, or the other agreements contemplated hereby or thereby on the part of the existing FirstChoice Parties; (ii) any claims asserted against or damages suffered by the MPT Indemnified Parties as a result of any breach by any existing FirstChoice Party of its representations, warranties, covenants or obligations under this Agreement; or (iii) any Excluded Liabilities (collectively, “MPT Party Damages”); provided, however, that (A) MPT Party Damages shall not apply to any matters resulting from or caused by the gross negligence or willful misconduct of any MPT Indemnified Party, and (B) the obligations of FirstChoice under this Section 11.1(a) with respect to the Master Lease shall exclude any MPT Party Damages arising under the Master Lease, all of which must be pursued against FirstChoice (if at all) pursuant to the terms of the Master Lease and the Guaranty.

(b)                                 The indemnification of the MPT Indemnified Parties by the FirstChoice Parties provided for under this Article XI as to a particular Real Property shall terminate on the date that is the second (2nd) anniversary after the date of the Applicable Closing of such Real Property (the “MPT Party Indemnity Periods”); provided, however, if a particular Real Property is not Completed (as defined in the applicable Project Funding Agreement) prior to the second anniversary of the applicable Closing Date, such termination date shall be extended for one year following the date of Completion. The limitation in the preceding sentence shall not apply to any MPT Party Damages arising or resulting from (i) any act or omission of the FirstChoice Parties which constitutes fraud, (ii) any breach by FirstChoice Parties of their respective post-closing covenants under Sections 10.1, 10.2 or 10.3, or (iii) the Excluded Liabilities. Notwithstanding the foregoing, the obligations of the FirstChoice Parties for indemnification pursuant to this Section 11.1 with respect to any Real Property prior to the Completion thereof shall not in the aggregate exceed the Guaranty Limitation (as defined in the Project Development Agreement for such Real Property), except and to the extent otherwise provided for in the Cost Overrun Guaranty.

11.2.                     MPT’s Agreement to Indemnify.

(a)                                 Subject to the limitations set forth in this Article XI, the existing MPT Parties shall indemnify, defend and hold harmless FirstChoice, the other FirstChoice Parties, their respective Affiliates and their respective officers, managers, members, (general and limited) partners, shareholders, employees, agents and representatives (collectively, the “FirstChoice Indemnified Parties”) from and against all demands, claims, actions, losses, damages, liabilities, penalties, Taxes, costs and expenses (including, without limitation, reasonable attorneys’ fees, settlement costs, arbitration costs and any reasonable other expenses for investigating or defending any action or threatened action) asserted against or incurred by any of the FirstChoice Indemnified Parties or any of them arising out of or in connection with or resulting from (i) any breach of, misrepresentation associated with or failure to perform under any covenant, representation, warranty or agreement under this Agreement or the other agreements contemplated hereby on the part of any existing MPT Party; or (ii) any claims asserted against or damages suffered by the FirstChoice Parties as a result of any breach by any MPT Party its representations, warranties, covenants or obligations under this Agreement (collectively, “FirstChoice Damages”); provided, however, that FirstChoice Damages shall not apply to any

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matters resulting from or caused by the gross negligence or willful misconduct of any FirstChoice Indemnified Party.

(b)                                 The indemnification of the FirstChoice Indemnified Parties by the existing MPT Parties provided for under this Section 11.2 shall terminate on the second (2nd) anniversary of the Applicable Closing (the “FirstChoice Indemnity Period”). The limitation in the preceding sentence shall not apply to any FirstChoice Damages arising or resulting from (i) any act or omission of any MPT Indemnified Party which constitutes fraud, or (ii) any breach by any MPT Party of its post-closing covenants under Section 10.3.

11.3.                     Notification and Defense of Claims.

(a)                                 A party entitled to be indemnified pursuant to this Article XI (the “Indemnified Party”) shall notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, as soon as possible after the Indemnified Party becomes aware of such claim or demand; provided, that, the Indemnified Party’s failure to give such notice to the Indemnifying Party in a timely fashion shall not result in the loss of the Indemnified Party’s rights with respect thereto except to the extent the Indemnifying Party is materially prejudiced by the delay.

(b)                                 If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to the provisions hereof, and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnifying Party shall have the obligation either (i) to pay such claim or demand, or (ii) defend any such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. After the Indemnifying Party has assumed the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party under this Article XI for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, provided that the Indemnified Party shall have the right to employ counsel, at the Indemnifying Party’s expense, to represent it if (A) in the Indemnified Party’s reasonable opinion the Indemnifying Party is not diligently prosecuting the defense of such Third Party Claim, (B) such Third Party Claim involves remedies other than monetary damages and such remedies, in the Indemnified Party’s reasonable judgment, could have a Material Adverse Effect on such Indemnified Party, (C) the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more defenses or counterclaims that may be alleged by the Indemnifying Party, or (D) the Indemnified Party believes in its reasonable discretion that a conflict of interest exists between the Indemnifying Party and the Indemnified Party with respect to such Third-Party Claim or action, and in any such event the reasonable fees and expenses of such separate counsel for the Indemnified Party shall be paid by the Indemnifying Party. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party’s possession reasonably required by it for its use in contesting any Third-Party Claim or demand.

(c)                                  No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the

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prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and diligently prosecute the defense of such claim or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which includes any admission of wrongdoing or could result in any liability (including regulatory liability) of the Indemnifying Party or which would otherwise in any manner affect, restrain or interfere with the business of the Indemnifying Party or any Affiliate of the Indemnifying Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which includes any admission of wrongdoing or could result in any liability (including regulatory liability) of the Indemnified Party or which would otherwise in any manner affect, restrain or interfere with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

11.4.             Investigations. The right to indemnification based upon breaches or inaccuracies of representations, warranties and covenants will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Applicable Closing Date, whether as a result of disclosure by a party pursuant to this Agreement or otherwise, the accuracy or inaccuracy of or compliance with any such representation, warranty or covenant. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, will not affect a party’s right to indemnification, payment of damages or other remedies based on such representations, warranties and covenants.

11.5.             Exclusive Remedy. FROM AND AFTER THE APPLICABLE CLOSING, THE PARTIES AGREE AND ACKNOWLEDGE THAT THE INDEMNIFICATION RIGHTS PROVIDED IN THIS ARTICLE XI SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF THE PARTIES TO THIS AGREEMENT FOR BREACHES OF THIS AGREEMENT AND FOR ALL DISPUTES ARISING UNDER OR RELATING TO THIS AGREEMENT AND ANY ADDITIONAL AGREEMENTS OR DOCUMENTS EXECUTED OR DELIVERED IN OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT FOR POST-CLOSING COVENANTS, CASES WHERE SPECIFIC PERFORMANCE IS AVAILABLE AS A REMEDY AND EXCEPT IN CASES OF FRAUD.

ARTICLE XII

DISPUTE RESOLUTION

12.1.             Governing Law. EXCEPT AS PROVIDED IN THIS SECTION 12.1, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES. NOTWITHSTANDING THE FOREGOING, THE PARTIES HERETO AGREE THAT ALL PROVISIONS OF THIS AGREEMENT OR THE

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LEASE RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES RELATING TO THE RECOVERY OF POSSESSION OF ALL OR ANY PORTION OF THE REAL PROPERTY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER OR OTHER SIMILAR ACTION) SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE APPLICABLE PORTION OF THE REAL PROPERTY IS LOCATED.

12.2.             Jurisdiction and Venue. THE PARTIES CONSENT TO PERSONAL JURISDICTION IN THE STATE OF ALABAMA. EXCEPT AS PROVIDED IN THIS SECTION 12.12, THE PARTIES AGREE THAT ANY ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT SHALL BE BROUGHT AND TRIED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF ALABAMA. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. FURTHER, THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY CERTIFIED MAIL ADDRESSED TO A PARTY AT THE ADDRESS DESIGNATED PURSUANT TO SECTION 13.2 SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PARTY FOR ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT MAY BE ENFORCED IN ANY OTHER COURT TO WHOSE JURISDICTION ANY OF THE PARTIES IS OR MAY BE SUBJECT. NOTWITHSTANDING THE FOREGOING, THE PARTIES FURTHER AGREE THAT ALL ACTIONS AND PROCEEDINGS RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES RELATING TO THE RECOVERY OF POSSESSION OF ALL OR ANY PORTION OF THE REAL PROPERTY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER OR OTHER SIMILAR ACTION) MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF THE STATE WHERE THE APPLICABLE PORTION OF THE REAL PROPERTY IS LOCATED.

12.3.             Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF ANY PARTY OR ANY EXERCISE OF ANY PARTY OF THEIR RESPECTIVE RIGHTS HEREUNDER OR IN ANY WAY RELATING TO THIS AGREEMENT OR THE ASSETS (INCLUDING ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR MPT TO ENTER INTO THIS AGREEMENT.

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ARTICLE XIII

MISCELLANEOUS

13.1.             Assignment. Except as expressly permitted herein, this Agreement is not assignable by any party without the prior written consent of the other parties. Notwithstanding the foregoing, the MPT Parties may at any time and without the consent of FirstChoice or any other FirstChoice Party assign all of their rights and obligations hereunder to any Person other than any Person whose primary business is the provision of physician-staffed emergency room or urgent care medical services (a “Non-Permissible Assignee”); provided, however, that (a) no such assignment shall relieve or release the MPT Parties from their obligations hereunder, and (b) if there shall exist any Event of Default (under and as defined in the Master Lease), the MPT Parties may assign all of their rights and obligations hereunder to any Person, including, without limitation, a Non-Permissible Assignee. Notwithstanding the foregoing, so long as no Event of Default (as defined in the Master Lease) is outstanding under the Master Lease, the FirstChoice Parties may at any time and without the consent of MPT or any of the MPT Parties assign all or any portion of their respective rights and obligations hereunder to any Person in connection with (i) a Permitted Sale Transaction (as defined in the Master Lease), or (ii) any other transfer (be it by merger, consolidation, sale, assignments or otherwise) of all or substantially all of the assets of FirstChoice, so long as following the consummation of such transfer, the assignee of FirstChoice is in pro forma compliance with the covenants set forth in Section 16.1(1) of the Master Lease.

13.2.             Notice. All notices, demands, consents, approvals, requests and other communications required or permitted to be provided under this Agreement shall be in writing (except where specifically stated otherwise herein) and shall be (a) delivered in person, (b) sent by certified mail, return receipt requested, (c) delivered by a recognized delivery service, or (d) sent by facsimile transmission and addressed as follows:

If to any FirstChoice	c/o First Choice ER, LLC
Party:	2491 S. Lake Vista, Suite 200
Lewisville, Texas 75067
Attn: Chief Development Officer
Telephone: (972) 899-6666
Facsimile: (972) 899-6664

With a copy to:	First Choice ER, LLC
2491 S. Lake Vista, Suite 200
Lewisville, Texas 75067
Attn: Legal Department
Telephone: (972) 899-6666
Facsimile: (972) 899-6664

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With a copy to:	DLA Piper LLP (US)
203 North LaSalle Street, Suite 1900
Chicago, Illinois 60601 1293
Attn: Merle Teitelbaum Cowin,Esq.
Telephone: (312) 368-4089
Facsimile: (312) 630-7419

If to any MPT Party:	c/o MPT Operating Partnership, L.P.
1000 Urban Center Drive, Suite 501
Birmingham, AL 35242
Attn: Legal Department
Telephone: (205) 969-3755
Facsimile: (205) 969-3756

With a copy to:	Baker, Donelson, Bearman, Caldwell &
Berkowitz, PC
420 20th Street North, Suite 1400
Birmingham, Alabama 35203
Attn: Thomas O. Kolb, Esq.
Telephone: (205) 250-8321
Facsimile: (205) 488-3721

or to such other address as either party may hereafter designate in writing, and shall be effective upon receipt. A notice, demand, consent, approval, request and other communication shall be deemed to be duly received if delivered in person or by a recognized delivery service, when left at the address of the recipient and if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; provided that if a notice, demand, consent, approval, request or other communication is served by hand or is received by facsimile on a day which is not a Business Day, or after 5:00 p.m. on any Business Day at the addressee’s location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. (based upon Birmingham, Alabama time) on the first Business Day thereafter.

13.3.             Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end of the next succeeding Business Day.

13.4.             Captions. The section and paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement.

13.5.             Entire Agreement; Modification. This Agreement, including the Exhibits and Schedules attached hereto, and other written agreements executed and delivered at the Applicable Closings by the parties, constitute the entire agreement and understanding of the

36

parties with respect to the subject matter of this Agreement. This Agreement supersedes any prior oral or written agreements between the parties with respect to the subject matter of this Agreement. It is expressly agreed that there are no verbal understandings or agreements which in any way change the terms, covenants, and conditions set forth in this Agreement, and that no modification of this Agreement and no waiver of any of its terms and conditions shall be effective unless it is made in writing and duly executed by the parties.

13.6.             Schedules and Exhibits. All Schedules and Exhibits referred to in this Agreement shall be deemed a part of this Agreement and are hereby incorporated herein by reference. The statements in the Schedules referred to in this Agreement, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement. Further, nothing set forth in such Schedule shall be deemed adequate to disclose an exception to a representation or warranty related thereto unless such Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

13.7.             Further Assurances. From time to time after the Applicable Closing and without further consideration, each party shall execute and deliver to the other such instruments of sale, transfer, conveyance, assignment, consent or other instruments as may be reasonably requested in order to carry out the purpose and intent of this Agreement.

13.8.             Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed signature pages to this Agreement may be delivered by facsimile transmission or by e-mail and any such signature page shall be deemed an original.

13.9.             Expenses. FirstChoice shall be responsible for the payment of all Closing Costs, Pursuit Costs and all other reasonable expenses incurred by the parties in connection with the transactions contemplated hereby; provided, that such costs and expenses with respect to each Real Property shall be included in the budget for each New Project and funded by the MPT Lessors in accordance with the applicable Project Development Agreement. The parties acknowledge that FirstChoice has delivered to MPT an expense deposit in the amount of One Hundred Thousand Dollars ($100,000) (the “Expense Deposit”). At the First Closing, MPT shall refund the Expense Deposit to FirstChoice. The provisions of this Section 13.9 shall survive the termination of this Agreement.

13.10.      Public Announcements. FirstChoice and MPT agree that public announcements, if any, concerning the subject matter of this Agreement shall be mutually approved in advance; provided, however, that, notwithstanding any provision hereof to the contrary, but subject to the provisions of the Confidentiality Agreement, without the prior approval of the other party, FirstChoice or MPT or their respective Affiliates, may (a) disclose that it has entered into this Agreement and may provide and disclose information regarding this Agreement, the parties to this Agreement, the Master Lease, the Real Property, the Assets and such additional information which such party may reasonably deem necessary, to its proposed investors in connection with a public offering or private offering of securities, or any current or prospective lenders with respect to its financing, and to investors, analysts and other parties in connection with earnings calls and other normal communications with investors, analysts and other parties, (b) release information

37

required to be disclosed pursuant to applicable law, including, without limitation, federal and state securities laws and the rules and regulations of the NYSE or NASDAQ, and (c) include any information in a prospectus, prospectus supplement or other offering circular or memorandum in connection with public or private capital raising or other activities undertaken by such party.

13.11.      Right to Specific Performance. Each of the parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur if a party breaches its obligations under this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated herein). Accordingly, each party acknowledges and agrees that the other parties shall be entitled to an injunction, specific performance and other equitable relief to prevent any such breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity (including the recovery of damages from the other party), without proving actual damages or posting any bond or other security in connection with any such order or injunction. Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

13.12.      Binding Effect; No-Third Party Beneficiaries. This Agreement shall bind and inure to the benefit of the parties and their successors and assigns; provided, however, that (a) this Agreement shall not inure to the benefit of any assignee pursuant to an assignment which violates the terms of this Agreement and (b) neither this Agreement nor any other agreement contemplated in this Agreement shall be deemed to confer upon any Person not a party to this Agreement or such other agreement any rights or remedies contained in this Agreement or such other agreement as a third party beneficiary hereof, thereof, or otherwise.

13.13.      Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

13.14.      Joint and Several Obligations. Whenever any provision of this Agreement refers to the joint and several liability of parties hereto, the other parties hereto may enforce such provision against any one or more or all of such parties.

[Signatures Appear on the Following Pages.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

MPT:

MPT OPERATING PARTNERSHIP, L.P.

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Title:	Executive Vice President and CFO

FIRSTCHOICE:

FIRST CHOICE ER, LLC

By:	/s/ Timothy L. Fielding
Name:	Timothy L. Fielding
Title:	CFO

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EXHIBIT A

FORM COST OVERRUN GUARANTY

A-1

COST OVERRUN GUARANTY

THIS COST OVERRUN GUARANTY (this “Guaranty”) is made this [    ] day of [          ], 201[    ], by FIRST CHOICE ER, LLC, a Texas limited liability company (“Guarantor”), for the benefit of [MPT OF                       ], a Delaware [                       ] (together with its permitted successors and assigns, “Owner”):

RECITALS:

A.            Owner owns fee title to the real property located at               (the “Property”).

B.            Owner, Guarantor, [FirstChoice Sub #1, a                 (“Lessee”), and                    , a                 (“Developer”), have entered into that certain Project Funding and Development Agreement dated             , 20    (as the same may be modified, amended or restated from time to time, the “PFDA”), pursuant to which Developer has agreed develop and improve the Property as an approximately          square foot standalone emergency room facility (the “Project”) and Owner has agreed to fund the development and construction of the Project, upon the terms and conditions set forth therein. Capitalized terms that are not otherwise defined in this Guaranty shall have the respective meanings that such terms have in the PFDA.

C.            Owner and Lessee have entered into that certain Master Lease Agreement dated             ,2013 (as the same may be modified, amended or restated from time to time, the “Master Lease”), pursuant to which Lessee has agreed to lease the Project from Owner, upon the terms and conditions set forth therein.

D.            As a condition to entering into the PFDA and the Master Lease, Owner requires that Guarantor provide this Guaranty.

E.            Guarantor is an affiliate of Lessee and will derive substantial economic and other benefits from the development of the Project and the Master Lease.

AGREEMENT:

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, Guarantor agrees as follows:

1.             Guaranty. Subject to the terms and condition of this Guaranty, Guarantor absolutely, unconditionally and irrevocably guarantees to Owner the following (the “Guaranteed Obligations”):

a.             the payment to Owner of all Cost Overruns (defined below), such payment to be made to Owner within ten (10) days after demand from Owner, provided, however, that at no time shall the aggregate liability of Guarantor for Cost Overruns and for obligations owing under the PFDA exceed the Construction Period Maximum Liability (defined below); and

b.             the payment of all Enforcement Costs (as defined below).

As used in this Guaranty:

(i)                                     “Cost Overruns” shall mean the amount, if any, by which the aggregate amount of Actual Development and Construction Costs (defined below) for the Project exceeds the aggregate amount of Budgeted Development and Construction Costs (defined below) for the Project.

(ii)                                  “Actual Development and Construction Costs” shall mean the actual out-of-pocket costs and expenses incurred by Owner for construction and development costs (including both hard and soft costs) of the Project in accordance with the PFDA, through Completion, but excluding (x) any Construction Period Accrual, (y) any acquisition costs for the Property, and (z) any Force Majeure Costs (defined below).

(iii)                               “Budgeted Development and Construction Costs” shall mean the Total Funding Amount, less (x) the amount of the Construction Period Accrual (in any) set forth in the Development Budget, and (y) any acquisition costs for the Property.

(iv)                              “Construction Period Maximum Liability” as of any date shall mean the sum of (A) 89.95% of the then incurred Actual Development and Construction Costs for the Project that are properly capitalizable under US GAAP incurred as of such date, minus (B) the sum of (i) any payments previously paid by Guarantor or Master Lessee in connection with the Project which have been future valued at          [insert lessee’s incremental borrowing rate used to classify the lease under ASC 840 (FAS 13)] to such point in time, and (ii) the present value of any future payments in connection with the Project, discounted at          [insert lessee’s incremental borrowing rate used to classify the lease under ASC 840 (FAS 13)], that Guarantor or Master Lessee is obligated to make, but in each case excluding payments that are not required to be included in the calculation of Guarantor’s or Master Lessee’s maximum guaranty amount under ASC 840-40-55 (EITF 97-10).

(v)                                 “Force Majeure Costs” shall mean shall mean (A) all costs and expenses incurred by Owner or Developer to restore the Project in connection with a Force Majeure Event (including (1) all capitalized interest and other collateral costs and carrying costs accruing on such cost necessary to repair and restore damage caused by such Force Majeure Event, and (2) all capitalized interest and other collateral costs and carrying costs accruing as a result of time delays necessary to repair and restore damage caused by such Force Majeure Event) less the amount of all insurance proceeds applied to the restoration of the

2

Project and (B) to the extent the Project is not restored following such Force Majeure Event, the reduction, if any, in fair market value of the Project as a result of such Force Majeure Event.

(vi)                              “Force Majeure Event” shall mean the occurrence of one or more events that causes damage to the Project or any portion thereof caused by Owner or Owner’s employees, act of God, including fire, floods, tornadoes, hurricanes or any other causes, unless such damage was caused by Guarantor, Master Lessee or any of their respective employees.

2.                                      Waiver of Defenses. Guarantor agrees that the obligations, covenants and agreements of Guarantor under this Guaranty shall not be affected or impaired by any act of Owner, or any event or condition except full performance of the Guaranteed Obligations. Guarantor agrees that, without full performance of the Guaranteed Obligations, the liability of Guarantor hereunder shall not be discharged, and Guarantor waives any defense based on (a) lack of authority or bankruptcy or insolvency of the Owner, Developer, Master Lessee or any other person or entity; (b) any failure of Owner to commence action against the Developer or any other person or entity, or to file or enforce a claim against the estate (either in administration, bankruptcy, or any other proceeding) of Developer or any other person or entity; (c) any election of remedies by the Owner or any other person or entity which destroys or otherwise impairs any subrogation rights of Guarantor or the right of Guarantor to proceed against Developer, Owner or any other person or entity for reimbursement; (d) any failure on the part of the Owner to ascertain the extent or nature of the liability of any person or entity liable for the obligations of Developer under the PFDA, or any failure on the part of Owner or any other person or entity to disclose to Guarantor any material facts affecting the obligations of Developer under the PFDA; (e) any lack of acceptance or notice of acceptance of this Guaranty by Owner; (f) any lack of presentment, demand, protest, or notice of demand, protest, nonpayment or nonperformance with respect to the obligations of Developer under the PFDA; (g) any lack of due diligence by Owner in obtaining reimbursement from any person or entity now or hereafter liable for the obligations of Developer under the PFDA; (h) any deficiency in the ability of Owner to collect from any persons or entities now or hereafter liable for the obligations of Developer under the PFDA; (i) the renewal or extension of time for the payment or performance of the Guaranteed Obligations or any other agreement relating to the Guaranteed Obligations, whether made with or without the knowledge or consent of Guarantor; (j) any transfer, waiver, compromise, settlement, surrender or release of the provisions of the PFDA (provided that the PFDA shall not be modified or amended and no Change Order will be approved by Owner without the prior written consent of Guarantor); (k) the existence of any defenses to enforcement of the provisions of the PFDA other than mandatory counter-claims; (1) the existence of any set-off, claim, reduction or diminution of the Guaranteed Obligations, or any defense of any kind or nature, which Guarantor may have against Developer, Owner or any other person or entity or which any party has against Owner; (m) the addition of any and all other indorsers, guarantors, obligors and other persons liable for the payment and performance of the Guaranteed Obligations and the acceptance of any and all other security for the payment and performance of the Guaranteed Obligations; all whether or not Guarantor shall have had notice or knowledge or any act or omission referred to in the foregoing clauses (a) through (m) of this Paragraph. Guarantor intends that Guarantor shall remain liable hereunder as a principal until all Guaranteed Obligations shall have been

3

satisfied in full, notwithstanding any fact, act, event or occurrence which might otherwise operate as a legal or equitable discharge of a surety or guarantor.

3.                                      Unconditional Liability. This is a guaranty of payment and performance and not a guaranty of collection. The liability of Guarantor under this Guaranty shall be direct and immediate and not conditional or contingent on the pursuit of any remedies against Developer, Master Lessee or any other person or entity. Upon a default in payment or performance of any of the Guaranteed Obligations, Owner may enforce its rights, powers and remedies under the PFDA or hereunder, in any order, without demand or notice of any kind (except notice and cure periods as may be required by the PFDA), and without exercising any rights or remedies against Developer or any other person or entity, and all such rights, powers and remedies available to the Owner shall be nonexclusive and cumulative of all other available rights, powers and remedies. If any of the Guaranteed Obligations are partially paid or partially performed, for whatever reason, this Guaranty shall remain in full effect, and Guarantor shall remain liable for the entire remaining unpaid or unperformed Guaranteed Obligations.

4.                                      Waiver of Exemptions. Guarantor waives, to the fullest extent permitted by law, all rights to the benefits of any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement, and exemption now or hereafter provided by any applicable law.

5.                                      Enforcement Costs. If: (i) this Guaranty is placed in the hands of one or more attorneys for collection or is collected through any legal proceeding; (ii) one or more attorneys is retained to represent Owner in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty or (iii) one or more attorneys is retained to represent Owner in any other proceedings whatsoever in connection with this Guaranty, then Guarantor shall pay to Owner upon demand all reasonable attorneys’ fees, costs and expenses, including, without limitation, court costs, filing fees, and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.

6.                                      Modification of Guaranty. This Guaranty may not be changed orally and no obligation of Guarantor can be released or waived by Owner except by a writing signed by the Owner. This Guaranty shall be irrevocable by Guarantor until all Guaranteed Obligations have been completely satisfied. This Guaranty shall be reinstated if any payment received Owner from Guarantor is returned or rescinded due to any law relating to bankruptcy, insolvency or other relief of debtors or for any other reason.

7.                                      Subrogation. Until all of the Guaranteed Obligations guaranteed hereunder have been satisfied and discharged in full, (a) Guarantor shall not exercise its right of subrogation and (b) Guarantor waives any right to enforce any remedy which it now has or may hereafter have against Lessee, any other guarantor or any other party to any of the Transaction Documents, or any other documents entered into in connection therewith, and any benefit of, and any right to participate in, any security or other assets now or hereafter held by Owner with respect to the Master Lease, the other Transaction Documents or any other document or instrument entered into in connection therewith.

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8.                                      Binding Effect; No Third Party Beneficiaries. This Guaranty shall bind and inure to the benefit of Owner and its successors and assigns, and Owner’s successors and permitted assigns shall be entitled to enforce performance and observance of this Guaranty to the same extent Owner is entitled to do so; provided, however, that (a) this Guaranty shall not inure to the benefit of any assignee pursuant to an assignment which violates the terms of this Guaranty; and (b) this Guaranty shall not be deemed to confer any rights or remedies contained in this Guaranty upon any Person not a party or made subject to this Guaranty (other than Owner).

9.                                      Governing Law; Jurisdiction. This Guaranty and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and performed in such State, without giving effect to conflicts of law principles. To the fullest extent permitted by law, Guarantor hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Guaranty. Any legal suit, action or proceeding against Guarantor or Owner arising out of or relating to this Guaranty shall be instituted in any federal or state court in the State of Alabama, and Guarantor waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

10.                               Notices. All notices, demands, consents, approvals, requests and other communications under this Guaranty shall be in writing and shall be either (a) delivered in person, (b) sent by certified mail, return receipt requested, (c) delivered by a recognized delivery service, or (d) sent by facsimile transmission and addressed as follows:

Address of Owner:	c/o MPT Operating Partnership, L.P.
1000 Urban Center Drive, Suite 501
Birmingham, Alabama 35242
Attn: Legal Department
Fax: (205) 969-3756

With a copy to:	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
1400 Wells Fargo Tower
420 North 20th Street
Birmingham, Alabama 35203
Attn: Thomas O. Kolb, Esq.
Fax: (205) 488-3721

Address of Guarantor:	First Choice ER, LLC
2941 S. Lake Vista, Suite 200
Lewisville, Texas 75067
Attn: Chief Development Officer
Fax: (972) 899-6664

With copies to:	First Choice ER, LLC
2491 S. Lake Vista, Suite 200

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Lewisville, Texas 75067
Attn: Legal Department
Fax: (972) 899-6664

DLA Piper LLP (US)
203 N. LaSalle Street, Suite 1900
Chicago, Illinois 60601
Attn: Merle Teitelbaum Cowin, Esq.
Fax: (312) 630-7419

or to such other address as either party may hereafter designate in writing, and shall be effective upon receipt. A notice, demand, consent, approval, request and other communication shall be deemed to be duly received if delivered in person or by a recognized delivery service, when left at the address of the recipient and if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; provided that if a notice, demand, consent, approval, request or other communication is served by hand or is received by facsimile on a day which is not a Business Day, or after 5:00 p.m. on any Business Day at the addressee’s location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. (based upon Birmingham, Alabama time) on the first Business Day thereafter.

11.                               Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

12.                               No Waiver. No failure by any party to insist upon the strict performance of any term of this Guaranty or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial performance under the terms of this Guaranty during the continuance of any such breach, shall constitute a waiver of any such breach or any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Guaranty, which shall continue in full force and effect with respect to any other then existing or subsequent breach. The parties agree that no waiver shall be effective hereunder unless it is in writing.

13.                               Tolling of Statute of Limitations. Any act or circumstance that shall toll any statute of limitations applicable to the Guaranteed Obligations shall also toll the statute of limitations applicable to the liability of Guarantor for the Guaranteed Obligations.

14.                               Assignment. This Guaranty is not assignable by Guarantor without the prior written consent of Owner. Owner may at any time and without the consent of Guarantor assign all of its rights and obligations hereunder to any other Person in connection with an assignment of the applicable Project Development Agreement in accordance with the terms thereof.

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15.                               Necessary Action. Guarantor and Owner shall perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Guaranty.

16.                               Entire Agreement. This Guaranty supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contains, together with the PFDA and the Master Lease, the entire understanding among the parties with respect to the subject matter hereof.

17.                               Descriptive Headings. Headings and other similar references are for the purpose of facilitating reference to this Guaranty and do not supplement, limit or otherwise vary the text of this Guaranty.

18.                               References. References to Sections shall be deemed to refer to the appropriate Sections of this Guaranty. Unless otherwise specified in this Guaranty, the terms “herein,” “hereof,” “hereunder” and other terms of like or similar import, shall be deemed to refer to this Guaranty as a whole, and not to any particular Section hereof. The term “including” shall mean including, without limitation.

19.                               Individual Enforcement. Owner shall be entitled to enforce this Guaranty and to take any action with respect hereto without any requirement to join any party (other than Guarantor) in any such enforcement or other action.

20.                               Time of Essence. Time is of the essence with respect to payment and performance of the Guaranteed Obligations.

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Executed as of the date first written above.

FIRST CHOICE ER, LLC, a Texas limited
liability company

By:
Name:
Title:

EXHIBIT B

FORM GUARANTY

B-1

GUARANTY

THIS GUARANTY (this “Guaranty”) is made and entered into as of this              day of                   , 2013, by FIRST CHOICE ER, LLC, a Texas limited liability company (“Guarantor”), for the benefit of MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“MPT”), and the Lessors (as herein defined) (MPT and the Lessors, together with their respective permitted successors and permitted assigns, the “Beneficiary”).

W I T N E S S E T H:

WHEREAS, Guarantor and MPT are parties to that certain Master Funding and Development Agreement, dated as of                   , 2013, relating to (a) the acquisition and development of multiple parcels of real property and (b) the leasing of such real property by affiliates of MPT (each a “Lessor” and collectively the “Lessors”) to affiliates of Guarantor (each a “Lessee” and collectively the “Lessees”) (as the same may be amended, modified, supplemented and restated from time to time, the “Master Funding and Development Agreement”);

WHEREAS, Lessors and Lessees have entered into that certain Master Lease Agreement, dated as of                      , 2013, relating to the real property that either has been or will be acquired by Lessors pursuant to the Master Funding and Development Agreement (as the same may be amended, modified, supplemented and restated from time to time, the “Master Lease”);

WHEREAS, each Lessor and Lessee either have or will enter into a Project Funding and Development Agreement pursuant to the terms of the Master Funding and Development Agreement (as the same may be amended, modified and restated from time to time, the “Project Development Agreements”) relating to the development of the Leased Property (as defined in the Master Lease);

WHEREAS, Guarantor directly or indirectly owns equity interests in the Lessees; and

WHEREAS, Guarantor desires to guarantee unconditionally the Obligations (as herein defined) upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, representations, warranties, mutual covenants and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby covenants and agrees as follows:

1.                                      Defined Terms. The following terms shall have the respective meanings ascribed to them in this Section 1:

Affiliate: With respect to any Person (i) any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, (ii) any other Person that owns, beneficially, directly or indirectly, 10% or more of the outstanding capital stock, shares or equity interests of such Person, or (iii) any officer, director, employee, partner, member, manager or trustee of such Person or any Person controlling, controlled by or under common control with such Person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such Person). For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or otherwise.

Event of Default: As defined in Section 4.

Obligations: All obligations, duties and liabilities of the Lessees under or pursuant to (a) the Master Lease; and (b) all obligations arising under any and all renewals, increases, and substitutions, amendments and extensions of the liabilities or obligations under the Master Lease.

Person: An individual, a corporation, a limited liability company, a general or limited partnership, an unincorporated association, a joint venture, a Governmental Body or another entity or group.

2.                                      Guaranty. Guarantor hereby absolutely, unconditionally and irrevocably guarantees to and for the benefit of Beneficiary, the full and prompt payment, performance and discharge of the Obligations. Upon the occurrence of an Event of Default (as defined herein), Guarantor shall perform or cause Lessee to perform such obligations, as if they constituted the direct and primary obligations of Guarantor. Beneficiary may, in its sole discretion, seek satisfaction of such Obligations from either or both of Lessee and Guarantor. The obligations and liabilities of Guarantor hereunder are continuing, absolute and unconditional, shall not be subject to any counterclaim, recoupment, set-off, reduction or defense based upon any claim that Guarantor may have against Lessee, Lessor or any of their respective Affiliates, officers, directors, members, shareholders, employees, agents and representatives, and shall remain in full force and effect until all of the Obligations guaranteed hereby have been paid, performed and discharged in full, without regard to, and without being released, discharged, impaired, modified or in any way affected by, the occurrence from time to time of the following events, circumstances or conditions, whether or not Guarantor shall have knowledge or notice thereof or shall have consented thereto:

(a)                                 the failure or refusal to give notice to Guarantor;

(b)                                 the compromise, settlement, release or termination with Lessee of any or all of the obligations, covenants or agreements of Lessee under the Master Lease, or the amendment, modification, restatement or forgiveness of the Master Lease;

(c)                                  any consent, extension or indulgence under or in respect of any exercise or non-exercise of any right, remedy, power or privilege under or with respect to any of the Obligations guaranteed hereby;

(d)                                 the assignment of the Master Funding and Development Agreement or the Master Lease by MPT or any applicable Beneficiary or Lessee (to the extent permitted under the Master Funding and Development Agreement or the Master Lease); or

(e)                                  the voluntary or involuntary liquidation or dissolution of, sale or other disposition of all or substantially all of the assets of, or the marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, the Beneficiary, Guarantor,

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Lessee, or any of their respective assets, or any action taken by any trustee or receiver or by any court in any such proceeding, or the disaffirmance, rejection or postponement in any such proceeding, of any of the Beneficiary’s, Guarantor’s or Lessee’s covenants, obligations, undertakings or agreements.

3.                                      Representations and Warranties of Guarantor. Guarantor hereby represents and warrants to Beneficiary that (a) Guarantor has full legal right, power and authority to enter into this Guaranty, to incur the obligations provided for herein, and to execute and deliver the same to Beneficiary; (b) this Guaranty has been duly executed and delivered by Guarantor and constitutes Guarantor’s valid and legally binding obligation, enforceable against Guarantor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, and similar laws affecting the enforcement of creditor’s rights or contractual obligations generally and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity; (c) no approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body, and no approval or consent of any other Person is required in connection with the execution and delivery by Guarantor of this Guaranty or the consummation and performance by Guarantor of the transactions contemplated hereby (other than consents and approvals that have been obtained); (d) the execution and delivery of this Guaranty and the obligations created hereby have been duly authorized by all necessary proceedings on the part of Guarantor, and will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under the governing documents of Guarantor, any instrument, contract or other agreement to which Guarantor is a party or by or to which Guarantor or Guarantor’s assets or properties are bound or subject; or any statute or any regulation, order, judgment or decree of any court or governmental or regulatory body; and (e) Guarantor is not a party to or, to the knowledge of Guarantor, threatened in writing with any litigation or judicial, administrative or arbitration proceeding which, if decided adversely to Guarantor, would restrain, prohibit or materially delay the transactions contemplated hereby.

4.                                      Events of Default. An occurrence of any of the following shall constitute an “Event of Default” hereunder:

(a)                                 There shall occur an “Event of Default” under and within the meaning of the Master Lease.

(b)                                 If Guarantor shall fail, refuse or neglect to perform and discharge fully and timely any of its monetary obligations hereunder and, in the case of a non-monetary failure, such failure, refusal or neglect is not cured by Guarantor within a period of thirty (30) days after receipt by Guarantor of written notice thereof from MPT, unless such failure cannot with due diligence be cured within a period of thirty (30) days (in MPT’s reasonable discretion), in which case such failure shall not be deemed to continue so long as Guarantor commences to cure such failure within the thirty (30) day period and proceeds with due diligence to complete the curing thereof within sixty (60) days after receipt by Guarantor of MPT’s notice of default (or such longer period as is reasonably required in the determination of MPT to effect such cure if Guarantor is diligently proceeding to do so); provided however, in no event shall MPT be required to give more than one (1) notice and cure period for Guarantor’s failure to observe or perform the same (or repetitive) covenant or condition in any consecutive twelve (12) month period.

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5.                                      Remedies. Upon the occurrence of an Event of Default, the Beneficiary shall have any and all rights and remedies available in law or equity to enforce any failure by Guarantor to fulfill its obligations hereunder. No remedy herein conferred upon or reserved to the Beneficiary hereunder is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every such remedy now or hereafter existing at law or in equity.

6.                                      Waiver of Acceptance, Etc. Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Lessee, and/or Guarantor with respect to the Obligations guaranteed hereunder. Without limiting the other provisions of this Section 6, this Guaranty shall be construed as a continuing, absolute and unconditional guarantee of performance and payment without regard to the validity, regularity or enforceability of any obligations or any other collateral security thereof (if any) or other guarantee thereof (if any) or any other circumstance whatsoever (with or without notice to or knowledge of Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the obligations of Guarantor under this Guaranty, in bankruptcy or in any other instance, and the obligations and liabilities of Guarantor hereunder shall not be conditioned or contingent upon the pursuit by Beneficiary or any other person at any time of any right or remedy against Lessee, or against any other person (if any) which may be or become liable in respect of all or any part of the obligations or against any collateral security therefor or guarantee thereof or right of offset with respect thereto (if any). This Guaranty is not merely a guarantee of collection and the obligations of Guarantor hereunder are primary and this guarantee constitutes a guarantee of payment.

7.                                      Subrogation. Until all of the Obligations guaranteed hereunder have been satisfied and discharged in full, (a) Guarantor shall not exercise its right of subrogation and (b) Guarantor waives any right to enforce any remedy which Beneficiary now has or may hereafter have against Lessee, or any other guarantor or any other party to the Master Lease, or any other documents entered into in connection therewith, and any benefit of, and any right to participate in, any security or other assets now or hereafter held by Beneficiary with respect to the Master Lease or any other document or instrument entered into in connection therewith.

8.                                      Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

9.                                      No Waiver. No failure by any party to insist upon the strict performance of any term of this Guaranty or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial performance under the terms of this Guaranty during the continuance of any such breach, shall constitute a waiver of any such breach or any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Guaranty, which shall continue in full force and effect with respect to any other then existing or subsequent breach. The parties agree that no waiver shall be effective hereunder unless it is in writing.

10.                               Tolling of Statute of Limitations. Any act or circumstance that shall toll any statute of limitations applicable to the Obligations guaranteed hereby shall also toll the statute of limitations applicable to the liability of Guarantor for the Obligations guaranteed by this Guaranty.

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11.                               Notices. All notices, demands, consents, approvals, requests and other communications under this Guaranty shall be in writing and shall be either (a) delivered in person, (b) sent by certified mail, return receipt requested, (c) delivered by a recognized delivery service, or (d) sent by facsimile transmission and addressed as follows:

if to Guarantor:	First Choice ER, LLC
2941 S. Lake Vista, Suite 200
Lewisville, Texas 75067
Attn: Chief Development Officer
Phone: (972) 899-6666
Fax: (972) 899-6664

With copies to:	First Choice ER, LLC
2491 S. Lake Vista, Suite 200
Lewisville, Texas 75067
Attn: Legal Department
Phone: (972) 899-6666
Fax: (972) 899-6664

DLA Piper LLP (US)
203 North LaSalle Street, Suite 1900
Chicago, Illinois 60601-1293
Attn: Merle Teitelbaum Cowin, Esq.
Phone: (312) 368-4089
Fax: (312) 630-7419

if to any Beneficiary:	c/o MPT Operating Partnership, L.P.
1000 Urban Center Drive, Suite 501
Birmingham, Alabama 35242
Attn: Legal Department
Phone: (205) 969-3755
Fax: (205) 969-3756

With a copy to:	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
1400 Wells Fargo Tower
420 North 20th Street
Birmingham, Alabama 35203
Attn: Thomas O. Kolb, Esq.
Phone: (205) 250-8321
Fax: (205) 488-3721

or to such other address as either party may hereafter designate in writing, and shall be effective upon receipt. A notice, demand, consent, approval, request and other communication shall be deemed to be duly received if delivered in person or by a recognized delivery service, when left at the address of the recipient and if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number;

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provided that if a notice, demand, consent, approval, request or other communication is served by hand or is received by facsimile on a day which is not a Business Day (as defined in the Master Lease), or after 5:00 p.m. on any Business Day at the addressee’s location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. (based upon Birmingham, Alabama time) on the first Business Day thereafter.

12.                               Governing Law. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES.

13.                               Jurisdiction and Venue. GUARANTOR CONSENTS TO PERSONAL JURISDICTION IN THE STATE OF ALABAMA. GUARANTOR AGREES THAT ANY ACTION OR PROCEEDING ARISING FROM OR RELATED TO THIS GUARANTY SHALL BE BROUGHT AND TRIED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN JEFFERSON COUNTY, ALABAMA. GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. GUARANTOR EXPRESSLY ACKNOWLEDGES THAT THE STATE OF ALABAMA IS A FAIR, JUST AND REASONABLE FORUM AND AGREE NOT TO SEEK REMOVAL OR TRANSFER OF ANY ACTION FILED BY ANY OF THE OTHER PARTIES IN SAID COURTS. FURTHER, GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY CERTIFIED MAIL ADDRESSED TO GUARANTOR AT THE ADDRESS DESIGNATED PURSUANT TO SECTION 11 SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST GUARANTOR FOR ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT MAY BE ENFORCED IN ANY OTHER COURT TO WHOSE JURISDICTION ANY OF THE PARTIES IS OR MAY BE SUBJECT.

14.                               Expenses. The Beneficiary shall be entitled to recover all reasonable costs associated with enforcing the provisions of this Guaranty in the event of a breach hereof by Guarantor, including, without limitation, courts costs and reasonable attorneys’ fees.

15.                               Entire Agreement; Modification. This Guaranty and other written agreements executed and delivered by the parties in connection with this Guaranty, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Guaranty. This Guaranty supersedes any prior oral or written agreements between the parties with respect to the subject matter of this Guaranty. It is expressly agreed that there are no verbal understandings or agreements which in any way change the terms, covenants, and conditions set forth in this Guaranty, and that no modification of this Guaranty and no waiver of any of its terms and conditions shall be effective unless it is made in writing and duly executed by the parties.

16.                               Assignment. This Guaranty is not assignable by Guarantor without the prior written consent of Beneficiary. Beneficiary may at any time and without the consent of Guarantor assign

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all of its rights and obligations hereunder to any Person to whom the Master Lease has been assigned in accordance with the provisions thereof.

17.                               Binding Effect; No Third Party Beneficiaries. This Guaranty shall bind and inure to the benefit of the parties and their successors and assigns, and the Beneficiary’s permitted successors and permitted assigns shall be entitled to enforce performance and observance of this Guaranty to the same extent Beneficiary is entitled to do so; provided, however, that (a) this Guaranty shall not inure to the benefit of any assignee pursuant to an assignment which violates the terms of this Guaranty or the Master Lease; and (b) this Guaranty shall not be deemed to confer any rights or remedies contained in this Guaranty upon any Person not a party or made subject to this Guaranty (other than any Person which constitutes a Beneficiary).

18.                               Counterparts. This Guaranty may be executed in counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

19.                               Necessary Action. Guarantor and Beneficiary shall perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Guaranty.

20.                               Joint Drafting. Guarantor and Beneficiary and their respective counsel have participated in the drafting and redrafting of this Guaranty and the general rules of construction which would construe any provisions of this Guaranty in favor of or to the advantage of one party as opposed to the other as a result of one party drafting this Guaranty as opposed to the other or in resolving any conflict or ambiguity in favor of one party as opposed to the other on the basis of which party drafted this Guaranty are hereby expressly waived by all parties to this Guaranty.

[Signature appears on following page.]

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IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first above written.

GUARANTOR:

FIRST CHOICE ER, LLC

By:
Name:
Title:

EXHIBIT C

FORM MASTER LEASE

C-1

MASTER LEASE AGREEMENT

BY AND AMONG

THE ENTITIES LISTED ON SCHEDULE 1(a) ATTACHED HERETO,

collectively, Lessor

AND

THE ENTITIES LISTED ON SCHEDULE 1(b) ATTACHED HERETO,

collectively, jointly and severally, as Lessee

               , 2013

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

MASTER LEASE AGREEMENT

This MASTER LEASE AGREEMENT (this “Lease”) is dated as of                   , 2013, and is by and among the entities listed on Schedule 1(a) attached hereto and made a part hereof by reference and incorporation (collectively, the “Lessor”), having their principal office at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, and the entities listed on Schedule 1(b) attached hereto and made a part hereof by reference and incorporation (collectively, jointly and severally, the “Lessee”), having their principal office at 2941 S. Lake Vista, Suite 200, Lewisville, Texas 75067.

STATEMENT OF INTENT

Subject to Articles V, XIV, XV, XXIX, XXXIII and Section 16.1, this Lease constitutes one unitary, indivisible, non-severable true lease of all the Leased Property. This Lease does not constitute separate leases contained in one document each governed by similar terms. The use of the expression “unitary lease” to describe this Lease is not merely for convenient reference. It is the conscious choice of a substantive appellation to express the intent of Lessor and Lessee in regard to an integral part of this transaction, which is to accomplish the creation of an indivisible lease. Lessor and Lessee agree that from an economic point of view the portions of the Leased Property leased pursuant to this Lease constitute one economic unit and that the Rent and all other provisions have been negotiated and agreed to be based upon a lease of all the portions of the Leased Property as a single, composite, inseparable transaction. Except as expressly provided in this Lease for specific isolated purposes (and in such cases only to the extent expressly so stated), all provisions of this Lease, including definitions, commencement and expiration dates, rental provisions, use provisions, renewal provisions, breach, default, enforcement, termination and assignment and subletting provisions, shall apply equally and uniformly to all the Leased Property as one unit and are not severable. The economic terms of this Lease would have been substantially different had separate leases or a “divisible” lease been acceptable to Lessor. An Event of Default of any of the terms or conditions of this Lease occurring with respect to any portion of the Leased Property relating to a particular Facility shall constitute an Event of Default under this Lease with respect to all the Leased Property. Except as expressly provided in this Lease for specific isolated purposes (and in such cases only to the extent expressly so stated), Lessor and Lessee agree that the provisions of this Lease shall at all times be construed, interpreted and applied such that the intention of Lessor and Lessee to create a unitary lease shall be preserved and maintained. Lessor and Lessee agree that for the purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365 or any amendment or successor section thereof, this is one indivisible and non-severable lease dealing with and covering one legal and economic unit which must be assumed, rejected or assigned as a whole with respect to all (and only all) the Leased Property.

W I T N E S S E T H:

WHEREAS, Lessor has purchased those [                ()] parcels of real property which constitute the Land (as hereinafter defined), located in the [               ,            ,            ,              ,             ,             ] areas, and in the future Affiliates (as hereinafter defined) of Lessor may purchase additional parcels of real property which will be added to and constitute the “Land” in accordance with the terms and provisions of the Master Funding and Development Agreement (as hereinafter defined);

WHEREAS, each Facility Lessee (as hereinafter defined) has been formed as a wholly owned subsidiary of First Choice ER, LLC, a Texas limited liability company (“First Choice”), in order to lease and operate separate, freestanding emergency medical facilities on the Leased Property (as hereinafter defined), and it is intended that in the future Affiliates of Lessee will be formed as wholly owned subsidiaries of First Choice in order to lease and operate additional freestanding emergency medical facilities on the Leased Property;

WHEREAS, Lessor, Lessee and certain of their respective Affiliates (as hereinafter defined) plan to cause to be developed and constructed the Leased Improvements (as hereinafter defined) relating to certain freestanding emergency medical facilities listed on Schedule 1(c) (each a “Facility”), to be located on the Land and Lessor has agreed to finance the construction of such Leased Improvements in accordance with the Project Development Agreements (as hereinafter defined); and

WHEREAS, Lessor desires to lease the Leased Property to Lessee and Lessee desires to lease the Leased Property from Lessor, upon the terms and conditions hereinafter provided.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP at the applicable time, (c) all references herein to Articles, Sections, Schedules, parties and Exhibits shall be deemed to refer to Articles, Sections and Schedules of, and parties and Exhibits to, this Lease, unless the context shall otherwise require, and (d) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision.

Acquisition Date: With respect to each Facility, the date of acquisition of the parcel of the Land and any existing improvements relating thereto in accordance with the Master Funding and Development Agreement.

Addendum: An Addendum/Joinder which will be entered into by an Affiliate of Lessor, an Affiliate of Lessee and all entities then constituting Lessor and Lessee, at the time an additional parcel of Land is made subject to this Lease in accordance with the Master Funding and Development Agreement.

Additional Charges: As defined in Section 3.2.

Adjustment Date: Each January 1 during the Term (as hereinafter defined), commencing on January 1, 2015.

Affiliate:  With respect to any Person (i) any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, (ii) any other Person that owns, beneficially, directly or indirectly, 10% or more of the outstanding capital stock, shares or equity interests of such Person, or (iii) any officer, director, employee, partner, member, manager or trustee of such Person or any Person controlling, controlled by or under common control with such Person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such Person). For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or otherwise.

AIREA:  The American Institute of Real Estate Appraisers, or any successor organization.

Allocated Base Rent:  As defined in Section 3.1(a).

Allocated Development Cost:  With respect to each Facility, the portion of Total Development Cost relating thereto, plus or minus any adjustments as Lessor and Lessee may agree to from time to time.

Anti-Terrorism Laws:  Any laws, statutes and regulations relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the Patriot Act, the laws, statutes and regulations comprising or implementing the Bank Secrecy Act, and the laws, statutes and regulations administered by OFAC.

Award:  All compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

Bankruptcy Code:  Chapter of 11 U.S.C. § 101, et seq.

Base Rent:  At any time, the total Allocated Base Rent payable with respect to all Facilities for any applicable period.

Blocked Person:  Any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

BOA:  Bank of America, N.A.

Business:  The operation of each Facility as a freestanding emergency medical facility and the engagement in and pursuit and conduct of any business venture or activity related thereto.

Business Day:  Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which money centers in the New York, New York are authorized or obligated by law or executive order to close.

Capital Additions:  With respect to each Facility, (a) non-routine renovations or expansions of buildings, structures or other improvements currently located on that portion of the Leased Property where such Facility is located (or on additional parcels added to such Leased Property), (b) the addition of one or more parcels of land to such portion of the Leased Property (whether by purchase or ground lease), or (c) the addition of one or more new buildings or additional structures placed on such portion of the Leased Property or any such additional parcels of land, including, without limitation, the construction of a new wing or new story.

Capital Addition Cost:  With respect to each Facility, the cost of any Capital Additions proposed to be made by Lessee whether or not paid for by Lessee or Lessor. Such cost shall be designated and limited pursuant to a schedule to be agreed upon by the parties prior to commencement of construction of any Capital Addition.

Cash Collections:  Any and all payments received for patient related services that are posted to Lessee’s accounting system for a Facility, including, without limitation, any such payments received from patients, insurance companies, managed care and preferred provider organizations, or other payors.

CERCLA:  As defined in the definition of “Hazardous Materials Laws.”

Certificate of Occupancy:  With respect to each Facility, the certification or other governmental authorization issued by the applicable Governmental Body authorizing the occupancy and operation of the portion of the Leased Property relating to such Facility, which certification may be subject to certain conditions, so long as occupancy is permitted.

Change of Control Transaction:  Any transaction, the consummation of which results in First Choice ceasing to own, directly or indirectly, at least fifty-one percent (51%) of the Equity Interests of any Facility Lessee, without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that “Change of Control Transaction” shall not include any Permitted Sale Transaction (as hereinafter defined). For the avoidance of doubt, the entering into of a written agreement (unless the agreement is conditioned on MPT’s approval or will not close until after the expiration of the Term) or the granting of an option to acquire fifty-one percent (51%) or more of the Equity Interests of any Facility Lessee or the issuance of debt convertible into fifty-one percent (51%) or more of the Equity Interests of any Facility Lessee shall be deemed to be the issuance of Equity Interests for purposes of determining whether a Change of Control Transaction has occurred.

Code:  The Internal Revenue Code of 1986, as amended.

Combined Lease Payments:  For any period with respect to Lessee, the sum of the payment obligations of all Facility Lessees as the lessee under all leases for real property, including, without limitation, this Lease and any intra-company leases for real property; provided, however, that payment obligations with respect to a Facility will not be included until the first calendar month after such Facility has been open for business for six (6) months.

Commencement Date:                      , 2013.

Completion:  The terms “completion,” “complete construction,” “completion of construction” and similar phrases mean, with respect to the portion of the Leased Property relating to each Facility, such time as Lessor receives (i) written certification from the Architect (as defined in the Project Development Agreement for such Facility) that the construction of such portion of the Leased Improvements has been substantially completed in accordance with the Plans and Specifications (as defined in the Project Development Agreement for such Facility) therefor, which certificate shall be in form and substance reasonably satisfactory to Lessor and shall include the written approval of Lessor’s construction inspector noted thereon, and (ii) Lessor has received the Certificate of Occupancy for such portion of the Leased Property; provided, however, that for purposes of determining whether the Rent Commencement Date has occurred with respect to any Facility, Lessor may waive either of these requirements in writing in its sole discretion and, if such waiver is delivered, “Completion” for purposes of such Rent Commencement Date shall mean the date of issuance of the Certificate of Occupancy.

Completion Date:  With respect to each Facility, the date of Completion of the Leased Improvements relating to such Facility.

Condemnation:  Either (a) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or (b) a voluntary sale or transfer by Lessor to any Condemnor, either under threat of Condemnation or while legal proceedings for Condemnation are pending, in all of the foregoing cases with respect to any portion of the Leased Property.

Condemnor:  Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

Consolidated Cash Flow:  For any period, for First Choice and its subsidiaries on a consolidated basis, an amount equal to the sum of (a) consolidated EBITDA for such period, minus (b) income taxes paid in cash during such period, minus (c) tax distributions made during such period, minus (d) management fees during such period.

Consolidated Fixed Charge Coverage Ratio:  As of any date of determination, the ratio of (a) Consolidated Cash Flow for the four calendar quarters most recently ended to, (b) Consolidated Fixed Charges for the four calendar quarters most recently ended.

Consolidated Fixed Charges:  For any period, for First Choice and its subsidiaries on a consolidated basis, an amount equal to the sum of (a) the cash portion of consolidated interest charges for such period, plus (b) consolidated maintenance capital expenditures for such period, plus (c) consolidated scheduled funded debt payments for such period.

Construction Period:  With respect to each Facility, that period of time commencing on the applicable Acquisition Date and ending on the last day of the calendar month during which the Completion Date shall occur.

Construction Period Accrual:  With respect to each Facility, an amount equal to the product of (a) the amount all hard and soft costs funded in accordance with the Development Budget for the acquisition of the Land and the development of the Leased Improvements, multiplied on a per diem basis by (b) the Lease Rate (based upon a 360-day year), with such product being compounded on an annual basis during the Construction Period.

Cost Overrun Guaranty:  With respect to each Facility, that certain Cost Overrun Guaranty executed by First Choice in favor of MPT and the applicable Facility Lessor, as the same may be modified, amended or restated from time to time.

CPI:  The Consumer Price Index, all urban consumers, all items, U.S. City Average, published by the United States Department of Labor, Bureau of Labor Statistics, in which 1982-1984 equals one hundred (100). If the Consumer Price Index is discontinued or revised during the term of this Lease, such other governmental index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

Credit Enhancements:  Such documents, instruments and agreements (including without limitation, security agreements, non-competition agreements and guarantees) executed and delivered to Lessor as shall be necessary to provide Lessor with comparable rights, credit enhancements and security as are provided in the Other Agreements and the Letter of Credit, as determined in Lessor’s reasonable discretion.

Date of Taking:  The date the Condemnor has the right to possession of the property being condemned.

Declarations:  As defined in Section 38.7.

Developer:  With respect to each Facility, the “Developer” under and as defined in the applicable Project Development Agreement.

DHHS:  As defined in Section 37.1.

EBITDA:  For any period, for FirstChoice and its subsidiaries on a consolidated basis, earnings before the deduction of interest, taxes, depreciation and amortization, plus, to the extent deducted in calculating such earnings, (a) expenses incurred during such period to the extent the same have been reimbursed in cash during such period by a third party (other than FirstChoice or any subsidiary), and (b) fees and expenses incurred with respect to regulatory or strategic activities during such period, including any redesign of the physical plant in order to comply with state regulations, all as determined in accordance with GAAP.

EBITDAR:  For any period, for all Facility Lessees on a consolidated basis, earnings before the deduction of interest, taxes, depreciation, amortization and rent, plus, to the extent deducted in calculating such earnings, (a) expenses incurred during such period to the extent the same have been reimbursed in cash during such period by a third party (other than FirstChoice or any subsidiary), and (b) fees and expenses incurred with respect to regulatory or strategic activities during such period, including any redesign of the physical plant in order to comply with state regulations, all as determined in accordance with GAAP; provided, that the earnings of a Facility Lessee will not be included until the first calendar month after the Facility owned by such Facility Lessee has been open for business for six (6) months.

Encumbrance:  As defined in Article XXXV.

Environmental Indemnification Agreement:  That certain Environmental Indemnification Agreement, dated as of the date hereof, by First Choice and each Facility Lessee in favor of Lessor, as the same may be modified, amended or restated from time to time.

Equity Constituents:  With respect to any Person, as applicable, the members, general or limited partners, shareholders, stockholders or other Persons, however designated, who are the owners of the issued and outstanding equity or ownership interests of such Person.

Equity Interests:  With respect to any Person, the voting power, ownership, or other equitable interests of such Person, including any interest represented by any capital stock, convertible or participating debt instruments, membership interest, partnership interest, or any similar interest therein.

Escalator:  As defined in Section 3.1(b).

Escrow Invoice:  As defined in Section 3.2.

Events of Default:  As defined in Section 16.1.

Extension Notice:  As defined in Article II.

Extension Term(s):  As defined in Article II.

Facility:  Each of the freestanding emergency medical care facilities on the Land as described on Schedule 1(c) and each additional freestanding emergency medical care facility to be located on additional parcels of Land that are made subject to this Lease pursuant to an Addendum.

Facility Instrument:  A note (whether secured or unsecured), loan agreement, credit agreement, guaranty, security agreement, mortgage, deed of trust or other agreement pursuant to which a Facility Lender has provided financing to Lessor in connection with any portion of the Leased Property or any part thereof, or financing provided to Lessee, if such financing is provided by Lessor or any Affiliate of Lessor or in connection with a Capital Addition, and any and all renewals, replacements, modifications, supplements, consolidations, spreaders and extensions thereof.

Facility Lender:  A holder (which may include any Affiliate of Lessor) of any Facility Instrument.

Facility Lender SNDA:  As defined in Article XXXV.

Facility Lessee:  The individual lessee which operates a particular Facility. For the avoidance of doubt, all of the Facility Lessees are referred to collectively as Lessee.

Facility Lessor:  The individual lessor which owns and leases a particular Facility. For the avoidance of doubt, all of the Facility Lessors are referred to collectively as Lessor.

Facility Loan:  A loan made by a Facility Lender.

Fair Market Added Value:  With respect to each Facility, the Fair Market Value of the portion of the Leased Property relating to such Facility, including all Capital Additions with respect thereto,

less the Fair Market Value of such portion of the Leased Property determined as if no Capital Additions paid for by Lessee had been constructed with respect thereto.

Fair Market Value:  With respect to each Facility, the Fair Market Value of the portion of the Leased Property relating to such Facility, including all Capital Additions with respect thereto, (a) as shall be determined in accordance with the appraisal procedures set forth in Article XXXII or in such other manner as shall be mutually acceptable to Lessor and Lessee, and (b) which shall not take into account any reduction in value resulting from any damage, destruction or condemnation of any part of such portion of the Leased Property or any indebtedness to which such portion of the Leased Property is subject and which encumbrance Lessee or Lessor is otherwise required to remove pursuant to any provision of this Lease or agrees to remove at or prior to the closing of the transaction as to which such Fair Market Value determination is being made. With respect to each Facility and notwithstanding anything contained in this Lease to the contrary, any appraisal of the portion of the Leased Property relating thereto shall assume the Lease is in place for a term of fifteen (15) years, shall not take into account any purchase options and shall not take into account any closing costs customarily paid by either purchaser or seller.

Fair Market Value Purchase Price:  With respect to each Facility, the Fair Market Value of the portion of the Leased Property relating thereto, less the Fair Market Added Value with respect to such portion of the Leased Property.

Final Completion Date:  The date of Completion of construction of the Leased Improvements on the final parcel of land to be acquired and developed in accordance with the Master Funding and Development Agreement and to be added to the Leased Property hereunder.

Financial Statements:  For any fiscal year or other accounting period for Lessee or Guarantor balance sheets, statements of operations and capital accounts, and statements of cash flows setting forth in comparative form the corresponding figures for the year-earlier fiscal period, all prepared in accordance with GAAP.

First Choice:  As defined in the Recitals hereof.

Fixed Term:  As defined in Article II.

Fixtures:  All equipment, machinery, fixtures, and other items of real property, including all components thereof, now and hereafter located in, on, or used in connection with, and that are in each case permanently affixed to or incorporated into the buildings and structures on the Land, including, without limitation, all permanently affixed furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and built-in oxygen and vacuum systems, all of which, to the greatest extent permitted by law, are hereby deemed by the parties to constitute real estate, together with all replacements, modifications, alterations and additions thereto.

Force Majeure:  As defined in Section 38.8.

Full Replacement Cost:  As defined in Section 13.1.

GAAP:  The United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

Governmental Body:  Any United States federal, state or local government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body, including the Securities and Exchange Commission.

Guarantor:  First Choice ER, LLC, a Texas limited liability company, its successors and assigns.

Guaranty:  That certain Guaranty, dated as of the date hereof, executed and delivered by the Guarantor in favor of Lessor, as the same may be amended, modified and/or restated from time to time.

Hazardous Materials:  Any substance, including without limitation, asbestos or any substance containing asbestos and deemed hazardous under any Hazardous Materials Law, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, infectious wastes, biomedical and medical wastes, chemicals known to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions or related materials, and any items included in the definition of hazardous or toxic wastes, materials or substances under any Hazardous Materials Laws.

Hazardous Materials Laws:  Each federal, state and local law and regulation relating to pollution, protection, or preservation of human health or the environment, including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Materials, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials, including, without limitation, the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes and ordinances, and the regulations, orders, and decrees now or hereafter promulgated thereunder, in each case as amended from time to time.

Health Benefit Laws:  Laws relating to the licensure, certification, qualification or authority to transact business relating to the provision of, or payment for, or both the provision of and payment for, health benefits, health care or insurance coverage, including ERISA, COBRA, HIPAA, SCHIP, Medicare, Medi-Caid, CHAMPUS/TriCare, and laws relating to the regulation of workers compensation, utilization review, third-party administrative services, case management and coordination of benefits.

Health Compliance Laws:  All applicable laws pertaining to billing, kickbacks, false claims, self-referral, claims processing, marketing, HIPAA security standards for the storage,

maintenance, transmission, utilization and access to and privacy of patient information, and HIPAA and state standards for electronic transactions and data code sets, including, without limitation, the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback Statute (42 U.S.C. Section 1320a-7a(b)), the Stark Law, the Civil Monetary Penalties Law (42 U.S.C. Section 1320a-7a), or the Truth in Negotiations (10 U.S.C. Section 2304 et seq.), Health Care Fraud (18 U.S.C. Section 1347), Mail Fraud (18 U.S.C. Section 1341), Wire Fraud (18 U.S.C. Section 1343), Theft or Embezzlement (18 U.S.C. Section 669), Fraud and False Statements (18 U.S.C. Section 1001), False Statements Relating to Health Care Matters (18 U.S.C. Section 1035), and any other applicable federal health care law or equivalent state statutes, or any rule or regulation promulgated by a Governmental Body with respect to any of the foregoing, as any of the same may be amended, modified and/or restated from time to time.

Healthcare Laws:  Health Benefit Laws, Health Compliance Laws and HIPAA.

HIPAA:  The Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statue thereto, and any and all rules or regulations promulgated from time to time thereunder.

Impacted Facility:  As defined in Section 14.2(a).

Impartial Appraiser:  As defined in Section 13.1(a).

Impositions:  Collectively, with respect to each Facility, all civil monetary penalties, fines and overpayments imposed by state and federal regulatory authorities (excluding any penalties or fines caused by the action or inaction of any Lessor or MPT), all Real Estate Taxes, all state and local sales and use taxes, single business, gross receipts, transaction privilege, rent or similar taxes, franchise (including but not limited to taxes based on capital, net worth or assets), license, business entity, annual report fees and other taxes imposed on any business entities, including limited partnerships, limited liability companies and other “pass through” entities, and any such taxes and statutory representation fees imposed on Lessor or Lessor’s Affiliates (including, without limitation, all assessments, charges and costs imposed under the Permitted Exceptions), all assessments for utilities, public improvements or benefits, ground rents, water, wastewater, sewer, sanitary sewer or other rents and charges, excises, tax levies, fees, including, without limitation, impact, development, license, permit, inspection, authorization and similar fees, and all other governmental charges of every kind or nature, , and all other fees, costs and expenses which at any time prior to, during or in respect of the Term may be charged, assessed or imposed on or in respect of or be a lien upon (a) Lessor or Lessor’s interest in the portion of the Leased Property relating to such Facility, (b) such portion of the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, sales from, or activity conducted on, or in connection with, such portion of the Leased Property or the leasing or use of such portion of the Leased Property or any part thereof. Notwithstanding any provision hereof to the contrary, nothing contained in this Lease shall be construed to require Lessee to pay (1) any tax based on net income (whether denominated as a financial institutions or other tax) imposed on Lessor, or (2) any transfer tax of Lessor, or (3) any tax imposed with respect to the sale, exchange or other disposition by Lessor of any portion of the Leased Property or the proceeds thereof, unless such disposition is to Lessee pursuant to the terms of this Lease, or (4) except as expressly provided elsewhere in this

Lease, any principal or interest on any Encumbrance on any portion of the Leased Property, except to the extent that any tax, assessment, tax levy or charge which Lessee is obligated to pay pursuant to the first sentence of this definition and which is in effect at any time during the Term is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (1) or (2) is levied, assessed or imposed expressly in lieu thereof, in which case the substitute tax, assessment, tax levy or charge shall be deemed to be an Imposition.

Insurance Premiums:  As defined in Section 4.4.

Insurance Requirements:  All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy, and such additional insurance which Lessor may reasonably require.

Intercreditor Agreement:  That certain Intercreditor Agreement, dated as of              , 2013, between Lessor and BOA, as Administrative Agent for itself and other lenders, relating to First Choice and its subsidiaries, as the same may be modified, amended or restated from time to time.

Joint Commission:  As defined in Article XXIII.

Land:  The parcels of land described on Exhibit A-1 et seq., attached hereto and incorporated herein by reference, together with all hereditaments, easements, mineral rights, rights of way and other appurtenances related thereto, and any additional parcel or parcels of land acquired by an Affiliate of Lessor and made subject to this Lease pursuant to an Addendum. With respect to each Facility, “Land” shall mean the portion of the Land relating to such Facility or any Capital Additions with respect thereto.

Late Payment Penalty Rate:  Shall mean on any date a rate equal to Five Percent (5%).

Lease:  As defined in the preamble.

Lease Assignment:  Those certain Assignment of Rents and Leases executed by each Facility Lessee in favor of Lessor, as the same may be amended, modified and/or restated from time to time.

Lease Rate: A per annum rate equal to [*].

Leased Improvements:  With respect to each portion of the Land relating to a particular Facility, those items described in Article II(b) relating thereto.

Leased Property:  With respect to each Facility, those items described in Article II, as well as all Capital Additions thereto.

Legal Requirements:  With respect to each Facility and the portion of the Leased Property related thereto, all federal, state, county and municipal governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting such Leased Property, Lessee’s operation of the Business on such portion of the Leased Property, or the construction, use or alteration of such Leased Property (including, without limitation, the Americans with Disabilities Act and Section 504 of the Rehabilitation Act of 1973), whether now or hereafter enacted and in force, including any which may (a) require repairs, modifications, or alterations in

Confidential information has been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment has been requested with respect to this omitted information.

or to such portion of the Leased Property, or (b) in any way adversely affect the use and enjoyment thereof, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Lessee, at any time in force affecting such portion of the Leased Property.

Lessee:  Each of the entities listed on Schedule 1(b) attached hereto, and each additional Affiliate of Lessee added as a Lessee pursuant to an Addendum, together with their respective successors and permitted assigns, jointly and severally.

Lessor:  Each of the entities listed on Schedule 1(c) attached hereto, and each additional Affiliate of Lessor added as a Lessor pursuant to an Addendum, together with their respective successors and permitted assigns.

Lessor Parties:  As defined in Section 38.6.

Lessor’s Notice Address:  As defined in Section 13.4.

Letter of Credit:  As defined in Section 38.14.

Letter of Credit Obligations:  All obligations of Lessee and its Affiliates under this Lease and all Other Agreements.

Licenses:  As defined in Section 37.1.

Major Repairs:  All repairs to the Leased Property of every kind and nature, whether interior or exterior, structural or non-structural (including, without limitation, all parking decks and parking lots), which extend the life of the Leased Property (as opposed to being routine maintenance and repair expenditures), as shall be necessary or appropriate from time to time during the Term.

Management Agreement:  Any contract or agreement for the management of operations of the applicable Facility or any Facility Lessee.

Management Company:  Any person, firm, corporation or other entity or individual who or which will manage the operations of a Facility Lessee or a Facility.

Master Funding and Development Agreement:  That certain Master Funding and Development Agreement, dated as of the date hereof, by and among First Choice and MPT, as the same may be amended, modified and/or restated from time to time.

Material Obligation:  Any obligation of any Facility Lessee or any Guarantor (other than any obligations owing to Lessor or any of its Affiliates) which exceeds the lesser of (a) Five Million Dollars ($5,000,000), or (b) as of any date of determination, the enterprise value of Ten Percent (10%) of the Equity Interest in Guarantor (as reflected on Guarantor’s most recent monthly balance sheet delivered to Lessor as required under Article XXIII(b)(iii)).

Medicaid:  The medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any statute succeeding thereto.

Medicare:  The health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and any statute succeeding thereto.

Monthly Escrow Amount:  As defined in Section 3.2.

MPT:  MPT Operating Partnership, L.P., a Delaware limited partnership.

Net Worth:  At any time, the sum of the following for the applicable Person, on a consolidated basis determined in accordance with GAAP:

(a)                                 the amount of capital, stated capital or capital account balance (after deducting the cost of any treasury shares), plus

(b)                                 the amount of capital surplus and retained earnings (or, in the case of a capital surplus or retained earnings deficit, minus the amount of such deficit), plus

(c)                                  the amount of all distributions to shareholders, partners or members, as applicable, as a result of debt or equity transactions, plus

(d)                                 the amount of all non-cash write-offs of intangible assets, minus

(e)                                  without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings, any write up in book value of assets resulting from a revaluation thereof pursuant to GAAP subsequent to the most recent balance sheet prior to the date thereof, except any net write up in value of foreign currency in accordance with GAAP, any write up resulting from reversal of a reserve for bad debts or depreciation, and any write up resulting from a change in methods of accounting for inventory.

Non-Competition Agreement:  That certain Non-Competition Agreement executed by First Choice simultaneously with the execution of this Lease, as the same may be amended, modified and/or restated from time to time.

Non-Permissible Assignee:  As defined in Section 29.1.

OFAC:  The U.S. Department of Treasury Office of Foreign Assets Control.

OFAC List:  Collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

Officer’s Certificate:  With respect to each Facility Lessee, a certificate of such Facility Lessee signed by the representative(s) authorized to so sign by the governing body of such Facility Lessee, or any other person whose power and authority to act has been properly authorized.

Operating Agreements:  With respect to each Facility Lessee, all agreements to which such Facility Lessee is a party with respect to the ownership, operation or management of the Business, including, without limitation, any and all service and maintenance contracts, employment contracts, management agreements, equipment leases, consulting agreements, laboratory servicing agreements, pharmaceutical contracts and physician, other clinician or other professional services provider contracts, but excluding any Participation Agreements, as the same may from time to time be amended, restated, supplemented, renewed or modified.

Operational Date:  As defined in Section 7.2(a).

Option Price:  As defined in Section 14.2(a).

Organizational Documents:  With respect to any Person, the articles of incorporation or organization, certificate of incorporation or formation or other formation document, together with all other documents creating and governing such Person, including stockholder agreements, limited liability company or operating agreements, partnership agreements and bylaws.

Other Agreements:  All other leases, loans, and agreements entered into between Lessor or any Affiliate of Lessor, on the one hand, and Lessee, Guarantor or any of their respective Affiliates on the other hand, including, without limitation, the Master Funding and Development Agreement, the Project Development Agreements, the Guaranty, Cost Overrun Guaranties, the Non-Competition Agreement, the Security Agreement, the Environmental Indemnification Agreement, all other agreements, documents or instruments either having been executed prior to or contemporaneously herewith, or that will hereafter be executed, by Lessee, Guarantor or any of their respective Affiliates in favor of or with Lessor or any of its Affiliates, as any of the same may be modified, amended, or restated from time to time.

Overdue Rate:  On any date, the Lease Rate plus Six Percent (6%).

Participation Agreements:  With respect to each Facility Lessee, all third-party payor participation or reimbursement agreements, and provider numbers and provider agreements, to which such Facility Lessee is a party relating to rights to payment or reimbursement from, and claims against, private insurers, managed care plans, employee assistance programs, Blue Cross and/or Blue Shield, governmental authorities and other third-party payors (including, without limitation, if applicable to such Facility Lessee, Medicare and Medicaid), as the same may from time to time be amended, restated, extended, supplemented or modified, together with all rights, privileges and entitlements thereunder.

Patriot Act:  The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as the same may be amended, modified or restated from time to time.

Permitted Exceptions:  As defined in Article II.

Permitted Sale Transaction:  Any transaction which, directly or indirectly, through one or more step transactions or tiered transactions, results in the transfer (be it by merger, consolidation, sale, assignments, or otherwise) of (a) all or substantially all of the assets of Lessee, or (b) 51% or more of the direct or indirect Equity Interests held by First Choice in Lessee, to a Person, so long as immediately following the consummation of such transaction, a Person that owns 51% or more of the direct or indirect Equity Interests in Lessee (i) is in pro forma compliance with the covenants applicable to First Choice set forth in Section 16.1(1) (which compliance shall be measured to include such Person’s subsidiaries, as applicable), and (ii) employs executives experienced in managing the operations of medical care facilities or engages a third party manager that has such experience; it being understood and agreed that any such transaction shall be permitted under this Lease only if no Event of Default then exists and Lessee (or the transferee, assignee or successor thereof) is in pro forma compliance with the covenant applicable to Lessee set forth in Section 16.1(k), to the extent then applicable.

Person:  An individual, a corporation, a limited liability company, a general or limited partnership, an unincorporated association, a joint venture, a Governmental Body or another entity or group.

Personal Property:  With respect to a Facility Lessee, all of such Facility Lessee’s consumable inventory and supplies, machinery, equipment, furniture, furnishings, trailers, movable walls or partitions, computers, trade fixtures and other tangible personal property (including all such items not permanently affixed to the portion of the Leased Property), currently owned and acquired after the execution of this Lease, and necessary, used, or useful in the operation of such Facility, but excluding any items within the definition of Fixtures.

Primary Intended Use:  As defined in Article VII.

Project Development Agreement:  With respect to each Facility, that certain Project Funding and Development Agreement to be executed by and among Developer, First Choice, the applicable Facility Lessee and Facility Lessor in accordance with the Master Funding and Development Agreement, as the same may be amended, modified and/or restated from time to time.

Property Substitution:  As defined in Section 34.1.

Property Substitution Date:  With respect to any applicable Facility, the effective date of a Property Substitution.

RCRA:  As defined in the definition of “Hazardous Materials Laws.”

Real Estate Taxes:  With respect to each Facility, all real estate taxes, assessments and special assessments, and dues which are levied or imposed during the Term upon the portion of the Leased Property relating to such Facility.

Removal Notice:  As defined in Section 16.1(E).

Rent:  Collectively, the Base Rent (as increased in accordance with the provisions of Section 3.1(b)), and the Additional Charges.

Rent Commencement Date:  With respect to each Facility, the date of Completion of the Leased Improvements in accordance with the applicable Project Development Agreement.

Replacement Facility:  As defined in the definition of “Substitute Property.”

Request:  As defined in Section 10.3.

RFFE Loans:  As defined in Article XVII.

SARA:  As defined in the definition of “Hazardous Materials Laws.”

Security Agreement:  That certain Security Agreement, dated of even date herewith, between Lessor and Lessee, as the same may be modified, amended or restated from time to time.

Severed Property:  As defined in Section 29.2.

Severance Notice:  As defined in Section 29.2.

Severance Date:  As defined in Section 29.2.

Severed Lease:  As defined in Section 29.2.

Single Purpose Entity:  With respect to each Facility, an entity which (a) exists solely for the purpose of leasing all or any portion of the Leased Property relating to such Facility and conducting the operation of the Business thereon, (b) conducts business only in its own name or under the name “FirstChoice”, (c) does not engage in any business other than the leasing of all or any portion of such portion of the Leased Property and the operation of such Business, (d) does not hold, directly or indirectly, any ownership interest (legal or equitable) in any entity or any real or personal property other than the leasehold interest which it owns in such portion of the Leased Property and the other assets incident to the operation of the Business with an ancillary healthcare or other services or businesses provided thereon, (e) does not have any debt other than as permitted by this Lease or arising in the ordinary course of the Business and does not guarantee or otherwise obligate itself with respect to the debts of any other person or entity, other than as contemplated by this Lease or approved by Lessor in writing, (f) has its own separate books, records, accounts and financial statements, except that financial statements of the individual facility Lessees may be consolidated, (g) holds itself out as being a company separate and apart from any other entity, and (h) maintains all entity formalities independent of any other entity.

Subordination Agreement:  That certain Subordination Agreement, dated as of              , 2013, among Lessor and BOA, as Administrative Agent for itself and other lenders, and FirstChoice, as the same may be modified, amended or restated from time to time.

Substitute Lease:  As defined in Section 34.3.

Substitute Property:  With respect to any Facility, a fee interest in land and improvements thereon which may be included in the Property Substitution, with respect to which:  (i) such improvements consist solely of a freestanding emergency medical facility or other real property (the “Replacement Facility”) consented to by Lessor in its sole and absolute discretion; (ii) the financial records (which records will include audited financial statements if available) of such freestanding emergency medical facility shall have been prepared in accordance with GAAP and made available to Lessor; (iii) all licenses, certificates of need, permits, approvals and authorizations pertaining to ownership and operation of such land and improvements as a freestanding emergency medical facility and related facilities shall be in full force and effect, free of material defaults or notices of material default; and (iv) neither the Property Substitution nor the utilization of such land and improvements in a Property Substitution will result in the realization of taxable income or gain to any Lessor or any Equity Constituent of any Lessor under the Code, as reasonably determined by Lessor, or if such taxable income or gain is realized, FirstChoice or an Affiliate agrees to pay the same and to indemnify Lessor for the same.

Taking:  With respect to each Facility, a taking or voluntary conveyance during the Term of all or part of the portion of the Leased Property relating to such Facility, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any Condemnation or other eminent domain proceeding affecting such portion of the Leased Property whether or not the same shall have actually been commenced.

Tenant(s):  The lessees, tenants, sublessees or subtenants under the Tenant Leases, if any.

Tenant Leases:  All leases, subleases, pharmacy leases and other rental agreements (written or verbal, now or hereafter in effect), if any, pursuant to which any Facility Lessee has granted a possessory interest in and to any space in or any part of the Leased Property, or that otherwise have rights with regard to the Leased Property, and all security deposits, security interests, letters of credit, pledges, guaranties, prepaid rent or other sums, deposits or interests held by Lessee, if any, with respect thereto.

Term:  With respect to each Facility, the actual duration of this Lease, including the Fixed Term and the Extension Terms (if extended by Lessee) as provided in Article II.

Terminated Facility:  As defined in Section 16.1(C).

Terminated Possession Facility:  As defined in Section 16.1(B).

Total Development Costs:  The sum of (a) all hard and soft costs incurred in connection with the acquisition of the Land and the development of the Leased Improvements pursuant to the Project Development Agreements; (b) the aggregate of the Construction Period Accruals relating to all the Facilities; and (c) the costs of any future Capital Additions financed by Lessor or its Affiliates after the Construction Period.

Unsuitable for Its Use or Unsuitable for Its Primary Intended Use:  As used anywhere in this Lease, the terms “Unsuitable for Its Use” or “Unsuitable for Its Primary Intended Use” shall mean that, with respect to the portion of the Leased Property relating to any Facility, by reason of damage or destruction or a partial Taking by Condemnation, such Facility cannot be operated on a commercially practicable basis for its Primary Intended Use and substantially in accordance with the manner in which it was previously operated, taking into account, all relevant factors (such as the availability of parking), and the effect of such damage or destruction or partial Taking.

USPAP:  The Uniform Standards of Professional Appraisal Practice, as amended from time to time.

ARTICLE II

LEASED PROPERTY; TERM

Upon and subject to the terms and conditions hereinafter set forth, Lessor leases to Lessee and Lessee rents from Lessor all of Lessor’s rights and interest in and to the following property (collectively, and as modified from time to time pursuant to the terms of this Lease, the “Leased Property”):

(a)                                 the Land; and

(b)                                 the existing improvements on the Land and the buildings and any improvements constructed on the Land, including, but not limited to, all buildings, structures, Fixtures and other improvements of every kind, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures presently or hereafter situated upon the Land, Capital Additions financed by Lessor and all hereditaments, easements, rights of way and other appurtenances related thereto (collectively, the “Leased Improvements”).

SUBJECT, HOWEVER, to all applicable matters of record and any other matters as set forth on Exhibit B-1 et seq. (and such other matters set forth in any Addendum) (collectively, the “Permitted Exceptions”), Lessee shall have and hold the Leased Property for a fixed term (the “Fixed Term”) commencing on the Commencement Date and ending at midnight on the last day of the one hundred eightieth (180th) full month after the Final Completion Date, unless sooner terminated as herein provided.

So long as no Event of Default then exists, and no event then exists which with the giving of notice or the passage of time or both would constitute an Event of Default, Lessee shall have the option to extend the Fixed Term on the same terms and conditions set forth herein for three (3) additional periods of five (5) years each (each an “Extension Term”); it being understood and agreed that Lessee’s exercise of any such extension option must apply to the entire Leased Property. Lessee may exercise each such option by giving written notice to Lessor at least ninety (90) days prior to the expiration of the Fixed Term or Extension Term, as applicable (the “Extension Notice”). If, during the period following the delivery of the Extension Notice to Lessor and prior to the effective date of such extension, an Event of Default shall occur, at Lessor’s option, the Term shall not be so extended and Lessee shall be deemed to have forfeited all subsequent options to extend the Fixed Term of this Lease. If Lessee elects not to exercise its option to extend, all subsequent options to extend and all rights of Lessee to purchase as provided in Articles XIV, XV and XXXIII shall be deemed to have lapsed and be of no further force or effect.

ARTICLE III

RENT

3.1                               Rent.                   During the Term, Lessee shall pay to Lessor, in advance and without notice, demand, set off or counterclaim, in lawful money of the United States of America, at Lessor’s address set forth herein or at such other place or to such other person, firm or entity as Lessor may designate from time to time in writing, the Rent as provided in this Lease. With respect to each Facility, Rent shall be calculated and payable as follows:

(a)                                 Base Rent. With respect to each Facility, commencing on the applicable Rent Commencement Date, subject to adjustment as provided herein (including adjustments set forth in Section 3.1(b) below), Lessee shall pay Lessor, base rent with respect to such portion of the Leased Property (the “Allocated Base Rent”) in advance on the first (1st) day of each calendar month during the Term, including any partial months (prorated based upon a three hundred sixty (360) day year), in an amount equal to the product of (i) the Allocated Development Costs for such Facility as of the last day of the immediately preceding month, multiplied by (ii) the Lease Rate, divided by (iii) twelve (12).

(b)                                 Adjustment of Lease Rate. Commencing on January 1, 2015 and continuing on each Adjustment Date thereafter during the Term, the Lease Rate shall be increased (and in no event decreased) and shall be equal to the sum of (i) the Lease Rate previously in effect, and (ii) [*].

(c)                                  Rent Schedule. From time to time during the Term, Lessor may, in its reasonable discretion, calculate the Base Rent payable hereunder (the “Rent Schedule”), and provide a copy of such Rent Schedule to Lessee. Base Rent, as calculated in accordance with Sections 3.1(a) and 3.1(b) shall include Allocated Base Rent payable with respect to the Leased Property relating to all Facilities. The Rent Schedule shall be adjusted and substituted on a periodic basis by Lessor, in its reasonable discretion, as the Base Rent is adjusted and calculated during the Term as provided herein. Lessor’s failure to provide a copy of the Rent Schedule or substitute or adjusted Rent Schedule shall not limit or affect the Lessee’s obligations hereunder. Notwithstanding the foregoing, to the extent the most recent Rent Schedule, if any, provided by Lessor to Lessee does not accurately reflect the current amount of Base Rent, as adjusted, Lessee shall not be in default of its obligation to pay rent pursuant to this Section 3.1 so long as Lessee pays the Base Rent, as adjusted, shown on the Rent Schedule most recently provided by Lessor to Lessee, and within ten (10) days after receipt by Lessee of an updated Rent Schedule provided by Lessor, Lessee pays to Lessor any additional Base Rent due as a result of the Base Rent shown on the updated Rent Schedule that has not previously been paid.

3.2                               Additional Charges. In addition to the Base Rent, (a) Lessee will also pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions that Lessee assumes or agrees to pay under this Lease, and all other amounts, liabilities, obligations and Impositions related to the ownership, use, possession and operation of the Leased Property, including, without limitation, all costs of owning and operating each Facility, all Real Estate Taxes, Insurance Premiums, maintenance and capital improvements, all violations of and defaults under any of the Permitted Exceptions (but excluding any items Lessee is not required to pay under the definition of Impositions) and (b) in the event of any failure on the part of Lessee to pay any of those items referred to in clause (a) above, Lessee will also promptly pay and reimburse Lessor and/or its Affiliates for all such amounts paid by Lessor and/or its Affiliates and promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (a) and (b) above being referred to herein collectively as the “Additional Charges”), and Lessor shall have all legal,

Confidential information has been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment has been requested with respect to this omitted information.

equitable and contractual rights, powers and remedies provided in this Lease, by statute, or otherwise, in the case of non-payment of the Additional Charges, as in the case of the Base Rent. If any installment of Base Rent or Additional Charges shall not be paid within five (5) Business Days after the applicable due date, Lessee, in addition to all other obligations hereunder, will pay Lessor on demand, as Additional Charges, a late charge computed at the Overdue Rate and a late payment penalty computed at the Late Payment Penalty Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. To the extent that Lessee pays any Additional Charges to Lessor pursuant to clause (b) above or pursuant to any other requirement of this Lease, Lessee shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due. Nothing in the foregoing limits the provisions of Article XII. At Lessor’s option, during the Term, upon its written request to Lessee, Lessee shall make monthly payments to Lessor (or to a Facility Lender, if requested by Lessor) in such amounts as Lessor shall estimate to be necessary to pay any Real Estate Taxes and/or some or all Insurance Premiums. If Lessor exercises this option, it shall include in its written request an invoice in reasonable detail (the “Escrow Invoice”) specifying the amount to be paid on account of Real Estate Taxes and/or Insurance Premiums (the “Monthly Escrow Amount”). Lessee shall pay to Lessor the Monthly Escrow Amount on the first (1st) day of each month after receipt of the initial Escrow Invoice. At any time, with at least five (5) Business Days’ notice prior to the end of any month during the Term, Lessor may deliver to Lessee a substituted, adjusted or amended Escrow Invoice providing for a new Monthly Escrow Amount, and thereafter Lessee shall pay the revised Monthly Escrow Amount on the first (1st) day of the each succeeding month (subject to further adjustment as provided for in this sentence). Any sums paid to Lessor pursuant to this Section 3.2 shall not bear interest, may be commingled with Lessor’s (or Facility Lender’s) books and accounts, and upon an Event of Default hereunder, may be applied by Lessor (or Facility Lender) to all sums owed by Lessee or any Affiliate of Lessee to Lessor or any Affiliate of Lessor (or to sums owed to Facility Lender) relating to the acquisition and leasing of the Leased Property (provided, that prior to an Event of Default Lessor shall use any amounts so paid to pay the relevant Real Estate Taxes and Insurance Premiums, as applicable, in each case prior to delinquency). Lessor shall refund to Lessee at the end of the Term, provided that no Event of Default then exists, any such remaining amounts collected in excess of the amounts ultimately required to pay the relevant Real Estate Taxes or Insurance Premiums.

ARTICLE IV

IMPOSITIONS

4.1                               Payment of Impositions. Subject to Article XII relating to permitted contests, Lessee will pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment, with such payments to be made directly to the taxing or assessing authorities, unless, in the case of escrows and deposits, such Impositions are required to be paid to Lessor or Facility Lender as provided in Section 3.2, and Lessee will promptly furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments. Lessor, at its expense, shall, to the extent permitted by applicable law, prepare and file all tax returns and reports as may be required by governmental authorities in respect of Lessor’s net income, gross receipts, franchise taxes and taxes on its capital stock, and Lessee, at its expense, shall, to the extent permitted by applicable laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by governmental authorities. If any refund shall be due from any taxing authority with respect to any Imposition paid by Lessee, the same shall be paid over to, or retained by, Lessee provided no Event of Default shall have occurred and be continuing. Any such funds retained by Lessor due to an Event of Default shall be applied to Lessee’s obligations as reasonably determined by Lessor. Lessor and Lessee shall, upon request of the other, provide any data (a) that is maintained by the party to whom the request is made, and (b) that pertains to the Leased Property, as may be necessary to prepare any required returns and reports. In the event that any Governmental Body classifies any property covered by this Lease as personal property, Lessee shall file all personal property tax returns in such jurisdictions where it may legally so file. Lessor, to the extent it possesses the same, and Lessee, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. In the event that Lessor is legally required to file personal property tax returns, Lessee will be provided with copies of assessment notices indicating a value in excess of the reported value as soon as reasonably practicable, and in any event, in sufficient time for Lessee to file a protest. After obtaining written approval from Lessor, which approval shall not be unreasonably withheld, conditioned or delayed, Lessee may, at Lessee’s sole cost and expense, protest, appeal, or institute such other proceedings as Lessee may deem appropriate to effect a reduction of real estate or personal property assessments, and Lessor, at Lessee’s expense as aforesaid, shall fully cooperate with Lessee in such protest, appeal, or other action. Billings for reimbursement by Lessee to Lessor of personal property taxes shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property with respect to which such payments are made.

4.2                               Adjustment of Impositions. Impositions that are levied or assessed with respect to the tax-fiscal period during which the Term terminates, unless Lessee purchases the Leased Property pursuant to purchase options expressly provided herein, if any, shall be adjusted and prorated between Lessor and Lessee, whether or not such Imposition is imposed before or after such termination, and Lessee’s obligation to pay its prorated share thereof shall survive such termination.

4.3                               Utility Charges. Lessee will contract for, in its own name, and will pay or cause to be paid all charges for electricity, power, gas, oil, sewer, water and other utilities used in connection with the Leased Property during the Term, including, without limitation, all impact and tap fees necessary for the operation of the Facilities, except to the extent that such impact and tap fees were or are to be paid by Lessor as part of the Total Development Costs or the cost of a Capital Addition.

4.4                               Insurance Premiums. Lessee will contract for, in its own name, and will pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to Article XIII during the Term (the “Insurance Premiums”); provided, however, if required by Lessor pursuant to Section 3.2, all or a portion of the Insurance Premiums shall be paid as required under Section 3.2.

ARTICLE V

ABSOLUTE NET LEASE; NO TERMINATION; TERMINATION

WITH RESPECT TO FEWER THAN ALL FACILITIES

5.1                               Absolute Net Lease; No Termination. The parties understand, acknowledge and agree that this is an absolute net lease and this Lease shall yield to Lessor the full amount of the installments of the Base Rent and the payments of Additional Charges throughout the Term. Lessee further acknowledges and agrees that all charges, assessments or payments of any kind are due and payable without notice, demand, set off or counterclaim and shall be paid by Lessee as they become due and payable. Lessee shall remain bound by this Lease in accordance with its terms and shall neither take any action without the consent of Lessor to modify, surrender or terminate the same, nor seek nor be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent, nor shall the respective obligations of Lessor and Lessee be otherwise affected by reason of (a) any damage to, or destruction of, any Leased Property or any portion thereof from whatever cause or any Taking of the Leased Property or any portion thereof, except as otherwise specifically provided in this Lease, (b) the lawful or unlawful prohibition of, or restriction upon, Lessee’s use of the Leased Property, or any portion thereof, or the interference with such use by any person, corporation, partnership or other entity, or by reason of eviction by paramount title; (c) any claim which Lessee has or might have against Lessor or by reason of any default or breach of any warranty by Lessor under this Lease or any other agreement between Lessor and Lessee, or to which Lessor and Lessee are parties, (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor, or (e) any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Lessee from any such obligations as a matter of law. Lessee hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law to (i) modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (ii) entitle Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Lessee hereunder, except as otherwise specifically provided in this Lease. The obligations of Lessor and Lessee hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Lessee hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease other than by reason of an Event of Default.

5.2                               Termination with Respect to Fewer than all Facilities. Wherever in this Lease the action of terminating this Lease with respect to the portion of the Leased Property relating to a particular Facility (or action of similar import) is described or permitted, such action shall mean the termination of Lessee’s rights in and to the portion of the Leased Property relating to such Facility. Notwithstanding anything in this Lease to the contrary, if this Lease shall be terminated by Lessor or Lessee pursuant to rights granted hereunder with respect to any portion of the Leased Property relating to a particular Facility, such termination shall not affect the Term of this Lease with respect to the balance of the Leased Property relating to Facilities not so terminated and this Lease shall continue in full force and effect with respect to such portion of the Leased Property, except that the total Base Rent payable hereunder shall be reduced by the amount of Allocated Base Rent with respect to the Facility as to which this Lease has been so terminated, (b) all references herein to Leased Property shall thereafter no longer include such terminated portion of the Leased Property, (c) the relevant Facility shall no longer be a Facility hereunder, and (d) provided that all of Lessee’s obligations hereunder with respect to such portion of the Leased Property (excluding unasserted contingent indemnification obligations) have been paid in full to Lessor, the relevant Facility Lessee shall no longer be a Facility Lessee hereunder or a party hereto; subject, however, to Lessor’s right, in the event of any such termination because of an Event of Default, to recover damages with respect thereto.

ARTICLE VI

OWNERSHIP OF LEASED PROPERTY AND PERSONAL PROPERTY

6.1                               Ownership of the Leased Property. Lessee acknowledges that the Leased Property is the property of Lessor and that Lessee has only the right to the possession and use of the Leased Property upon and subject to the terms, provisions and conditions of this Lease.

6.2                               Lessee’s Personal Property. Lessee agrees that, subject to Lessor’s purchase option with respect thereto, all of Lessee’s Personal Property not removed by Lessee within thirty (30) days following the expiration or earlier termination of this Lease with respect thereto shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor (at Lessee’s cost) with prior written notice thereof to Lessee, without any payment to Lessee and without any obligation to Lessee to account therefor. Lessee will, at its expense, restore the Leased Property to substantially the same condition existing before the removal and repair all damage to the Leased Property caused by the installation or removal of Lessee’s Personal Property.

ARTICLE VII

CONDITION AND USE OF LEASED PROPERTY

7.1                               Condition of the Leased Property. Lessee acknowledges receipt and delivery of possession of the portions of the Leased Property upon which the Facilities are or shall be situated and that Lessee has examined and otherwise has acquired knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease and has found the same to be in good order and repair and satisfactory for its purpose hereunder. Lessee is leasing the Leased Property “as is” and “where is” in its present condition Lessee has not relied on any representation or warranty by Lessor and hereby waives any claim or action against Lessor in respect of the condition of the Leased Property. LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, SUITABILITY, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE. LESSEE ACKNOWLEDGES THAT THE LEASED PROPERTY HAS BEEN INSPECTED BY LESSEE AND IS SATISFACTORY TO LESSEE. ACCORDINGLY, LESSEE HEREBY ACKNOWLEDGES THAT LESSOR HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LESSOR BE DEEMED TO HAVE MADE ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT

LIMITATION, ALL WARRANTIES THAT THE LEASED PROPERTY IS FREE FROM VICES, DEFECTS AND DEFICIENCIES, WHETHER HIDDEN OR APPARENT OR ANY WARRANTY AS TO THE FITNESS, DESIGN OR CONDITION OF THE LEASED PROPERTY FOR ANY PARTICULAR USE OR PURPOSE OF SUCH LEASED PROPERTY. THE PROVISIONS OF THIS SECTION 7.1 HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LESSOR, EXPRESS, IMPLIED OR CREATED BY APPLICABLE LAW, WITH RESPECT TO THE CONDITION OF THE LEASED PROPERTY.

7.2                               Use of the Leased Property.

(a)                                 To the extent not obtained as of the Completion Date, Lessee or its Affiliates shall obtain all material Licenses necessary to operate each Facility as a freestanding emergency medical facility, as quickly as reasonably possible and, in any event, all such Licenses for a particular Facility shall be obtained by the required dates set forth on Schedule 7.2(a) relating to such Facility (each, an “Operational Date”); provided, however, that, upon written request from Lessee to Lessor prior to the Operational Date with respect to a particular Facility, and so long as Lessor is reasonably satisfied that Lessee is diligently proceeding in its efforts to obtain such Licenses for such Facility, Lessee shall have the option to extend the period in which to obtain such Licenses with respect to such Facility for two (2) additional periods of thirty (30) days each. Lessee may exercise each such option by giving written notice to Lessor at least five (5) Business Days prior to the Operational Date (or any applicable extension period).

(b)                                 After the Completion Date relating to each Facility, Lessee (i) subject to Section 7.2(a), shall operate such Facility throughout the entire remaining Term as a freestanding emergency medical facility and for such other legal ancillary uses as may be necessary in connection with or incidental to such use, subject to all covenants, restrictions, easements, and all other matters of record (including those set forth in the Permitted Exceptions) relating to the portion of the Leased Property relating to such Facility (the “Primary Intended Use”), and (ii) shall comply with all Legal Requirements that are necessary for the operation of such Facility consistent with the Primary Intended Use.

(c)                                  Lessee shall continuously operate the Leased Property only as a provider of healthcare services in accordance with the Primary Intended Use and Lessee shall maintain its certifications for reimbursement and licensure and all accreditations.

(d)                                 Lessee shall not commit or suffer to be committed any waste on the Leased Property nor shall Lessee cause or permit any nuisance thereon.

(e)                                  Lessee shall neither suffer nor permit the Leased Property or any portion thereof, including any Capital Addition whether or not financed by Lessor, or Lessee’s Personal Property, to be used in such a manner as (i) might reasonably tend to impair Lessor’s (or Lessee’s, as the case may be) title thereto or to any portion thereof, or (ii) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.

(f)                                   With respect to each Facility, Lessor shall have the right and option to erect a plaque in the vicinity of the front desk located inside such Facility stating that such Leased Property is owned by Lessor. Such plaque shall be in a size, and shall be erected in an exact location acceptable to Lessor and approved by Lessee, which approval shall not be unreasonably withheld, conditioned or delayed.

7.3                               Lessor to Grant Easements. From time to time during the Term, so long as no Event of Default then exists and no event then exists which with the giving of notice or the passage of time or both would constitute an Event of Default, Lessor may, in its reasonable discretion, at the request of Lessee and at Lessee’s cost and expense; (a) grant easements and other rights in the nature of easements; (b) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property; (c) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes; (d) execute petitions to have the Leased Property annexed to any municipal corporation or utility district; (e) execute amendments to any covenants and restrictions affecting the Leased Property; and (f) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interest in the Leased Property), but only upon delivery to Lessor of such information as Lessor may reasonably require confirming that such grant, release, dedication, transfer, petition or amendment is required for or useful in connection with, and not detrimental to, the proper conduct of the Primary Intended Use on the Leased Property and does not reduce the value of the Leased Property.

ARTICLE VIII

LEGAL AND INSURANCE REQUIREMENTS

8.1                               Compliance with Legal and Insurance Requirements. Subject to Article XII relating to permitted contests, Lessee, at its expense, (a) shall comply with all Legal Requirements and Insurance Requirements applicable to Lessee and the use, operation, maintenance, repair and restoration of the Facilities and the Leased Property, whether or not compliance therewith shall require structural change in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property; (b) shall not use the Leased Property and Lessee’s Personal Property for any unlawful purpose; (c) shall procure, maintain and comply with all Licenses and other governmental approvals and authorizations required for any use of the Leased Property and Lessee’s Personal Property then being made; and (d) shall use its commercially reasonable efforts to cause all Tenants to acquire and maintain all licenses, certificates, permits, provider agreements and other authorizations and approvals, as well as all personal property needed to operate the Leased Property subleased to them for the Primary Intended Use and any other uses conducted on the Leased Property as may be permitted from time to time hereunder. Lessee shall indemnify and defend, at Lessee’s sole cost and expense, and hold Lessor, its successors and assigns, harmless from and against and agrees to reimburse Lessor and its successors and assigns with respect to any and all claims, demands, actions, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Lessor, its successors and assigns, at any time and from time to time by reason or arising out of any breach by Lessee of any of the provisions of this Article VIII or any breach or violation of any Legal Requirements.

8.2                               Hazardous Materials. Lessee shall ensure that the Leased Property and the operation of the Facilities comply with all Hazardous Materials Laws. Except for Hazardous Materials generated in the normal course of business regarding the Primary Intended Use (which Hazardous Materials shall be handled and disposed of in compliance with all Hazardous Materials Laws), no Hazardous Materials shall be installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of, or otherwise present in, on or under the Leased Property or in connection with the operation of any Facility. No activity shall be undertaken on the Leased Property or in connection with the operation of any Facility which would cause (a) the Leased Property to become a treatment, storage or disposal facility of hazardous waste, infectious waste, biomedical or medical waste, within the meaning of, or otherwise bring the Leased Property within the ambit of RCRA or any Hazardous Materials Laws, (b) a release or threatened release of Hazardous Materials from the Leased Property within the meaning of, or otherwise bring the Leased Property within the ambit of, CERCLA or SARA or any Hazardous Materials Laws or (c) the discharge of Hazardous Materials into any watercourse, surface or subsurface of body of water or wetland, or the discharge into the atmosphere of any Hazardous Materials which would require a permit under any Hazardous Materials Laws. No activity shall be undertaken with respect to the Leased Property or the operation of any Facility which would cause a violation or support a claim under RCRA, CERCLA, SARA or any Hazardous Materials Laws. Lessee shall, at its sole cost, expense, risk and liability, remove or cause to be removed from the Leased Property all Hazardous Materials generated in connection with the Primary Intended Use and as found in hospital and healthcare facilities, including, without limitation, all infectious waste materials, syringes, needles and any materials contaminated with bodily fluids of any type, character or description of whatsoever nature in accordance with all Hazardous Materials Laws. Lessee shall not dispose of any such infectious waste and Hazardous Materials in any receptacles used for the disposal of normal refuse. Lessee shall indemnify and defend, at its sole cost and expense, and hold Lessor and its successors and assigns, harmless from and against and to reimburse Lessor and its successors and assigns with respect to any and all claims, demands, actions, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorney’s fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Lessor and its successors and assigns at any time and from time to time by reason or arising out of any breach by Lessee of this Section 8.2 or any violation of any Hazardous Materials Laws by any Person other than Lessor, any of Lessor’s Affiliates or any of their respective agents or representatives relating to the Leased Property.

8.3                               Healthcare Laws. Lessee represents, warrants and covenants that Lessee, this Lease and all Tenant Leases are, and at all times during the Term will be, in compliance with all Healthcare Laws. In the event it is determined that any provision of this Lease is in violation of the Healthcare Laws, the parties in good faith shall renegotiate such provision so that same is in compliance with all Healthcare Laws. Lessee agrees to add to all of its third party agreements relating to the Leased Property, including, without limitation, all Tenant Leases, that in the event it is determined that such agreement and/or Tenant Lease is in violation of the Healthcare Laws, such agreement and/or Tenant Lease shall be renegotiated so that same are in compliance with all Healthcare Laws. Lessee agrees promptly to notify Lessor in writing of the receipt of any notice of investigation of any alleged Healthcare Law violations. Lessee shall indemnify and defend, at Lessee’s sole cost and expense, and hold Lessor and its successors and assigns, harmless from and against, and shall reimburse Lessor and its successors and assigns with respect to, any and all claims, demands, actions, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Lessor and its successors and assigns, at any time and from time to time by reason, or arising out, of any breach by Lessee of any of the provisions set forth in this Section 8.3 or any violation of any Healthcare Laws.

8.4                               Single Purpose Entity. Each Facility Lessee shall remain at all times during the Term a Single Purpose Entity in accordance with the terms of this Lease. Promptly following any written request from Lessor during the Term, each Facility Lessee shall provide Lessor with evidence that such Facility Lessee is a Single Purpose Entity and is in good standing in the state of its organization or incorporation and in the state in which the portion of the Leased Property relating to such Facility Lessee is located; provided, that Lessor shall not require more than one (1) such certification from each Facility Lessee during any twelve (12)-month period during the Term.

8.5                               Organizational Covenants. Lessee shall not permit or suffer, without the prior written consent of Lessor, (a) any material amendment or modification of any Facility Lessee’s Organizational Documents that changes such Facility Lessee’s status as a Single Purpose Entity or that modifies Lessee’s Organizational Documents in a manner materially adverse to Lessor; or (b) subject to the proviso below, that changes or modifies the governance or structure of, or changing the manager or managing member of, such Facility Lessee, or that dissolves or terminates any Facility Lessee’s existence or that effects a sale of substantially all of any Facility Lessee’s assets, whether by sale, transfer, merger, consolidation or otherwise; provided, however, that such amendments in subsection (b) shall be permitted in connection with any Permitted Sale Transaction. Lessee shall provide Lessor with notice contemporaneously upon any change to any Facility Lessee’s state of formation or any Facility Lessee’s name. Lessee has, simultaneously with the execution of this Lease, delivered to Lessor a true and complete copy of each Facility Lessee’s Organizational Documents and shall promptly provide Lessor with true and complete copies of all amendments to any Facility Lessee’s Organizational Documents.

ARTICLE IX

REPAIRS; RESTRICTIONS

9.1                               Maintenance and Repair.

(a)                                 Lessee, at its expense, will keep the Leased Property and all private roadways, sidewalks and curbs appurtenant thereto (and Lessee’s Personal Property) in good first class order and repair (whether or not the need for such repairs occurs as a result of Lessee’s use, any prior use, the elements, the age of the Leased Property or any portion thereof), ordinary wear and tear excepted, and, except as otherwise provided in Article XIV and Article XV, with reasonable promptness and in a workmanlike manner, will make all necessary and appropriate repairs thereto required to maintain such condition.

(b)                                 Lessee shall notify Lessor of any and all repairs, modifications and remodeling made to the portion of the Leased Property relating to a particular Facility in excess of Two

Hundred Fifty Thousand and No/100 Dollars ($250,000.00) and obtain consent from Lessor (which consent shall not be unreasonably withheld, conditioned or delayed) prior to making such repairs, improvements, additions, modifications or remodeling.

(c)                                  Except as otherwise expressly provided in this Lease, Lessor shall not under any circumstances be required to build or rebuild any improvements on the Leased Property, or to make any repairs, replacements, alterations, restorations, or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary or capital in nature, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto in connection with this Lease, or to maintain the Leased Property in any way.

(d)                                 Unless Lessor conveys the Leased Property to Lessee pursuant to the provisions of this Lease, Lessee will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor, except as improved, constructed, repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for (i) ordinary wear and tear, (ii) damage caused by the gross negligence or willful acts of Lessor, and (iii) damage or destruction as described in Article XIV or resulting from a Taking as described in Article XV, which Lessee is not required by the terms of this Lease to repair or restore.

9.2                               Encroachments; Restrictions. If any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way adjacent to any portion of the Leased Property, or shall violate the agreements or conditions contained in any federal, state or local law, restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or shall impair the rights of others under any easement or right-of-way to which the Leased Property or any portion thereof is subject, then, promptly upon the request of Lessor, Lessee shall, at its expense, subject to its right to contest the existence of any encroachment, violation or impairment, (a) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lessor or Lessee or (b) make such changes in the Leased Improvements, and take such other actions, as Lessor reasonably determines, to remove such encroachment, or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and, in any event, take all such actions as may be necessary to continue the operation of the applicable Facility without such violation, encroachment or impairment. Any such alteration shall be made in conformity with the applicable requirements of this Lease. Lessee’s obligations under this Section 9.2 shall be in addition to, and shall in no way discharge or diminish any obligation of, any insurer under any policy of title or other insurance, and Lessee shall be entitled to a credit for any sums paid by Lessee and recovered by Lessor under any such policy of title or other insurance, less Lessor’s reasonable costs and expenses to recover such sums.

ARTICLE X

CONSTRUCTION OF LEASED IMPROVEMENTS; CAPITAL ADDITIONS

10.1                        Construction of Capital Additions to the Leased Property.

(a)                                 With respect to each Facility, following the Completion Date in accordance with the applicable Project Development Agreement, and provided that no Event of Default has occurred, and no event then exists which with the giving of notice or passage of time or both would constitute an Event of Default hereunder, Lessee shall have the right, upon and subject to the terms and conditions set forth below, to construct or install Capital Additions on such portion of the Leased Property with the prior written consent of Lessor, not to be unreasonably withheld, conditioned or delayed. Lessee shall not be permitted to create any Lien on such portion of the Leased Property in connection with such Capital Addition, except as provided in Section 10.2. Prior to commencing construction of any such Capital Addition, Lessee shall, at Lessee’s sole cost and expense, (i) submit to Lessor in writing for Lessor’s prior approval a proposal setting forth in reasonable detail any such proposed Capital Addition, (ii) submit to Lessor for Lessor’s prior approval or consent (which approval shall not be unreasonably withheld, conditioned or delayed) such plans and specifications, certificates of need, and other approvals, permits, licenses, contracts in excess of $50,000 for the proposed Capital Addition and such other information available to Lessee concerning such proposed Capital Addition as Lessor may reasonably request, and (iii) obtain all necessary certificates of need, permits, licenses, state licensure surveys, and all regulatory approvals of architectural plans. Without limiting the generality of the foregoing, such proposal shall indicate the approximate projected cost of constructing such Capital Addition, together with the use or uses to which it will be put.

(b)                                 Prior to commencing construction of any Capital Addition, Lessee shall first request Lessor to provide funds to pay for such Capital Addition in accordance with the provisions of Section 10.3. If Lessor declines or is unable to provide such financing or the parties are unable to agree on the terms thereof, the provisions of Section 10.2 shall apply. Notwithstanding any other provision of this Article X to the contrary, no Capital Additions shall be made without the consent of Lessor, which consent may be withheld in Lessor’s sole discretion, if the Capital Addition would tie in or connect any portion of the Leased Property and/or any Leased Improvements on such portion of the Leased Property with any other improvements on property adjacent to such portion of the Leased Property (and not part of the Land covered by this Lease), including, without limitation, tie-ins of buildings or other structures or utilities. All proposed Capital Additions shall be architecturally integrated and consistent with the applicable portion of the Leased Property.

10.2                        Capital Additions Financed by Lessee. If Lessor does not finance any Capital Addition, this Lease shall be and hereby is amended to provide as follows:

(a)                                 There shall be no adjustment in the Base Rent by reason of any such Capital Addition.

(b)                                 Such Capital Addition shall revert to, and become the property of Lessor upon the expiration or termination of this Lease with respect to such portion of the

Leased Property (unless Lessee purchases such portion of the Leased Property as provided herein).

In connection with any such Capital Addition financed by Lessee, Lessee shall be permitted to place an Encumbrance on such Capital Addition as collateral for Lessee’s financing; provided, that, in the reasonable determination of Lessor such Encumbrance shall not interfere with Lessor’s ability to finance any portion of the Leased Property; it being understood and agreed, however, that (i) Lessor and Lessee shall cooperate in good faith to properly divide such Capital Addition from the applicable portion of the Leased Property and to grant such easements and use restrictions as shall be necessary to avoid any disruption of Lessee’s Business on such portion of the Leased Property; (ii) to the extent not inconsistent with the provisions of this Section 10.2, such Capital Addition shall remain subject to the other terms and provisions of this Lease; and (ii) upon the expiration or termination of this Lease (unless Lessee purchases such portion of the Leased Property as provided in Articles XIV, XV or XXXIII), Lessee, at its sole cost and expense, shall cause all such Encumbrances to be released from such Capital Addition and within ten (10) Business Days after such expiration or termination.

10.3                        Capital Additions Financed by Lessor. If Lessee desires for Lessor to provide or arrange financing for a Capital Addition, Lessee shall request the same by providing to Lessor written notice (a “Request”), together with all information referred to in Section 10.1. Lessor may, but shall be under no obligation to, provide the funds necessary to meet the Request. Within thirty (30) days following receipt of a Request, Lessor shall notify Lessee as to whether it will finance the proposed Capital Addition, including the proposed terms thereof, and the failure of Lessor to so notify Lessee within such time period, shall be deemed to constitute Lessor’s determination that it has declined to finance the proposed Capital Addition. Lessee shall have no obligation to accept any proposed terms received from Lessor. In the event Lessor declines or is deemed to have declined to finance a proposed Capital Addition or the parties are unable to agree on the terms of any proposed financing within thirty (30) days after Lessor’s receipt of a Request, Lessee shall have the right to finance such Capital Addition in any manner it deems appropriate, subject to Section 10.2.

10.4                        Salvage. All materials that are scrapped or removed in connection with the making of either Capital Additions or repairs hereunder shall be or become the property of Lessee, and Lessee shall remove the same at its sole cost and expense.

ARTICLE XI

LIENS

Subject to the provisions of Article XII relating to permitted contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon any portion of the Leased Property or any attachment, levy, claim or encumbrance in respect of the Rent, or any funds or amounts that are or will be provided by Lessor or its Affiliates to Lessee at any time during the Term in accordance with this Lease; excluding, however, (a) this Lease, (b) the Permitted Exceptions, (c) restrictions, liens and other encumbrances which are consented to in writing by Lessor, or any easements granted pursuant to the provisions of Section 7.3, (d) liens for those taxes of Lessor which Lessee is not required to pay hereunder, (e) Encumbrances which are permitted in accordance with Section 10.2, and (g) any liens which are the responsibility of Lessor pursuant to the provisions of Article XXXIV of this Lease. Unless otherwise expressly provided herein, Lessee shall not mortgage or grant any interest or security interest in, or otherwise collaterally assign, any part of Lessee’s rights and interests in this Lease, any portion of the Leased Property or Lessee’s Personal Property during the Term, except as provided in the Security Agreement or as otherwise permitted under the Intercreditor Agreement.

ARTICLE XII

PERMITTED CONTESTS

12.1                        Permitted Contests. After obtaining prior written approval from Lessor, not to be unreasonably withheld, conditioned or delayed, Lessee, at Lessee’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim (but expressly excluding any amounts payable to Lessor or Rent or other sums payable by Lessee to Lessor) not otherwise permitted by Article XI, provided that (a) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Lessor and from the Leased Property; (b) neither the Leased Property nor any Rent therefrom nor any part thereof or interest therein would, as determined in Lessor’s sole and absolute discretion, be in any danger whatsoever of being sold, forfeited, attached or lost; (c) in the case of a Legal Requirement, Lessor would not be in any danger whatsoever of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; and (d) in the event that any such contest shall involve a sum of money or potential loss in excess of the Allocated Development Costs relating to the particular Facility, Lessee shall give such reasonable security as may be demanded by Lessor to insure ultimate payment of the same.

ARTICLE XIII

INSURANCE

13.1                        General Insurance Requirements.

(a)                                 During the Term, Lessee shall at all times keep the Leased Property and Lessee’s Personal Property insured against loss or damage from such causes as are customarily insured against, by prudent owners of similar facilities. Without limiting the generality of the foregoing, Lessee shall obtain and maintain in effect throughout the Term the kinds and amounts of insurance as described below (provided that, with respect to each Facility, the coverages required under subsections (a)(iii), (a)(iv), (a)(vii) and (a)(viii) below and for all other coverages under this subsection (a) that are obtained under and in accordance with the applicable Project Development Agreement, such coverages shall be required from and after the applicable Completion Date). This insurance shall be written by insurance companies (i) acceptable to Lessor, (ii) that are rated at least an “A-VIII” or better by Best’s Insurance Guide, and (iii) unless otherwise approved by Lessor, authorized, licensed and qualified to do insurance business in the state in which the Leased Property is located. Lessee will pay or cause to be paid all Insurance Premiums for the insurance coverage required to be maintained pursuant to this Article XIII during the Term. The commercial property, rental value and business interruption policies shall name Lessor (and any other entity that Lessor may deem necessary) as additional insureds and loss payees as respects coverage afforded the Leased Property under standard Insurance Services Offices (ISO) commercial property insurance endorsements CP1219 and CP1503, or manuscript equivalents, and as additional insureds and loss payees under boiler and machinery and any other property insurance policy. All casualty insurance policies shall name Lessor (and any other entity that Lessor may deem necessary) as additional insureds. All property, business interruption and boiler and machinery losses shall be payable to Lessor and/or Lessee as provided in Article XIV. Each insurance policy required hereunder must, unless otherwise expressly provided herein (i) provide primary insurance without right of contribution from any other insurance carried by Lessor, (ii) contain express permission for Lessee to enter into a waiver of subrogation rights in favor of Lessor, or any right of setoff or counterclaim against any insured party thereunder including Lessor, (iii) permit Lessor to pay premiums at Lessor’s discretion, and (iv) as respects any third party liability claim brought against Lessor, obligate the insurer to defend Lessor as named insured thereunder. In addition, the property, business interruption and boiler and machinery policies shall name as an additional insured all Facility Lenders, if any, by way of a standard or other acceptable form of mortgagee’s loss payable endorsement. Any loss adjustment shall require the written consent of Lessor and each affected Facility Lender. Evidence or verification (as defined in Section 13.4 below) of insurance and/or Impositions shall be deposited with Lessor and, if requested, with any Facility Lender. If Insurance Premiums are required to be deposited or escrowed in accordance with Section 3.2, then Lessee shall pay or deposit the amount of such Insurance Premiums in accordance with Section 3.2. With respect to each Facility, the policies required hereunder relating to Lessee, the portion of the Leased Property relating to each Facility, including the Leased Improvements and Lessee’s Personal Property relating to such Facility, shall insure against the following risks:

(i)                                     Commercial Property insurance written on a broad “all risk” or “special perils” policy form covering physical loss or damage to such portion of the Leased Property including building and improvements and betterments. Unless otherwise provided such coverage shall be in an amount equal to the full replacement cost (as herein defined) value basis to the extent of the full insurable replacement value of such portion of the Leased Property. Unless otherwise provided hereunder, all policy deductibles shall be borne in full by Lessee and must not exceed, per occurrence, an amount in excess of Three Percent (3%), of the insurable value of such portion of the Leased Property. Lessee further agrees that it will notify Lessor of any loss in the amount equal to One-Half of One Percent (0.5%) of the Allocated Development Costs relating to such Facility or greater and that no claim at or in excess of such amount shall be settled without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii)                                  Flood and earthquake insurance shall be required at a minimum amount equal to Twenty Percent (20%) of the Full Replacement Cost. The deductible for any such insurance shall not exceed Three Percent (3%) of the insured values.

(iii)                               Rental Value insurance using standard ISO endorsement CP 1503, or its equivalent, as respects rental value coverage on such portion of the Leased Property. Such endorsement shall require property insurer to send notice of cancellation or non-renewal to Lessor per Section 13.4.

(iv)                              Business interruption insurance covering lost earnings and continuing expenses, less rents due Lessor to the extent covered under subparagraph (iii), in an amount sufficient to cover not less than the aggregate amount of Lessee’s earnings during (A) the actual time required to rebuild such portion of the Leased Property following loss or damage, or (B) twelve (12) months, whichever is longer, plus an additional extended period of indemnity of not less than ninety (90) days shall be provided. Coverage shall be written on an “actual loss sustained” form, for the same perils and other events as described in subparagraph (v) below.

(v)                                 Commercial General Liability in a primary amount of at least One Million and No/100 Dollars ($1,000,000.00) per occurrence, bodily injury for injury or death of any one person and for Property Damage for damage to or loss of the property of others, subject to a Two Million and No/100 Dollars ($2,000,000.00) annual aggregate policy limit applicable separately to such portion of the Leased Property for all bodily injury and property damage claims, occurring on or about such Leased Property or in any way related to such portion of the Leased Property, including but not limited to, any swimming pools or other rehabilitation and recreational facilities or areas that are located on such portion of the Leased Property otherwise related to such portion of the Leased Property. All allocated loss adjustment expenses, including defense costs, shall be in addition to the policy limits required above. Such policy shall include coverages found on the ISO Commercial General Liability Policy form CG 0001, occurrence policy form, current edition, with deductible amounts reasonably acceptable to Lessor. Lessee shall be responsible for funding all deductibles and retentions, including those which may be applicable to Lessor as an additional insured thereunder.

(vi)                              Umbrella liability insurance in the minimum amount of Ten Million and No/100 Dollars ($10,000,000.00) for each occurrence and aggregate combined single limit for all liability. The umbrella shall follow form with the primary commercial general liability with respect to providing primary and non-contributory coverage to Lessor as an additional insured when required by written contract or agreement. The umbrella liability policy shall name in its underlying schedule the policies of commercial general liability, professional liability and employer’s liability under the workers compensation policy.

(vii)                           Professional liability insurance for Lessee and all employed professionals (including any physicians) of Lessee in an amount not less than One Million and No/100 Dollars ($1,000,000.00) per individual claim and Three Million and No/100 Dollars ($3,000,000.00) annual aggregate. All medical professionals (including physicians) who perform professional services at such Facility shall meet the required minimum insurance requirements of One Million and No/100 Dollars ($1,000,000.00) per individual claim and Three Million and No/100 Dollars ($3,000,000.00) annual aggregate.

(viii)                        Worker’s Compensation and Employers Liability insurance covering all of Lessee’s employees in amounts that are customary for Lessee’s industry. Any Worker’s Compensation or Employers Liability insurance that is customary for Lessee’s industry should provide coverage for any subcontractors, including physicians, who use the Facility but are not deemed “employees” of Lessee. If such coverage is not available, then Lessee must ensure that the subcontractor has adequate Worker’s Compensation and/or Liability insurance coverage.

The term “Full Replacement Cost” as used herein, shall mean the actual replacement cost thereof from time to time. In the event either Lessor or Lessee believes that the Full Replacement Cost has increased or decreased at any time during the Term, it shall have the right to have such Full Replacement Cost re-determined by an impartial third party, hereinafter referred to as the “Impartial Appraiser.” If the Lessor and Lessee are unable to agree on the selection of an Impartial Appraiser, each party shall select one appraiser, and the two appraisers so selected shall jointly select the Impartial Appraiser. The party desiring to have the Full Replacement Cost so re-determined shall forthwith, on receipt of such determination by such Impartial Appraiser, give written notice thereof to the other party. The determination of such Impartial Appraiser shall be final and binding on the parties, and Lessee shall forthwith increase, or may decrease, the amount of the insurance carried pursuant to this Section 13.1, as the case may be, to the amount so determined by the Impartial Appraiser. Lessee shall pay the fee, if any, of the Impartial Appraiser.

(b)                                 At Lessor’s option, and provided that the costs of such coverages collectively do not exceed the costs of such insurance to be obtained by Lessee, Lessor may obtain the property and casualty insurance coverages as required herein in its own name and, in such event, Lessee shall reimburse Lessor for the costs of such coverages, including any required deductibles or retention payments, immediately upon request by Lessor.

13.2                        Additional Insurance. In addition to the insurance described above, with respect to each Facility, Lessee shall maintain such additional insurance, including, without limitation, adequate loss of rents insurance with respect to casualty or condemnation events to the extent the coverages set forth in Sections 13.1(a)(iii) and 13.1(a)(iv) are not adequate, as may be reasonably required from time to time by any Facility Lender, and shall further at all times maintain adequate worker’s compensation insurance coverage for all persons employed by Lessee on the portion of the Leased Property relating to such Facility, to the extent required by any applicable local, state and federal laws. Notwithstanding anything contained herein to the contrary, Lessor shall not be prohibited from purchasing and maintaining such additional insurance as it may determine, in its sole discretion and at its own expense, to be necessary to protect its interest in all or any portion of the Leased Property.

13.3                        Waiver of Subrogation. Lessee hereby waives any and all rights of recovery against Lessor, its officers, agents and employees, for all injury, loss of or damage to persons or property, howsoever caused, including loss of use, to the extent such injury, loss or damage is covered or should be covered by required insurance or any other insurance maintained by Lessee, including sums within deductibles, retentions or self-insurance applicable thereto. This waiver applies to all first party property, business interruption, equipment, vehicle and workers compensation claims (unless prohibited under applicable state statutes), as well as third party liability claims. This waiver shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in this Lease with respect to loss of, or damage to, property of the parties hereto. In as much as the above mutual waivers preclude the assignment of any aforesaid claim by way of subrogation to an insurance company, Lessee shall immediately give to each insurance company providing coverage under this Lease, written notice of the terms of said mutual waivers, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waivers. Lessee shall indemnify Lessor against any loss or expense, including reasonable attorneys’ fees, resulting from the failure to obtain such waiver from the insurer, if required.

13.4                        Form of Insurance. At least five (5) Business Days prior to the applicable Acquisition Date with respect to a particular Facility, and thereafter, at least ten (10) Business Days prior to any insurance policy expiration date, Lessee shall provide verification of required insurance coverage for the following year which shall include the following:

(a)                                 No later than the date that is forty-five (45) days after the applicable Acquisition Date and any such insurance policy expiration date, true and certified copies of the required insurance policies.

(b)                                 In the event Lessee does not provide timely or proper verification, or does not maintain the insurance required hereunder or pay the premiums as required hereunder, Lessor shall be entitled, but shall have no obligation, to obtain such insurance and pay the premiums therefor, which premiums shall be repayable to Lessor as provided in this Lease, and failure to adhere to those repayment provisions shall constitute an Event of Default within the meaning of Section 16.1(a).

Lessee acknowledges and agrees that any insurance policies, endorsements and/or binders or certificates that provide that the insurer will “endeavor to” give notice before same may be altered, allowed to expire, or canceled will not be acceptable to Lessor, and Lessee shall use its commercially reasonable efforts to cause such language to be deleted from such any insurance policies, endorsements and/or binders or certificates. Notwithstanding anything contained herein to the contrary, all policies of insurance required to be obtained by Lessee hereunder shall (but only to the extent commercially available) provide (i) that such policies will not lapse, terminate, be canceled, or be amended or modified to reduce limits or coverage terms unless and until Lessor has received not less than thirty (30) days’ prior written notice at Lessor’s notice address as specified in this Lease (the “Lessor’s Notice Address”), with a simultaneous copy to (A) MPT Operating Partnership, L.P., Attention: President, 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, and (B) McGriff, Seibels & Williams, Inc., Attention: John F. Carter, 2211 7th Avenue South, Birmingham, Alabama 35233, and (ii) that in the event of cancellation due to non-payment of premium, the insurer will provide not less than ten (10) days’ prior written notice to Lessor at Lessor’s Notice Address, with a simultaneous copy to (A) MPT Operating Partnership, L.P., Attention: President, 1000 Urban Center Drive, Suite 501,

Birmingham, Alabama 35242, and (B) McGriff, Seibels & Williams, Inc., Attention: John F. Carter, 2211 7th Avenue South, Birmingham, Alabama 35233.

13.5                        Increase in Limits. In the event that Lessor shall at any time in its reasonable discretion deem the limits of the personal injury, property damage or general public liability insurance then carried to be insufficient based on insurance limits generally in effect with respect to similar properties, the parties shall endeavor to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section 13.5. If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance to be carried shall be determined by an impartial third party selected by the parties. Nothing herein shall permit the amount of insurance to be reduced below the amount or amounts required by any of the Facility Instruments.

13.6                        No Separate Insurance. Lessee shall not, on Lessee’s own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article XIII to be furnished by, or which may reasonably be required to be furnished by, Lessee, or increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Facility Lenders, are included therein as additional insureds and the loss is payable under said insurance in the same manner as losses are required to be payable under this Lease. Lessee shall immediately notify Lessor of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance by securing an additional policy or additional policies.

ARTICLE XIV

FIRE AND CASUALTY

14.1                        Insurance Proceeds. All proceeds payable by reason of any loss or damage to the Leased Property, or any portion thereof, and insured under any policy of insurance required by Article XIII shall be paid to Lessor and held by Lessor in trust and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, and shall be paid out by Lessor from time to time for the reasonable cost of such reconstruction or repair. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property, or any portion thereof, (or in the event neither Lessor nor Lessee is required or elects to repair and restore, all such insurance proceeds) shall be paid over to, or retained by Lessor. All salvage resulting from any risk covered by insurance shall belong to Lessor except that any salvage relating to Capital Additions paid for by Lessee as described in Section 10.2 or to Lessee’s Personal Property as described in Section 14.4 shall belong to Lessee.

14.2                        Reconstruction in the Event of Damage or Destruction Covered by Insurance.

(a)           With respect to any Facility, if during the Term the portion of the Leased Property relating thereto is totally or partially destroyed from a risk covered by the insurance described in Article XIII and such portion of the Leased Property is thereby rendered Unsuitable for its Primary Intended Use (the “Impacted Facility”), Lessee shall elect, by giving written notice to Lessor within sixty (60) days following the date of such destruction, one of the following: (i) to restore such portion of the Leased Property relating to such Impacted Facility to substantially the same condition as existed immediately before the damage or destruction, or (ii) so long as no Event of Default then exists and no event then exists which with the giving of notice or the passage of time or both would constitute an Event of Default, and subject to Section 36.2, to purchase such portion of the Leased Property from Lessor for the Option Price, in which case all insurance proceeds payable pursuant to Section 14.1 shall be paid over to, or retained by, Lessee. The “Option Price” shall be equal to the greater of (1) the Fair Market Value Purchase Price of such portion of the Leased Property and (2) the sum of the Allocated Development Costs for such Impacted Facility and the actual costs of any Capital Additions funded by Lessor with respect thereto. In the event Lessee purchases such portion of the Leased Property pursuant to this Section 14.2(a), the terms set forth in Article XVIII shall apply and the sale/purchase must be closed within sixty (60) days after the date of the written notice from Lessee to Lessor of Lessee’s intent to purchase, unless a different closing date is agreed upon in writing by Lessor and Lessee. For purposes of any appraisal conducted in accordance with this Section, such appraisal shall not take into account the damage or destruction giving rise to Lessee’s rights hereunder.

(b)                                 With respect to any Facility, if, during the Term, the portion of the Leased Property relating thereto is totally or partially destroyed from a risk covered by the insurance described in Article XIII, but such portion of the Leased Property is not thereby rendered Unsuitable for its Primary Intended Use, Lessee shall restore such portion of the Leased Property to substantially the same condition as existed immediately before the damage or destruction. Such damage or destruction shall not terminate this Lease with respect to such portion of the Leased Property.

(c)                                  With respect to each Facility, if the cost of the repair or restoration of the portion of the Leased Property relating thereto exceeds the amount of insurance proceeds received by Lessor from the insurance required under Article XIII, Lessee shall be obligated to contribute any excess amount needed to restore the portion of the Leased Property relating to such Facility prior to use of the insurance proceeds. Such amount shall be paid by Lessee to Lessor (or a Facility Lender if required) to be held in trust together with any other insurance proceeds for application to the cost of repair and restoration.

(d)                                 With respect to each Facility, in the event Lessee elects to purchase the portion of the Leased Property relating to such Facility as provided in this Section 14.2, and, so long as no Event of Default then exists and no event then exists which with the giving of notice or the passage of time or both would constitute an Event of Default, this Lease shall terminate with respect to such portion of the Leased Property upon payment of the purchase price the Base Rent shall be reduced in accordance with Section 5.2, and Lessor shall transfer to Lessee its rights in or remit to Lessee all insurance proceeds being held in trust by Lessor or the Facility Lender on or prior to the closing of Lessee’s purchase of such portion of the Leased Property.

14.3                        Reconstruction in the Event of Damage or Destruction Not Covered by Insurance. If during the Term the portion of the Leased Property relating to any Facility is totally or partially damaged or destroyed from a risk not covered by the insurance described in Article XIII, then, whether or not such damage or destruction renders such Facility Unsuitable for its Primary Intended Use, Lessee shall, at its sole cost and expense, restore such portion of the Leased Property to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Lease with respect to such portion of the Leased Property.

14.4                        Lessee’s Personal Property. All insurance proceeds payable by reason of any loss of or damage to any Lessee’s Personal Property or any Capital Addition financed by Lessee shall be paid to Lessor and Lessor shall hold such insurance proceeds in trust to pay the cost of repairing or replacing the damage to Lessee’s Personal Property or the Capital Additions financed by Lessee, unless Lessee elects to purchase the portion of the Leased Property relating to such Facility, in which case such proceeds shall be paid to Lessee.

14.5                        Restoration of Lessee’s Property. If Lessee is required or elects to restore the portion of the Leased Property relating to any Facility as provided in Sections 14.2 or 14.3, Lessee shall also restore all alterations and improvements made to Lessee’s Personal Property with respect thereto and all Capital Additions paid for by Lessee with respect thereto, in each case, to substantially the same condition existing before such casualty.

14.6                        No Abatement of Rent. This Lease shall remain in full force and effect, and Lessee’s obligation to pay Rent and all other charges required by this Lease shall remain unabated during any period required for repair and restoration.

14.7                        Waiver. Lessee hereby waives any statutory or common law rights of termination which may arise by reason of any damage to or destruction of any portion of the Leased Property relating to a particular Facility.

ARTICLE XV

CONDEMNATION

15.1                        Parties’ Rights and Obligations. If during the Term there is any Taking of all or any part of the portion of the Leased Property relating to any Facility or any interest in this Lease relating to such portion of the Leased Property by Condemnation, the rights and obligations of the parties shall be determined by this Article XV.

15.2                        Total Taking. If there is a Taking of all of the portion of the Leased Property relating to any Facility by Condemnation, this Lease shall terminate with respect to such portion of the Leased Property on the Date of Taking.

15.3                        Partial Taking. If there is a Taking of a part, but not all, of the portion of the Leased Property relating to any Facility by Condemnation, this Lease shall remain in effect with respect to such portion of the Leased Property if such portion of the Leased Property is not thereby rendered Unsuitable for its Primary Intended Use. If, however, such portion of the Leased Property is thereby rendered Unsuitable for its Primary Intended Use, Lessee shall either (a) restore such portion of the Leased Property, at its own expense and to the extent possible, to substantially the same condition as existed immediately before the partial Taking, or (b) so long as no Event of Default then exists and no event then exists which with the giving of notice or the passage of time or both would constitute an Event of Default, and subject to Section 36.2, acquire such portion of the Leased Property from Lessor for a purchase price equal to the Option Price, in which event this Lease shall terminate with respect to such portion of the Leased Property upon payment of the Option Price, and the Base Rent shall be reduced in accordance with Section 5.2. Lessee shall exercise its option by giving Lessor notice thereof within sixty (60) days after Lessee receives notice of the Taking with respect to such portion of the Leased Property. In the event Lessee exercises the option to purchase such portion of the Leased Property pursuant to this Section 15.3, the terms set forth in Article XVIII shall apply and the sale/purchase must be closed within sixty (60) days after the date of the written notice from Lessee to Lessor of Lessee’s intent to purchase, unless a different closing date is agreed upon in writing by Lessor and Lessee.

15.4                        Award Distribution. In the event Lessee exercises the purchase option with respect to the portion of the Leased Property relating to a Facility as described in Section 15.3(b), the entire Award shall belong to Lessee so long as no Event of Default then exists and no event then exists which with the giving of notice or the passage of time or both would constitute an Event of Default, and Lessor agrees to assign to Lessee all of its rights to the Award. In any other event, the entire Award shall belong to and be paid to Lessor; provided, however, that if this Lease is terminated with respect to such portion of the Leased Property, and subject to the rights of any Facility Lender, Lessee shall be entitled to receive a sum attributable to Lessee’s Personal Property relating thereto and any reasonable removal and relocation costs, provided, in each case, the Award specifically includes such items. If Lessee is required or elects to restore such portion of the Leased Property, Lessor agrees that the Award shall be used for that restoration and it shall hold the Award in trust for application to the cost of the restoration.

ARTICLE XVI

DEFAULT

16.1                        Events of Default. The occurrence of any one or more of the following events (individually, an “Event of Default”) shall constitute Events of Default hereunder:

(a)                                 Lessee shall fail to make a payment of the Rent or any other monetary obligation when the same becomes due and payable by Lessee under this Lease (including, but not limited to, any failure to pay Insurance Premiums or Impositions), and such failure shall continue for a period of five (5) days after delivery of written notice thereof from Lessor; or

(b)                                 Lessee shall fail to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Lessee within a period of thirty (30) days after receipt by Lessee of written notice thereof from Lessor, unless such failure cannot with due diligence be cured within a period of thirty (30) days (in Lessor’s reasonable discretion), in which case such failure shall not be deemed to continue so long as Lessee commences to cure such failure within the thirty (30) day period and proceeds with due diligence to complete the curing thereof within sixty (60) days after receipt by Lessee of Lessor’s notice of default (it being understood and agreed that in no event shall any cure period exceed sixty (60) days); provided, however, in no event shall Lessor be required to give more than one (1) notice and cure period for Lessee’s failure to observe or perform the same (or repetitive) covenant or condition in any consecutive twelve (12) month period; or

(c)                                  (i) any Facility Lessee or any Guarantor shall admit in writing its inability to pay its debts as they become due; or (ii) any Facility Lessee or any Guarantor shall file a petition in bankruptcy as a petition to take advantage of any insolvency act; or (iii) any Facility Lessee or any Guarantor shall be declared insolvent according to any law; or (iv) any Facility Lessee or any Guarantor shall make any general assignment for the benefit of its creditors; or (v) the estate or interest of any Facility Lessee in the Leased Property or any part thereof shall be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by Lessee of written notice thereof from Lessor (unless Lessee shall be contesting such lien or attachment in good faith in accordance with Article XII); or (vi) any petition shall be filed against any Facility Lessee or any Guarantor to declare such Facility Lessee or such Guarantor bankrupt, to take advantage of any insolvency act, or to delay, reduce or modify such Facility Lessee’s or such Guarantor’s capital structure and the same shall not be removed or vacated within ninety (90) days from the date of its creation, service or attachment; or (vii) any Facility Lessee or any Guarantor shall, after a petition in bankruptcy is filed against it, be adjudicated a bankrupt, or a court of competent jurisdiction shall enter an order or decree, with or without the consent of such Facility Lessee or such Guarantor, as the case may be, appointing a trustee, examiner or receiver of such Facility Lessee or such Guarantor or the whole or substantially all of its property, or approving a petition filed against such Facility Lessee or such Guarantor seeking reorganization or arrangement of such Facility Lessee or such Guarantor under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of the entry thereof; or

(d)                                 a Change of Control Transaction (other than a Permitted Sale Transaction) shall occur which is not approved by Lessor in writing in advance; or

(e)                                  Lessee abandons or vacates any portion of the Leased Property relating to a Facility (Lessee’s absence from such portion of the Leased Property for sixty (60) consecutive days shall constitute abandonment), or Lessee fails to continuously operate such Leased Property for sixty (60) consecutive days in accordance with the terms of this Lease (other than if such failure to continuously operate is due to casualty or other events of force majeure); or

(f)                                   any Facility Lessee or Guarantor shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all of its assets other than in connection with a Permitted Sale Transaction; or

(g)                                  a default shall occur under the Master Funding and Development Agreement, any Project Development Agreement or any Other Agreement which is not cured within the cure period as provided therein; or

(h)                                 any Facility Lessee or Guarantor shall receive written notice of a monetary or a material non-monetary default or event of default occurs with respect to any Material Obligation of any Facility Lessee or Guarantor and such default or event of default is not cured within the applicable cure period provided by the document evidencing the Material Obligation; or

(i)                                     Lessee shall fail to obtain or maintain the Letter of Credit as required by Section 38.14 or Lessee fails to provide Lessor with a replacement letter of credit as and when required under this Lease; or

(j)                                    the Licenses necessary to operate any Facility as a Hospital location shall not be obtained by the applicable Operational Date, subject to extension as provided in Section 7.2(a); or

(k)                                 at any time during the Term after at least three (3) Facilities have each been open for business for six (6) months, Lessee’s EBITDAR shall be less than Two Hundred Percent (200%) of Combined Lease Payments (as determined utilizing the trailing twelve (12) month operating and financial results of Lessee and measured on a calendar quarterly basis, commencing with the first calendar quarter when at least three (3) Facilities have each been open for business for six (6) months; provided, however, that in lieu of the trailing twelve (12) month operating and financial results with respect to any Facility Lessee (including the first three (3) Facility Lessees), the determination of EBITDAR and Combined Lease Payments will be based on the actual EBITDAR of such Facility Lessee and the portion of the Combined Lease Payments payable with respect to the Facility owned by such Facility Lessee during each of the first twelve (12) calendar months commencing in the first calendar month after such Facility Lessee has been open for business for six (6) months); or

(l)                                     at any time during the Term:

(i)                                     the Consolidated Fixed Charge Coverage Ratio of First Choice and its subsidiaries shall be less than (A) One Hundred Seventy-Five Percent (175%) for any calendar quarter ending on or before December 31, 2013, or (B) Two Hundred Percent (200%) for any calendar quarter ending on or after March 31, 2014 (in each case as determined utilizing the trailing twelve (12) month operating and financial results of First Choice and its subsidiaries and measured on a calendar quarterly basis); or

(ii)                                  the consolidated Net Worth of First Choice and its subsidiaries shall be less than Fifty Million Dollars ($50,000,000) (as determined utilizing such information as provided to Lessor by Lessee or as Lessor may request pursuant to Section 23.6); provided, however, that for purposes of testing subsections (1)(i) and (1)(ii), in the event that a new Person becomes a FirstChoice subsidiary after the Commencement Date, such Person’s operating and financial results shall be measured from the first (1st) day of the first (1st) calendar month after such Person becomes a FirstChoice subsidiary and such operating and financial results, in lieu of trailing twelve (12) month results, shall be utilized for a period of one (1) year); or

(m)                             Lessor shall receive a BOA Special Enforcement Notice (as defined in the Intercreditor Agreement) from BOA.

If an Event of Default has occurred, Lessor shall have the right at its election, then or at any time thereafter, to pursue any one or more of the following remedies, in addition to any remedies which may be permitted by law, by other provisions of this Lease or otherwise, without notice or demand, except as hereinafter provided:

A.            If Lessee deserts, abandons, or vacates any portion of the Leased Property, Lessor may enter upon and take possession of the portion of the Leased Property relating to any one or more (including all, if so elected by Lessor) of the Facilities, regardless of whether such Event of Default emanated from or related primarily to a single Facility, to protect it or them from deterioration and continue to demand from Lessee Rent and other charges as provided in this Lease, without any obligation to relet (except to the extent required by applicable law); but if Lessor does relet such portion or portions of the Leased Property (on such terms and conditions as Lessor, in its sole discretion, shall deem reasonable), such action by Lessor shall not be deemed an acceptance of Lessee’s surrender of the Leased Property relating to such Facilities unless Lessor expressly notifies Lessee of such acceptance in writing, Lessee hereby acknowledging that Lessor shall otherwise be reletting as Lessee’s agent and Lessee furthermore hereby agreeing to pay to Lessor on demand any deficiency that may arise between the Rent and other charges as provided in this Lease and that which is actually collected by Lessor for such relet portion of the Leased Property.

B.            Lessor may immediately terminate Lessee’s right of possession of the portion or portions of the Leased Property relating to any one or more (including all, if so elected by Lessor) of the Facilities (whether one or more, the “Terminated Possession Facility”), but not terminate this Lease with respect to such portion or portions of the Leased Property, and without notice or demand, except as may be required by applicable law, enter upon such portion or portions of the Leased Property or any part thereof and take absolute possession of the same, and at Lessor’s sole option may relet such portion or portions of the Leased Property or any part thereof for such terms and such rents as Lessor may reasonably elect. In the event of such reletting, the rent received by Lessor from such reletting shall be applied to Lessee’s obligations in the order which Lessor may reasonably determine, and Lessee shall satisfy and pay any deficiency upon demand therefor from time to time. Any entry into and possession of any portion of the Leased Property by Lessor shall be without liability or responsibility to Lessee and shall not be in lieu of or in substitution for any other legal rights of Lessor hereunder. Lessee further agrees that Lessor may file suit to recover any sums due under the terms of this Lease and that no recovery of any portion due Lessor hereunder shall be any defense to any subsequent action brought by Lessor for any other amounts not reduced to judgment in favor of Lessor. Reletting the portion of the Leased Property relating to any one or more of such Terminated Possession Facilities shall not be construed as an election on the part of Lessor to terminate this Lease with respect to such Leased Property and, notwithstanding any such reletting without termination, Lessor may at any time thereafter elect to terminate this Lease for default with respect to the Leased Property of any one or more (including all, if so elected by Lessor) of the Facilities.

C.                                    Lessor may terminate this Lease with respect to any portion or portions of the Leased Property of any one or more (including all, if so elected by Lessor) of the Facilities (whether one or more, the “Terminated Facility”), regardless of whether such Event of Default emanated from or related primarily to a single Facility, by written notice to Lessee, in which event Lessee shall immediately surrender to Lessor the portion of the Leased Property relating to each such Terminated Facility, and if Lessee fails to do so, Lessor may, without prejudice to any other remedy which Lessor may have for possession or arrearages in Rent or any other payments under this Lease (including any interest and payment penalty which may have accrued pursuant to the terms of this Lease), enter upon and take possession of such portion of the Leased Property relating to such Terminated Facility and expel or remove the applicable Facility Lessee and any other Person who may be occupying such portion of the Leased Property, by force, if necessary, without being liable for prosecution or any claim for damages therefor.

D.                                    In the event that Lessor has either repossessed a portion of the Leased Property pursuant to subsections A or B above, or terminated this Lease with respect to one or more (or all, if so elected by Lessor) of such Facilities pursuant subsection C, and Lessor elects to enter upon such portion of the Leased Property as provided herein, Lessor may change, alter, and/or modify the door locks on all entry doors of such portion of the Leased Property, thereby permanently excluding Lessee and its officers, principals, agents, employees, representatives and invitees therefrom.

E.                                     In addition to any other available remedies, at Lessor’s option, with respect to each Facility, Lessor shall have those rights (i) to purchase Lessee’s Personal Property in the manner provided in Section 33.2, and (ii) to effect a transfer or reissuance of the Licenses pursuant to the terms of Article XXXVI.

F.                                      Without limiting any rights or remedies available to Lessor, Lessee acknowledges and agrees that if Lessor receives a Special Enforcement Notice from BOA in accordance with the Intercreditor Agreement, Lessor shall have the right and option, in its sole and absolute discretion, to terminate this Lease or Lessee’s right to possession of the Leased Property as provided under subsections B and C above. Lessee’s acknowledgement and agreement in this subsection F is a material inducement to Lessor entering into the Intercreditor Agreement and without such acknowledgement Lessor would not be willing to enter into the Intercreditor Agreement with BOA.

G.                                    If this Lease is assigned with respect to any portion of the Leased Property, or if any portion of the Leased Property is relet, Lessee hereby irrevocably constitutes and appoints Lessor as Lessee’s agent to collect the rents and all other sums due by such assignee or Tenant and apply the same to the Rent due hereunder without in any way affecting Lessee’s obligation to pay any unpaid balance of Rent due hereunder.

H.                                   Proceed as a secured party under the provisions of the Uniform Commercial Code against the goods and other personal property relating to the Leased Property, including Lessee’s

Personal Property located on the Leased Property, in which Lessor has a security interest, subject to the Intercreditor Agreement.

I.                                        Exercise any and all other rights and/or remedies granted or allowed to landlords by any existing or future statute or other law of the State where the applicable portion of the Leased Property is located.

J.                                        In the event, and only in the event, that applicable law requires Lessor to attempt to mitigate damages following the exercise of Lessor’s rights under this Lease, as the case may be, Lessor shall use reasonable efforts to the extent required by applicable law to relet such portion or portions of Leased Property on such terms and conditions as Lessor, in its sole good faith judgment, may determine (including, without limitation, a lease term different than the Term, rental concessions, alterations and repair any such portion of the Leased Property; provided, however, that, with respect to any such portion of the Leased Property (i) Lessor shall not be obligated to relet such portion of the Leased Property before leasing other vacant space owned or operated by Lessor, (ii) Lessor reserves the right to refuse to lease such portion of the Leased Property to any potential tenant that does not meet Lessor’s reasonable standards and criteria for leasing any other comparable space owned or operated by Lessor, and (iii) Lessor shall not be obligated to undertake any greater efforts to relet such portion of the Leased Property than Lessor utilizes to lease any other vacant space owned or operated by Lessor. In any proceeding in which Lessor’s efforts to mitigate damages and/or its compliance with this subsection J is at issue, Lessor shall be presumed to have used reasonable efforts to mitigate damages and Lessee shall bear the burden of proof to establish that such reasonable efforts were not used. Lessee shall cooperate with Lessor in all reletting and mitigation efforts.

K.                                   To the extent permitted by law and without limiting any of the other legal and equitable remedies available to Lessor hereunder and under law, any loss and damages incurred by Lessor hereunder may be determined, at Lessor’s option, by either of the following alternative measures of damages:

L.                                     Until Lessor is able to relet the portion of the Leased Property relating to any Terminated Facility or Terminated Possession Facility, although Lessor shall be under no obligation to attempt to do so (unless expressly required by applicable law), Lessee shall pay to Lessor, on or before the first day of each calendar month, the monthly rentals and other charges relating to such Terminated Facility or Terminated Possession Facility as provided in this Lease. After such portion or portions of the Leased Property have been relet by Lessor, Lessee shall pay to Lessor on the tenth (10th) day of each calendar month the difference between the monthly rentals and other charges relating to such Terminated Facility or Terminated Possession Facility as provided in this Lease for the preceding calendar month and those actually collected by Lessor for that month. If it is necessary for Lessor to bring suit to collect any deficiency, Lessor shall have the right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time. Any such suit shall not prejudice in any way the right of Lessor to bring a similar action for any subsequent deficiency or deficiencies. Any amount collected by Lessor from subsequent Tenants for any calendar month, in excess of the monthly rentals and other charges relating to such Terminated Facility or Terminated Possession Facility as provided in this Lease, shall be credited to Lessee in reduction of Lessee’s liability for any calendar month for which the amount collected by Lessor will be less than the monthly rentals and other charges provided in this Lease, but Lessee shall have no right to any excess other than the above described credit.

M.                                 When Lessor desires, Lessor may demand a final settlement with respect to any one or more Terminated Facilities or Terminated Possession Facilities. Upon demand for such final settlement, Lessor shall have a right to, and Lessee hereby agrees to pay an amount equal to the difference between (A) the total of all monthly rentals and other charges relating to such Terminated Facility or Terminated Possession Facility as provided in this Lease for the remainder of the Term and (B) the reasonable rental value for such Terminated Facility or Terminated Possession Facility for such period, with such difference to be discounted to present value at a fixed discount rate equal to eight percent (8%).

N.                                    If Lessor elects to exercise any of the foregoing remedies with respect to one or more of the Facilities, such election shall in no way prejudice Lessor’s right at any time thereafter to cancel said election in favor of any other legal or equitable remedies or elsewhere in this Lease or under law.

O.                                    No receipt of moneys by Lessor from Lessee after a termination of this Lease with respect to any portion of the Leased Property relating to any one or more of the Facilities or of Lessee’s rights under this Lease by Lessor with respect to any such portion of the Leased Property shall reinstate, continue or extend the Term of this Lease with respect to such portion of the Leased Property or affect any notice theretofore given to Lessee, or operate as a waiver of the right of Lessor to enforce the payment of Rent and any related amounts to be paid by Lessee to Lessor then due or thereafter falling due, it being agreed that after the commencement of suit for possession of such portion of the Leased Property, or after final order or judgment for the possession of such portion of the Leased Property, Lessor may demand, receive and collect any moneys due or thereafter falling due without in any manner affecting such suit, order or judgment, all such money collected being deemed payments on account of the use and occupation of such portion of the Leased Property or, at the election of Lessor, on account of Lessee’s liability hereunder. Lessee hereby waives any and all rights of redemption provided by any law, statute or ordinance now in effect or which may hereafter be enacted.

16.2                        Additional Expenses. It is further agreed that, in addition to payments required pursuant to Section 16.1 above and the provisions of Section 38.3, Lessee shall compensate Lessor and its Affiliates for (a) all expenses incurred by Lessor and its Affiliates in enforcing the provisions of this Lease and in repossessing the Leased Property, (b) all expenses incurred by Lessor and its Affiliates in reletting, (c) all concessions granted to a new Tenant or Tenants upon reletting, and (d) Lessor’s and its Affiliates’ reasonable attorneys’ fees and expenses.

16.3                        No Waiver by Lessor. No right or remedy herein conferred upon or reserved to Lessor is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or at any time existing. The failure of Lessor to insist upon the strict performance of any provision or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. Forbearance by Lessor to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default. Further, if Lessor elects to exercise any of the remedies prescribed in any of Section 16.1 above, this election shall in no way prejudice Lessor’s right at any time thereafter to cancel said election in favor of any other remedy elsewhere in this Lease. Pursuit of any of such remedies shall not preclude pursuit of any other remedies prescribed in other sections of this Lease and any other remedies provided by law or equity.

16.4                        Waiver of Statutory Rights. If this Lease is terminated pursuant to Section 16.1, Lessee waives, to the extent permitted by applicable law, (a) any right of redemption, re-entry or repossession, (b) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt, and (c) any statutory requirement of prior written notice for filing eviction or damage suits for nonpayment of Rent or any other payments under this Lease. Lessee acknowledges and agrees that no waiver by Lessor of any provision of this Lease shall be deemed to have been made unless made under signature of an authorized representative of Lessor.

ARTICLE XVII

LESSOR’S RIGHT TO CURE

Upon the occurrence of an Event of Default, or if any Facility Lessee or Guarantor shall fail to make payment or to perform any Material Obligation, including any obligation relating to any receivables or working capital loan or financing provided to Lessee for the purchase or lease of Lessee’s Personal Property (collectively the “RFFE Loans”) and to cure such failure within the relevant time period provided in the document evidencing such Material Obligation, Lessor, without waiving or releasing any obligation or Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the portion of the Leased Property relating to each Facility for such purpose and take all such action thereon as, in Lessor’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Lessee. All sums so paid by Lessor and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses, in each case, to the extent permitted by law) so incurred, together with a late charge thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessor, shall be paid by Lessee to Lessor on demand.

ARTICLE XVIII

PURCHASE OF THE LEASED PROPERTY

In the event Lessee purchases the Leased Property or any portion of the Leased Property relating to any Facility pursuant to the terms of this Lease, Lessor shall, upon receipt from Lessee of the applicable purchase price, together with full payment of any unpaid Rent, including, without limitation, any unpaid Additional Charges and any other amounts owed by Lessee or its Affiliates to Lessor and its Affiliates, due and payable with respect to any period ending on or before the date of the purchase, deliver to Lessee an appropriate special warranty deed or other instrument of conveyance conveying the entire interest of Lessor in and to the Leased Property of such Facility to Lessee in the condition as received from Lessee, free and clear of all encumbrances other than (a) those placed by Lessee on the Leased Property; (b) those that

Lessee has agreed or is required hereunder to pay or discharge; (c) those encumbrances placed on the Leased Property in accordance with Sections 7.3 and 38.7, if any; and (d) any matters affecting such portion of the Leased Property on or as of the applicable Acquisition Date. It shall be a condition precedent to Lessee’s obligation to purchase the Leased Property that the applicable Title Company agree to commit to issue a title policy insuring title to the Leased Property subject only to the matters described in clauses (a) through (d) of the preceding sentence (and MPT shall deliver an Owner’s Affidavit in customary form to the Title Company as may be necessary for the Title Company, with appropriate qualifications based on Lessee’s sole and absolute control and possession of the Leased Property during the Term) to issue a title policy). All expenses of such conveyance, including, without limitation, the cost of title examination or standard coverage title insurance, survey, reasonable attorneys’ fees incurred by Lessor in connection with such conveyance, transfer taxes, prepayment penalties, and any other fees of any Facility Lender with respect to any Facility Instrument, recording fees and similar charges shall be paid by Lessee.

ARTICLE XIX

HOLDING OVER

If Lessee shall for any reason remain in possession of the Leased Property after the expiration or earlier termination of this Lease, or after the termination of Lessee’s right to possession of the Leased Property hereunder, such possession shall be as a month-to-month tenancy, during which time Lessee shall pay, as rental each month, the product of one and one-half (1.5) times the monthly Base Rent payable with respect to the last complete month prior to such expiration or termination of this Lease, together with all Additional Charges accruing during the month and all other sums, if any, payable by Lessee pursuant to the provisions of this Lease with respect to the Leased Property. During such period of tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease, or after the termination of Lessee’s right to possession of the Leased Property hereunder.

ARTICLE XX

RISK OF LOSS

During the Term, the risk of loss of, or decrease in, the enjoyment and beneficial use of the Leased Property in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Lessor and those claiming from, through or under Lessor) is assumed by Lessee and, Lessor shall in no event be answerable or accountable therefor nor shall any of the events mentioned in this Article XX entitle Lessee to any abatement of Rent except as specifically provided in this Lease.

ARTICLE XXI

INDEMNIFICATION

NOTWITHSTANDING THE EXISTENCE OF ANY INSURANCE OR SELF INSURANCE PROVIDED FOR IN ARTICLE XIII AND WITHOUT REGARD TO THE POLICY LIMITS OF ANY SUCH INSURANCE OR SELF INSURANCE, IN ADDITION TO ANY OTHER INDEMNIFICATION OBLIGATIONS OF LESSEE AND GUARANTOR AS PROVIDED IN THIS LEASE AND THE OTHER AGREEMENTS, LESSEE WILL PROTECT, INDEMNIFY, SAVE HARMLESS AND DEFEND LESSOR FROM AND AGAINST ALL LIABILITIES, OBLIGATIONS, CLAIMS, DAMAGES, PENALTIES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) TO THE EXTENT PERMITTED BY LAW), IMPOSED UPON OR INCURRED BY OR ASSERTED AGAINST LESSOR BY REASON OF: (A) ANY ACCIDENT, INJURY TO OR DEATH OF PERSONS OR LOSS OF PERSONAL PROPERTY OCCURRING ON OR ABOUT THE LEASED PROPERTY OR ADJOINING SIDEWALKS, INCLUDING WITHOUT LIMITATION ANY CLAIMS OF MALPRACTICE, (B) ANY USE, MISUSE, NON-USE, CONDITION, MAINTENANCE OR REPAIR BY LESSEE OF THE LEASED PROPERTY, (C) ANY IMPOSITIONS (WHICH ARE THE OBLIGATIONS OF LESSEE TO PAY PURSUANT TO THE APPLICABLE PROVISIONS OF THIS LEASE), (D) ANY FAILURE ON THE PART OF LESSEE TO PERFORM OR COMPLY WITH ANY OF THE TERMS OF THIS LEASE, (E) THE NON-PERFORMANCE OF ANY OF THE TERMS AND PROVISIONS OF ANY AND ALL EXISTING AND FUTURE SUBLEASES OF THE LEASED PROPERTY TO BE PERFORMED BY THE LANDLORD (LESSEE) THEREUNDER, (F) THE REALIZATION OF TAXABLE INCOME OR GAIN BY ANY FACILITY LESSOR OR ANY EQUITY CONSTITUENT OF ANY FACILITY LESSOR UNDER THE CODE IN CONNECTION WITH ANY PROPERTY SUBSTITUTION, AND (G) ANY AND ALL LAWFUL ACTION THAT MAY BE TAKEN BY LESSOR IN CONNECTION WITH THE ENFORCEMENT OF THE PROVISIONS OF THIS LEASE, WHETHER OR NOT SUIT IS FILED IN CONNECTION WITH SAME, OR IN CONNECTION WITH LESSEE OR A GUARANTOR AND/OR ANY PARTNER, JOINT VENTURER, MEMBER OR SHAREHOLDER THEREOF BECOMING A PARTY TO A VOLUNTARY OR INVOLUNTARY FEDERAL OR STATE BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING. ANY AMOUNTS WHICH BECOME PAYABLE BY LESSEE UNDER THIS ARTICLE XXI SHALL BE PAID WITHIN FIFTEEN (15) DAYS AFTER LIABILITY THEREFOR ON THE PART OF LESSOR IS DETERMINED BY LITIGATION OR OTHERWISE AND, IF NOT TIMELY PAID, SHALL BEAR A LATE CHARGE (TO THE EXTENT PERMITTED BY LAW) AT THE OVERDUE RATE AND A LATE PAYMENT PENALTY COMPUTED AT THE LATE PAYMENT PENALTY RATE FROM THE DATE OF SUCH DETERMINATION TO THE DATE OF PAYMENT. LESSEE, AT ITS EXPENSE, SHALL CONTEST, RESIST AND DEFEND ANY SUCH CLAIM, ACTION OR PROCEEDING ASSERTED OR INSTITUTED AGAINST LESSOR AND MAY COMPROMISE OR OTHERWISE DISPOSE OF THE SAME, SUBJECT TO LESSOR’S APPROVAL. NOTHING HEREIN SHALL BE

CONSTRUED AS INDEMNIFYING LESSOR AGAINST ITS OWN GROSSLY NEGLIGENT ACTS OR OMISSIONS OR WILLFUL MISCONDUCT.

ARTICLE XXII

ASSIGNMENTS AND SUBLEASING

22.1                        Assignment and Subleasing.

(a)                                 Except an assignment in connection with a Permitted Sale Transaction (which shall be permitted without Lessor prior written consent), Lessee shall not assign this Lease without Lessor’s prior written consent. Lessor shall not unreasonably withhold its consent to any assignment that requires its consent, provided that, that no Event of Default then exists and so long as immediately following any such assignment, Lessor has reasonably determined that (x) the assignee shall be in pro forma compliance with the covenant applicable to Lessee set forth in Section 16.1(k), to the extent then applicable, and (y) a Person than owns 51% or more of the direct or indirect Equity Interests of the assignee shall be in pro forma compliance with the covenants applicable to First Choice set forth in Section 16.1(l) (which compliance shall be measured to include such Person’s subsidiaries, as applicable), and provided further that (i) the assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Lessee to be kept and performed; (ii) an original counterpart of each such assignment and assumption, duly executed by Lessee and such assignee in form and substance reasonably satisfactory to Lessor, shall be delivered promptly to Lessor; and (iii) Lessor shall have received the necessary Credit Enhancements from such assignee comparable to that existing prior to such assignment. If the foregoing conditions are satisfied, then Lessee shall be released from all liabilities and obligations accruing under this Lease from and after such assignment. Notwithstanding anything contained in this Lease to the contrary, any assignment must be of all of Lessee’s right, title and interest in and to this Lease and the Leased Property such that this Lease is not severed with respect to any one or more of the Facilities.

(b)                                 Lessee may sublease any portion of the Leased Property provided that (i) the Tenant Lease and the Tenant shall comply with the provisions of Section 22.2, (ii) an original counterpart of each such Tenant Lease, duly executed by Lessee and such Tenant shall be delivered promptly to Lessor, and (iii) Lessee shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the obligations, covenants and conditions to be performed by Lessee hereunder and under all of the other documents executed in connection herewith.

22.2                        Sublease Limitations. In addition to the sublease limitations as set forth in Section 22.1, and notwithstanding anything contained in this Lease to the contrary, Lessee shall not sublet the Leased Property on any basis such that the rental to be paid by the Tenant thereunder would be based, in whole or in part, on either (a) the income or profits derived by the business activities of the Tenant, or (b) any other formula such that any portion of the sublease rental received by Lessor would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto. Moreover, Lessee shall not sublet any portion of the Leased Property for a term extending beyond the Fixed Term without the express consent of Lessor, not to be unreasonably withheld, conditioned or delayed.

In addition, all Tenants and Tenant Leases shall comply with the Healthcare Laws. Lessee agrees that all subleases must include provisions to the effect that (i) such Tenant Lease is subject and subordinate to all of the terms and provisions of this Lease, to the rights of Lessor hereunder, and to all financing documents relating to any Lessor financing in connection with the Leased Property, (ii) in the event this Lease shall terminate or be terminated before the expiration of the Tenant Lease, the Tenant will, at Lessor’s option, exercisable at any time in Lessor’s discretion, attorn to Lessor and waive any right the Tenant may have to terminate the Tenant Lease or to surrender possession thereunder as a result of the termination of this Lease, (iii) Tenant shall from time to time upon request of Lessee or Lessor furnish within twenty (20) days from request an estoppel certificate in form and content reasonably acceptable to Lessor or any Facility Lender relating to the Tenant Lease, (iv) in the event the Tenant receives a written notice from Lessor or Lessor’s successor or assign, if any, stating that an Event of Default has occurred under this Lease, the Tenant shall thereafter be obligated to pay all rentals accruing under said Tenant Lease directly to the party giving such notice, or as such party may direct (all rentals received from the Tenant by Lessor or Lessor’s successor or assign, if any, as the case may be, shall be credited against the amounts owing by Lessee under this Lease), (vi) such Tenant Lease shall at all times be subject to the obligations and requirements as set forth in this Article XXII, and (vii) Tenant shall provide to Lessor upon written request such officer’s certificates and financial statements as Lessor may reasonably request from time to time.

22.3                        Sublease Subordination and Non-Disturbance. Within twenty (20) days after request by Lessor or Lessee with respect to any Tenant, Lessee shall cause such Tenant to execute and deliver to Lessor and Lessor shall execute and deliver to such Tenant a subordination, non-disturbance and attornment agreement relating to such Tenant’s Tenant Lease, which subordination, non-disturbance and attornment agreement shall be in form mutually satisfactory to Lessor and Lessee. Within twenty (20) days from the date of request of Lessor, a Facility Lender or Lessee, with respect to any Tenant, Lessee shall cause such Tenant and Lessor shall cause such Facility Lender to enter into a written agreement in a form reasonably acceptable to such Facility Lender and such Tenant whereby (x) such Tenant subordinates the Tenant Lease and all of its rights and estate thereunder to each such mortgage or deed of trust that encumbers the Leased Property or any part thereof and agrees with each such Facility Lender that such Tenant will attorn to and recognize such Facility Lender or the purchaser at any foreclosure sale or any sale under a power of sale contained in any such mortgage or deed of trust, as the case may be, as Lessor under this Lease for the balance of the Term then remaining, subject to all of the terms and provisions of the Tenant Lease and (y) such Facility Lender shall agree that Tenant shall not be disturbed in peaceful enjoyment of the applicable portion of the Leased Property nor shall the applicable Tenant Lease be terminated or canceled at any time, except as specified in the applicable Tenant Lease.

ARTICLE XXIII

OFFICER’S CERTIFICATES; FINANCIAL

STATEMENTS; NOTICES AND OTHER CERTIFICATES

23.1                        At any time and from time to time within twenty (20) days following written request by Lessor or Lessee, Lessor ,or each Facility Lessee and Guarantor, as the case may be, shall furnish to the other party an Officer’s Certificate certifying that (i) this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications) and the dates to which the Rent has been paid, and (ii) no Event of Default then exists and no event has occurred and no condition currently exists that would, but for the giving of any required notice or expiration of any applicable cure period, constitute an Event of Default, or disclosing that such an event or condition, if any, exists. Any such Officer’s Certificate furnished by Lessee and Guarantor pursuant to this Section 23.1 may be relied upon by Lessor and any prospective purchaser of the Leased Property. Any such Officer’s Certificate furnished by Lessor pursuant to this Section 23.1 may be relied upon by Lessee and by any prospective assignee thereof.

23.2                        Each Facility Lessee shall furnish, or cause to be furnished, to Lessor the following items in such form and detail as Lessor may reasonably require:

(a)                                 within one hundred twenty (120) days after the end of each year, audited Financial Statements of Guarantor on a consolidated basis (which shall include supplementary consolidating schedules for each Facility Lessee), prepared by a nationally recognized accounting firm or an independent certified public accounting firm reasonably acceptable to Lessor, which statements shall include balance sheets and statements of operations and of cash flows, all in accordance with GAAP for the year then ended; and

(b)                                 within forty-five (45) days after the end of each quarter, current balance sheets and quarterly statements of operations and of cash flows of Guarantor and such Facility Lessee, certified to be true and correct by an officer of Guarantor; and

(c)                                  within thirty (30) days after the end of each month, current balance sheets, monthly income statements and of cash flows (if such monthly statement of cash flows is available or produced in the ordinary course of business) of such Facility Lessee and operating statistics of its Facility; and

(d)                                 within ten (10) days after receipt, any and all notices (regardless of form) from any and all licensing and/or certifying agencies that any license or certification operated by such Facility Lessee is being downgraded to a substandard category, revoked, or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke, or suspend such Facility’s license or certification; and

(e)                                  with reasonable promptness, such other information respecting the financial condition and affairs of such Facility Lessee and Guarantor as Lessor may reasonably request from time to time.

23.3                        Within two (2) Business Days after receipt, each Facility Lessee shall furnish to Lessor copies of all notices and demands from any third-party payor concerning any overpayment which will or may result in a repayment or a refund in excess of Five Percent (5%) of the Allocated Development Costs with respect to such Facility.

23.4                        Each Facility Lessee shall furnish to Lessor prompt written notice of, and any information related to, any governmental investigations of such Facility Lessee or any Guarantor (or any of their respective Affiliates), or any inspections or investigations of the Facility which are conducted by any United States Attorney, State Attorney General, or the Office of the Inspector General of the Department of Health and Human Services.

23.5                        Each Facility Lessee shall furnish to Lessor immediately upon receipt thereof copies of all notices of material adverse events or deficiencies as defined by the regulations and standards of the Joint Commission (formerly known as the Joint Commission on the Accreditation of Healthcare Organizations) (the “Joint Commission”) or the equivalent accrediting body relied upon by such Facility Lessee in the operation of the Facility operated by such Facility Lessee or any part thereof.

23.6                        In order to determine and confirm the prevailing consolidated Net Worth of First Choice and its subsidiaries, upon Lessor’s request from time to time, Lessee shall deliver (or cause to be delivered) promptly to Lessor, but in no event later than ten (10) Business Days after such request, the most recently available Financial Statements and such other financial and operational information as Lessor reasonably requests to determine such Net Worth.

23.7                        Each Facility Lessee shall provide immediate written notice to Lessor of any written notice it receives relating to a monetary or material non-monetary default or event of default with respect to any Material Obligation of such Facility Lessee or Guarantor, including any RFFE Loan, and upon Lessor’s request, such Facility Lessee or Guarantor shall furnish to Lessor a certificate in form reasonably acceptable to Lessor certifying that, with respect to each Material Obligation, no default or event of default then exists and no event has occurred and no condition currently exists that would, but for the giving of any required notice or expiration of any applicable cure period, constitute a default or event of default thereunder.

ARTICLE XXIV

INSPECTION

Upon reasonable prior written notice, Lessee shall permit Lessor, or its designated Affiliate, and their respective authorized representatives to inspect the Leased Property during usual business hours subject to any security, health, safety or confidentiality requirements of Lessee, any governmental agency, any Insurance Requirements relating to the Leased Property, or imposed by law or applicable regulations; except that, in the event of an emergency, Lessor shall have the right to inspect the Leased Property upon reasonable notice (which in this circumstance may be verbal).

ARTICLE XXV

NO WAIVER

No failure by Lessor or Lessee to insist upon the strict performance of any term of this Lease or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent or any other payment due under the terms of this Lease during the continuance of any such breach, shall constitute a waiver of any such breach or any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach. Lessor and Lessee agree that no waiver shall be effective hereunder unless it is in writing.

ARTICLE XXVI

REMEDIES CUMULATIVE

To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Lessor or Lessee now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor or Lessee of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor or Lessee of any or all of such other rights, powers and remedies.

ARTICLE XXVII

SURRENDER

No surrender to Lessor of this Lease or of the Leased Property, or of any part thereof or interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor, and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

ARTICLE XXVIII

NO MERGER OF TITLE

There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property.

ARTICLE XXIX

TRANSFERS BY LESSOR; LESSOR SEVERANCE RIGHTS

29.1                        Transfers by Lessor. Lessee acknowledges and agrees that Lessor may sell its interest in the Leased Property in whole or in part, and Lessor may assign its interest in this Lease (including any Severed Lease) in whole or in part, to any Person other than any Person whose primary business is the provision of physician-staffed emergency room or urgent care medical services (a “Non-Permissible Assignee”); provided, however, that if there shall exist any Event of Default, Lessor may sell its interest in the Leased Property in whole or in part, and Lessor may assign its interest in this Lease (including any Severed Lease) in whole or in part, to any Person, including, without limitation, a Non-Permissible Assignee. If Lessor or any successor owner of any portion of the Leased Property relating to any Facility shall convey such portion of the Leased Property in accordance with the terms hereof, other than as security for a debt, and the grantee or transferee of such portion of the Leased Property shall expressly assume all obligations of Lessor hereunder arising or accruing from and after the date of such conveyance or transfer and Lessor or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Lessor under this Lease relating to such portion of the Leased Property arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner. Lessee agrees that any successor purchaser may exercise any and all rights of Lessor; provided, however, such successor purchaser shall be subject to the same restrictions imposed upon Lessor hereunder. Lessor may divulge to any such prospective purchaser all information, reports, financial statements, certificates and documents obtained by it from Lessee and shall require any such prospective purchaser to enter into a confidentiality agreement with respect to such information. Lessee shall have no right of consent or approval relating to any such sale, transfer or assignment by Lessor.

29.2                        Severance Rights. Notwithstanding the unitary nature of this Lease, Lessor may at any time and from time to time cause this Lease to be severed with respect to the portion or portions of Leased Property relating to any one or more Facilities (each, a “Severed Property”). If Lessor shall desire to sever this Lease pursuant to this Section 29.2, Lessor shall deliver written notice (each, a “Severance Notice”) to Lessee not less than fifteen (15) days prior to the date that this Lease shall be severed with respect to the Severed Property or Severed Properties identified in the Severance Notice (such date identified in a Severance Notice, a “Severance Date”). The Severance Notice shall specify the Severed Property and the Severance Date. Effective upon a Severance Date, the applicable Severed Property shall no longer be part of the Leased Property under this Lease and such Severed Property shall be deemed to be and shall be leased by such Lessor to Lessee for the amount of Rent allocable to such Severed Property pursuant to a separate lease (a “Severed Lease”) upon the same terms and conditions as provided in this Lease (except for such provisions as by their terms are not applicable to such Severed Property); it being agreed, however, that the liability of the applicable lessor under the Severed Lease shall be limited to such Lessor’s interest in the Severed Property. Effective upon the Severance Date, the Rent payable with respect to each Severed Property shall no longer be payable by Lessee under this Lease and shall instead be payable under the Severed Lease applicable to such Severed Property. Effective on the Severance Date, the parties shall enter into the Severed Lease, and an amendment of this Lease, an amendment of the applicable Other Agreements that assures that Lessor receives Credit Enhancements for both the Severed Lease and this Lease as so amended, comparable to that existing prior to the severance. For so long as Lessor under this Lease shall be the lessor under a Severed Lease, any such Severed Lease and the related Credit Enhancements shall be deemed “Other Agreements” for all purposes under this Lease, any Event of Default under such Severed Lease or such Credit Enhancements shall constitute an Event of Default under this Lease, and any Event of Default under this Lease or such Other Agreements shall constitute an Event of Default under such Severed Lease. Lessor will prepare the Severed Lease, the Credit Enhancements, the Lease amendment and, if necessary, the amendments to the applicable Other Agreements with respect to each Severed Property consistent with the provisions of this Section 29.2 and the parties agree to execute and deliver or cause to be executed and delivered.

ARTICLE XXX

QUIET ENJOYMENT

So long as Lessee shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to the Permitted Exceptions and all liens and encumbrances hereafter consented to by Lessee.

ARTICLE XXXI

NOTICES

All notices, demands, consents, approvals, requests and other communications required or permitted to be provided under this Lease shall be in writing (except where specifically stated otherwise) and shall be either (a) delivered in person, (b) sent by certified mail, return receipt requested, (c) delivered by a recognized delivery service, or (d) sent by facsimile transmission and addressed as follows:

if to any Lessee:	c/o First Choice ER, LLC
2941 S. Lake Vista, Suite 200
Lewisville, Texas 75067
Attn: Chief Development Officer
Phone: (972) 899-6666
Fax: (972) 899-6664

with a copy to:	First Choice ER, LLC
2491 S. Lake Vista, Suite 200
Lewisville, Texas 75067
Attn: Legal Department
Phone: (972) 899-6666
Fax: (972) 899-6664

with a copy to:	DLA Piper LLP (US)
203 North LaSalle Street, Suite 1900
Chicago, Illinois 60601 1293
Attn: Merle Teitelbaum Cowin, Esq.
Phone: (312) 368-4089
Fax: (312) 630-7419

if to any Lessor:	c/o MPT Operating Partnership, L.P.
1000 Urban Center Drive, Suite 501
Birmingham, Alabama 35242
Attn: Legal Department
Phone: (205) 969-3755
Fax: (205) 969-3756

with a copy to:	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
1400 Wells Fargo Tower
420 Twentieth Street North
Birmingham, Alabama 35203
Attn: Thomas O. Kolb, Esq.
Phone: (205) 250-8321
Fax: (205) 322-8007

or to such other address as either party may hereafter designate in writing, and shall be effective upon receipt. A notice, demand, consent, approval, request and other communication shall be deemed to be duly received if delivered in person or by a recognized delivery service, when left at the address of the recipient and if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; provided that if a notice, demand, consent, approval, request or other communication is served by hand or is received by facsimile on a day which is not a Business Day, or after 5:00 p.m. on any Business Day at the addressee’s location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. (based upon Birmingham, Alabama time) on the first Business Day thereafter.

ARTICLE XXXII

APPRAISAL

If it becomes necessary to determine the Fair Market Value of any portion of the Leased Property relating to a particular Facility, each party, within twenty (20) Business Days following the date of the event which makes such determination necessary, shall, by notice to the other, appoint an appraiser (each of whom must be a member of the AIREA and adhere to the USPAP standards in the preparation of the appraisal and have at least ten years’ experience appraising properties comparable to the Facilities). The appraisers thus appointed shall appoint a third appraiser (such third appraiser must also be a member of the AIREA and adhere to the USPAP standards in the preparation of the appraisal and have at least ten years’ experience appraising properties comparable to the Facilities) and such third appraiser shall appraise the portion of the Leased Property relating to such Facility to determine the Fair Market Value; provided, however, that if a party fails to appoint an appraiser within such required period, the sole appraiser appointed shall conduct the appraisal and the parties shall use commercially reasonable efforts to cause such appraisal to be completed within forty-five (45) days following the event which makes such determination necessary. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Lessor and Lessee shall each pay one-half (½) of all costs and expenses incurred in connection with such appraisal. Any appraisal shall assess the Fair Market Value of the portion of the Leased Property relating to such Facility as of the date of the event which makes such assessment necessary.

ARTICLE XXXIII

PURCHASE RIGHTS

33.1                        Lessee’s Option to Purchase.

(a)                                 So long as (i) no Event of Default has occurred and is continuing, and no event then exists which with the giving of notice or the passage of time or both would constitute an Event of Default, and (ii) no Event of Default has occurred and is continuing at the time of the closing of the purchase after Lessee notifies Lessor of its intent to exercise of such option, at the expiration of the Term of this Lease (as the same may be extended pursuant to Article II), Lessee shall have the option, to be exercised by written notice to the Lessor at least three hundred sixty-five (365) days prior to the expiration of the Term to purchase the entire Leased Property then subject to this Lease, and not less than the entire Leased Property then subject to this Lease, at a purchase price equal to the Option Price for the entire Leased Property then subject to this Lease. In the event that Lessee exercises the foregoing purchase option, upon delivery of the exercise notice, all of Lessee’s rights to extend the Term under Article II (if any remaining at the time of exercise of the purchase option) shall be forever forfeited and of no further force or effect.

(b)                                 Unless expressly otherwise provided in this Section 33.1, if Lessee exercises the option to purchase the Leased Property as provided in this Section 33.1, (i) the terms set forth in Article XVIII shall apply, (ii) Lessee shall continue paying Rent as required under this Lease until the purchase is closed, and (iii) the sale/purchase must be closed upon the expiration of the Term.

33.2                        Lessor’s Option to Purchase Lessee’s Personal Property. With respect to any Facility, upon prior written notice to Lessee, Lessor shall have the option to purchase all (but not less than all) of the Facility Lessee’s Personal Property relating to such Facility, if any, at the expiration or earlier termination of this Lease with respect to such Facility, for an amount equal to its then fair market value as mutually agreed upon by the parties. If Lessor and Lessee are unable to agree upon the value of such Personal Property, the fair market value shall be determined by an appraisal in the manner and method set forth in Article XXXII. Notwithstanding anything contained in this Section 33.2 to the contrary, the options to purchase granted under this Section 33.2 do not pertain to any of the Licenses, it being understood and agreed that all matters relating to the transfer of the Licenses are addressed in Article XXXVII.

ARTICLE XXXIV

SUBSTITUTION RIGHTS

34.1                        Lessee’s Property Substitution Right. Subject to its satisfaction of the conditions precedent to such right set forth in Section 34.2 and to all other terms and conditions hereof, Lessee is hereby granted the right, at any time during the Term, so long as no Event of Default then exists, and no event then exists which with the giving of notice or the passage of time or both would constitute an Event of Default, (a) to cause this Lease to be amended to release the portion of the Leased Property relating to any Facility from this Lease and to convey the same to Lessee or its Affiliate, concurrently with (b) the conveyance of a Substitute Property to Lessor and the execution of an amendment adding such Substitute Property to the Leased Property under this Lease (a “Property Substitution”).

34.2                        Conditions Precedent to Lessee’s Property Substitution Right. The right of Lessee to effect a Property Substitution is subject to satisfaction by Lessee, or waiver by Lessor in its sole and absolute discretion, of each of the following:

(a)                                 Lessee shall have given Lessor notice of such proposed Property Substitution not less than sixty (60) days prior to the proposed Property Substitution Date. Any notice from Lessee to Lessor concerning a proposed Property Substitution shall include the following:

(i)                                     notice of the Property Substitution Date proposed by Lessee and Lessee’s Affiliate proposed to be the operator of the Substitute Property;

(ii)                                  a title insurance commitment from a title insurance company of recognized standing undertaking to issue to Lessor or its designee, at Lessee’s expense, an ALTA Owner’s extended coverage policy of title insurance with respect to the proposed fee real property interests included in the Substitute Property and in the amount of the Fair Market Value thereof, confirming that upon conveyance thereof to Lessor or its designee, such transferee will hold good and marketable title to the proposed Substitute Property, free and clear of title defects, liens, encumbrances and burdens which are not acceptable to such transferee in its sole discretion;

(iii)                               a written Phase I Environmental Assessment (and if necessary, a Phase II Assessment) of the proposed Substitute Property, prepared not more than one hundred twenty (120) days prior to the proposed Property Substitution Date by a qualified geotechnical firm acceptable to Lessor concerning the absence of Hazardous Materials on or in the proposed Substitute Property and the absence of other liabilities or potential liabilities of the owner thereof under any Hazardous Materials Laws or under any similar federal or state laws or regulations hereinafter enacted;

(iv)                              a current as-built survey of the real property included in the proposed Substitute Property;

(v)                                 an engineering and architectural inspection of the buildings and other improvements included in the proposed Substitute Property prepared by an engineering firm reasonably acceptable to Lessor not more than one hundred twenty (120) days prior to the proposed Property Substitution Date, confirming that the proposed Substitute Property is in a good and safe condition and does not require modifications or repairs costing more than Two Percent (2%) of the Fair Market Value thereof during the first (1st) twelve (12) months after the effective date of such Property Substitution;

(vi)                              a list of all material leases and contracts pertaining to the proposed Substitute Property, together with copies of any such agreements which have a term of more than one (1) year or which involve payment of consideration in excess of Five Hundred Thousand Dollars ($500,000) in any twelve (12) month period;

(vii)                           a list of all material accreditations, permits, authorizations and approvals of accreditation agencies and federal, state and local agencies pertaining to the proposed Substitute Property and to the freestanding emergency medical facility location and related facilities located and operated thereon, together with copies of all such accreditation, permits, authorizations and approvals;

(viii)                        a copy of the most recent Joint Commission survey of the freestanding emergency medical facility location, if any, operated on the proposed Substitute Property; and

(ix)                              financial information concerning the Substitute Property sufficient to demonstrate the financial performance of the Substitute Property either (A) in form and level of detail acceptable to Lessor in its sole and absolute discretion, or (B) if Lessee’s Affiliate shall have operated the Substitute Property for at least the preceding two (2) fiscal years, presented in a form and level of detail reasonably acceptable to Lessor; and

(b)                                 the proposed Substitute Property shall have a Fair Market Value of no less than the Fair Market Value of the applicable portion of the Leased Property, as determined in the good faith, reasonable discretion of Lessor.

34.3                        Procedures for Property Substitution. On the Property Substitution Date, Lessee and Lessor and/or their respective Affiliates shall take the following actions:

(a)                                 Lessee and Lessor will execute instruments in mutually agreeable form terminating the Lease with respect to the portion of the Leased Property relating to the applicable Facility, except for such obligations which expressly survive any such termination, and adding such Substitute Property to the Leased Property under this Lease;

(b)                                 Lessor shall convey or cause to be conveyed the Leased Property relating to the applicable Facility to Lessee or its designee on an “as is” and “where is” basis in the manner and on the terms set forth in Article XVIII;

(c)                                  Lessee or its Affiliate will convey the Substitute Property to Lessor or its Affiliate by special warranty deed, which conveyance will be accompanied by pro forma ALTA Owner’s title insurance policy as contemplated by Section 34.2(a)(ii) above; and

(d)                                 To the extent that any of the existing Credit Enhancements shall no longer be effective, Lessee and the Guarantor shall deliver to Lessor the Credit Enhancements as shall be necessary to provide Lessor with the security and credit enhancements comparable, in Lessor’s reasonable discretion, to those provided for herein or in the Other Agreements which pertain to the Substitute Lease.

34.4                        Lessor Costs. As soon as practicable after the Property Substitution Date, Lessee shall reimburse Lessor and its Affiliates for all documented, out-of-pocket expenses incurred by Lessor and its Affiliates thereof in connection with such Property Substitution.

ARTICLE XXXV

FINANCING OF THE LEASED PROPERTY

Lessor agrees that if it grants or creates any mortgage, lien, encumbrance or other title retention agreement (“Encumbrances”) upon any portion of the Leased Property relating to any particular Facility, concurrently with the granting of such Encumbrance, the holder of each such Encumbrance shall enter into an agreement (a “Facility Lender SNDA”) reasonably acceptable to the holder of such Encumbrance and Lessee whereby (i) such holder agrees (a) to give the Facility Lessee which operates the Facility on such portion of the Leased Property the same notice, if any, given to Lessor of any default or acceleration of any obligation underlying any such Encumbrance or any sale in foreclosure of such Encumbrance, (b) to permit such Facility Lessee, after twenty (20) days’ prior written notice, to cure any such default on Lessor’s behalf within any applicable cure period, (c) to permit such Facility Lessee to appear with its representatives and to bid at any foreclosure sale with respect to any such Encumbrance, and (d) notwithstanding the existence of any such Encumbrance, or any default, expiration, termination, foreclosure, sale, entry or other act or omission under, pursuant to or affecting such Encumbrance, such Facility Lessee shall not be disturbed in peaceful enjoyment of such portion of the Leased Property nor shall this Lease be terminated or canceled at any time, except upon the occurrence of an Event of Default under this Lease; and (ii) Lessee agrees to subordinate this Lease and all of its rights and estate hereunder to such Encumbrances that encumbers the portion of the Leased Property utilized by such Facility Lessee or any part thereof, and agrees with each such holder that such Facility Lessee will attorn to and recognize such holder or the purchaser at any foreclosure sale or any sale under a power of sale contained in any such Encumbrance, as the case may be, as Lessor under this Lease for the balance of the Term then remaining, subject to all of the terms and provisions of this Lease.

ARTICLE XXXVI

RESERVED

ARTICLE XXXVII

LICENSES AND COMPLIANCE WITH HEALTHCARE LAWS

37.1                        Maintenance of Licenses. With respect to each Facility, after the applicable Completion Date but subject to the provisions of Section 7.2(b), each Facility Lessee (a) shall maintain at all times during the Term and any holdover period, the Operating Agreements, Participation Agreements (if applicable) and all applicable federal, state and local governmental licenses, approvals, qualifications, variances, certificates of need, franchises, accreditations, certificates, certifications, consents, permits and other authorizations and contracts, including provider numbers and provider agreements with any third parties which may be necessary for the operation of such Facility for the Primary Intended Use, or required for certification and participation under any applicable governmental provider programs applicable to the Facility (collectively, the “Licenses”); and (b) shall remain in compliance with all state and federal laws, rules, regulations and procedures with regard to the operation of such Facility, including, without limitation, HIPAA and the regulations promulgated by Governmental Bodies, as they may from time to time exist. The provisions of this Article XXXVII are in addition to the other provisions of this Lease.

37.2                        No Transfers or Alterations of Licenses. Lessee covenants and agrees that it shall not, without the prior written consent of Lessor, which may be granted or withheld in Lessor’s sole discretion, whether before, during or after the Term, (a) sell, move, modify (including, without limitation, the establishment of a “provider based” network or similar arrangement), cancel, surrender, transfer, assign, relocate, pledge, secure, convey or in any manner encumber any License, except to the assignee of the applicable Facility Lessee in connection with a Permitted Sale Transaction, or (b) effect or attempt to effect any change in the license category or status of any Facility or any part thereof.

37.3                        Termination of Lease or Possession. UPON THE TERMINATION OF THIS LEASE OR THE TERMINATION OF LESSEE’S POSSESSION WITH RESPECT TO THE PORTION OF THE LEASED PROPERTY RELATING TO ANY ONE OR MORE OF THE FACILITIES FOLLOWING AN EVENT OF DEFAULT PURSUANT TO SECTION 16.1 OR IN CONNECTION WITH A CASUALTY EVENT PURSUANT TO ARTICLE XIV (AND ASSUMING LESSEE DOES NOT PURCHASE SUCH LEASED PROPERTY AS PROVIDED HEREIN), WITHOUT ANY ADDITIONAL CONSIDERATION TO LESSEE, LESSEE SHALL, FOR REASONABLE PERIODS OF TIME IMMEDIATELY BEFORE AND AFTER SUCH TERMINATION, USE ITS BEST EFFORTS, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO FACILITATE THE ISSUANCE OR OBTAINING OF NEW PARTICIPATION AGREEMENTS (IF APPLICABLE) NECESSARY FOR THE OPERATION AND OCCUPANCY OF SUCH PORTION OF THE LEASED PROPERTY TO LESSOR OR ITS DESIGNEE, AND SUCH COOPERATION SHALL INCLUDE, WITHOUT LIMITATION, (A) THE APPLICABLE FACILITY LESSEE’S EXECUTION AND SUBMISSION TO THE APPROPRIATE AUTHORITY OF ANY AND ALL DOCUMENTS REQUIRED TO EFFECT THE ISSUANCE TO LESSOR OR ITS DESIGNEE OF ANY AND ALL NEW LICENSES, INCLUDING NEW MEDICARE AND MEDICAID PROVIDER NUMBERS AND PROVIDER AGREEMENTS, TO THE EXTENT APPLICABLE; (B) SUCH FACILITY LESSEE’S MAINTENANCE OF THE EFFECTIVENESS OF ANY AND ALL SUCH LICENSES UNTIL SUCH TIME AS ANY NEW LICENSES NECESSARY FOR ANY NEW LESSEE OR OPERATOR TO OPERATE THE APPLICABLE FACILITY HAVE BEEN ISSUED; AND (C) THE TAKING OF SUCH OTHER ACTIONS AS REASONABLY REQUESTED BY LESSOR OR REQUIRED BY APPLICABLE LAW.

37.4                        Material Condition of Lease. IT IS AN INTEGRAL CONDITION OF THIS LEASE, AND A MATERIAL INDUCEMENT TO LESSOR’S AGREEMENT TO ENTER INTO THIS LEASE, THAT (I) LESSEE ACKNOWLEDGES AND AGREES TO COOPERATE WITH AND ASSIST LESSOR AND/OR ITS DESIGNEE IN CONNECTION WITH ANY TRANSFER OF THE LICENSES OR THE OPERATIONS OF ANY FACILITY IN ACCORDANCE WITH THIS ARTICLE XXXVII, INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH A TERMINATION OF THIS LEASE OR REMOVAL OF LESSEE FROM POSSESSION WITH RESPECT TO THE PORTION OF THE LEASED PROPERTY RELATING TO ANY ONE OR MORE OF THE FACILITIES IN THE MANNER SET FORTH IN SECTION 37.3 ABOVE, WHICH COOPERATION AND ASSISTANCE SHALL BE WITHOUT ANY ADDITIONAL CONSIDERATION TO LESSEE, PROVIDED THAT LESSEE’S OBLIGATIONS SHALL BE SUBJECT TO APPLICABLE LAW.

ARTICLE XXXVIII

MISCELLANEOUS

38.1                        General. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby. If any late charges provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties and their respective successors and assigns (subject to Article XXII); provided, however, that (a) this Lease shall not inure to the benefit of any assignee pursuant to an assignment which violates or is inconsistent with the terms of this Lease and (b) neither this Lease nor any other agreement contemplated in this Lease shall be deemed to confer upon any Person not a party to this Lease any rights or remedies contained in this Lease. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect its meaning.

38.2                        Bankruptcy Covenants and Waivers.

(a)                                 Unitary and Non-Severable Lease. The parties agree that for the purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365 or any amendment or successor section thereof, this is one indivisible and non-severable lease dealing with and covering one legal and economic unit which must be assumed, rejected or assigned as a whole with respect to all (and only all) the Leased Property covered hereby.

(b)                                 Relief from Stay. Lessee acknowledges and agrees that in the event any Lessee or any Leased Property relating to any Facility shall become the subject of any bankruptcy or insolvency estate, then (i) Lessee shall not oppose any request by Lessor to obtain an order from the court granting relief from the automatic stay pursuant to Section 362 of the Bankruptcy Code so as to permit the exercise of all rights and remedies pursuant to this Lease, and (ii) the occurrence or existence of any Event of Default under this Lease shall, in and of itself, constitute “cause” for relief from the automatic stay pursuant to the provisions of Section 362(d)(1) of the

Bankruptcy Code, based, among other reasons, on the fact that the non-existence of a bankruptcy proceeding was a material inducement for the entry by Lessor into this Lease.

(c)                                  Automatic Stay. Lessee hereby waives the stay imposed by 11 U.S.C. Section 362(a) as to actions by the Lessor against each Facility and Lessee. Lessee acknowledges and agrees that in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against Lessee, it shall not assert or request that any other party assert that the automatic stay provided by Section 362 of the Bankruptcy Code shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Lessor to enforce any rights or remedies held by virtue of the Lease or applicable law.

38.3                        Lessor’s Expenses. In addition to the other provisions of this Lease, including, without limitation, Section 16.2, Lessee agrees and shall pay and/or reimburse Lessor’s and its Affiliates’ reasonable costs and expenses, including, without limitation, the costs and expenses of reports and investigations and legal fees and expenses, incurred or resulting from or relating to (a) requests by Lessee for approval or consent under this Lease (including any consents relating to management, the placing of liens on Lessee’s Personal Property and any intercreditor issues which arise in connection with any Material Obligation), (b) requests by Lessee for approval or consent under this Lease and all other documents executed between Lessor (and its Affiliates) and Lessee in connection herewith, (c) any circumstances or developments which give rise to Lessor or its Affiliates’ right of consent or approval under this Lease or any Other Agreement, (d) circumstances resulting from any action or inaction by Lessee contrary to the lease provisions, (e) any Property Substitution, (f) a request for changes, including, but not limited to, (i) the permitted use of the Leased Property, (ii) alterations, improvements and Capital Additions to the Leased Improvements and monitoring any such alterations, improvements and Capital Additions, (iii) subletting or assignment, and (iv) any other changes in the terms, conditions or provisions of this Lease or any Other Agreement, and (g) enforcement by Lessor or its Affiliates of any of the provisions of this Lease or the Other Agreements. Such expenses and fees shall be paid by Lessee within thirty (30) days of the submission of a statement for the same or such amount(s) shall become Additional Charges and subject to the Overdue Rate and a late payment penalty computed at the Late Payment Penalty Rate after that thirty (30)-day period.

38.4                        Entire Agreement; Modifications. This Lease, together with all exhibits, schedules and the other documents referred to herein, embody and constitute the entire understanding between the parties with respect to the transactions contemplated herein, and all prior to contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Lease. Neither this Lease, any exhibit or schedule attached hereto, nor any provision hereof or thereof may be modified or amended except by an instrument in writing signed by Lessor and Lessee.

38.5                        Lessor Securities Offering and Filings. Notwithstanding anything contained herein to the contrary, Lessee shall cooperate with Lessor in connection with any securities offerings and filings, or Lessor’s efforts to procure or maintain financing for, or related to, the Leased Property or any portion thereof and, in connection therewith, Lessee shall furnish Lessor, in a timely fashion, with such financial and other information (including audited financial statements and consents of auditors) as Lessor shall request. Lessor may disclose that Lessor has entered into this Lease with Lessee and may provide and disclose information regarding this

Lease, Lessee, the Guarantor, the Leased Property and each Facility, and such additional information which Lessor may reasonably deem necessary, to its proposed investors in such public offering or private offering of securities, or any current or prospective lenders with respect to such financing, and to investors, analysts and other parties in connection with earnings calls and other normal communications with investors, analysts, and other parties; provided, however, that any disclosure of Guarantor’s Financial Statements or other financial information relating thereto shall only be made to the extent required to comply with applicable laws or if the recipient agrees to keep such Financial Statements and other financial information confidential. The additional costs of Lessee in complying with this Section 38.5 shall be reimbursed to Lessee by Lessor.

38.6                        Non-Recourse as to Lessor. Anything contained herein to the contrary notwithstanding, any claim based on, or in respect of, any liability of Lessor under this Lease shall be enforced only against the Leased Property and not against any other assets, properties or funds of (i) Lessor, (ii) any director, officer, general partner, member, shareholder, limited partner, beneficiary, employee, representative, contractor or agent of Lessor or any of its Affiliates (collectively, the “Lessor Parties”) (or any legal representative, heir, estate, successor or assign of Lessor or any of the Lessor Parties), (iii) any predecessor or successor partnership or corporation (or other entity) of Lessor or any of the Lessor Parties, either directly or through Lessor or the Lessor Parties, or (iv) any person or entity affiliated with any of the foregoing. In no event shall Lessor or any of the Lessor Parties be liable for indirect, incidental, consequential, special, punitive or exemplary damages, regardless of the form of action, whether in contract, tort or otherwise, and even if such party has been advised of the possibility of such damages.

38.7                        Covenants, Restrictions and Reciprocal Easements. Notwithstanding anything herein to the contrary, Lessor shall have the right, but not the obligation, to place of record all covenants, restrictions and reciprocal easements on all or any portion of the Land (collectively, the “Declarations”) which Lessor deems reasonably necessary for the ownership and operation of any Facility or portion of the Leased Property, with such Declarations to be in form and content acceptable to Lessor in its reasonable discretion.

38.8                        Force Majeure. Except for Rent and other monetary obligations payable pursuant to the terms of this Lease (which shall not be extended or excused), in the event that Lessor or Lessee shall be delayed, hindered in or prevented from the performance of any act required under this Lease by reason of strikes, lockouts, labor troubles, or other industrial disturbances, inability to procure materials, failure of power, unavailability of any utility service, restrictive governmental laws or regulations, acts of public enemies, war, blockades, riots, insurrections, earthquakes, fires, storms, floods, civil disturbances, weather-related acts of God, failure to act, or default of another party, or other reason beyond Lessor’s or Lessee’s control (individually “Force Majeure”), then performance of such act shall be excused for the period of the delay, and the period of the performance of any such act shall be extended for a period equivalent to the period of such delay. Within ten (10) Business Days following the occurrence of Force Majeure, the party claiming a delay due to such event shall give written notice to the other setting forth a reasonable estimate of such delay.

38.9                        Management Agreements. Lessee shall not engage or remove any Management Company or enter into any Management Agreements without Lessor’s prior written consent,

which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Lessor’s rights relating to any Management Company after Lessor’s exercise of its remedies as set forth in Section 16.1 shall be at Lessor’s sole and absolute discretion. Lessee shall, if required by Lessor, assign all of Lessee’s rights under the Management Agreements to Lessor, and Lessor shall be entitled to assign same to a Facility Lender or Facility Lenders. At the request of Lessor, from time to time Lessee shall execute and deliver (and require the Management Company to execute and deliver, if applicable) an assignment and/or subordination agreement relating to the Management Agreements, which assignment and/or subordination agreement shall be in a form and content reasonably acceptable to Lessor and/or any lender providing financing to Lessor, and shall be delivered to Lessor within ten (10) days after Lessor’s request. Lessee hereby agrees that all payments and fees payable under the Management Agreements are and shall be subordinate to the payment of the obligations under this Lease and all other documents executed in connection with this Lease and any loan made by Lessor or Lessor’s Affiliates to Lessee or to Lessee’s Affiliates. Lessee agrees that all Management Agreements entered into in connection with the Leased Property relating to any particular Facility shall expressly contain provisions acceptable to Lessor which (a) require an assignment of the Management Agreements to Lessor upon request by Lessor, (b) confirm and warrant that all sums due and payable under the Management Agreements are subordinate to this Lease, (c) grant Lessor the right to terminate the Management Agreement upon the occurrence of an Event of Default under this Lease, (d) require the Management Company to execute and deliver to Lessor within ten (10) days from Lessor’s request an estoppel certificate, assignment and/or subordination agreement as required by Lessor and/or Lessor’s lender providing financing to Lessor, in a form and content acceptable to Lessor and/or its lender, and (e) all fees due and payable under any Management Agreements shall be subordinate to all obligations under this Lease. At the request of Lessor, from time to time Lessee shall execute and obtain from all parties subject to such Management Agreements executed written confirmation of such assignment or subordination, which shall be delivered to Lessor within ten (10) days from Lessor’s request.

38.10                 Non-Competition. Each Facility Lessee hereby acknowledges the Non-Competition Agreement and, as an inducement to Lessor to enter into this Lease and as a condition precedent to this Lease, each Facility Lessee agrees that the terms, provisions and conditions of the Non-Competition Agreement are binding on it and incorporated herein by reference.

38.11                 Governing Law. EXCEPT AS PROVIDED IN THIS SECTION 38.11, THIS LEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES. NOTWITHSTANDING THE FOREGOING, THE PARTIES HERETO AGREE THAT ALL PROVISIONS OF THIS LEASE RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES SET FORTH IN ARTICLE XVI RELATING TO THE RECOVERY OF POSSESSION OF ALL OR ANY PORTION OF THE LEASED PROPERTY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER OR OTHER SIMILAR ACTION) SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE

STATE WHERE THE APPLICABLE PORTION OF THE LEASED PROPERTY IS LOCATED.

38.12                 Jurisdiction and Venue. LESSOR AND LESSEE CONSENT TO PERSONAL JURISDICTION IN THE STATE OF ALABAMA. EXCEPT AS PROVIDED IN THIS SECTION 38.12, THE PARTIES AGREE THAT ANY ACTION OR PROCEEDING ARISING FROM OR RELATED TO THIS LEASE SHALL BE BROUGHT AND TRIED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF ALABAMA. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. FURTHER, LESSOR AND LESSEE IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY CERTIFIED MAIL ADDRESSED TO A PARTY AT THE ADDRESS DESIGNATED PURSUANT TO ARTICLE XXXI SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PARTY FOR ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT MAY BE ENFORCED IN ANY OTHER COURT TO WHOSE JURISDICTION ANY OF THE PARTIES IS OR MAY BE SUBJECT. NOTWITHSTANDING THE FOREGOING, THE PARTIES FURTHER AGREE THAT ALL ACTIONS AND PROCEEDINGS RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES RELATING TO THE RECOVERY OF POSSESSION OF ALL OR ANY PORTION OF THE LEASED PROPERTY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER OR OTHER SIMILAR ACTION) MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF THE STATE WHERE THE APPLICABLE PORTION OF THE LEASED PROPERTY IS LOCATED.

38.13                 Future Intercreditor Agreements and Subordination Agreements. Lessor agrees that in connection with any future financing that may be obtained from time to time by FirstChoice or its Affiliates relating to the Leased Property, any permitted assignees of Lessee’s interest in the Lease or any Affiliates or parent of any such assignees, upon request by the then Lessee, so long as no Event of Default then exists, Lessor shall enter into an intercreditor agreement and a subordination agreement with the lender under any such financing in forms substantially similar to the Intercreditor Agreement and the Subordination Agreement.

38.14                 Letter of Credit. Until completion of all the Facilities to be constructed in accordance with the Master Funding and Development Agreement, all letter of credit requirements shall be addressed in the applicable Project Development Agreements. Upon completion of the last Facility to be constructed in accordance with the Master Funding and Development Agreement and as security for the Letter of Credit Obligations, Guarantor or, at Guarantor’s option, Lessee shall obtain and deliver to Lessor an irrevocable letter of credit at a financial institution reasonably acceptable to Lessor naming Lessor as beneficiary thereunder (the “Letter of Credit”), which Letter of Credit shall be upon such other terms, conditions and provisions acceptable to Lessor (including, without limitation, an “evergreen” provision requiring no less than sixty (60) days’ prior written notice to Lessor of any failure or refusal to renew such Letter of Credit). Subject to the proviso below, the Letter of Credit shall be in the amount of Fifty Percent (50%) of one (1) year’s Base Rent relating to all completed Facilities. The Letter of Credit or any replacement letter of credit shall provide that Lessor shall be entitled to draw upon such Letter of Credit upon the occurrence of an Event of Default. In the event Lessor receives a notice of termination or nonrenewal of the Letter of Credit or any replacement letter of credit, Guarantor or, at Guarantor’s option, Lessee shall provide a replacement letter of credit no later than thirty (30) days prior to the expiration or termination of such Letter of Credit or replacement letter of credit, which replacement letter of credit (a) shall confirm that it shall take effect immediately upon the expiration of the expiring Letter of Credit (or such other than current replacement letter of credit), and (b) shall be in form and substance satisfactory to Lessor in its reasonable discretion. Lessee shall maintain throughout the Term a letter of credit conforming to the requirements of this Section 38.14.

38.15                 True Lease. Lessor and Lessee agree that this Lease is intended as, and shall for all purposes constitute, a lease under the laws of each State where any portion of the Leased Property is located, and nothing herein shall be construed as conveying to the Lessee any right, title or interest in or to the Leased Property or to any remainder or reversionary estates in the Leased Property held by any Person, except, in each instance, as a lessee. Under no circumstances shall this Lease be regarded as an assignment of all of Lessor’s interest in and to the Leased Property; instead, Lessor and Lessee shall have the relationship between them of Lessor and Lessee, pursuant to the terms and provisions of this Lease. In no event shall Lessee or any Affiliate of Lessee claim depreciation, amortization or interest deductions as owner of any Leased Property for United States federal, state or local income tax purposes (except as to alterations not financed by Lessor).

38.16                 Representations and Covenants relating to Certain Facilities. Further representations, agreements and covenants regarding certain of the Facilities are set forth on Schedule 38.16 attached hereto and are hereby incorporated herein by reference.

38.17                 Compliance with Anti-Terrorism Laws. Lessee will not, directly or indirectly, knowingly enter into any lease for the operation of any part of a Facility or any other lease or any material contracts with any person listed on the OFAC Lists. Lessee shall immediately notify Lessor if Lessee has knowledge that Lessee or any of its principals or Affiliates or any Guarantor is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Lessee will not, directly or indirectly (i) knowingly conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, or other Anti-Terrorism Law.

38.18                 Electronically Transmitted Signatures. In order to expedite the execution of this Lease, telecopied signatures or signatures sent by electronic mail may be used in the place of original signatures on this Lease. The parties intend to be bound by the signatures of the telecopied or electronically mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Lease based on the form of the signature. Following any facsimile or electronic mail transmittal, the party shall promptly deliver the original instrument by reputable overnight courier in accordance with the notice provisions of this Lease.

38.19                 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LESSOR AND LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE OF ANY PARTY OF THEIR RESPECTIVE RIGHTS HEREUNDER OR IN ANY WAY RELATING TO THIS LEASE OR THE LEASED PROPERTY (INCLUDING ANY CLAIM OR DEFENSE ASSERTING THAT THIS LEASE WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LESSOR TO ENTER INTO THIS LEASE.

38.20                 Joint and Several Obligations. Each Facility Lessee shall be jointly and severally liable for all of the liabilities and obligations of Lessee under this Lease. Additionally, each Facility Lessee acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Lease shall be applicable to and shall be binding upon and enforceable against any one or more Facility Lessees.

38.21                 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

38.22                 Specific Performance. In addition to any rights and remedies available to the parties hereunder or at law, each party shall be entitled to bring an action for specific performance and to seek other equitable relief in connection with any breach or violation, or any attempted breach or violation, of the provisions of this Lease.

38.23                 Continuation of Defaults. Notwithstanding any provision hereof to the contrary, whenever in this Lease the phrases “continuing,” “continuation of” or similar words or phrases are used in connection with Events of Default, defaults, or events which with notice or passage of time would constitute Events of Default, such phrases or words shall not be construed to create any right in the Lessee to have additional periods of time to cure such defaults or Events of Default other than those specific cure periods provided in this Lease.

38.24                 Survival. Notwithstanding any provision of this Lease to the contrary, the parties acknowledge and agree that all claims against and liabilities of Lessee or Lessor arising prior to the date of expiration or termination of this Lease, or prior to the termination of Lessee’s right to possession of the Leased Property hereunder, and the covenants and obligations under this Lease which relate to periods after the expiration or earlier termination of this Lease, or after the termination of Lessee’s right to possession of the Leased Property hereunder, including, without limitation, those covenants and obligations described in Sections 4.2, 8.1, 8.2, 8.3, 16.2, and 38.3, and Articles XVIII, XIX, XXI and XXXVII, shall survive such expiration or earlier termination.

38.25                 Joint Drafting. The parties hereto and their respective counsel have participated in the drafting and redrafting of this Lease and the general rules of construction which would construe any provisions of this Lease in favor of or to the advantage of one party as opposed to the other as a result of one party drafting this Lease as opposed to the other or in resolving any conflict or ambiguity in favor of one party as opposed to the other on the basis of which party drafted this Lease are hereby expressly waived by all parties to this Lease.

ARTICLE XXXIX

MEMORANDUM OF LEASE

Lessor and Lessee shall, promptly upon the request of either, enter into a short form memorandum of this Lease, in form suitable for recording under the laws of the state in which the Leased Property is located, in which reference to this Lease, the Term and all options contained herein, shall be made. Further, upon the execution of any Addendum an amended memorandum of this Lease shall be prepared and recorded in applicable jurisdiction. Lessee shall pay any recording taxes and other costs in connection therewith.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, the parties have caused this Master Lease Agreement to be executed by their respective officers thereunto duly authorized.

LESSOR:

MPT OF , LLC

MPT OF , LLC

By:	MPT Operating Partnership, L.P.
Its:	Sole Member of each above-referenced
limited liability company

By:
Name:
Its:

LESSEE:

By:
Name:
Its:

By:
Name:
Its:

EXHIBIT A-1

LAND

A-1

EXHIBIT B-1

PERMITTED EXCEPTIONS

B-1

SCHEDULE 1(A)

LESSOR

1(A)-1

SCHEDULE 1(B)

LESSEE

1(B)-1

SCHEDULE 1(C)

FACILITIES

1(C)-1

SCHEDULE 7.2(A)

OPERATIONAL DATES

7.2(A)-1

SCHEDULE 38.16

REPRESENTATIONS AND COVENANTS RELATING TO CERTAIN FACILITIES

As to each of the Facilities located in the State of Texas:

1.                                      Texas Deceptive Trade Practices-Consumer Protection Act. Lessor and Lessee each acknowledge, on its own behalf and on behalf of its successors and assigns, that the Texas Deceptive Trade Practices-Consumer Protection Act, Subchapter E of Chapter 17 of the Texas Business and Commerce Code (“DTPA”), is not applicable to this Lease. Accordingly, the rights and remedies of Lessor and Lessee with respect to all acts or practices of the other, past, present or future, in connection with this Lease shall be governed by legal principles other than the DTPA. Lessor and Lessee each hereby waives its rights under the DTPA, a law that gives consumers special rights and protections. After consultation with an attorney of its own selection, Lessor and Lessee, respectively, voluntarily consent to this waiver.

2.                                      Waiver Under Texas Property Code Section 93.012. LESSOR AND LESSEE ARE KNOWLEDGEABLE AND EXPERIENCED IN COMMERCIAL LEASING TRANSACTIONS AND AGREE THAT THE PROVISIONS OF THIS LEASE FOR DETERMINING ALL CHARGES, AMOUNTS AND ADDITIONAL RENT PAYABLE BY LESSEE ARE COMMERCIALLY REASONABLE AND VALID EVEN THOUGH SUCH METHODS MAY NOT STATE A PRECISE MATHEMATICAL FORMULA FOR DETERMINING SUCH CHARGES. ACCORDINGLY, LESSEE VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS OF A LESSEE UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS.

3.                                      Lien Waiver. Lessee hereby waives all lien rights under Section 91.004 of the Texas Property Code (as currently enacted or hereafter modified), as well as any successor statute granting Lessee a lien in Lessor’s property.

4.                                      Compliance with Texas Health and Safety Code. Lessee shall comply in all respects with Chapter 254 of the Texas Health and Safety Code and Chapter 131 of the Texas Administrative Code, and any other Law governing the construction, licensure, or operation of freestanding emergency medical care facilities, and the Texas Family and Social Services Administration regulations.

2

EXHIBIT D

FORM MPT GUARANTY

D-1

GUARANTY

THIS GUARANTY (this “Guaranty”) is made and entered into as of this           day of                  , 2013, by MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Guarantor”), for the benefit of FIRST CHOICE ER, LLC, a Texas limited liability company (“FCER”); and the FirstChoice Lessees (as herein defined) (FCER and the FirstChoice Lessees, together with their respective permitted successors and permitted assigns, the “FirstChoice Parties”). All capitalized terms used herein but not defined herein shall have the meanings set forth in the Master Funding and Development Agreement (as herein defined).

W I T N E S S E T H:

WHEREAS, Guarantor and FCER are parties to that certain Master Funding and Development Agreement, dated of even date herewith (as the same may be amended, modified and restated from time to time, the “Master Funding and Development Agreement”), pursuant to which Guarantor has agreed to cause certain of its Affiliates (whether now existing or hereafter formed, each, an “MPT Lessor”) to fund all hard and soft costs relating to the construction and development of the New Projects;

WHEREAS, as contemplated in the Master Funding and Development Agreement, the funding and development of each New Project shall be pursuant to the terms and conditions of certain Project Funding and Development Agreements to be entered into by and among the applicable MPT Lessor, FCER, the applicable Developer and the applicable First Choice Lessee that will lease the Leased Property (as defined in the Master Lease) relating to such New Project pursuant to the terms and conditions of the Master Lease; and

WHEREAS, Guarantor desires to guarantee unconditionally the Obligations (as herein defined) upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, representations, warranties, mutual covenants and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby covenants and agrees as follows:

1.                                      Defined Terms. Capitalized terms used and not otherwise defined in this Guaranty shall have the meanings ascribed thereto in the Master Funding and Development Agreement.

2.                                      Guaranty. Guarantor hereby absolutely, unconditionally and irrevocably guarantees to and for the benefit of the FirstChoice Parties, the full and prompt payment and performance of the Obligations. For purposes of this Agreement, the term “Obligations” shall mean the individual obligations of the MPT Lessors to provide funding for the New Projects up to the Maximum Funding Amount pursuant to the terms and conditions of the respective Project Development Agreements. Upon the occurrence of an Event of Default hereunder, Guarantor shall, within five (5) days after receipt of written notice from any FirstChoice Party perform or cause to be performed the Obligations, as if they constituted the direct and primary obligations of Guarantor. The obligations and liabilities of Guarantor under this Guaranty are continuing, absolute and unconditional, shall not be subject to any counterclaim, recoupment, set-off, reduction or defense based upon any claim that Guarantor may have against any of the FirstChoice Parties or their respective Affiliates, officers, directors, members, shareholders, employees, agents and representatives, and shall remain in full force and effect until all of the Obligations guaranteed hereby have been paid and performed in full, without regard to, and without being released, discharged, impaired, modified or in any way affected by, the occurrence from time to time of the following events, circumstances or conditions, whether or not Guarantor shall have knowledge or notice thereof or shall have consented thereto:

(a)                                 the failure or refusal to give notice to Guarantor;

(b)                                 the compromise, settlement, release or termination with respect to any FirstChoice Party of any or all of the obligations, covenants or agreements of such FirstChoice Party under any of the Project Development Agreements, or the amendment, modification, restatement, or forgiveness of any of the Project Development Agreements;

(c)                                  any consent, extension or indulgence under or in respect of any exercise or non-exercise of any right, remedy, power or privilege under or with respect to any of the Obligations guaranteed hereby;

(d)                                 the assignment of any of the Project Development Agreements by any MPT Lessor or FirstChoice Party (to the extent permitted by the applicable Project Development Agreement) or the subletting of any portion of the Leased Property (to the extent permitted under the Master Lease);

(e)                                  the voluntary or involuntary liquidation or dissolution of, sale or other disposition of all or substantially all of the assets of, or the marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, the FirstChoice Parties, Guarantor, or any of their respective assets, or any action taken by any trustee or receiver or by any court in any such proceeding, or the disaffirmance, rejection or postponement in any such proceeding, of any of the FirstChoice Parties’ or Guarantor’s covenants, obligations, undertakings or agreements.

3.                                      Events of Default. The occurrence of any of the following shall constitute an “Event of Default” hereunder:

(a)                                 Any MPT Lessor shall fail to provide the funding required under the Project Development Agreements in accordance with the terms of such Project Development Agreements.

(b)                                 Guarantor shall fail to observe or perform any non-monetary term, covenant or condition of this Guaranty or any other documents or agreements entered into by Guarantor in connection herewith, and such failure is not cured by Guarantor within a period of thirty (30) days after receipt by Guarantor of written notice thereof from any FirstChoice Party, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Guarantor proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within sixty (60) days after Guarantor’s receipt of the FirstChoice Party’s notice of default; provided however, in no event shall the FirstChoice Parties

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be required to give more than one (1) notice and cure period for Guarantor’s failure to observe or perform the same (or repetitive) covenant or condition in any consecutive twelve (12) month period.

4.                                      Remedies. Upon the occurrence of an Event of Default, the applicable FirstChoice Party shall have any and all rights and remedies available in law or equity to enforce any failure by Guarantor to fulfill its obligations hereunder. No remedy herein conferred upon or reserved to such FirstChoice Party hereunder is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every such remedy now or hereafter existing at law or in equity.

5.                                      Waiver of Acceptance, Etc. Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any FirstChoice Party with respect to the Obligations guaranteed hereunder. Without limiting the other provisions of this Section 5, this Guaranty shall be construed as a continuing, absolute and unconditional guarantee of performance and payment without regard to the validity, regularity or enforceability of any obligations or any other collateral security thereof (if any) or other guarantee thereof (if any) or any other circumstance whatsoever (with or without notice to or knowledge of Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the obligations of Guarantor under this Guaranty, in bankruptcy or in any other instance, and the obligations and liabilities of Guarantor hereunder shall not be conditioned or contingent upon the pursuit by any FirstChoice Party or any other person at any time of any right or remedy against any FirstChoice Party or against any other person (if any) which may be or become liable in respect of all or any part of the obligations or against any collateral security therefor or guarantee thereof or right of offset with respect thereto (if any). This Guaranty is not merely a guarantee of collection and the Obligations of Guarantor hereunder are primary and this guarantee constitutes a guarantee of payment.

6.                                      Representations and Warranties of Guarantor. Guarantor hereby represents and warrants to Beneficiary that (a) Guarantor has full legal right, power and authority to enter into this Guaranty, to incur the obligations provided for herein, and to execute and deliver the same to Beneficiary; (b) this Guaranty has been duly executed and delivered by Guarantor and constitutes Guarantor’s valid and legally binding obligation, enforceable against Guarantor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, and similar laws affecting the enforcement of creditor’s rights or contractual obligations generally and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity; (c) no approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body, and no approval or consent of any other Person is required in connection with the execution and delivery by Guarantor of this Guaranty or the consummation and performance by Guarantor of the transactions contemplated hereby (other than consents and approvals that have been obtained); (d) the execution and delivery of this Guaranty and the obligations created hereby have been duly authorized by all necessary proceedings on the part of Guarantor, and will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under the governing documents of Guarantor, any instrument, contract or other agreement to which Guarantor is a party or by or to which Guarantor or Guarantor’s assets or properties are bound or subject; or any statute or any regulation, order, judgment or decree of any court or governmental or regulatory body; and (e) Guarantor is not a party to or, to the knowledge of Guarantor, threatened in writing with any litigation or judicial,

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administrative or arbitration proceeding which, if decided adversely to Guarantor, would restrain, prohibit or materially delay the transactions contemplated hereby.

7.                                      Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

8.                                      No Waiver. No failure by any party to insist upon the strict performance of any term of this Guaranty or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial performance under the terms of this Guaranty during the continuance of any such breach, shall constitute a waiver of any such breach or any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Guaranty, which shall continue in full force and effect with respect to any other then existing or subsequent breach. The parties agree that no waiver shall be effective hereunder unless it is in writing.

9.                                      Tolling of Statute of Limitations. Any act or circumstance that shall toll any statute of limitations applicable to the Obligation guaranteed hereby shall also toll the statute of limitations applicable to the liability of Guarantor for the Obligations guaranteed by this Guaranty.

10.                               Notices. All notices, demands, consents, approvals, requests and other communications under this Guaranty shall be in writing and shall be either (a) delivered in person, (b) sent by certified mail, return receipt requested, (c) delivered by a recognized delivery service, or (d) sent by facsimile transmission and addressed as follows:

IF TO GUARANTOR:	MPT Operating Partnership, L.P.
1000 Urban Center Drive, Suite 501
Birmingham, Alabama 35242
	Attention:	Legal Department
	Telephone:	(205) 969-3755
	Facsimile:	(205) 969-3756

WITH A COPY TO:	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
420 North 20th Street
1400 Wells Fargo Tower
Birmingham, Alabama 35203
	Attention:	Thomas O. Kolb, Esq.
	Telephone:	(205) 250-8321
	Facsimile:	(205) 322-8007

IF TO ANY
FIRSTCHOICE PARTY:	c/o First Choice ER, LLC
2491 S. Lake Vista, Suite 200
Lewisville, Texas 75067
	Attn:	Chief Development Officer
	Telephone:	(972) 899-6666
	Facsimile:	(972) 899-6664

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WITH COPIES TO:	First Choice ER, LLC
2491 S. Lake Vista, Suite 200
Lewisville, Texas 75067
	Attn:	Legal Department
	Telephone:	(972) 899-6666
	Facsimile:	(972) 899-6664

DLA Piper LLP (US)
203 North LaSalle Street, Suite 1900
Chicago, Illinois 60601-1293
Attention:	Merle Teitelbaum Cowin, Esq.
Telephone:	(312)368-4089
Facsimile:	(312)630-7419

or to such other address as either party may hereafter designate in writing, and shall be effective upon receipt. A notice, demand, consent, approval, request and other communication shall be deemed to be duly received if delivered in person or by a recognized delivery service, when left at the address of the recipient and if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; provided that if a notice, demand, consent, approval, request or other communication is served by hand or is received by facsimile on a day which is not a Business Day (as defined in the Master Lease), or after 5:00 p.m. on any Business Day at the addressee’s location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. (based upon Birmingham, Alabama time) on the first Business Day thereafter.

11.                               Governing Law. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES.

12.                               Jurisdiction and Venue. THE PARTIES CONSENT TO PERSONAL JURISDICTION IN THE STATE OF ALABAMA. THE PARTIES AGREE THAT ANY ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT SHALL BE BROUGHT AND TRIED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF ALABAMA. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. FURTHER, THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY CERTIFIED MAIL ADDRESSED TO A PARTY AT THE ADDRESS DESIGNATED PURSUANT TO SECTION 10 SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PARTY FOR ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT MAY BE ENFORCED IN ANY OTHER COURT TO WHOSE JURISDICTION ANY OF THE PARTIES IS OR MAY BE SUBJECT.

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13.                               Expenses. The FirstChoice Parties shall be entitled to recover all reasonable costs associated with enforcing the provisions of this Guaranty, including, without limitation, courts costs and reasonable attorneys’ fees.

14.                               Entire Agreement; Modification. This Guaranty and other written agreements executed and delivered by the parties in connection with this Guaranty, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Guaranty. This Guaranty supersedes any prior oral or written agreements between the parties with respect to the subject matter of this Guaranty. It is expressly agreed that there are no verbal understandings or agreements which in any way change the terms, covenants, and conditions set forth in this Guaranty, and that no modification of this Guaranty and no waiver of any of its terms and conditions shall be effective unless it is made in writing and duly executed by the parties.

15.                               Assignment. This Guaranty is not assignable by Guarantor or First Choice without the prior written consent of the other party, except that First Choice and the First Choice Lessees may assign this Guaranty in connection with an assignment of any one or more Project Development Agreements pursuant to the terms thereof.

16.                               Binding Effect; No Third Party Beneficiaries. This Guaranty shall bind and inure to the benefit of the parties and their successors and assigns, and the First Choice Parties’ permitted successors and permitted assigns shall be entitled to enforce performance and observance of this Guaranty to the same extent the First Choice Parties are entitled to do so; provided, however, that (a) this Guaranty shall not inure to the benefit of any assignee pursuant to an assignment which violates the terms of this Guaranty or the applicable Project Development Agreement; and (b) this Guaranty shall not be deemed to confer any rights or remedies contained in this Guaranty upon any Person not a party or made subject to this Guaranty (other than any Person which constitutes a First Choice Party or a permitted assignee thereof).

17.                               Counterparts. This Guaranty may be executed in counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

18.                               Necessary Action. Each party shall perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Guaranty.

19.                               Joint Drafting. The parties hereto and their respective counsel have participated in the drafting and redrafting of this Guaranty and the general rules of construction which would construe any provisions of this Guaranty in favor of or to the advantage of one party as opposed to the other as a result of one party drafting this Guaranty as opposed to the other or in resolving any conflict or ambiguity in favor of one party as opposed to the other on the basis of which party drafted this Guaranty are hereby expressly waived by all parties to this Guaranty.

[Signature appears on following page.]

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IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first above written.

GUARANTOR:

MPT OPERATING PARTNERSHIP, L.P.

By:
Name:
Its:

MPT Op Guaranty

EXHIBIT E

FORM PROJECT DEVELOPMENT AGREEMENT

E-1

PROJECT FUNDING AND DEVELOPMENT AGREEMENT

THIS PROJECT FUNDING AND DEVELOPMENT AGREEMENT (this “Agreement”) is dated this         day of                   , 20      , by and among MPT OF                       , LLC, a Delaware limited liability company (“MPT”); [applicable Developer, a                     ] (“Developer”); and FIRST CHOICE ER, LLC, a Texas limited liability company (“First Choice”), and [APPLICABLE FIRST CHOICE LESSEE], a                          (“Lessee”) (First Choice and Lessee each individually an “First Choice Party” and collectively, the “First Choice Parties”).

W I T N E S S E T H

WHEREAS, First Choice and MPT Operating Partnership, L.P. are parties to that certain Master Funding and Development Agreement, dated as of May       , 2013, relating to the acquisition, financing, development and construction of freestanding emergency medical facilities (as the same may be modified, amended, restated or supplemented from time to time, the “Master Funding and Development Agreement”);

WHEREAS, MPT and the Lessee have entered into or joined (as applicable) that certain Master Lease Agreement, dated as of            , 2013 (as the same may be modified, amended, restated or supplemented from time to time, the “Master Lease”), pursuant to which MPT and certain of its Affiliates lease to the Lessee and certain of its Affiliates, among other things, that certain real property located in                ,                , as more particularly described on Exhibit A attached hereto (the “Property”);

WHEREAS, pursuant to the Master Funding and Development Agreement, MPT has agreed to fund the costs of construction and development of improvements relating to an approximately [              ] square foot freestanding emergency medical facility (the “Facility”) on the Property (the “Project”);

WHEREAS, the Developer has substantial experience and expertise in supervising and coordinating the design, construction and development of improvements of a similar size and scope as the Facility contemplated hereunder;

WHEREAS, MPT desires to engage the Developer (i) to supervise and direct the design of the Project by the Architect (as hereinafter defined) with the cooperation and assistance of the First Choice Parties, (ii) to administer and supervise construction of the Project by the General Contractor and other Third Parties (each as hereinafter defined) with the cooperation and assistance of the First Choice Parties, and (iii) to provide other services to MPT as specified herein with the cooperation and assistance of the First Choice Parties, and the Developer desires to provide such services to MPT, upon the terms and conditions hereof; and

WHEREAS, given that the Improvements being constructed will be utilized by the Lessee and its Affiliates under the Master Lease, and in order to induce MPT to fund the costs of such development and construction, the First Choice Parties shall assist and coordinate with the Developer in the design, development and construction of the Project upon the terms and conditions hereof.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.01                        Certain Defined Terms. Certain capitalized terms used herein shall have the respective meanings:

Affiliate(s): With respect to any Person (i) any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, (ii) any other Person that owns, beneficially, directly or indirectly, 10% or more of the outstanding capital stock, shares or equity interests of such Person, or (iii) any officer, director, employee, partner, member, manager or trustee of such Person or any Person controlling, controlled by or under common control with such Person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such Person). For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or otherwise.

Applicable Environmental Law: All applicable Hazardous Materials Laws, as defined in the Master Lease.

Applicable Healthcare Laws: All applicable Healthcare Laws, as defined in the Master Lease.

Architect: [                                  ], the architect for the Project, or any replacement architect therefor.

Architect Agreement: That certain AIA Document B101-2007 Standard Form of Agreement dated                 , 2013 between MPT and Architect, whether entered into directly by MPT or assigned to MPT by First Choice pursuant to the Assignment of Third Party Agreements, together with any Change Order with respect thereto which is approved in accordance with Section 3.08 or the approval thereof is not required pursuant to such Section 3.08, as the same may be modified, amended, restated, or supplemented from time to time.

Architect Certificate: A certificate from Architect certifying to MPT and the First Choice Parties, as of a particular date, to the best of Architect’s knowledge, information and belief, that (a) the Project (as herein defined) through such date has been substantially completed in accordance with the Plans and Specifications and (b) the quality of work performed in connection with the Project through such date complies with the requirements of the Construction Contract and the Plans and Specifications.

Assignment of Third Party Agreements: That certain assignment document, attached hereto as Exhibit E and dated of even date herewith, pursuant to which First Choice shall assign and deliver to MPT the Architect Agreement and all other agreements in place as of the date of this Agreement relating to, and necessary for, the continued design, construction and development of the Project by MPT, the First Choice Parties and the Developer in accordance with terms of this Agreement.

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Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which money centers in New York, New York are authorized or obligated by law or executive order to close.

Certificate of Occupancy: A certificate or other governmental authorization from the appropriate governmental authorities unconditionally approving and certifying that the Improvements (as defined herein) are suitable for permanent occupancy (or conditionally approving and certifying the Improvements for immediate occupancy).

Change Order: As defined in Section 3.08(a).

Complete, Completed or Completion: Means the occurrence of both of the following: (i) MPT and the First Choice Parties have received the Architect Certificate, which shall be in form and substance satisfactory to MPT and the First Choice Parties, and shall include the written approval of the Construction Consultant noted thereon, and (ii) MPT has received the Certificate of Occupancy; provided, however, that for purposes of determining whether the “Rent Commencement Date” has occurred under the Master Lease with respect to the Property, MPT may waive either of these requirements in writing in its sole discretion and, if such waiver is delivered, “Completion” for purposes of such “Rent Commencement Date” shall mean the date of issuance of the Certificate of Occupancy.

Construction Consultant: [                                      ], or such other architect, engineer or other person or entity selected by MPT, in its sole discretion, who shall assist MPT in connection with the construction of the Improvements, including but not limited to, reviewing Plans and Specifications, consulting with MPT regarding the progress of construction of the Improvements for purposes of funding, and advising MPT with respect to other matters relating to the Project. The fees payable to any such Construction Consultant shall be included in the Development Budget. It is understood and agreed by Developer and the First Choice Parties that delivery of any items, notices, approval or funding requests to the Construction Consultant as contemplated under this Agreement, whether delivered by Developer, any First Choice Party or any Third Party shall not constitute or be deemed to constitute delivery of the same to MPT.

Construction Contract: That certain AIA Document A101-2007 Standard Form Agreement Between Owner and Contractor, as amended, dated as of                , 20       , between MPT and the General Contractor relating to the Project, together with any Change Order with respect thereto which is approved in accordance with Section 3.08 or the approval thereof is not required pursuant to such Section 3.08, as the same may be modified, amended or restated from time to time.

Construction Period: That period of time commencing on the date of MPT’s acquisition of the Property in accordance with the Master Funding and Development Agreement and ending on the last day of the calendar month during which the Completion shall occur.

Construction Period Accrual: An amount equal to the product of (a) the amount all hard and soft costs funded in accordance with the Development Budget for the acquisition of the Property and the development of the Improvements, multiplied on a per diem basis by (b) the Lease Rate

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(as defined in the Master Lease) (based upon a 360-day year), with such product being compounded on an annual basis during the Construction Period.

Developer: As defined in the preamble hereof.

Developer Fee: As defined in Article VII.

Development Budget: The detailed line item cost budget attached hereto as Exhibit B setting forth the estimated Total Development Costs with respect to the Project, which shall include, without limitation, all Transaction Expenses, the Developer Fee, the costs of the Construction Consultant and the expenses described in Section 8.15 hereof.

Development Schedule: The Development Schedule for the Project attached hereto as Exhibit C, as modified or amended from time to time with MPT’s prior written approval which approval shall not be unreasonably withheld, conditioned or delayed.

Event of Default: As defined in Article VI.

Facility: As defined in the recitals hereof.

Facility Lender: As defined in the Master Lease.

Final Funding: As defined in Section 5.05.

Final Endorsement: As defined in Section 5.05(d).

First Choice: As defined in the preamble hereof.

First Choice Parties: As defined in the preamble hereof.

Force Majeure Events: As defined in Section 3.11 (i).

Funding: Each disbursement of funds by MPT hereunder, including the Initial Funding.

GAAP: The United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

General Contractor: [                             ], or any other replacement or completion contractor hired by MPT.

Guaranty: That certain Cost Overrun Guaranty, dated as of                        , 2013, executed by First Choice, as the same may be amended, modified, restated or supplemented from time to time.

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Guaranty Limitation: Such limitation on each First Choice Party’s obligations to pay or perform its aggregate obligations under this Agreement and the Cost Overrun Guaranty solely to the extent necessary to comply with the provisions of ASC 840-40-55.

Hazardous Materials: As defined in the Master Lease.

Improvements: As defined in Article II.

Initial Funding: As defined in Section 5.01.

Lessee: As defined in the preamble hereof.

Letter of Credit: As defined in Section 3.11(k).

Letter of Credit Obligations: All obligations of the First Choice Parties under this Agreement.

Master Funding and Development Agreement: As defined in the recitals hereof.

Master Lease: As defined in the recitals hereof.

MPT: As defined in the preamble hereof.

MPT Indemnified Parties: As defined in Section 8.10.

Overdue Rate: On any date, the Lease Rate (as defined in the Master Lease) plus Six Percent (6%).

Person: An individual, firm, corporation, general or limited partnership, limited liability company, an unincorporated association, joint venture, governmental entity or another entity or group.

Plans and Specifications: As defined in Section 3.11(e).

Project: As defined in the recitals hereof.

Project Completion Date: As defined in Section 3.11 (f)(i).

Property: As defined in the recitals hereof.

Proposed Change Order: As defined in Section 3.08(b).

Punch List: As defined in Section 3.11(h).

Recorded Agreements: As defined in Section 3.01(a).

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Retainage: With respect to the Construction Contract, the greater of (a) the retainage required by the Construction Contract, or (b) Ten Percent (10%) of the costs of completed construction under the Construction Contract, to the extent such completed construction and costs thereof have then been approved by the Architect and the Construction Consultant.

Site Plan: The Site Plan for the Project prepared by the Architect, a copy of which is attached hereto as Exhibit D.

Third Parties: As defined in Section 3.11(c)(i).

Third Party Agreements: All agreements with respect to the design, development and construction of the Improvements, including the Architect Contract and Construction Contract.

Title Company: [                        Title Insurance Company].

Title Policy: As defined in Section 5.05(d).

Total Development Cost: The sum of (a) all hard and soft development costs that are included in the Development Budget for the acquisition of the Property and the development of all Improvements in accordance with this Agreement; and (b) the Construction Period Accrual.

Total Funding Amount: An amount equal to [                         and No/100 Dollars ($                   )].

Transaction Documents: This Agreement, the Master Funding and Development Agreement, the Master Lease, the Guaranty, the Assignment of Third Party Agreements and any and all other agreements, documents or instruments either having been executed prior to or contemporaneously herewith, or that will hereafter be executed, by either of the First Choice Parties or any of their respective Affiliates in favor of or with MPT or any of its Affiliates, as any of the same may be extended, amended, modified, restated and/or supplemented from time to time.

Transaction Expenses: All costs and expenses relating to the Project payable by the First Choice Parties and their Affiliates as required under Section 13.9 of the Master Funding and Development Agreement.

1.02                        Singular and Plural Terms. Singular terms shall include the plural forms and vice versa, as applicable, of the terms defined.

1.03                        Accounting Terms. All accounting terms used in this Agreement shall be construed in accordance with GAAP, except as otherwise defined.

ARTICLE II

THE PROJECT AND ENGAGEMENT

2.01                        Project. The parties acknowledge that the Project contemplates the acquisition of the Property and the design, construction and development of certain improvements relating to the

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Facility as depicted on the Site Plan, including all the related parking areas, driveways, walkways, utility improvements, site work and any other improvements, amenities and facilities to be constructed on the Property for use in connection with the operation of the Facility (collectively, the “Improvements”). It shall be a condition precedent to MPT’s funding obligations under this Agreement that MPT shall have approved the final Development Budget in accordance with Section 3.11.

2.02                        Engagement. MPT hereby engages the Developer, and the Developer hereby accepts such engagement, to perform services relating to the design, permitting, construction and development of the Project as described herein on the terms and conditions and in consideration of the payments set forth herein. In performing such services, Developer will be acting on its own behalf, as an independent contractor and not as a partner, venture or employee of MPT or the First Choice Parties. Developer agrees to further the interest of MPT and the First Choice Parties by furnishing Developer’s skill, judgment and expertise in the design, construction and development of the Project. Developer shall perform its services hereunder in an expeditious and economical manner, consistent with the best interest of MPT, the First Choice Parties and in accordance with the generally accepted and customary standards for providing such services for comparable facilities. Subject to the terms and conditions of this Agreement, Developer shall have the authority to make and coordinate day-to-day decisions that are necessary in the performance of its obligations hereunder and to render directions to all third parties in connection therewith. Notwithstanding anything contained herein to the contrary, in no event shall Developer have any right or authority, express or implied, to commit or otherwise bind or obligate MPT or its Affiliates or First Choice or its Affiliates to any liability or agreement, unless expressly authorized to do so in writing by MPT or First Choice, as applicable, or unless expressly authorized by the terms of this Agreement.

2.03                        Representations and Warranties of Developer. Developer hereby represents and warrants to MPT and the First Choice Parties that (a) Developer has full legal right, power and authority to enter into this Agreement, to incur the obligations provided for herein, and to execute and deliver the same to MPT and the First Choice Parties; (b) this Agreement has been duly executed and delivered by Developer and constitutes Developer’s valid and legally binding obligation, enforceable against Developer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, and similar laws affecting the enforcement of creditor’s rights or contractual obligations generally and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity; (c) no approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body, and no approval or consent of any other Person is required in connection with the execution and delivery by Developer of this Agreement or the consummation and performance by Developer of the transactions contemplated hereby; (d) the execution and delivery of this Agreement and the obligations created hereby have been duly authorized by all necessary proceedings on the part of Developer, and will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under the governing documents of Developer, any instrument, contract or other agreement to which Developer is a party or by or to which Developer or Developer’s assets or properties are bound or subject; or any statute or any regulation, order, judgment or decree of any court or governmental or regulatory body; and (e) Developer is not a party to or, to the knowledge of Developer, threatened with any litigation or judicial, administrative or arbitration proceeding

7

which, if decided adversely to Developer, would restrain, prohibit or materially delay the transactions contemplated hereby.

ARTICLE III

COVENANTS OF THE DEVELOPER AND FIRST CHOICE PARTIES

During the term of this Agreement, each of the Developer and the First Choice Parties, jointly and severally, covenant and agree to perform all of the duties and obligations as provided under this Article III and elsewhere in this Agreement to be performed thereby.

3.01                        Construction of Improvements. The Developer, with the coordination and assistance of the First Choice Parties, shall:

(a)                                 cause the commencement of construction and the Completion of the Improvements in accordance with the terms of this Agreement, the Plans and Specifications, the Development Budget and the Development Schedule, which shall, among other things, require the Developer to:

(i)                                     interview, negotiate with, and, if required, after consultation with and approval of MPT select and negotiate agreements with all other third party design and development consultants for the Project, including, if and as appropriate, space planners, landscape architects, civil, soils, mechanical, electrical and plumbing engineers, and acoustical, curtain wall, lighting, art and graphic design consultants;

(ii)                                  oversee the third party consultants regarding the Project and the Architect’s preparation of conceptual design, and the detailed plans and specifications therefor, including matters relating to site planning, engineering, construction of the Improvements, public space and landscape design, traffic and circulation matters;

(iii)                               initiate the planning and coordinate with MPT, the First Choice Parties and the Architect the receipt of all necessary public and private approvals for the Project, including city planning, applicable building codes, public works, any applicable architectural review committee, and building permit approvals;

(iv)                              monitor, with reliance on the Architect, engineers and Third Parties, compliance with laws and regulations affecting the Project;

(v)                                 provide preliminary evaluation of the budget, prepare preliminary estimates of construction costs, assist MPT and the First Choice Parties in achieving a mutually agreed upon development program, budget requirements and other design parameters, and provide cost evaluations of alternative materials and systems as reasonably requested;

(vi)                              review designs during their development and advise MPT and the First Choice Parties regarding on-site use and improvements, selection of materials, building systems and equipment and methods of Project delivery;

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(vii)                           prepare and submit for MPT’s approval the Development Schedule with anticipated construction schedules, covering all phases of the work required pursuant to the Construction Contract, indicating the established dates for the start and completion of all primary phases of the Project including the date for Completion:

(viii)                        provide MPT and the First Choice Parties with a monthly progress report at the end of each month detailing the amount of work on the Project which has been completed in relation to the Development Schedule;

(ix)                              assist MPT and the First Choice Parties in space planning, design and finish-out evaluations and costs of Improvements;

(x)                                 provide business and contract administration consistent with good construction practices; and

(xi)                              cause to be prepared and furnished to MPT and the First Choice Parties the Project budget draw projections for key trades and schedules for the purchase and delivery of materials for the Project.

(b)                                 ensure that the Architect has and will continue to perform its construction administration obligations as set forth in the Architect Agreement;

(c)                                  cause the Improvements to be constructed in a good and workmanlike manner and in compliance with and thereafter remain in compliance with all agreements and covenants and restrictions of record (including, without limitation, those agreements set forth on Exhibit F attached hereto and made a part hereof by reference and incorporation) (the “Recorded Agreements”) and all applicable laws, ordinances and regulations, including, without limitation, Applicable Environmental Laws, the Applicable Healthcare Laws, Americans with Disabilities Act and regulations thereunder, and laws, ordinances and regulations relating to subdivision, zoning, building codes, set back requirements and environmental matters, all of which shall include, among other things, the Developer:

(i)                                     providing or obtaining responses to inquiries of the General Contractor;

(ii)                                  endeavoring to guard MPT and the First Choice Parties against any defects or deficiencies in the work of any Third Parties including by performing any appropriate inspection and testing of such work;

(iii)                               advising MPT and the First Choice Parties of any observed material omissions, substitutions, defects, or deficiencies noted in the work of any Third Party;

(iv)                              rejecting any work or materials that do not, in Developer’s reasonable judgment, materially conform to the appropriate contract documents;

(v)                                 overseeing the correction of defective or non-conforming work;

(vi)                              requiring the Architect or appropriate Third Party to review and approve shop drawings, samples, submittals and other submissions of the General Contractor for

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conformance with the Plans and Specifications and compliance with the appropriate contract documents;

(vii)                           consulting with the Architect and/or MPT and the First Choice Parties if any Third Party requests interpretations of the meaning and intent of the Plans and Specifications and assisting in the resolution of any questions which may arise;

(viii)                        causing the preparation of such reports as may be required for the use of any public agency on the progress of the construction of the Improvements;

(ix)                              reviewing the substitution of any materials or equipment for those required by the Plans and Specifications for the Improvements and evaluating the laboratory reports on such substituted materials or equipment, all to the extent materially consistent with the Plans and Specifications, including permitted Change Orders thereto;

(x)                                 maintaining construction accounts for the Improvements;

(xi)                              conducting monthly on-site meetings with the General Contractor, First Choice Parties, Construction Consultant, and Architect to review the work in-place, progress of the work, and schedule for subsequent month;

(xii)                           inspecting the Project at substantial Completion;

(xiii)                        preparing punch lists of incomplete or rejected work and ensuring the correction and completion of the work;

(xiv)                       conducting final inspection of the work, assembling and delivering to the First Choice Parties and MPT of written guaranties, releases, bonds and waivers, instruction books, diagrams and charts required by the appropriate contract documents, and issuing a final recommendation for final payment;

(xv)                          Upon Completion of the Project, Developer shall deliver a copy of the General Contractor’s final “Sworn Statement” which will be provided for in the General Contract and copies of all necessary waivers of lien from the General Contractor and its subcontractors;

(xvi)                       provide an ALTA survey of the Project showing, inter alia, all building setback requirements, parking spaces, encroachments, the dimensions and locations of the Improvements and all recorded or visible easements. Said survey shall be accompanied by the certification with regard to the accuracy and content of the survey, a set of record drawings of the Improvements including architectural and mechanical, electrical, structural, plumbing, heating, ventilation and air conditioning record drawings including record shop drawings in both printed and electronic format, in their original editable format, and/or in a manner or format as requested by FCER (i.e. AutoCAD .dwg files by example);

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(xvii)                    provide all manufacturers’ written brochures, catalog cuts, maintenance instructions, training and such other information received by Developer with respect to the fixtures or any other component of the Improvements; and

(xviii)                 provide any documentation required by Texas Administrative Code, Title 25, Chapter 131.

(d)                                 review and update MPT with respect to each Funding request;

(e)                                  review and update MPT with respect to all Change Orders and Proposed Change Orders;

(f)                                   assist in securing all required inspections and the Certificate of Occupancy;

(g)                                  cause the completion or correction of all items identified on the Punch List;

(h)                                 assist in procuring all warranties relating to the construction of the Improvements;

(i)                                     obtain all consents and approvals required by the Recorded Agreements;

(j)                                    cause the Improvements to be constructed so as not to encroach upon or overhang any property line, setback line, easement or right-of-way (except as permitted pursuant to a properly executed and recorded easement or other applicable agreement, in form and substance reasonably acceptable to MPT);

(k)                                 cause such construction to proceed continuously (subject to temporary cessation to the extent not in violation of the terms of this Agreement); and

(l)                                     complete construction of the Improvements no later than the Project Completion Date, time being of the essence (subject to Force Majeure Events).

3.02                        Use of Proceeds. The First Choice Parties, with the coordination and assistance of the Developer, shall use the proceeds of each Funding solely and exclusively for the purposes set forth in, and in the amounts set forth in, the Development Budget and this Agreement, and to pay such other fees, closing costs, and other non-construction expenses relating to the construction of the Improvements, as MPT has approved or may from time to time approve.

3.03                        Liens and Encumbrances.

(a)                                 The Developer shall: (i) keep free from all liens and encumbrances (A) MPT’s and the Lessee’s interests in the Property and the Improvements, and (B) the proceeds of all Fundings (including the Initial Funding and Final Funding); (ii) pay prior to delinquency and prior to any interest, fees or penalties being incurred for not promptly paying, all persons or entities supplying work or materials for the construction of the Improvements, except, in each case, for good faith contests of which MPT has been notified in writing to the extent such contest is material to the completion of the Project; and (iii) promptly discharge, bond off, provide affirmative title insurance coverage insuring MPT against any loss or damage with respect to, or make other arrangements acceptable to MPT with respect to, any mechanic’s, materialman’s or

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other lien filed against the Property, the Improvements, the Lessee or the proceeds of any Funding.

(b)                                 The First Choice Parties shall, subject to the Guaranty Limitation,: (i) keep free from all liens and encumbrances (A) MPT’s and the Lessee’s interests in the Property and the Improvements, (B) the proceeds of all Fundings (including the Initial Funding and Final Funding), and (C) all other assets of the Lessee, except those liens and encumbrances contemplated by the Transaction Documents; and (ii) use commercially reasonable efforts to ensure that the Developer promptly pays or discharges all obligations described in Section 3.03(a) hereof.

3.04                        Cost Overruns and Deficiencies.

(a)                                 The parties acknowledge that MPT shall not be required to provide funding in excess of the Total Funding Amount for the Project, MPT shall not be responsible for cost overruns and, to the extent such cost overruns are not borne by the General Contractor, the Architect or other applicable Third Party, the First Choice Parties (subject to the Guaranty Limitation with respect to the First Choice Parties) shall be jointly and severally responsible for and shall promptly pay any and all cost overruns.

(b)                                 Within twenty (20) days following MPT’s demand therefor (which demand may be made at MPT’s option), subject to the Guaranty Limitation, the First Choice Parties shall deposit with MPT the amount of money equal to the difference between the undisbursed Total Funding Amount as of such date, and the amount which MPT shall reasonably determine is necessary to fully Complete the Improvements, free of all encumbrances or liens, including direct and indirect costs and work performed but for which payment has not been made, and MPT shall be under no obligation to make any further Fundings until any amount so demanded is so deposited with MPT.

3.05                        Reports and Notices. The Developer and, to the extent such information is reasonably available to them, the First Choice Parties shall: (a) furnish promptly to MPT such information as MPT may reasonably require concerning costs, design and engineering, progress of construction, marketing, and such other factors as MPT may require; and (b) notify MPT promptly of any litigation instituted, or any claim or litigation threatened in writing against the Developer or any First Choice Party, any lien filed by the Internal Revenue Service against the Developer, any First Choice Party, the Property or the Improvements as a result of deficiencies asserted against the Developer or any First Choice Party, any audits of any Federal or State tax return of the Developer or any First Choice Party, any dispute pursuant to or default under any Third Party Agreement, any material changes in governmental requirements pertaining to the Property or Improvements, utility availability or anticipated costs of Completion, and any other matters which could reasonably be expected to materially adversely affect the Property, the Improvements or the Developer’s or any First Choice Party’s ability to perform their respective obligations under this Agreement, in each case, as determined in the reasonable discretion of MPT.

3.06                        Books and Records. The Developer shall maintain complete and accurate account books and records with respect to the Project and the design and construction of the

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Improvements, , and make such books and records available at reasonable times upon reasonable prior notice for inspection and copying by MPT or its agents. The First Choice Parties shall assist the Developer in maintaining and providing such books and records as required herein.

3.07                        Access and Promotion. The Developer shall permit MPT and its agents to have access to the Property and Improvements upon reasonable notice. The Developer shall provide to MPT, at the First Choice Parties’ expense, a sign in accordance with MPT’s reasonable specifications publicizing MPT’s interest in the Property for placement on the Property and shall permit MPT to maintain the sign on the Property; provided, however, that any such sign shall be (i) in a size and shall be erected in a location reasonably acceptable to MPT and approved by the Developer and the First Choice Parties, which approval shall not be unreasonably withheld, conditioned or delayed; and (ii) subject to all applicable laws.

3.08                        Change Orders.

(a)                                 Neither the First Choice Parties nor Developer shall authorize or permit any change, modification, supplement or substitution to the Construction Contract, the Architect Agreement, the Site Plan, the Plans and Specifications (and if Plans and Specifications have not yet been provided to and approved by MPT, then to any working drawings), or the scope of work pursuant to any of the foregoing (each a “Change Order”), without the prior written consent of MPT, which may be given or withheld in its sole discretion; provided, however, notwithstanding anything to the contrary herein, it shall not be necessary for the First Choice Parties or the Developer to obtain the prior consent of MPT for a Change Order to the extent that (i) the cost of such Change Order is less than One Hundred Thousand and No/Dollars ($100,000.00), (ii)the Change Order does not increase the overall Development Budget, (iii) the scope of the Project is not materially changed by such Change Order, and (iv) the Change Order does not reduce the quality of any materials used in the construction of the Project or reduce the quality of the Improvements.

(b)                                 The Construction Contract and the Architect Agreement shall require contemporaneous delivery by the General Contractor and the Architect of any “proposed” Change Order (a “Proposed Change Order”) requiring the review and approval by MPT, which approval may be withheld in its sole discretion. Notwithstanding the preceding sentence, each of the Developer and the First Choice Parties shall immediately forward to MPT copies of any Proposed Change Order received by the Developer or any of the First Choice Parties that require the review and approval by MPT, the Construction Consultant and any other designee of MPT. Any Proposed Change Order that requires the review and approval by MPT shall detail the proposed change in scope of work, the costs and the impact on the applicable work schedule. In MPT’s sole discretion, MPT may require that its Construction Consultant certify such details in writing to MPT. From and after the date on which MPT has received the Proposed Change Order and the Construction Consultant’s certification relating thereto, MPT shall have Ten (10) Business Days to review and approve or disapprove such Proposed Change Order. In the event that MPT fails to approve or disapprove any Proposed Change Order within said Ten (10) Business Day period, then MPT shall be deemed to have disapproved of such Change Order. If any such Proposed Change Order is approved by MPT, the Architect shall prepare a final Change Order for execution by the Developer, the General Contractor and the Architect, as well as MPT’s signature for consent only. Upon the full and complete execution of a final

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Change Order as required by this subsection (b), such Change Order will become effective immediately without further action of the parties. The Developer and the First Choice Parties (i) waive any and all rights and claims for Fundings for increased costs or work performed under Change Orders that require the review and approval by MPT but that are not approved by MPT and implemented in accordance with this Section 3.08(b), and (ii) jointly and severally agree to indemnify and hold harmless MPT and its Affiliates from any increased costs or claims or requests for time relating to Change Orders, or work performed thereunder, not approved by MPT and implemented in accordance with this Section 3.08(b) (subject to the Guaranty Limitation with respect to the First Choice Parties). If any surety has provided bonds in connection with the construction of the Improvements, then either (i) such Change Order shall have received the prior written approval of such surety or (ii) such surety shall have waived the right to approve the same.

(c)                                  In addition to the foregoing, the parties acknowledge that the Architect shall have limited authority pursuant to the Construction Contract to order certain minor changes in the Work (as defined in the Construction Contract), and without obtaining the consent of any of the parties hereto. Further, Developer shall have the same authority to order minor changes in such Work not involving adjustment in the Development Budget or extension of the Development Schedule and not inconsistent with the intent of the Contract Documents (as defined in the Construction Contract), this Agreement or the other Transaction Documents. Such changes will be effected by written order signed by Developer, a copy of which shall be delivered to MPT by Developer within two (2) Business Days after any such minor change.

3.09                        Ownership of Personalty. The Developer and the First Choice Parties, as applicable, shall furnish to MPT, if MPT so requests, copies of the contracts, bills of sale, receipted vouchers, and agreements, or any of them, under which the Developer or any First Choice Party claims title to the materials, articles, fixtures and other personal property used or to be used in the construction or operation of the Improvements.

3.10                        Appraisals. Upon MPT’s request and upon reasonable notice, the Developer and, as applicable, the First Choice Parties shall (a) permit MPT and its representatives to enter upon and appraise the Improvements; (b) cooperate with and provide any information requested in connection with such appraisals; and (c) reimburse MPT for the cost of the first such appraisal and one (1) reappraisal per year while an Event of Default exists.

3.11                        Development Budget; Management of Project. The Developer, the First Choice Parties and MPT hereby acknowledge and agree that each has reviewed and does hereby approve of the Development Budget attached hereto as Exhibit B. Subject to Section 5.04(c) hereof, all modifications or amendments to the Development Budget shall require MPT’s prior written approval, which approval may be given or withheld in MPT’s sole discretion. The Developer, in consultation and cooperation with the First Choice Parties, shall manage and oversee all design, development and construction aspects of the Project in accordance with the Development Budget and the Development Schedule. In connection with such management and oversight, the Developer shall perform, without limitation, the following services:

(a)                                 Development Documents. The Developer, with the cooperation and assistance of the First Choice Parties, shall prepare (or cause to be prepared):

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(i)                                     the Plans and Specifications (to the extent not prepared as of the date of this Agreement);

(ii)                                  the Development Schedule setting forth a detailed analysis and schedule for the development and construction of the Project; and

(iii)                               a survey of the location and boundaries of the Property on which the Project will be constructed, which shall, at a minimum, clearly depict all wetland areas and contain a legal description of the Property, and contain such other information and detail as required by MPT and the Title Company (to the extent not prepared as of the date of this Agreement).

(b)                                 Construction Approvals and Permits; Construction Notices. The Developer, with the cooperation and assistance of the First Choice Parties, shall use its best efforts to obtain as soon as practicable, all approvals, governmental approvals and permits necessary or appropriate for the development and construction of the Project, including, without limitation, approvals required pursuant to any Recorded Agreements, zoning approvals, zoning variances, subdivision approvals, grading and utility permits, building permits, tap permits or “connections” for water and sanitary sewer service for the Project (the expense for which shall be included in the Development Budget) (all such approvals and permits shall be on terms and conditions approved by MPT, such approval not to be unreasonably withheld, conditioned or delayed). The Developer shall file, or cause to be obtained and filed, all notices of commencement of construction and completion of construction as may be required by the applicable local and state laws and ordinances. The Developer shall furnish MPT with evidence of such approvals within ten (10) days after receipt of the same and shall furnish MPT with copies of all such notices promptly following submission thereof. The First Choice Parties shall assist and cooperate with the Developer in the performance of the Developer’s obligations hereunder.

(c)                                  Third Parties and Third Party Agreements. MPT, with the cooperation and assistance of the First Choice Parties, shall negotiate the Construction Contract and the Architect Agreement, or MPT shall otherwise review the Architect Agreement to the extent it has been executed by First Choice prior to MPT’s acquisition of the Property, and, if acceptable, MPT shall enter into (or as to the Architect Agreement, if applicable, accept an assignment of) the Construction Contract and the Architect Agreement with the General Contractor and Architect, respectively. The Developer, with the cooperation and assistance of the First Choice Parties, shall negotiate all other Third Party Agreements with all landscape architects, engineers, planners, designers, subcontractors, technology suppliers and consultants, and other suppliers and vendors (together with the Architect and the General Contractor, collectively, the “Third Parties”) utilized or to be utilized in connection with the Project. Notwithstanding anything contained herein to the contrary, (A) the Developer, in consultation and cooperation with the First Choice Parties, shall have the right to select the Third Parties (other than the Architect and the General Contractor) and others that will participate in the Project, and (B) the Developer, in consultation and cooperation with the First Choice Parties, shall control the preparation and negotiation of the definitive agreements with such Third Parties.

(d)                                 Utility Services. The Developer, with the cooperation and assistance of the First Choice Parties, shall contract with the appropriate government authorities and utility companies

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for the construction and provision of any utility services necessary for the implementation of the Project and the use of the Facility; provided, however, that any such contract or utility service which requires that an easement or other encumbrance be placed upon any portion of the Property shall require the prior written approval of MPT, which approval shall not be unreasonably withheld, conditioned or delayed. MPT shall be deemed to have given its approval unless MPT delivers written notice of disapproval to the Developer within five (5) Business Days after MPT’s receipt of the request for such approval.

(e)                                  Plans and Specifications. To the extent not already completed as of the date of this Agreement, the Developer, in consultation and cooperation with the First Choice Parties, shall, within [                  (        ) - TO BE DETERMINED] days after the date hereof, cause the Architect to complete the preparation of the final working drawings, plans and specifications for the Project, including interior partitions, finishes and other tenant improvement work, all related utility, parking, driveway, landscape and other site improvements to be located on the Property, and to submit four (4) copies of such working drawings, plans and specifications to MPT. The Developer and the First Choice Parties acknowledge and agree that the Site Plan and the Plans and Specifications must be prepared, completed and approved in accordance with the terms, provisions and conditions of the Recorded Agreements. If MPT has any objections or comments with respect to any such drawings, plans and specifications which are submitted to it, MPT shall submit the same to the Developer and the Architect in writing within ten (10) Business Days after MPT’s receipt of such working drawings, plans and specifications and the Developer, in consultation and cooperation with the First Choice Parties, shall promptly coordinate with the Architect and cause the requested comments, objections, changes and corrections to be addressed and made. The Developer shall cause to be resubmitted promptly to MPT modified working drawings, plans and specifications addressing such comments, objections, changes and corrections, which shall be subject to the same review and approval procedures set forth above. All working drawings and specifications which are approved by MPT are herein referred to as the “Plans and Specifications.” Approval of the Plans and Specifications by MPT shall constitute only an approval of the aesthetic features of the building described in the drawings, and acknowledgment that the floor plan and the spatial relationship of the various parts of the Plans and Specifications are satisfactory, and shall not be construed as an approval of the character or quality of the architectural, structural or engineering design of the Improvements or any of their components, or an acknowledgment that the design complies with applicable building codes. No such approval shall constitute a waiver of any warranties or guaranties set forth in this Agreement or release the Developer, any First Choice Party or the Architect from liability for any errors or omissions. Except as specifically set forth herein, none of the Plans and Specifications may be changed or otherwise modified without the prior written consent of MPT in its reasonable discretion. All costs, fees and expenses of the preparation of the Plans and Specifications by the Architect and any other consultants shall be included in the Development Budget. Additionally, the Developer, with the cooperation and assistance of the First Choice Parties, shall ensure that Architect fulfills its obligations under the Architect Agreement and shall not reduce or diminish the Architect’s obligations or responsibilities under the Architect Agreement without the prior written consent of MPT, which may be withheld in the reasonable discretion of MPT.

(f)                                   Construction Phase Services. During the construction phase of the Project, the obligations and services to be performed by the Developer shall, with the assistance and

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coordination of the First Choice Parties, include, without limitation, those detailed in Section 3.01 above and the following:

(i)                                     Commencing construction of the Project in accordance with the Development Schedule and diligently pursuing the Completion of the Project in accordance with this Agreement, the Development Schedule and the Development Budget by no later than [                            , 201     ] (the “Project Completion Date”), subject to Force Majeure Events.

(ii)                                  Coordinating with all Third Parties with respect to the development, budgeting, design, engineering, construction and landscaping of the Project in accordance with the Development Schedule and the Development Budget and supervising the performance by the Third Parties and their compliance with their respective obligations under the Third Party Agreements in connection with the Project.

(iii)                               If required by MPT in its sole discretion, insure that the General Contractor deliver to MPT to secure performance of construction of the Project in compliance with the Plans and Specifications, either (A) performance and payment bonds in the penal sum of the cost for construction of the Project; or (B) subguard insurance.

(g)                                  Insurance.

(i)                                     The Developer, with the cooperation and assistance of the First Choice Parties, shall cause all Third Parties to maintain general liability and other types of insurance (including, without limitation, errors and omissions coverages) satisfactory in form, content and amount to MPT and any Facility Lender, in their reasonable discretion, and insuring against all hazards normally insured against in the construction industry for similar projects. The Developer shall cause MPT and any Facility Lender to be added as additional insureds on all liability and property coverages. The Developer, with the cooperation and assistance of the First Choice Parties, shall obtain and deliver to such insured parties before the commencement of the construction of the Project original policies of insurance, or a certified copy thereof (which is certified in writing by a duly authorized agent for the insurance company as a “true, correct, complete and certified” copy of the policy) for the required insurance. All policies of insurance required hereunder to be obtained shall provide that (A) such policies will not lapse, terminate, be canceled, or be amended or modified to reduce limits or coverage terms unless and until the Developer, MPT and Facility Lender have received not less than thirty (30) days’ prior written notice, (B)the language “endeavor to” will be deleted from all notice provisions and (C) the First Choice Parties, jointly and severally (but subject to the Guaranty Limitation with respect to the First Choice Parties), shall deposit the amount of any deficiency resulting from a casualty or other event in accordance with the requirements of any Facility Lender (except to the extent the deficiency arises from a Force Majeure Event (as defined in the Overrun Cost Guaranty).

(ii)                                  Without limiting the generality of the foregoing, MPT, with the cooperation and assistance of the First Choice Parties, shall procure and maintain (or shall cause the General Contractor to procure and maintain) until Completion of the

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Improvements an “All Risk” Builder’s Risk insurance policy written at One Hundred Percent (100%) of the completed value of the Improvements, which insurance policy shall comply with the following:

(a)                                 the policy shall be in effect during the course of construction until Completion and acceptance of the Improvements by MPT;

(b)                                 the policy shall provide for valuation on a replacement basis with no coinsurance;

(c)                                  the policy shall have a thirty (30) day notice of cancellation;

(d)                                 the policy shall name MPT as loss payee and MPT and any Facility Lender shall be listed as additional insureds thereunder;

(e)                                  the policy shall grant waivers of subrogation against the additional insureds;

(f)                                   the policy shall provide soft costs/delayed start up insurance covering lost earnings and continuing expenses, plus interest due MPT, in an amount sufficient to cover not less than the aggregate amount of the estimated lost earnings during (i) the actual time required to rebuild the Improvements following loss or damage, or (ii) twelve (12) months, whichever is longer, plus an additional extended period of indemnity of not less than ninety (90) days. Such coverage shall be written on an “actual loss sustained” form;

(g)                                  the policy shall provide a sublimit of at least One Hundred Thousand and No/100 Dollars ($100,000.00) to cover reasonable expenses incurred by the insured or loss payee for professional services necessary to measure, quantify or determine the amount of any loss covered by the policy, such as appraisers, auditors, accountants, architects, and engineers (such expenses shall not include the insured’s or loss payee’s own employees or public adjusters); and

(h)                                 the policy shall provide flood and earthquake coverage at a minimum amount equal to Twenty Percent (20%) of the full replacement cost. The deductible for such coverage shall not exceed Three Percent (3%) of the insured values.

The costs of such coverages shall be included in the Development Budget, it being understood and agreed that the First Choice Parties, jointly and severally (but subject to the Guaranty Limitation) shall be directly liable for the payment of any deductibles related to any claims made under such policy other than deductibles related to claims arising from a Force Majeure Event (as defined in the Cost Overrun Guaranty). Contemporaneously with the execution of this Agreement, the Developer, with the cooperation and assistance of the First Choice

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Parties, shall deliver to MPT certificates of insurance which evidence the types and amount of coverage required under this Section 3.1 Kg). Within thirty (30) days after execution of this Agreement, the Developer shall deliver to MPT binders of insurance, and a copy of the policy.

(iii)                               MPT, with the cooperation and assistance of the First Choice Parties, shall require the General Contractor to provide the following:

(a)                                 statutory worker’s compensation and employers liability insurance covering all the General Contractor and subcontractor employees in amounts that are customary for the General Contractor’s industry;

(b)                                 commercial general liability insurance in a primary amount of at least Two Million and No/100 Dollars ($2,000,000.00) per occurrence, bodily injury for injury or death of any one person and for property damage for damage to or loss of the property of others, subject to a Four Million and No/100 Dollars ($4,000,000.00) annual aggregate policy limit applicable for the Project with MPT being named as an additional insured as respects liability arising from the General Contractor’s construction, use, occupancy or maintenance of the Property for a period of not less than five (5) years following Completion of construction.

(c)                                  automobile and vehicle liability insurance coverage for all owned, non-owned, leased or hired automobiles and vehicles in a primary limit amount of One Million and No/100 Dollars ($1,000,000.00) per occurrence for bodily injury and property damage with all allocated loss adjustment expenses, including defense costs, in addition to the policy limits required above and with MPT being named as an additional insured thereby; and

(d)                                 umbrella liability insurance in the minimum amount of Ten Million and No/100 Dollars ($10,000,000.00) for each occurrence and aggregate combined single limit for all liability.

The umbrella liability policy shall follow form with the primary commercial general liability with respect to providing coverage to MPT as an additional insured when required by written contract or agreement. The umbrella liability policy shall name in its underlying schedule the policies of commercial general liability, automobile/vehicle liability and employer’s liability under the workers compensation policy. Each of the policies and coverages described in subsections (A) through (D) above shall grant waivers of subrogation against MPT. Further, each of the policies and coverages described in subsections (B) through (D) shall provide primary and non-contributory coverage to MPT and provide for no less than thirty (30) days’ written notice to MPT prior to cancellation of any such policies or coverages.

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(iv)                              MPT, with the cooperation and assistance of the First Choice Parties, as reflected in the Architect Agreement, shall require the Architect to provide an Architect and Engineering Professional Liability insurance policy providing coverage for errors and omissions in professional services in architecture and engineering, including, but not limited to, building design, electrical, mechanical, plumbing, civil and structural engineering that might be made pursuant to the Project. Such insurance shall provide claims made coverage with an occurrence and aggregate limit in amounts not less than Three Million Dollars ($3,000,000) and Three Million Dollars ($3,000,000), respectively. Such insurance shall remain in place from the date of Architect’s engagement through the construction of the Project and for three years following Completion of the Project.

(h)                                 Punch List Items. Following the issuance of the final Architect Certificate, MPT, with the cooperation and assistance of the First Choice Parties, may, within seven (7) Business Days after receipt of the final Architect Certificate, inspect the Property and Improvements and prepare punch lists (each a “Punch List”) setting forth all incomplete, defective or other items of construction not in conformity with the Plans and Specifications and if MPT delivers any such Punch List, the Developer, with the cooperation and assistance of the First Choice Parties, shall cause all such items to be completed or corrected within ninety (90) days after receipt of such Punch List. If ninety (90) days is an insufficient period of time in which to complete or correct any Punch List item, the Developer may request one or more thirty (30) day extensions of said 90-day period, which extensions MPT shall grant so long as the Developer and the First Choice Parties are working and continue to work in good faith and diligently pursue the completion and correction thereof. In the event such items are not completed within the ninety (90) day period, or the extended period of time, as applicable, MPT may complete or correct any or all of such items and the Developer and the First Choice Parties, jointly and severally (subject to the Guaranty Limitation with respect to the First Choice Parties), shall reimburse MPT for the cost thereof within thirty (30) days after receipt from MPT of written demand for such payment, with interest thereon computed at the Overdue Rate from the date of demand to the date of payment. In the event the Developer and First Choice Parties fail to reimburse MPT for such cost and interest within such thirty (30) day period, such failure shall constitute an Event of Default and MPT shall be entitled to pursue any remedies available against the Developer and the First Choice Parties provided herein or at law or in equity.

(i)                                     Limitation of Developer’s and First Choice Parties’ Authority. Except as specifically approved in writing by MPT, or as expressly set forth herein, neither the Developer nor either First Choice Party shall have authority to bind MPT in any matters regarding the Project. The Developer’s and the First Choice Parties’ actual authority hereunder is limited by this Agreement. Neither the Developer nor the First Choice Parties shall undertake or permit any development of or construction on the Property or Improvements, engage the services of any contractor, architect, engineer, consultant or other third party, engage a vendor or supplier, expend any funds or incur any debt in connection with the development and construction of the Project or the performance of any other obligation under this Agreement or in connection with the Project, unless either (i) the action shall have been expressly authorized in this Agreement and can be completed within the limits of the Development Budget and the time periods set by the Development Schedule, or (ii) the action is approved by MPT in writing prior to taking such action; provided, however, the foregoing shall not apply to the Architect Agreement entered into by First Choice prior to the date hereof that is substantially in accordance with a form approved

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by MPT (as such form may have been modified as reasonably directed by MPT) and subject to the Assignment of Third Party Agreements.

(j)                                    Force Majeure. The Project Completion Date shall be extended by any enforced delay due to an unforeseeable cause beyond the Developer’s or First Choice Parties’ control and without either the Developer’s or any First Choice Party’s fault or negligence, including, but not limited to, weather-related acts of God, strikes, lockouts or other industrial disturbances, acts of public enemies, war, blockades, riots, earthquakes, fires, storms, floods, civil disturbances and unusually severe weather conditions not reasonably anticipatable (collectively the “Force Majeure Events”); provided, however, that such excused delay by any of the Force Majeure Events shall be deemed to exist only so long as the Developer or the First Choice Parties promptly and specifically notify MPT in writing of such delay and exercise due diligence to remove or overcome such delay; and, provided further that such Force Majeure Events shall not excuse, defer or delay any obligation of the Developer or any First Choice Party involving the payment of money.

(k)                                 Letter of Credit.

(i)                                     Subject to the terms of this subsection (i) and subsection (ii) below, contemporaneously with the Initial Funding and as security for the Letter of Credit Obligations, the First Choice Parties shall obtain and deliver to MPT an irrevocable letter of credit at a financial institution reasonably acceptable to MPT naming MPT as beneficiary thereunder (the “Letter of Credit”), which Letter of Credit shall be upon such other terms, conditions and provisions acceptable to MPT (including, without limitation, an “evergreen” provision requiring no less than sixty (60) days’ prior written notice to MPT of any failure or refusal to renew such Letter of Credit). Subject to the proviso below and the increases provided for in this subsection (i), the Letter of Credit shall be in an amount equal to the maximum amount permitted without violating the Guaranty Limitation, based upon the amount of the Total Development Costs incurred through the applicable Funding date, which in no event shall exceed an amount equal to Fifty Percent (50%) of one (1) year’s Base Rent (as defined under the Master Lease) relating to the Facility; provided, however, that delivery of the Letter of Credit shall not be required until the First Choice Parties can deliver a Letter of Credit in a minimum amount of Seventy-Five Thousand Dollars ($75,000) without violating the Guaranty Limitation. Following initial delivery of the Letter of Credit to MPT, on each subsequent Funding date the First Choice Parties shall deliver to MPT a replacement letter of credit, or an amendment to the Letter of Credit, reflecting an increase in the Letter of Credit amount calculated as provided herein above; provided, further, that the First Choice Parties will not be required to replace the Letter of Credit or provide an amendment to increase the amount of the Letter of Credit pursuant to this sentence (A) more frequently than once every thirty (30) days, or (B) if the Letter of Credit amount would be increased by less than Twenty-Five Thousand Dollars ($25,000). The Letter of Credit, or any replacement letter of credit, shall provide that MPT shall be entitled to draw upon such Letter of Credit upon the occurrence of an Event of Default. In the event MPT receives a notice of termination or nonrenewal of the Letter of Credit or any replacement letter of credit, First Choice Parties shall provide a replacement letter of credit no later than thirty (30) days prior to the expiration or termination of such Letter of Credit or replacement letter of credit, the terms of which shall be consistent with the requirements of this Section 3.1l(k). The First Choice Parties

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shall maintain a letter of credit conforming to the requirements of this Section 3.11(k) until the date of Completion or as otherwise required under Master Lease.

(ii)                                  The First Choice Parties may, at their option, satisfy the Letter of Credit requirements under this Agreement by providing one (1) letter of credit satisfying the letter of credit requirements of this Agreement, as well as the letter of credit requirements under the other Project Development Agreements (as defined in the Master Lease) entered into by their Affiliates.

3.12                        Other Acts. Upon MPT’s request, each of the Developer and the First Choice Parties shall execute and deliver to MPT all other documents and perform all other acts which MPT reasonably deems necessary in connection herewith.

ARTICLE IV

GENERAL DUTIES OF DEVELOPER, FIRST CHOICE PARTIES AND MPT

(a)                                 Each of the Developer and the First Choice Parties shall diligently, in good faith and with due care, (i) consult with MPT in performing its obligations in accordance with the terms and conditions of this Agreement, and (ii) respond promptly to any request made by MPT or its representatives regarding the Project.

(b)                                 MPT shall diligently, in good faith and with due care, (i) respond promptly to any request by the Developer for consents and approvals as required hereunder and (ii) cooperate with the Developer and the First Choice Parties in the performance of their respective duties under this Agreement.

(c)                                  Each of the Developer and the First Choice Parties shall perform their respective obligations under this Agreement in accordance and in compliance with all applicable laws, rules, regulations, statutes and ordinances of all governmental authorities.

ARTICLE V

DISBURSEMENTS

5.01                        Disbursement Procedure. Subject to the conditions set forth in this Article V, MPT agrees to disburse in the manner set forth herein the Total Development Costs relating to the acquisition of the Property and the construction of the Improvements as set forth in the Development Budget, not to exceed the Total Funding Amount (less the sum of                                        and No/100 Dollars ($                        .00), which is the total cost that has been funded contemporaneously herewith (the “Initial Funding”)).

5.02                        Documents to be Furnished by First Choice Parties Prior to Each Funding. As a condition precedent to each Funding, after the Initial Funding, the Developer, with the cooperation and assistance of the First Choice Parties, shall furnish or cause to be furnished to MPT each of the following documents in form and substance reasonably satisfactory to MPT at least Ten (10) Business Days prior to the Developer’s desired Funding date:

(a)                                 a Draw Request Summary Form in the form attached hereto as Exhibit K, certified to be true and correct by the Developer, together with a completed standard AIA Form

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G702 and Form G703 signed by the General Contractor for such phase of construction, together with sworn statements and conditional waivers of liens signed by the applicable Third Party engaged or to be engaged by MPT with whom the Developer or any First Choice Party shall have any dealings with respect to construction of the Improvements, covering all work, together with such invoices, contracts or other supporting data as MPT or the Title Company may reasonably require to evidence that all costs for which Funding is sought have been incurred;

(b)                                 an Architect Certificate with respect to the work performed through the date of the AIA Form G702 and Form G703 signed by the General Contractor;

(c)                                  unconditional waivers of claims and liens of Third Parties with respect to all prior Fundings, to the extent not previously delivered to MPT;

(d)                                 copies of any final and executed Change Orders not previously furnished to MPT;

(e)                                  copies of all Third Party Agreements executed since the last Funding and any amendments or modifications to any Third Party Agreements;

(f)                                   the Letter of Credit, or a replacement letter of credit or amendment to the Letter of Credit, if and to the extent required under Section 3.11(k);

(g)                                  satisfactory evidence that all government approvals with respect to the applicable stage of construction of the Project, the Property and Improvements, if not previously delivered to MPT, have been obtained (e.g. building permit, grading permit);

(h)                                 a certificate dated the date of delivery of such Funding request signed by the Developer to the effect that (i) the Developer has performed and satisfied in all respects all covenants and conditions required by this Agreement to be performed or satisfied by the Developer as of the date thereof, and (ii) there exists no default or Event of Default by the Developer hereunder and there exists no default or event of default under any Third Party Agreement, and no event has occurred which with notice or the passage of time or both would constitute such a default or Event of Default;

(i)                                     a certificate dated the date of delivery of such Funding request signed by the First Choice Parties to the effect that (i) each of the First Choice Parties have performed and satisfied in all respects all covenants and conditions required by this Agreement to be performed or satisfied by the First Choice Parties as of the date thereof, and (ii) there exists no default or Event of Default by any First Choice Party hereunder or under any other Transaction Document and no event has occurred which with notice or the passage of time or both would constitute such a default, Event of Default or event of default;

(j)                                    if not previously delivered to MPT, original executed consents, approvals and estoppels required under the Recorded Agreements (including, without limitation, consents, approvals and estoppels required by any architectural review committee under the Recorded Agreements), if any; and

(k)                                 such other instruments, documents and information as MPT or the Title Company may reasonably request.

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5.03                        Review of Disbursement Requests. As a condition precedent to each Funding (after the Initial Funding), the Construction Consultant shall have observed the construction work with respect to the Improvements completed as of the date of any Funding request. The Developer Parties shall contact the Construction Consultant and coordinate delivery of such request for a Funding with a visit by the Construction Consultant in order to allow the Construction Consultant to review the completed construction work for which costs are included in such request for a Funding. The Construction Consultant will review and certify to MPT its opinion of the percentage of completion, compliance with Plans and Specifications and the maximum allowable Funding applicable thereto, which shall be determined in accordance with this Agreement. From and after MPT’s receipt of all documents required by Section 5.02, MPT and its Construction Consultant shall have Ten (10) Business Days to review such materials prior to making the applicable Funding. In the event that MPT fails to make the applicable Funding within said Ten (10) Business Day period, then MPT shall be deemed to have disapproved of such Funding request.

5.04                        Funding Amounts and Limitations.

(a)                                 MPT shall not be required to provide funding in excess of the Total Funding Amount for the Project and MPT shall not be responsible for cost overruns.

(b)                                 The maximum amount of proceeds relating to any Funding (except in the case of the Final Funding) will equal (1) non-construction expenses actually incurred within the amounts set forth in the Development Budget (as reallocated from time to time in accordance with subparagraph (c), below), plus (2) the lesser of (i) the actual cost of the completed construction of the Improvements, deposits or purchases for future use, or (ii) MPT-approved scheduled value of each completed portion of the Improvements (as set forth in the Development Budget) (but no Funding shall be provided for cost overruns, duplication or repair of work for which funds were previously disbursed, work that does not conform in all material respects to the Plans and Specifications, work or increased costs pursuant to any Change Order not approved (to the extent MPT’s approval is required) and finalized in accordance with Section 3.08(b) or work that is unsatisfactory in the reasonable opinion of the Construction Consultant or unavailable for review by the Construction Consultant), less: (l) the Retainage and (2) the amounts previously disbursed by MPT.

(c)                                  Any reallocation among line items shown in the Development Budget that (i) exceeds One Hundred Thousand and No/Dollars ($100,000.00), (ii) increases the overall Development Budget, (iii) materially changes the scope of the Project, or (iv) reduces the quality of any materials used in the construction of the Project or reduces the quality of the Improvements, may be made only upon the prior written consent of MPT, which consent may be given or withheld in MPT’s sole discretion. No Funding will be made for deposits or materials stored for future use unless approved by MPT in its reasonable discretion.

(d)                                 Notwithstanding the foregoing, MPT shall not be required to make a Funding more than once each month, and MPT reserves the right to limit the total amount disbursed hereunder at any time to an amount which, when deducted from the Total Funding Amount, leaves a balance to be disbursed equal to or greater than the cost of completion of the Improvements and payment of remaining non-construction expenses (including funding of

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reserve funds or deposits if required by this Agreement) plus the Retainage under the Construction Contract for which the conditions for release have not been satisfied, all as reasonably determined by MPT from time to time, and MPT will make such Funding within Ten (10) Business Days after receipt of such request. In addition to MPT’s rights under Section 3.04, prior to the Final Funding, MPT shall be entitled to retain at all times as undisbursed funds an amount sufficient to pay all construction and non-construction costs relating to construction of the Improvements, as reasonably estimated by MPT, including, but not limited to, amounts to become due pursuant to construction contracts, amounts to complete the Improvements but not yet included in any such contract, maintenance bond and completion bond payments, estimated post-closing fees and expenses of MPT and its counsel, estimated permit and license fees, estimated architectural and engineering fees of the Developer, the First Choice Parties and/or the Construction Consultant, and estimated recording and title insurance costs.

(e)                                  In the event MPT, at its option, elects to make one or more Fundings prior to receipt and approval of all items required by this Article V, such election shall not obligate MPT to make any subsequent Funding unless the terms, conditions and provisions set forth herein are met.

(f)                                   No Fundings (other than the Final Funding) shall be made after the Project Completion Date, as may be extended due to Force Majeure Events.

5.05                        Final Funding. The Retainage and any other amounts not previously funded shall be disbursed (the “Final Funding”) no later than Ten (10) Business Days after the occurrence of all of the following:

(a)                                 the satisfactory completion (as determined by MPT) of all construction work under the Construction Contract;

(b)                                 MPT’s receipt of the final Architect Certificate, which Architect Certificate shall be in form and substance satisfactory to MPT in its reasonable discretion and shall include the written approval of the Construction Consultant noted thereon, together with copies of all lien and claim waivers, affidavits, warranties, guaranties, assignments and subordinations received by the Architect and the General Contractor in accordance with the Third Party Agreements;

(c)                                  MPT’s receipt of evidence that the Certificate of Occupancy has been issued;

(d)                                 MPT’s receipt of either tract book searches or other evidence of title (“Title Evidence”) or if available for a cost that MPT and First Choice agree is reasonable and appropriate, a final date-down endorsement (the “Final Endorsement”) to MPT’s title insurance policy issued in connection with its acquisition of the Property (the “Title Policy”) (the cost of either of which shall be added to the Development Budget), bringing the effective date current, (i) which Title Evidence or Final Endorsement, as applicable, shall confirm that (A) there has been no change in the status of the title to the Property or the Improvements, (B) there has been no creation of any new encumbrance or lien on the Property, the Improvements or the proceeds of any Funding (including the Final Funding), and (C) upon delivery of the Final Funding the Property and the Improvements will be free of all mechanic’s and materialmen’s liens and other liens and encumbrances, (ii) which Final Endorsement, if applicable, shall add an ALTA 3.1

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zoning endorsement and comprehensive endorsement (if not yet a part of the Title Policy) and such other additional endorsements reasonably required by MPT, all to the extent available in the state where the Property is located, and (iii) which Final Endorsement, if applicable, if the amount of the Title Policy is less than the actual Total Funding Amount, shall increase the coverage thereof by an amount equal to the total amount funded to the Developer under this Agreement;

(e)                                  MPT’s receipt of an “as built” ALTA survey (or TLTA as applicable) prepared by an engineer or surveyor licensed in the State where the Property is located in form and content reasonably acceptable to MPT, certified to ALTA standards (or TLTA as applicable), and certifying that the Completed Improvements, among other things, do not encroach upon any contiguous properties;

(f)                                   the completion of all Punch List items to MPT’s and the Construction Consultant’s satisfaction; and

(g)                                  a replacement letter of credit or amendment to the Letter of Credit to the extent required under Section 3.11(k);

(h)                                 without duplicating the conditions set forth in this Section 5.06, MPT’s satisfaction that the other requirements of Section 5.02 have been met.

5.06                        Direct Funding. The parties acknowledge and agree that regardless of whether the Developer and the First Choice Parties have submitted a request therefor, MPT shall have the option, upon giving notice to the Developer and the First Choice Parties, to make Fundings directly to the General Contractor and other payees under the Third Party Agreements and all such Fundings shall be deemed Fundings to the Developer and the First Choice Parties hereunder and shall be subject to the terms hereof to the same extent as if they were made directly to the Developer and the First Choice Parties. Notwithstanding the foregoing, if the Developer notifies MPT of a payment dispute with any such payee, MPT shall not make a Funding to such payee until notified by the Developer that such dispute has been resolved, unless MPT determines that withholding such funding will be detrimental to the Project.

ARTICLE VI

EVENTS OF DEFAULT; REMEDIES

6.01                        Events of Default by Developer or First Choice Parties. The occurrence of any of the events listed in this Section 6.01 shall constitute an “Event of Default” under this Agreement by the Developer and/or First Choice Parties, as applicable:

(a)                                 the failure by the Developer or either First Choice Party to perform any term, condition or covenant of this Agreement which is to be performed by it, which failure is not cured within any applicable notice or cure period, and if no notice or cure period shall apply, within thirty (30) days after demand by MPT, provided, however, that if the Developer or the applicable First Choice Party has commenced cure within such applicable thirty (30)-day period and is diligently pursuing cure in MPT’s reasonable determination, the cure period will be automatically extended for up to an additional thirty (30) days or such longer period if not capable of being cured with that time frame;

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(b)                                 any Event of Default described in Section 3.11(h);

(c)                                  assignment or attempted assignment by the Developer or either First Choice Party of this Agreement, any rights hereunder, or any advance to be made hereunder, or the conveyance, lease, mortgage, or any other alienation or encumbrance of their respective interests (if any) in the Property or Improvements or any interest therein without the prior written consent of MPT, except as otherwise expressly permitted in the Transaction Documents;

(d)                                 the filing by the Developer or any First Choice Party of a voluntary petition in bankruptcy or the Developer’s or any such First Choice Party’s adjudication as a bankrupt or insolvent, or the filing by the Developer or any such First Choice Party of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or the Developer’s or any such First Choice Party’s seeking or consenting to or acquiescence in the appointment of any trustee, receiver or liquidator of the Developer or any such First Choice Party (as applicable) or of all or any substantial part its respective property or of any or all of the rents, revenues, issues, earnings, profits or income thereof, or the making of any general assignment for the benefit of creditors or the admission in writing by the Developer or any such First Choice Party of its inability to pay its debts generally as they become due;

(e)                                  the entry by a court of competent jurisdiction of an order, judgment, or decree approving a petition filed against the Developer or any First Choice Party seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency, or other relief for debtors, which order, judgment or decree remains unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive) from the date of entry thereof, or the appointment of any trustee, receiver or liquidator of the Developer or any such First Choice Party, or of all or any substantial part of their respective property or of any or all of the rents, revenues, issues, earnings, profits or income thereof which appointment shall remain unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive);

(f)                                   the institution of a foreclosure action against the Property or Improvements or any part thereof under on any mortgage, deed of trust or lien created by the Developer or any First Choice Party, or the filing of a lien against the Property or Improvements or any part thereof as the result of the actions of the Developer or any First Choice Party, which is not removed of record or dismissed within ninety (90) days after the Developer or such First Choice Party receives notice of such filing, unless the Developer and such First Choice Parties have made arrangements satisfactory to MPT in its sole discretion with respect to such lien pursuant to Section 3.03(c) and no foreclosure or other possessory action against the Property or Improvements has been commenced;

(g)                                  failure by the Developer to cause commencement of the construction of the Project on the “Project Start Date” as defined in the Development Schedule, subject to Force Majeure Events;

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(h)                                 failure by the Developer to cause Completion of the construction of the Improvements on or before the Project Completion Date, subject to Force Majeure Events;

(i)                                     the cessation of work on the construction of the Improvements for any period of fifteen (15) consecutive days, subject to Force Majeure Events; or

(j)                                    failure by the First Choice Parties to obtain or maintain the Letter of Credit as required by Section 3.11(k) or failure to provide MPT with a replacement letter of credit as and when required under this Agreement; or

(k)                                 an Event of Default or any default by any First Choice Party or their respective Affiliates shall occur under any of the other Transaction Documents or any of the Third Party Agreements.

Nothing herein shall require notice except as expressly set forth herein or in the other Transaction Documents. Notwithstanding the foregoing, no notice shall be required if a party is prevented from giving notice by bankruptcy or other applicable law, and the cure period, if any, shall commence with the date of such event rather than from the date of notice. Notwithstanding the foregoing, in the event of an Event of Default caused solely by Developer (other than pursuant to subsections (g) and (h) above), First Choice shall have the right to cure the Event of Default within thirty (30) days after the occurrence thereof by engaging another developer acceptable to MPT that will enter into an agreement acceptable to MPT to complete the remaining obligations of Developer hereunder.

6.02        Events of Default by MPT. The failure by MPT to perform any term, condition or covenant of this Agreement, which failure is not cured within any applicable notice or cure period, and if no notice or cure period shall apply, within thirty (30) days after demand by the Developer or any First Choice Party, shall constitute an “Event of Default” under this Agreement by MPT.

6.03        Remedies of MPT. Upon an Event of Default by the Developer or any First Choice Party hereunder, and following the expiration of any applicable notice or cure period, MPT may if it so elects, without any notice or demand to the Developer or the First Choice Parties (or to any other Person) whatsoever (which notice or demand is expressly waived, except to the extent otherwise specifically provided herein or in the other Transaction Documents), exercise any or all (or none) of the following rights and remedies (all of which rights and remedies shall be cumulative) as MPT, in its sole discretion, may deem necessary or appropriate:

(a)                                 terminate this Agreement (which shall be in addition to any other termination rights granted elsewhere in this Agreement);

(b)                                 exercise all or any of its rights or remedies granted herein or in any of the other Transaction Documents (including, but not limited to, the right to set off any or all of the obligations of the Developer and/or any First Choice Party against any or all of the property of the Developer or such First Choice Party), or such other rights and remedies which are available at law or in equity;

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(c)                                  enter upon and take possession of the Property, together with the Improvements in the course of construction and all materials, supplies and construction facilities located thereon, and proceed either in MPT’s name, or in the name of any of the Developer or the First Choice Parties (as applicable) as the attorney-in-fact of the Developer or such First Choice Parties (which authority is coupled with an interest and is irrevocable by the Developer and the First Choice Parties), as MPT shall elect, to complete the Project. If not assigned to MPT simultaneously with the execution of this Agreement, if requested by MPT, the Developer or the First Choice Parties (as applicable) shall immediately assign to MPT, in writing, their rights under any Third Party Agreement with any Third Party; provided, however, that MPT shall have no obligation to accept any such assignment or to assume any of the Developer’s or the First Choice Parties’ obligations under any such Third Party Agreements. If MPT elects to complete or cause the Project to be completed, they may do so according to the terms of the Third Party Agreements (including the Plans and Specifications) or according to such changes, alterations or modifications in and to the Third Party Agreements and the Plans and Specifications as MPT shall deem advisable. The Developer and First Choice Parties shall be jointly and severally liable for and shall reimburse to MPT, upon demand, all costs and expenses incurred by MPT or its representatives in connection with completion of the Project and the exercise of the foregoing rights, including, without limitation, reasonable attorneys’ fees and expenses in an amount by which such costs and expenses incurred by MPT in connection with the foregoing exceed the Total Funding Amount (and subject to the Guaranty Limitation with respect to the First Choice Parties). Any amounts which shall not be reimbursed to MPT within five (5) days after demand shall bear interest thereon at the Overdue Rate;

(d)                                 exercise all or any of its rights or remedies granted in the Master Lease;

(e)                                  decline to make additional Fundings to or for the benefit of the Developer, the First Choice Parties or any other Person;

(f)                                   solely in connection with an Event of Default under Section 6.01(g) above, if such failure to commence construction of the Improvements by the “Project Start Date” shall continue beyond thirty (30) days after such date, subject to any Force Majeure Events, then MPT may charge the Developer and the First Choice Parties, jointly and severally (but subject to the Guaranty Limitation with respect to the First Choice Parties) a late delivery fee in the amount of One Thousand and No/100 Dollars ($1,000.00) per day for each day after the expiration of said thirty (30) day period until commencement of construction occurs; and

(g)                                  solely in connection with an Event of Default under Section 6.01(h) above, if such failure to Complete the Improvements shall continue beyond thirty (30) days after the Project Completion Date, subject to any Force Majeure Events, then MPT may charge the Developer and the First Choice Parties, jointly and severally (but subject to the Guaranty Limitation with respect to the First Choice Parties) a late delivery fee in the amount of Three Thousand and No/100 Dollars ($3,000.00) per day for each day after the expiration of said thirty (30) day period until Completion of the Improvements, which late delivery fee shall be deducted from the Final Funding under Section 5.05.

6.04                        Remedies of Developer; First Choice Parties. Upon an Event of Default by MPT, and following the expiration of any applicable notice or cure period, the Developer and the First

29

Choice Parties may, without any notice or demand to MPT (or to any other Person) whatsoever (which notice or demand is expressly waived, except to the extent otherwise specifically provided herein or in the other Transaction Documents), exercise any or all remedies at law or in equity (all of which rights and remedies shall be cumulative) as the Developer and the First Choice Parties may deem necessary or appropriate.

6.05                        Failure to Exercise Remedies. Neither failure nor delay on the part MPT, the Developer, or the First Choice Parties to exercise any right, remedy, power or privilege hereunder or under any Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or under any Transaction Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The acceptance by MPT of any partial payments under the Transaction Documents made by or on behalf of the Developer or the First Choice Parties after the occurrence of an Event of Default hereunder or under any Transaction Document shall not be deemed a waiver or cure by MPT of said Event of Default unless expressly agreed in writing by MPT.

ARTICLE VII

DEVELOPER FEE

Subject to the terms and conditions of this Agreement, MPT shall pay to the Developer a fee in the amount of One Hundred Fifty Thousand and No/Dollars ($150,000.00) (the “Developer Fee”), so long as (a) the Project is proceeding in accordance with the terms, provisions and conditions of this Agreement, within the Development Budget and in accordance with the Development Schedule; (b) there shall not have occurred an Event of Default and no event has occurred which with the giving of notice or the passage of time or both would constitute such an Event of Default; and (c) the terms and conditions for funding set forth in Article V have been satisfied. Subject to the Developer’s continuing satisfaction of the foregoing, the Developer Fee shall be earned and paid to the Developer as follows: (a) on the date of MPT’s acquisition of the Property, an amount equal to Thirty-Three Percent (33%) of the Developer Fee; (ii) upon the completion of fifty percent (50%) of the construction of the Improvements, as certified by the Construction Consultant, an amount equal to Thirty-Three Percent (33%) of the Developer Fee; and (iii) on the date that the Lessee opens for business at the Facility, the remaining Thirty-Three Percent (33%) of the Developer Fee. MPT, the First Choice Parties and the Developer agree that the Developer Fee shall be included in the Development Budget.

ARTICLE VIII

MISCELLANEOUS

8.01                        Conflict of Transaction Documents. In the event of a conflict between any of the provisions any other Transaction Document with this Agreement, with respect to the subject matter hereof and such subject matter only, the provisions of this Agreement shall control.

8.02                        Notice. All notices, demands, consents, approvals, requests and other communications under this Agreement shall be in writing and shall be (a) delivered in person, (b) sent by certified mail, return receipt requested, (c) delivered by a recognized delivery service, or (d) sent by facsimile transmission and addressed as follows:

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If to Developer:

Attention:
Telephone:
Facsimile:

With a copy to:

Attention:
Telephone:
Facsimile:

If to First Choice Parties:	c/o First Choice ER, LLC
2491 S. Lake Vista, Suite 200
Lewisville, Texas 75067
Attention: Chief Development Officer
	Telephone:	(972) 899-6666
	Facsimile:	(972) 899-6664

With a copy to:	c/o First Choice ER, LLC
2491 S. Lake Vista, Suite 200
Lewisville, Texas 75067
Attention: Legal Department
	Telephone:	(972) 899-6666
	Facsimile:	(972) 899-6664

With a copy to:	DLA Piper LLP (US)
203 North LaSalle Street, Suite 1900
Chicago, Illinois 60601-1293
Attention: Merle Teitelbaum Cowin, Esq.
	Telephone:	(312) 368-4089
	Facsimile:	(312) 630-7419

If to MPT:	c/o MPT Operating Partnership, L.P.
1000 Urban Center Drive, Suite 501
Birmingham, AL 35242
	Attention:	Legal Department
	Telephone:	(205) 969-3755
	Facsimile:	(205) 969-3756

31

With a copy to:	Baker, Donelson, Bearman, Caldwell &
Berkowitz, PC
420 20th Street North, Suite 1400
Birmingham, Alabama 35203
	Attention:	Thomas O. Kolb, Esq.
	Telephone:	(205) 250-8321
	Facsimile:	(205) 488-3721

or to such other address as either party may hereafter designate in writing, and shall be effective upon receipt. A notice, demand, consent, approval, request and other communication shall be deemed to be duly received if delivered in person or by a recognized delivery service, when left at the address of the recipient and if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; provided that if a notice, demand, consent, approval, request or other communication is served by hand or is received by facsimile on a day which is not a Business Day, or after 5:00 p.m. on any Business Day at the addressee’s location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. (based upon Birmingham, Alabama time) on the first Business Day thereafter.

8.03                        Entire Agreement; Modification. This Agreement, including the Exhibits and Schedules attached hereto, the Transaction Documents and other written agreements and instruments executed and delivered in connection herewith by the parties, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement. This Agreement supersedes any prior oral or written agreements between the parties with respect to the subject matter of this Agreement. It is expressly agreed that there are no verbal understandings or agreements which in any way change the terms, covenants, and conditions set forth in this Agreement, and that no modification of this Agreement and no waiver of any of its terms and conditions shall be effective unless it is made in writing and duly executed by the parties.

8.04                        Severability. Inapplicability or unenforceability of any provisions of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement.

8.05                        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed signature pages to this Agreement may be delivered by facsimile transmission or e-mail and any such signature page shall be deemed an original.

8.06                        Assignment. Except as expressly permitted herein, this Agreement is not assignable by any party without the prior written consent of the other parties. Notwithstanding the foregoing, MPT may at any time and without the consent of the Developer or any First Choice Party assign all of its rights and obligations hereunder to any Person other than any Person whose primary business is the provision of physician-staffed emergency room or urgent care medical services (a “Non-Permissible Assignee”); provided, however, that (a) no such assignment shall relieve or release MPT from its obligations hereunder, and (b) if there shall exist an Event of Default (under and as defined in the Master Lease), MPT may assign all of its rights and obligations to

32

any Person, including, without limitation, a Non-Permissible Assignee. Notwithstanding the foregoing, so long as no Event of Default then exists under this Agreement, the First Choice Parties may, at any time and without the consent of MPT, assign all or any portion of their respective rights and obligations hereunder to any Person in connection with (i) a Permitted Sale Transaction (as defined in the Master Lease), or (ii) any other transfer (be it by merger, consolidation, sale, assignments or otherwise) of all or substantially all of the assets of First Choice, so long as following the consummation of such transfer, the assignee of First Choice is in pro forma compliance with the covenants set forth in Section 16.1(1) of the Master Lease.

8.07                        No Agency Relationship. The parties acknowledge and agree that, except as expressly provided herein, nothing contained herein shall be construed to create a relationship between MPT and the Developer or the First Choice Parties, or between MPT and the General Contractor or any Third Party, of employment, partnership, joint venture, or any other joint undertaking, and MPT shall not be liable to the General Contractor or any Third Party for debts or claims accruing to such parties against the Developer or any First Choice Party; it being understood and agreed that the relationship among the various parties is that of an independent contractor.

8.08                        Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their successors and assigns; provided, however, that this Agreement shall not inure to the benefit of any assignee pursuant to an assignment which violates the terms of this Agreement.

8.09                        Joint Drafting. The parties hereto and their respective counsel have participated in the drafting and redrafting of this Agreement and the general rules of construction which would construe any provisions of this Agreement in favor of or to the advantage of one party as opposed to the other as a result of one party drafting this Agreement as opposed to the other or in resolving any conflict or ambiguity in favor of one party as opposed to the other on the basis of which party drafted this Agreement are hereby expressly waived by all parties to this Agreement.

8.10                        Indemnification by Developer and First Choice Parties.

(a)           Subject to the limitations with respect to the First Choice Parties as set forth in Section 8.10(b) hereof, the Developer and the First Choice Parties jointly and severally agree to indemnify, defend and hold harmless MPT and its Affiliates, and their respective officers, managers, members, (general and limited) partners, shareholders, employees, agents and representatives (collectively, the “MPT Indemnified Parties”) from and against all demands, claims, actions, losses, damages, liabilities, penalties, taxes, costs and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees, settlement costs, arbitration costs and any reasonable other expenses for investigating or defending any action or threatened action) asserted against or incurred by the MPT Indemnified Parties or any of them arising out of or in connection with or resulting from (i) any breach of, misrepresentation associated with or failure to perform under any covenant, representation, warranty or agreement under this Agreement or the other agreements contemplated hereby or thereby on the part of the Developer or any of the First Choice Parties; (ii) any act or omission of the Developer or any of the First Choice Parties, any Third Party or other contractor, subcontractor, architect, engineer, material supplier, vendor or other Person with respect to the Project; (iii) any claim or cause of action of any kind by any Third Party or other contractor, subcontractor, architect, engineer, material supplier or vendor with respect to the Project (except as otherwise expressly provided herein); (iv) any claim or

33

cause of action of any kind by any Person which would have the effect of denying MPT the full benefit or protection of any provision of any Transaction Document; or (v) any costs incurred by MPT that are not reimbursed to MPT by the General Contractor for any damages or claims suffered by MPT arising or resulting from the Construction Contract; provided, however, that the foregoing indemnity shall not apply to any matter caused by the gross negligence or willful misconduct of MPT or any Affiliate thereof.

(b)           Notwithstanding the joint and several nature of the obligations set forth in Section 8.10(a) hereof, (i) the obligations of the First Choice Parties (but not the Developer) for indemnification shall not in the aggregate exceed the Guaranty Limitation (except as otherwise expressly provided in the Guaranty), and (ii) the obligation of First Choice under Section 8.10(a) in respect of the Master Lease shall exclude any demands, claims, actions, losses, damages, liabilities, penalties, taxes, costs and expenses arising under the Master Lease, all of which must be pursued against First Choice (if at all) pursuant to the terms of the Master Lease and the Guaranty (as defined in the Master Lease).

8.11        GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

8.12        JURISDICTION AND VENUE. THE PARTIES CONSENT TO PERSONAL JURISDICTION IN THE STATE OF ALABAMA AND AGREE THAT ANY ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT WILL BE BROUGHT AND TRIED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS OF ALABAMA. EACH OF THE PARTIES (I) IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND (II) EXPRESSLY ACKNOWLEDGES THAT ALABAMA IS A FAIR, JUST AND REASONABLE FORUM AND AGREES NOT TO SEEK REMOVAL OR TRANSFER OF ANY ACTION FILED IN SAID COURTS. FURTHER, THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY CERTIFIED MAIL ADDRESSED TO A PARTY AT THE ADDRESS SET FORTH IN SECTION 8.02 WILL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PARTY FOR ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT MAY BE ENFORCED IN ANY OTHER COURT TO WHOSE JURISDICTION ANY OF THE PARTIES IS OR MAY BE SUBJECT.

8.13        WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF ANY PARTY OR ANY EXERCISE OF ANY PARTY OF THEIR RESPECTIVE RIGHTS HEREUNDER OR IN ANY WAY RELATING

34

TO THIS AGREEMENT OR THE ASSETS (INCLUDING ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

8.14                        Professional Fees. If either MPT, the Developer, or any First Choice Party should bring suit against any of the other parties with respect to this Agreement, then all costs and expenses (including, without limitation, actual appraisers’, accountants’, attorneys’ and other professional fees and court costs) incurred by the prevailing party therein, as determined by the judge of the court and not by the jury, shall be paid by the other parties. Notwithstanding the foregoing, nothing shall limit or impede MPT from recovering costs, fees and expenses as provided elsewhere in this Agreement, including, without limitation, pursuant to the provisions of Sections 3.04, 3.11(h), 6.03(g) and 8.15.

8.15                        Expenses. The Developer and the First Choice Parties are jointly and severally responsible for, and shall pay or reimburse to MPT upon demand, all reasonable expenses (including but not limited to legal, accounting, brokerage and other fees and expenses) which may be incurred by MPT with respect to this Agreement, the administration of this Agreement and the transactions contemplated hereby. All such costs and expenses (together with the Transaction Expenses and the Developer Fee) shall be included within the Development Budget; provided, that the same shall remain subject to the Total Funding Amount limitation, it being further understood and agreed that to the extent that such limitation is exceeded, the Developer and the First Choice Parties (subject to the Guaranty Limitation with respect to the First Choice Parties) shall be jointly and severally responsible for, and shall promptly pay or reimburse to MPT upon demand for, any such excess (including, without limitation, any such excess resulting from the costs and expenses described herein).

8.16                        Joint and Several Obligations. The Developer and the First Choice Parties shall be jointly and severally liable for all of their respective liabilities and obligations under this Agreement to the extent each is otherwise liable therefor; provided, however, that the First Choice Parties shall be subject to the Guaranty Limitation. Additionally, the Developer and each First Choice Party acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement that they each have made shall be applicable to and shall be binding upon and enforceable against any one or more or all of the Developer and the First Choice Parties.

8.17                        Cooperation and Assistance by the First Choice Parties. From the date hereof until the Completion, in addition to their own respective duties set forth elsewhere in this Agreement, the First Choice Parties shall assist and cooperate with the Developer in the performance of the Developer’s services hereunder, including, without limitation, (a) services relating to the design, permitting, construction and development of the Project, (b) providing MPT updates on the progress of the Project, (c) using all commercially reasonable efforts to obtain or assist Developer in obtaining all authorizations, consents, orders and approvals of all Governmental Bodies (as defined in the Master Funding and Development Agreement) and officials that are required by the Recorded Agreements or that otherwise may be or become necessary for its execution and delivery of, and the performance of the Developer’s obligations hereunder, and (d) generally coordinating with the Developer regarding the Completion of the Improvements no

35

later than the Project Completion Date, time being of the essence (subject to Force Majeure Events), and in accordance with the terms of this Agreement, the Plans and Specifications, the Development Budget and the Development Schedule.

8.18                        Limitation of Certain Obligations of the First Choice Parties. Notwithstanding any term or provision hereof to the contrary, all monetary obligations of the First Choice Parties under this Agreement, whether relating to cost overruns, reimbursements, indemnity claims or otherwise, shall be subject to the Guaranty Limitation.

8.19                        Notifications and Deliveries to MPT. It is understood and agreed by Developer and the First Choice Parties that delivery at any time of any working drawings, plans and specifications, draw requests, Proposed Change Orders, Third Party Agreements, instruments, insurance certificates, approval requests or any other documents, notices or other items to the Construction Consultant, whether delivered by Developer, any First Choice Party, the Architect or the General Contractor, shall not constitute or be deemed to constitute delivery of the same to MPT.

8.20                        Right to Specific Performance. Each of the parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur if a party breaches its obligations under this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated herein). Accordingly, each party acknowledges and agrees that the other parties shall be entitled to an injunction, specific performance and other equitable relief to prevent any such breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity (including the recovery of damages from the other party), without proving actual damages or posting any bond or other security in connection with any such order or injunction. Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

8.21                        Survival. Notwithstanding any provision of this Agreement to the contrary, the parties acknowledge and agree that, all claims against, and liabilities of, the Developer, the First Choice Parties, or MPT which relate to acts or omissions prior to the date of expiration or termination of this Agreement, and the covenants and obligations under this Agreement which expressly relate to periods after the expiration or earlier termination of this Agreement, including, without limitation, all indemnification obligations and those covenants and obligations described in Sections 3.04, 3.08(b), 5.04(a), 8.10, 8.14 and 8.15 shall survive such expiration or earlier termination.

8.22                        No Third Party Beneficiaries. Neither this Agreement nor any other agreement contemplated in this Agreement shall be deemed to confer upon any Person not a party to this Agreement any rights or remedies contained in this Agreement.

[Signatures appear on following page.]

36

IN WITNESS WHEREOF, the Developer, the First Choice Parties and MPT have caused this Agreement to be executed as of the date first set forth above.

MPT:

MPT OF , LLC

By:
Its: Sole Member

By:
Name:
Title:

Signature Page 1 of 3

of

Project Funding and Development Agreement

FIRST CHOICE PARTIES:

FIRST CHOICE ER, LLC

By:
Name:
Title:

[Insert First Choice Lessee]

By:
Name:
Title:

Signature Page 2 of 3

of

Project Funding and Development Agreement

DEVELOPER:

[TO BE DETERMINED]

By:
Name:
Title:

Signature Page 3 of 3

of

Project Funding and Development Agreement

EXHIBIT A

Description of Property

A-1

EXHIBIT B

Development Budget

(See Attached)

B-1

EXHIBIT C

Development Schedule

(See Attached)

C-1

EXHIBIT D

Site Plan

(See attached)

D-1

EXHIBIT E

Assignment of Third Party Agreements

E-1

EXHIBIT F

Recorded Agreements

F-1

EXHIBIT G

Draw Request Summary Form

(See Attached)

SCHEDULE 2.2(a)

INITIAL TARGET PROPERTY NOTICE

Information and materials for each Initial Target Property Notice shall include:

(1)                                 Written notice to MPT identifying the Target Property.

(2)                                 A fully-executed non-binding Letter of Intent or Real Estate Contract between FirstChoice Buyer and the applicable Unrelated Seller.

(3)                                 Market-Demand study

(4)                                 Executive Summary to include rationale for site selection, description of area, and planned building size and configuration.

(5)                                 A copy of any development agreement relating to the location and selection of the Target Property.

2.2(a)-1

SCHEDULE 2.2(b)

FINAL APPROVAL INFORMATION

(1)                                 Executive Summary describing the project in reasonable detail.

(2)                                 A detailed construction budget including both hard and soft costs.

(3)                                 If not previously delivered, a full and complete copy of the Real Estate Contract between FirstChoice Buyer and the applicable Unrelated Seller.

(4)                                 Copies of all materials delivered by the Unrelated Seller to FirstChoice Buyer as required under the Real Estate Contract.

(5)                                 An ALTA Survey in form and substance acceptable to MPT in its reasonable discretion.

(6)                                 A Title Commitment for the issuance of an ALTA 2006 Owner’s Policy of Title Insurance in form and substance satisfactory to MPT issued by a title insurance company acceptable to MPT and qualified to insure titles in the state where the applicable Real Property is located.

(7)                                 All third party reports (and/or reliance letters) relating to the applicable Real Property, including, without limitation, a seismic report and environmental report, along with MPT Reliance letters if not included in the third party reports.

(8)                                 Sets of site plans and specifications.

(9)                                 Utility letters.

(10)                          Zoning approvals.

(11)                          Storm water discharge permit.

(12)                          If applicable, a wetlands report and permit.

(13)                          Flood zone certification.

(14)                          If included in environmental report, a pest report in a form acceptable to MPT, showing the property to be free of termites and other destructive insects, dry rot, fungus, or other destructive agency infestation.

(15)                          Appraisal of the real property and any improvements, along with copies of any prior appraisals.

(16)                          Property tax statements and assessment notices for current and two prior years.

(17)                          Building permit.

(18)                          Architect’s Agreement.

2.2(b)-1

(19)                          To the extent available, a list of all subcontractors including license number, address, contract name, telephone number, general statement of the nature of work to be done, and the approximate dollar amount of the contract.

(20)                          To the extent available, copies of all permits, licenses, certificates of need, if applicable, or other governmental authorizations required in connection with the operation of the property.

2.2(b)-2

SCHEDULE 4.1(A)

OWNERSHIP OF FIRSTCHOICE AND OTHER EXISTING FIRSTCHOICE PARTIES

1.              First Choice ER, LLC:

A.            Preferred Ownership:

a. First Choice AIV Holding LLC (a Delaware LLC) = 98.1 % of Class A Preferred Units

b. Thomas Hall = .9% of Class A Preferred Units

c. Stephen Farber = .4% of Class A Preferred Units

d. Ron Taylor = .4% of Class A Preferred Units

e. Jeff Vender = .2% of Class A Preferred Units

f. Richard Covert = 50% of Class B Preferred Units

g. Jacob Novak = 50% of Class B Preferred Units

B.            Common Ownership:

a. Class A Preferred Units = 66.4% of Fully Diluted Ownership

b. Class B Preferred Units = 21.6% of Fully Diluted Ownership

c. Incentive Units = 12% of Fully Diluted Ownership

2.              OpFree RE Investments, Ltd.:

First Choice ER, LLC = 99%

ECC Management, LLC = 1%

3.              ECC Management, LLC:

First Choice ER, LLC = 100%

SCHEDULE 4.1(B)

SUBSIDIARIES

1.              AJNH Medical Center LLC (a Texas limited liability company);

2.              Arvada Ralston Medical Center LLC (a Texas limited liability company);

3.              Basswood Medical Center LLC (a Texas limited liability company);

4.              Center Street DP Medical Center LLC (a Texas limited liability company);

5.              Colleyville Medical Center LLC (a Texas limited liability company);

6.              Copperwood Medical Center LLC (a Texas limited liability company);

7.              Eagles Nest Medical Center LLC (a Texas limited liability company);

8.              ECC Management, LLC (a Texas limited liability company);

9.              FCER Management, LLC (a Texas limited liability company);

10.       Flower Mound ERCare Facility LLC (a Texas limited liability company);

11.       Flower Mound ERCare General Partner, LLC (a Texas limited liability company);

12.       FM Crossing Medical Center LLC (a Texas limited liability company);

13.       Garland Shiloh Medical Center LLC (a Texas limited liability company);

14.       Katy ER Center LLC (a Texas limited liability company);

15.       Kingwood Medical Center LLC (a Texas limited liability company);

16.       KPTC Medical Center LLC (a Texas limited liability company);

17.       Kuykendahl Medical Center LLC (a Texas limited liability company);

18.       Lewisville Medical Center LLC (a Texas limited liability company);

19.       Little Elm FM 423 Medical Center LLC (a Texas limited liability company);

20.       Louetta Medical Center LLC (a Texas limited liability company);

21.       Mansfield Walnut Creek Medical Center LLC (a Texas limited liability company);

22.       Matlock Medical Center LLC (a Texas limited liability company);

23.       Mesquite Town East Medical Center LLC (a Texas limited liability company);

24.       Mid-Collin Cty Medical Center LLC (a Texas limited liability company);

25.       North Dallas Tollway Medical Center LLC (a Texas limited liability company);

26.       North Powers Medical Center LLC (a Texas limited liability company);

27.       OpFree, LLC (a Texas limited liability company);

28.       OpFree Licensing, Ltd. (a Texas limited partnership);

29.       OpFree RE Investments, Ltd. (a Texas limited partnership);

30.       Pearland Parkway Medical Ctr LLC (a Texas limited liability company);

31.       Pflugerville Medical Center LLC (a Texas limited liability company);

32.       Phoenix Mountain Parkway Medical Center LLC

33.       Plano ERCare Center LLC (a Texas limited liability company);

34.       SSH Medical Center LLC (a Texas limited liability company);

35.       Sterling Ridge Medical Center LLC (a Texas limited liability company);

36.       WC Medical Center LLC (a Texas limited liability company);

37.       WCB Medical Center LLC (a Texas limited liability company);

SCHEDULE 4.4

CONSENTS AND APPROVALS

•

SCHEDULE 4.5

FINANCIAL STATEMENTS

SEE ATTACHED.

Financial Statements

December 2012 (Submitted January 18, 2013)

CONFIDENTIAL - For INTERNAL purposes only; not for distribution

First Choice Emergency Room

Financial Statements

December 2012 (Submitted January 18, 2013)

As prepared by Company Management

FCER

Summary Profit & Loss Statement

For the 12 months ending December 31, 2012

	Year To Date
	Actual 2012		Reforecast (4/15)		Actual 2011
	Dollars	% of Rev	Dollars	% of Rev	Dollars	% of Rev
REVENUE

Patient Volume	54,301		56,101		48,603

Gross Revenue	$125,413,265	100.00%	$128,680,828	100.00%	$78,208,837	100.00%
Gross Revenue/Patient	2,310		2,294		1,609
Contractual Allowance and Bad Debt	52,889,519	42.17%	57,675,266	44.82%	29,989,099	38.34%

Net Revenue	$72,523,746	57.83%	$71,005,562	55.18%	$48,219,738	61.66%

Net Revenue/Patient	1,336		1,266		992

Facility Labor Costs	$33,284,281	45.89%	$35,655,254	50.21%	$20,906,569	43.36%
Rent	1,297,251	1.79%	2,190,337	3.08%	1,039,482	2.16%
Other Facilities Expense	2,244,912	3.10%	2,235,424	3.15%	1,892,955	3.93%
Total Location G&A Expenses	1,112,914	1.53%	1,096,726	1.54%	1,073,925	2.23%
Supplies/Patient Cost	3,499,801	4.83%	3,044,462	4.29%	2,600,683	5.39%
Preopening Expense	375,517	0.52%	—	—	—	—

Total Field Expenses	$41,814,676	57.66%	$44,222,203	62.28%	$27,513,614	57.06%

Facility EBITDA	$30,709,070	42.34%	$26,783,359	37.72%	$20,706,124	42.94%

Corporate Labor Costs	$9,579,013	13.21%	$8,326,054	11.73%	$4,209,982	8.73%
HQ Rent/Utilities/Maintenance	1,030,953	1.42%	887,464	1.25%	618,804	1.28%
Marketing	3,322,309	4.58%	3,260,406	4.59%	1,303,929	2.70%
Legal/Accounting/Other Fees	2,878,403	3.97%	1,881,439	2.65%	811,592	1.68%
Other Corporate Overhead	1,968,570	2.71%	2,006,782	2.83%	897,055	1.86%
Management Fees and other expenses - Sterling	744,641	1.03%	1,569,402	2.21%	527,265	1.09%
Other Expenses	989,874	1.36%	—	0.00%	2,727,570	5.66%
Total Corporate Expenses	$20,513,763	28.29%	$17,931,547	25.25%	$11,096,196	23.01%

Total EBITDA	$10,195,307	14.06%	$8,851,811	12.47%	$9,609,929	19.93%

Sterling Fees & Expenses	$744,468	1.03%	$1,569,402	2.21%	$527,340	1.09%
Facility Redesign	—	—	—	0.00%	—	—
Write offs for Discontinued Operations	473,214	0.65%	—	0.00%	—	—
Accounting Fees	123,600	0.17%	—	0.00%	62,992	0.13%
Legal & Bank Fees	610,211	0.84%	—	0.00%	267,498	0.55%
Recruiting Expenses	969,686	1.34%	—	0.00%	123,000	0.26%
Consulting Fees	456,154	0.63%	—	0.00%	1,156	0.00%
Management Adjustments	747,858	1.03%	1,187,000	1.67%	2,684,437	5.57%

Total Adjustments	$4,125,191	5.69%	$2,756,402	3.88%	$3,666,423	7.60%

Adjusted EBITDA	$14,320,498	19.75%	$11,608,213	16.35%	$13,276,352	27.53%

Depreciation and Amortization	$4,613,503	6.36%	4,390,140	6.18%	2,538,903	5.27%
Interest Expense	984,516	1.36%	1,133,775	1.60%	879,038	1.82%
Provision for taxes	385,210	0.53%	293,365	0.41%	393,453	0.82%

Net Income	$4,212,078	6.27%	$3,034,531	4.27%	5,798,535	12.03%

2

First Choice Emergency Room

Financial Statements

December 2012 (Submitted January 18, 2013)

As prepared by Company Management

First Choice Emergency Room

Consolidated Statement of Cash Flows

For the Twelve Months Ending December 31, 2012

	Current	Current
	MTD	YTD

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income / (loss)	1,022,650	4,212,078
Depreciation & Amortization	418,420	4,613,503
Accounts receivable, net	(1,873,318)	(1,284,342)
Other receivables and other assets	195,229	(612,672)
Accounts payable	354,343	338,914
Accrued expenses and other liabilities	3,231,658	1,530,409

Net cash provided by operating activities	3,348,982	8,797,890

CASH FLOWS FROM INVESTING ACTIVITIES:
Net change in property and equipment	(4,511,709)	(13,251,510)

Net cash used in investing activities	(4,511,709)	(13,251,510)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings-Sterling	—	(24,360,000)
Other changes in long term borrowings	—	23,003,879
Changes in capital lease obligations	(448)	(32,294)
Net proceeds from shareholders	(166,833)	4,532,570

Net cash provided by (used in) financing activities	(167,281)	3,144,155

Net increase/(decrease) in cash and cash equivalents	(1,330,008)	(1,309,465)

Cash and cash equivalents, beginning of period	4,785,190	4,764,647

Cash and cash equivalents, end of period	$3,455,182	$3,455,182

3

First Choice Emergency Room

Financial Statements

December 2012 (Submitted January 18, 2013)

As prepared by Company Management

First Choice Emergency Room

Consolidated Statement Balance Sheet

As of December 31, 2012

	12/31/2012	12/31/11

ASSETS
Current asets
Cash	3,455,182	4,764,647
Accounts receivable, less allowance for doubtful accounts	9,650,438	8,366,096
Other receivables and current assets	1,962,331	1,332,971

Total current assets	15,067,951	14,463,714

Property and equipment, net	20,059,063	9,641,067
Goodwill and other intangibles, net	84,584,173	86,294,096
Other long term assets	(16,688)	—

Total assets	119,694,499	110,398,877

LIABILITIES AND OWNERS’ EQUITY
Current liabilities
Accounts payable	1,416,654	1,077,740
Accrued expenses	8,853,762	7,619,653
Current maturities of long-term debt and capital lease obligations	3,432,000	24,393,212
Deferred Rent	354,423	58,123

Total current liabilities	14,056,839	33,148,728

Long-term debt and capital lease obligations, less current maturities	19,853,434	280,637

Total liabilities	33,910,273	33,429,365

Owner’s equity
Founders equity	18,535,416	19,000,000
Sterling equity	56,833,167	57,000,000
Additional paid in capital	4,114,053	—
Other owners’ equity	1,120,000	—
Retained earnings	969,512	969,512
Net income (loss)	4,212,078	—

Total owners’ equity	85,784,226	76,969,512

Total liabilities and owners’ equity	119,694,499	110,398,877

4

Financial Statements

March 2013 (Submitted April 19, 2013)

CONFIDENTIAL - For INTERNAL purposes only; not for distribution

First Choice Emergency Room

Financial Statements

March 2013 (Submitted April 19, 2013)

As prepared by Company Management

FCER

Summary Profit & Loss Statement

For the 3 Months ending March 31, 2013

	Year To Date
	Actual 2013		Budget 2013		Actual 2012
	Dollars	% of Rev	Dollars	% of Rev	Dollars	% of Rev

Patient Volume	15,896		14,956		11,418

Net Revenue/Patient	1,356		1,347		1,291

Gross Revenue	$36,567,756	100.00%	$36,629,450	100.00%	$26,324,652	100.00%

Contractual Allowance and Bad Debt	15,006,102	41.04%	16,483,252	45.00%	11,582,188	44.00%

Net Revenue	$21,561,654	58.96%	$20,146,197	55.00%	$14,742,464	56.00%

Facility Labor Costs	$10,727,159	49.75%	$9,973,437	49.51%	$6,668,624	45.23%
Rent, including CAM	508,248	2.36%	498,626	2.48%	360,390	2.44%
Other Facilities Expense	751,894	3.49%	792,995	3.94%	544,664	3.69%
Location G&A Expenses	260,944	1.21%	335,961	1.67%	302,369	2.05%
Lab Fees, Supplies & Other Patient Cost	1,212,818	5.62%	1,051,349	5.22%	755,645	5.13%
Preopening Expense	433,941	2.01%	168,127	0.83%	—	—

Total Field Expenses	$13,895,004	64.44%	$12,820,495	63.64%	$8,631,692	58.55%

Facility EBITDA	$7,666,650	35.56%	$7,325,702	36.36%	$6,110,771	41.45%

Corporate Labor Costs	$2,789,196	12.94%	$3,409,105	16.92%	$1,738,500	11.79%
HQ Rent/Utilities/Maintenance	641,871	2.98%	501,000	2.49%	203,130	1.38%
Marketing	985,519	4.57%	1,160,960	5.76%	409,212	2.78%
Legal/Accounting/Other Fees	317,352	1.47%	228,750	1.14%	583,511	3.96%
IT, T&E, Bank Fees	711,146	3.30%	404,361	2.01%	301,892	2.05%
License, Regulatory, Insurance	21,801	0.10%	47,620	0.24%	16,716	0.11%
Management Fees and other expenses - Sterling	175,970	0.82%	187,500	0.93%	224,391	1.52%
Total Corporate Expenses	5,642,855	26.17%	5,939,296	29.48%	3,477,352	23.59%

Total EBITDA	$2,023,795	9.39%	$1,386,406	6.88%	$2,633,420	17.86%

Sterling Fees & Expenses	175,970	0.82%	187,500	0.93%	224,391	1.52%
Preopening Expenses	939,839	4.36%	712,386	3.54%	—	0.00%
Legal & Bank Fees	83,469	0.39%	228,750	1.14%	76,600	0.52%
Recruiting Expenses	—	0.00%	—	0.00%	127,845	0.87%
Consulting Fees	25,000	0.12%	—	0.00%	—	0.00%
Management Adjustments(1)	477,156	2.21%	—	0.00%	33,900	0.23%
Total Adjustments	1,701,434	7.89%	1,128,636	5.60%	462,736	3.14%

Adjusted EBITDA	$3,725,229	17.28%	$2,515,042	12.48%	$3,096,156	21.00%

(1) Includes $370K for old corporate lease write off

2

First Choice Emergency Room

Financial Statements

March 2013 (Submitted April 19, 2013)

As prepared by Company Management

First Choice Emergency Room

Consolidated Balance Sheet

March 31, 2013

	3/31/2013	12/31/2012

ASSETS
Current assets
Cash	$1,487,689	$3,455,182
Accounts receivable, less allowance for doubtful accounts	10,321,115	9,857,143
Other receivables and current assets	2,055,022	1,601,241

Total current assets	13,863,826	14,913,566

Property and equipment, net	24,372,732	20,390,925
Goodwill and other intangibles, net	84,139,174	84,584,173
Other long term assets	256,597	280,649

Total assets	$122,632,329	$120,169,314

LIABILITIES AND OWNERS’ EQUITY
Current liabilities
Accounts payable	$2,829,285	$1,416,654
Accrued expenses	7,762,316	11,231,288
Current maturities of long-term debt and capital lease obligations	3,432,478	3,433,434
Deferred rent	729,623	354,423

Total current liabilities	14,753,702	16,435,799

Long-term debt and capital lease obligations, less current maturities	23,994,000	19,852,000

Total liabilities	38,747,702	36,287,799

Owner’s equity
Founders equity	18,529,779	18,529,779
Sterling equity	54,796,584	54,796,584
Additional paid in capital	4,406,057	4,406,057
Other owners’ equity	970,000	870,000
Retained earnings	5,279,095	5,279,095
Net income (loss)	(96,888)	—

Total owners’ equity	83,884,627	83,881,515

Total liabilities and owners’ equity	$122,632,329	$120,169,314

3

First Choice Emergency Room

Financial Statements

March 2013 (Submitted April 19, 2013)

As prepared by Company Management

First Choice Emergency Room

Consolidated Statement of Cash Flows

For the Months Ending March 31, 2013

	Current	3 Months Ending
	MTD	3/31/2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (loss)	$(430,983)	$(96,888)
Loss from disposal of property and equipment	78,118	152,989
Depreciation and amortization	696,518	1,684,109
Amortization of deferred loan costs	8,017	24,052
Loss on sublease	370,586	370,586
Accounts receivable, net	(1,119,172)	(463,972)
Other receivables and other assets	77,425	(453,781)
Accounts payable	659,077	1,412,631
Accrued expenses and other liabilities	541,999	(3,464,358)

Net cash provided by (used in) operating activities	881,586	(834,633)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net change in property and equipment	(1,461,439)	(5,373,904)

Net cash used in investing activities	(1,461,439)	(5,373,904)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds/Payments from long-term borrowings	2,000,000	5,000,000
Payments on long-term borrowings	—	(858,000)
Payments of capital lease obligations	(239)	(956)
Issuance of Class A units	100,000	100,000

Net cash provided by (used in) financing activities	2,099,761	4,241,044

Net increase/(decrease) in cash and cash equivalents	1,519,908	(1,967,493)

Cash and cash equivalents, beginning of period	(32,219)	3,455,182

Cash and cash equivalents, end of period	$1,487,689	$1,487,689

4

SCHEDULES 4.6 (A)

UNDISCLOSED LIABILITIES

NONE.

SCHEDULES 4.6 (B)

GUARANTIES

1.	Guaranty — Bank of America Credit Agreement; Beneficiary — Bank of America, Regions Bank, F&M Bank

2.	Guaranty — Shopping Center Lease Agreement (2650 Flower Mound Rd., Flower Mound, TX 75028); Beneficiary — Inland American Retail Management, LLC

3.	Lease Guaranty - Lease Agreement (5401 Basswood Blvd., Fort Worth, TX 76137); Beneficiary — K&E Limited Partnership

4.	Limited Guaranty - Shopping Center Lease (211 E. FM 544, Suite 401, Murphy, TX 75094); Beneficiary — Allen & Loucks Venture LP

5.	Guaranty - Lease (2158 Northpark Drive, Kingwood, TX 77339); Beneficiary — BK Northpark, Ltd.

6.

Guaranty Agreement - Lease Agreement (1510 S. Mason Rd., Katy, TX 77450); Beneficiary — James A. Marsh, Trustee of the James A. Marsh Defined Benefit Plan as to an undivided l/4th interest, Glen Volk, Trustee of the Glen Volk Living Trust dated April 21, 1998 as to an undivided l/4th interest, Rex A. Huffman, Trustee of the Rex A. Huffman Living Trust as to an undivided l/4th interest, and John R. Lanza and Dorine Lanza, husbnd and wife, as joint tenants as to an undivided l/4th interest as tenants in common

7.

Lease Guaranty - Retail Lease (2770 N Powers Blvd., Colorado Springs, CO 80922); Beneficiary — Gail W. Gelles, Trustee of the William Wagenseil Testamentary Trust FBO Gail Gelles, Established under the William Wagenseil Trust UTA Dated August 17, 1978, and Gail W. Gelles and Ann Martha Chamberlin, Co-Trustees of the 2001 Gail W. Gelles Family Exempt Irrevocable Trust UTA Dated April 10, 2001, and Gail C. Gelles, Trustee of the Gail C. Gelles 2002 Revocable Trust dated August 26, 2002

8.	Lease Guaranty* - Lease Agreement (8200 Matlock Rd., Arlington, TX 76002); Beneficiary — K&E Limited Partnership

9.	Lease Guaranty* - Single Tenant Property Lease (3701 Center St., Deer Park, TX 77536); Beneficiary — Wingfield Partners LLC

10.	Lease Guaranty* - Commercial Lease Agreement (5000 SH 121, Colleyville, TX 76034); Beneficiary — SCC Colleyville Partners, Ltd.

11.	Guaranty of Lease* - Shopping Center Lease (4551 Western Ctr. Blvd., Ft. Worth, TX 76137) Beneficiary — WFC Beach Western Commons LLC

Schedule 4.6 - 1

12.	Guaranty* - Shopping Center Lease (6850 N. Shiloh Rd., Garland, TX 75044); Beneficiary — US Regency Retail I, LLC

13.	Lease Guaranty* - Commercial Lease Agreement (3400 Gus Thomasson Rd., Mesquite, TX 75150); Beneficiary — SCC Mesquite Partners, Ltd.

14.	Guaranty of Lease* - Lease (4535 Frankford Rd., Dallas, TX 75287); Beneficiary — Wenzhold, LP

15.	Lease Guaranty* - Commercial Lease Agreement (9505 Ralston Rd., Arvada, CO 80002); Beneficiary — Cherry Street Acquisition Partners, LLC

16.	Lease Guaranty* - Commercial Lease Agreement (1596 W. Main St., Lewisville, TX 75067); SCC Lewisville Partners, Ltd.

17.	Lease Guaranty* - Commercial Lease Agreement (3830 E. Ray Rd., Phoenix, AZ 85044); Beneficiary — Samuelson/Hornaday

* Lease in question has been executed, but facility is not yet constructed or operating.

Schedule 4.6 - 2

SCHEDULE 4.7

ABSENCE OF CHANGES

NONE.

SCHEDULE 4.10

PENDING AND THREATENED LITIGATION

NONE.

SCHEDULE 4.11(A)(I)

DEVELOPMENT CONTRACTS

1.	AIA Document B101-2007 (Master Agreement) — GSR-Andrade Architects, Inc. (01.15.2013)

2.	AIA Document B101-2007 (Master Agreement) — Ascension Group Architects, LLP (01.16.2013)

3.	Commercial Contract of Sale — Little Elm, TX (10.03.2012)

4.	Assignment and Assumption of Real Estate Purchase Agreement — Little Elm, TX (12.05.2012)

5.	Project Services Agreement — Buttry & Brown Development, LLC - Little Elm, TX (10.23.2012)

6.	Addendum to Project Services Agreement — Buttry & Brown Development, LLC — Little Elm, TX (01.25.2013)

7.	Addendum to Project Services Agreement — Buttry & Brown Development, LLC — 9312 Brodie Ln., Austin, TX (01.25.2013)

8.	Assignment and Assumption of Real Estate Purchase Agreement — Little Elm, TX (04.23.2013)

9.	Purchase and Sale Agreement — 13434 Nacogdoches Rd., San Antonio, TX (05.02.2013)

10.	Purchase and Sale Agreement — Hwy. 78 & FM 544, Wylie, TX (04.22.2013)

11.	Purchase and Sale Agreement — Arizona Ave. & Ocotillo Rd., Chandler, AZ (02.08.2013)

12.	Commercial Contract of Sale — 9312 Brodie Ln., Austin, TX (08.21.2012)

13.	Assignment and Assumption of Real Estate Purchase Agreement — 9312 Brodie Ln., Austin, TX (12.05.2012)

14.	Modification of Commercial Contract of Sale — 9312 Brodie Ln., Austin, TX (11.14.2012)

15.	Second Amendment to Commercial Contract of Sale - 9312 Brodie Ln., Austin, TX (12.14.2012)

16.	Third Amendment to Commercial Contract of Sale - 9312 Brodie Ln., Austin, TX (12.19.2012)

17.	Fourth Amendment to Commercial Contract of Sale - 9312 Brodie Ln., Austin, TX (02.01.2013)

18.	Purchase and Sale Agreement — Bethany Dr. & FM 2551, Allen, TX (03.04.2013)

19.	Purchase and Sale Agreement — Colorado & Firestone, Firestone, CO (03.22.2013)

20.	Purchase and Sale Agreement — 13510 Meadowgrass Dr., Colorado Springs, CO (02.28.2013)

Schedule 4.11(A)(I)-1

21.	Contract for Purchase and Sale — 875 W. 136th Ave., Broomfield, CO (02.13.2013)

22.	Purchase and Sale Agreement — 810 N. J. Elmer Weaver Fwy., Cedar Hill, TX (02.21.2013)

Schedule 4.11(A)(I)-2

SCHEDULE 4.11(A)(II)

EXCEPTIONS TO DEVELOPMENT CONTRACTS

NONE.

SCHEDULE 4.11(B)

MATERIAL CONTRACTS

NONE.

SCHEDULE 4.14

BROKERS

1.	Austin, TX - Edge Realty Partners (Darren Nix & Andrew Scroggie)

2.	Colorado Springs, CO - CBRE, Inc. (Brad Bird)

3.	Dallas/Fort Worth, TX - CBRE, Inc. (Jeff Kittleson and Campbell Foster)

4.	Denver, CO - Legend Properties (Kyle Underwood & Blake Skinner)

5.	Houston, TX — CBRE, Inc. (Russell Janicek, Mark Raines & Matt Parsons)

6.	Phoenix, AZ — CBRE, Inc. (Todd Folger & Ryan Eustice)

7.	San Antonio, TX — CBRE, Inc. (Gene Williams & Graham Ketchum)

SCHEDULE 4.15

AGREEMENTS WITH AFFILIATES AND CERTAIN OTHER PERSONS

1.	Exclusive Management and Administrative Services Agreement

By and between Conjugate Health PLLC, successor in interest to Conjugate Health Professional Association, and First Choice ER, LLC.

2.	Exclusive Management and Administrative Services Agreement

By and between Colorado Conjugate PC and First Choice ER, LLC.

3.	Advisory Services Agreement

By and between Sterling Fund Management, LLC and First Choice ER, LLC.